Filed Pursuant to Rule 424(b)(3)

File No. 333-124245

To the Stockholders of Consolidated Bank & Trust Company:

A Merger Proposal — Your Vote Is Very Important

On February 10, 2005, the board of directors of Consolidated Bank & Trust Company unanimously approved a merger agreement between Consolidated Bank & Trust Company and Abigail Adams National Bancorp, Inc. pursuant to which Consolidated Bank & Trust Company will be merged with an interim subsidiary of Abigail Adams National Bancorp. Consolidated Bank & Trust Company is sending you this document to ask you to vote on the adoption of the merger agreement with Abigail Adams National Bancorp.

If the merger agreement is approved and the merger is completed, each outstanding share of Consolidated Bank & Trust Company common stock (other than any dissenting shares) will be converted into the right to receive 0.534 shares of Abigail Adams National Bancorp common stock, subject to adjustment under certain circumstances. In addition, in the event that the average closing price of Abigail Adams National Bancorp’s common stock for the ten consecutive trading days preceding the closing date is less than $14.82, Abigail Adams National Bancorp has the right, in its sole discretion, to pay $7.91 in cash for each share of Consolidated Bank & Trust Company common stock.

Abigail Adams National Bancorp common stock trades on the Nasdaq National Market under the symbol “AANB”. There is no active public trading market in the common stock of Consolidated Bank & Trust Company.

Your board of directors has unanimously determined that the merger and the merger agreement are fair and in the best interests of Consolidated Bank & Trust Company and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. The merger cannot be completed unless a majority of the issued and outstanding shares of common stock of Consolidated Bank & Trust Company vote to adopt the merger agreement. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by submitting a valid proxy, completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the merger agreement.

This proxy statement-prospectus gives you detailed information about the special meeting of stockholders to be held on June 28, 2005, the merger and other related matters. You should carefully read this entire document, including the appendices. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 28.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Walton M. Belle
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated May 12, 2005 and is first being mailed on or about May 20, 2005.

WHERE YOU CAN FIND MORE INFORMATION

Abigail Adams National Bancorp files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of these documents by mail from the public reference room of the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, Abigail Adams National Bancorp files reports and other information with the Securities and Exchange Commission electronically, and the Securities and Exchange Commission maintains a web site located at http://www.sec.gov containing this information.

Consolidated Bank & Trust Company files annual, quarterly and special reports, proxy statements and other information with the Board of Governors of the Federal Reserve System at 20th and L Streets, N.W., Washington, D.C. 20551

This document incorporates important business and financial information about Abigail Adams National Bancorp and Consolidated Bank & Trust Company from documents that are not included in or delivered with this proxy statement-prospectus. These documents are available without charge to you upon written or oral request at the applicable company’s address and telephone number listed below:

Abigail Adams National Bancorp, Inc.	Consolidated Bank & Trust Company
1130 Connecticut Avenue	P. O. Box 26823
Washington, DC 20036	Richmond, Virginia 23261-6823
Attention:	Attention:
(202) 772-3600	(804) 771-5200

To obtain timely delivery, you must request the information no later than June 10, 2005.

Abigail Adams National Bancorp has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission up to 139,100 shares of Abigail Adams National Bancorp common stock. This document is a part of that registration statement. As permitted by Securities and Exchange Commission rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Abigail Adams National Bancorp has previously filed with the Securities and Exchange Commission. They contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” on page 71.

Abigail Adams National Bancorp common stock is traded on the Nasdaq National Market under the symbol “AANB.” Consolidated Bank & Trust Company common stock is not traded on any established trading market.

(ii)

CONSOLIDATED BANK & TRUST COMPANY

320 NORTH FIRST STREET

RICHMOND, VIRGINIA 23219

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 28, 2005

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Consolidated Bank & Trust Company will be held at its main office located at 320 North First Street, Richmond, Virginia at 8:00 p.m. Virginia time, on June 28, 2005, for the following purposes:

1. to adopt the Agreement and Plan of Merger by and between Abigail Adams National Bancorp, Inc. and Consolidated Bank & Trust Company, dated as of February 10, 2005, and the transactions contemplated by the merger agreement.

2. to transact any other business that properly comes before the special meeting of stockholders, or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

The proposed merger is described in more detail in this proxy statement-prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to this document. Only Consolidated Bank & Trust Company stockholders of record as of the close of business on May 13, 2005, are entitled to notice of and to vote at the special meeting of stockholders or any adjournments of the special meeting.

Your vote is very important. To ensure your representation at the special meeting of stockholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Walton M. Belle, Chairman of the Board

Richmond, Virginia

May 20, 2005

THE BOARD OF DIRECTORS OF CONSOLIDATED BANK & TRUST COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UNDER SEPARATE COVER, YOU WILL RECEIVE INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES.

APPENDICES

A. Agreement and Plan of Merger by and between Abigail Adams National Bancorp, Inc., and Consolidated Bank & Trust Company, dated February 10, 2005	A-1

B. Opinion of Keller & Company, Inc.	B-1

C. Virginia Dissenters’ Rights of Appraisal Statute	C-1

D. Abigail Adams National Bancorp, Inc. Annual Report on Form 10-K/A, including Index to Consolidated Financial Statements and Other Information	D-1

E. Consolidated Bank & Trust Company Annual Report on Form 10-KSB, including Index to Financial Statements and Other Information	E-1

This proxy statement-prospectus includes as Appendix D Abigail Adams National Bancorp, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004, and as Appendix E, Consolidated Bank & Trust Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE

SPECIAL MEETING OF STOCKHOLDERS

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q: WHY IS MY VOTE IMPORTANT?

A: The merger agreement must be adopted by a majority of the issued and outstanding shares of Consolidated Bank & Trust Company common stock. A failure to vote will have the same effect as a vote against the merger agreement.

Q: IF MY BROKER HOLDS MY SHARES IN “STREET NAME” WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q: WHAT IF I FAIL TO INSTRUCT MY BROKER TO VOTE MY SHARES?

A: If you fail to instruct your broker to vote your shares, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the merger agreement, and therefore will have the same effect as a vote against the merger agreement.

Q: CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting by executing a proxy card. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote your shares at the special meeting.

Q: CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker, you can change your vote after you have sent in your proxy card by:

•	providing written notice to the Secretary of Consolidated Bank & Trust Company;
•	submitting a new proxy card. Any earlier proxies will be revoked automatically; or
•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: Please DO NOT send your stock certificates with your proxy card. You will be sent a letter of transmittal to complete and return with your Consolidated Bank & Trust Company common stock certificate after the completion of the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Abigail Adams National Bancorp and Consolidated Bank & Trust Company currently expect to complete the merger in the third quarter of 2005, assuming all of the conditions to completion of the merger have been satisfied.

Q: WHAT WILL STOCKHOLDERS OF CONSOLIDATED BANK & TRUST COMPANY RECEIVE IN THE MERGER?

A: If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Consolidated Bank & Trust Company common stock (other than any dissenting shares) will be converted into the right to receive 0.534 shares of Abigail Adams National Bancorp common stock, subject to adjustment under certain circumstances. In addition, in the event that the average closing price of Abigail Adams National Bancorp’s common stock for the ten consecutive trading days preceding the closing date is less than $14.82, Abigail Adams National Bancorp has the right, in its sole discretion, to pay $7.91 in cash for each share of Consolidated Bank & Trust Company common stock.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: You should direct any questions regarding the special meeting of stockholders or the merger to Kim D. Saunders, President and Chief Executive Officer of Consolidated Bank & Trust Company, at (804) 771-5200.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on the inside front cover of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements of goals, intentions and expectations; (ii) statements regarding business plans, prospects, growth and operating strategies; (iii) statements regarding the asset quality of loan and investment portfolios; (iv) statements regarding estimates of risks and future costs and benefits; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the management of Abigail Adams National Bancorp and Consolidated Bank & Trust Company and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward–Looking Statements” on page 71.

The Merger

The merger agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of Consolidated Bank & Trust Company into a subsidiary of Abigail Adams National Bancorp.

Parties to the Merger

Abigail Adams National Bancorp, Inc. (page 33)

Abigail Adams National Bancorp, Inc., headquartered in Washington, D.C. is the Delaware chartered holding company for The Adams National Bank, which operates six full service offices. As of December 31, 2004, Abigail Adams National Bancorp had consolidated assets of $251.2 million, deposits of $215.4 million and stockholders’ equity of $24.8 million.

The principal executive office of Abigail Adams National Bancorp is located at 1130 Connecticut Avenue, NW, Washington, D.C. 20036 and the telephone number is (202) 772-3600.

Consolidated Bank & Trust Company (page 33)

Consolidated Bank & Trust Company, a Virginia chartered commercial bank, is headquartered in Richmond, Virginia and operates three offices. As of December 31, 2004, Consolidated Bank & Trust Company had assets of $70.1 million, deposits of $66.5 million and stockholders’ equity of $1.9 million. Consolidated Bank & Trust Company’s principal executive office is located at 320 North First Street, Richmond, Virginia 23219, and the telephone number is (804) 771-5200.

What Consolidated Bank & Trust Company Stockholders Will Receive In the Merger (page 36)

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Consolidated Bank & Trust Company common stock (other than dissenting shares) will be converted into the right to receive 0.534 shares of Abigail Adams National Bancorp common stock, subject to adjustment under certain circumstances. In addition, in the event that the average closing price of Abigail Adams National Bancorp’s common stock during the ten consecutive trading days preceding the closing date of the merger is less than $14.82, Abigail Adams National Bancorp has the right, in its sole discretion, to pay $7.91 in cash for each share of Consolidated Bank & Trust Company common stock.

Material United States Federal Income Tax Consequences of the Merger (page 49)

Abigail Adams National Bancorp will not be required to complete the merger unless it receives a legal opinion to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. This opinion will not be required if the merger consideration is paid in cash.

We expect that, for United States federal income tax purposes, you generally will not recognize any gain or loss with respect to your shares of Consolidated Bank & Trust Company common stock if you receive only shares of Abigail Adams National Bancorp common stock in the merger; you generally will recognize gain or loss with respect to any cash received in lieu of a fractional share interest in Abigail Adams National Bancorp common stock. In the event the consideration is paid in cash, you will recognize gain or loss to the extent of your basis in the common stock.

You should read “Material United States Federal Income Tax Consequences of the Merger” starting on page 49 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Your Board of Directors Unanimously Recommends Stockholder Approval of the Merger (page 39)

The board of directors of Consolidated Bank & Trust Company believes that the merger presents a unique opportunity to join a financial institution that will have significantly greater financial strength and earning power than Consolidated Bank & Trust Company would have on its own, as well as the added scale necessary to undertake and solidify leadership positions.

As a result, the board of directors of Consolidated Bank & Trust Company unanimously approved the merger agreement. The board of directors of Consolidated Bank & Trust Company believes that the merger and the merger agreement are fair to and in the best interests of Consolidated Bank & Trust Company and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Consolidated Bank & Trust Company’s Financial Advisor (page 41 and Appendix B)

In connection with the merger, the board of directors of Consolidated Bank & Trust Company received the written opinion of Keller & Company, Inc., that the consideration to be received in the merger by holders of Consolidated Bank & Trust Company common stock is fair from a financial point of view to such stockholders. The full text of the opinion of Keller & Company, Inc., dated February 3, 2005, is included in this document as Appendix B. Consolidated Bank & Trust Company encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Keller & Company, Inc. The opinion of Keller & Company, Inc. is directed to Consolidated Bank & Trust Company’s board of directors and does not constitute a recommendation to you or any other stockholder as to how to vote with respect to the merger, or any other matter relating to the proposed transaction. Keller & Company, Inc. will receive a fee for rendering the fairness opinion in connection with the merger.

In addition, Consolidated Bank & Trust Company retained Ewing Bemiss & Co. to act as its financial advisor in connection with the negotiation of the merger agreement. Ewing Bemiss & Co. will receive a fee for acting as financial advisor to Consolidated Bank & Trust Company.

Special Meeting of Stockholders of Consolidated Bank & Trust Company (page 31)

Consolidated Bank & Trust Company will hold a special meeting of its stockholders on June 28, 2005, at 8:00 p.m., Virginia time, at our executive offices at 320 North First Street, Richmond, Virginia. At the special meeting of stockholders, you will be asked to vote to adopt the merger agreement.

You may vote at the special meeting of stockholders if you owned shares of Consolidated Bank & Trust Company common stock at the close of business on the record date, May 13, 2005. On that date, there were 260,488 shares of Consolidated Bank & Trust Company common stock outstanding and entitled to vote at the special meeting of stockholders. You may cast one vote for each share of Consolidated Bank & Trust Company common stock you owned on the record date.

Even if you expect to attend the special meeting of stockholders, Consolidated Bank & Trust Company recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Stockholder Vote Required (page 32)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Consolidated Bank & Trust Company common stock issued and outstanding on the record date. A failure to vote or an abstention will have the same effect as a vote against the merger. As of the record date, directors of Consolidated Bank & Trust Company beneficially owned 9,217 shares of Consolidated Bank & Trust Company common stock entitled to vote at the special meeting of stockholders. This represents approximately 3.5% of the total votes entitled to be cast at the special meeting of stockholders. These individuals have agreed to vote “FOR” adoption of the merger agreement.

Dissenters’ Rights of Appraisal (page 54 and Appendix C)

Under Article 15 of the Virginia Stock Corporation Act, holders of Consolidated Bank & Trust Company common stock may have the right to obtain an appraisal of the value of their shares of Consolidated Bank & Trust Company common stock in connection with the merger. To perfect appraisal rights, a Consolidated Bank & Trust Company stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Article 15 of the Virginia Stock Corporation Act.

We have included a copy of Article 15 of the Virginia Stock Corporation Act relating to Dissenters’ Rights as Appendix C to this document.

Interests of Consolidated Bank & Trust Company’s Directors and Officers In the Merger (page 44)

In considering the recommendation of the board of directors of Consolidated Bank & Trust Company to approve the merger, you should be aware that certain executive officers and directors of Consolidated Bank & Trust Company have employment and other compensation agreements or plans and continuing liability insurance and indemnification protections that give them interests in the merger that are somewhat different from, or in addition to, the interests of Consolidated Bank & Trust Company stockholders.

Regulatory Approvals Required For the Merger (page 47)

We cannot complete the merger without the prior approval or non-objection of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Virginia Bureau of Financial Institutions of the Virginia State Corporation Commission. Abigail Adams National Bancorp is in the process of seeking these approvals and non-objections. While we do not know of any reason why Abigail Adams National Bancorp would not be able to obtain the necessary approvals in a timely manner, we cannot assure you that these approvals and non-objections will occur or what the timing may be or that these approvals and non-objections will not be subject to one or more conditions that affect the advisability of the merger.

Conditions to the Merger (page 47)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	Consolidated Bank & Trust Company stockholders must have adopted the merger agreement;

•	with respect to each of Consolidated Bank & Trust Company and Abigail Adams National Bancorp, the representations and warranties of the other party made in the merger agreement must be true and correct except to the extent that the failure of the representations and warranties to be so true and correct do not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Consolidated Bank & Trust Company or Abigail Adams National Bancorp, as appropriate (unless the representation or warranty was qualified as to materiality, in which case it has to be true or correct giving effect to the materiality standard);

•	the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Virginia Bureau of Financial Institutions of the Virginia State Corporation Commission must have approved or not objected to the merger, as appropriate, and all statutory waiting periods must have expired;

•	Consolidated Bank & Trust Company shall have obtained an audit of its defined benefit plan as of December 31, 2004, and such audit shall not reveal there to be an unfunded pension liability materially and adversely different than previously described;

•	no stop order suspending the effectiveness of Abigail Adams National Bancorp’s registration statement of which this document is a part shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

•	the shares of Abigail Adams National Bancorp common stock to be issued to Consolidated Bank & Trust Company stockholders in the merger must be approved for listing on the Nasdaq National Market;

•	the holders of no more than 10% of the Consolidated Bank & Trust Company’s shares of common stock shall have indicated their intention to seek dissenter’s rights of appraisal; and

•	Abigail Adams National Bancorp and Consolidated Bank & Trust Company shall have received an opinion that the merger will qualify as a tax-free reorganization under United States federal income tax laws unless the merger consideration is paid in cash.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 48)

Consolidated Bank & Trust Company has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with Abigail Adams National Bancorp is pending.

Termination of the Merger Agreement (page 48)

Abigail Adams National Bancorp and Consolidated Bank & Trust Company may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Consolidated Bank & Trust Company stockholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, if the required regulatory approvals are not received or if the other party breaches its agreements.

Termination Fee (page 48)

If the merger is terminated pursuant to specified situations in the merger agreement (and Consolidated Bank & Trust Company accepts a superior proposal), Consolidated Bank & Trust Company may be required to pay a termination fee to Abigail Adams National Bancorp of $275,000 plus all expenses up to $75,000. Consolidated Bank & Trust Company agreed to this termination fee arrangement in order to induce Abigail Adams National Bancorp to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with Consolidated Bank & Trust Company before the merger is completed.

Differences in Rights of Stockholders (page 59)

The rights of Consolidated Bank & Trust Company stockholders after the merger who continue as Abigail Adams National Bancorp stockholders will be governed by Delaware law and the certificate of incorporation and bylaws of Abigail Adams National Bancorp rather than the articles of incorporation and bylaws of Consolidated Bank & Trust Company, which are governed by Virginia law.

SELECTED HISTORICAL FINANCIAL DATA FOR ABIGAIL ADAMS NATIONAL BANCORP

AND CONSOLIDATED BANK & TRUST COMPANY

Abigail Adams National Bancorp Selected Historical Financial and Other Data

The following tables set forth selected historical financial and other data of Abigail Adams National Bancorp for the periods and at the dates indicated. The information at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Abigail Adams National Bancorp included as Appendix D to this proxy statement-prospectus. The information at December 31, 2002, 2001 and 2000 and for the years ended December 31, 2001 and 2000 was derived in part from audited consolidated financial statements, which are not included in this proxy statement-prospectus.

	At or for the Years Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Selected financial condition data:
Total assets	$251,192	$231,906	$204,950	$178,170	$160,651
Investment securities	50,835	44,418	26,545	24,413	25,151
Loans	180,272	156,034	156,536	138,061	118,440
Allowance for loan losses	2,558	2,119	2,297	1,911	1,654
Deposits	215,367	192,756	174,768	153,091	137,657
Long-term debt	7,127	10,030	724	810	888
Stockholders’ equity	24,760	22,875	21,192	18,888	16,973

Selected operations data:
Total interest income	$13,829	$12,556	$12,831	$12,734	$12,809
Total interest expense	1,986	2,095	2,580	3,734	4,067

Net interest income	11,843	10,461	10,251	9,000	8,742
Provision for loan losses	420	591	443	260	536

Total noninterest income	1,975	2,035	1,954	1,980	1,545
Total noninterest expense	7,415	6,646	6,064	6,025	5,665
Provision for income taxes	2,381	2,098	2,282	1,802	1,626

Net income	$3,602	$3,161	$3,416	$2,893	$2,460

Stock and related per share data:
Earnings per common share:
Basic	$1.09	$0.95	$1.03	$0.88	$0.76
Diluted	1.08	0.95	1.03	0.88	0.76
Cash dividends	0.45	0.45	0.40	0.33	0.28
Book value	7.45	6.90	6.41	5.72	5.15
Market Price (NASDAQ: Abigail Adams National Bancorp):
High	20.81	17.82	14.88	11.90	6.78
Low	12.73	12.06	10.35	5.45	4.83
Close	19.31	17.29	13.64	11.21	5.45

	At or for the Years Ended December 31,
	2004	2003	2002	2001	2000
Selected financial ratios and other data:
Return on average assets	1.55%	1.49%	1.80%	1.78%	1.63%
Return on average equity	15.21	14.32	16.99	16.02	15.69
Average equity to average assets	10.18	10.43	10.57	11.08	10.39
Net interest margin	5.34	5.18	5.65	5.79	6.08
Dividend payout ratio	41.67	47.37	38.83	37.50	36.84
Net (recoveries) charge-offs to average loans	(0.01)	0.51	0.04	0.003	0.02
Nonperforming loans to total loans	1.04	1.84	0.29	0.28	0.26
Allowance for loan losses to loans	1.42	1.36	1.47	1.38	1.40

Capital ratios:
Total risk-based capital	13.15%	13.71%	13.37%	13.74%	14.19%
Tier 1 risk-based capital	11.93	12.54	12.12	12.49	12.95
Tier 1 (core) capital	10.06	10.33	10.42	10.86	10.61
Tangible capital	9.86	9.86	10.34	10.60	10.57
Ratio of stockholders’ equity to total assets	9.86	9.86	10.34	10.60	10.57

Other data:
Number of banking branches	6	6	5	5	5
Full time equivalent employees	68	62	55	57	53

Consolidated Bank & Trust Company Selected Historical Financial and Other Data

The following tables set forth selected historical financial and other data of Consolidated Bank & Trust Company for the periods and at the dates indicated. The information at or for the years ended December 31, 2004 and 2003 is derived in part from and should be read together with the audited financial statements and notes thereto of Consolidated Bank & Trust Company included as Appendix E to this proxy statement-prospectus.

	At or for the Years Ended December 31,
	2004	2003
Selected financial condition data:
Total assets	$70,068,962	$87,243,951
Loans, net	40,756,380	40,087,873
Securities available for sale, at fair value	18,105,024	31,608,573
Total cash and cash equivalents	8,371,677	12,141,841
Total deposits	66,478,645	82,395,348
Stockholders’ equity	1,905,383	2,231,848

Selected operations data:
Interest income	$3,606,653	$4,247,810
Interest expense	615,579	1,084,078

Net interest income	2,991,074	3,163,732
Provision for loan losses	—	170,295

Net interest income after provision for loan losses	2,991,074	2,993,437
Noninterest income	792,593	1,041,266
Noninterest expense	4,117,981	5,279,649

Loss before income taxes	(334,314)	(1,244,946)
Income tax expense	—	120,112

Net loss	$(334,314)	$(1,365,058)

Net basic and diluted per share	$(1.28)	$(5.40)

Stock and related per share data:
Loss per common share:
Basic and diluted	$(1.28)	$(5.40)
Adjusted loss per common share:
Basic and diluted	(1.28)	(5.40)
Book value:
High	8.86	14.46
Low	7.31	8.86
Close	7.31	8.86

	At or for the Years Ended December 31,
	2004	2003
Selected financial ratios and other data:
Loss on average assets	(0.43)%	(1.41)%
Loss on average equity	(16.16)	(47.51)
Average equity to average assets	2.65	2.97
Net interest margin	4.15	3.51
Dividend payout ratio	—	—
Net (recoveries) charge-offs to average loans	(0.17)	0.37
Nonperforming loans to total loans	3.63	1.51
Allowance for loan losses to loans	3.20	3.09

Capital ratios:
Total risk-based capital	9.04%	9.02%
Tier 1 risk-based capital	7.77	7.75
Tier 1 (core) capital	4.81	4.08
Tangible capital	—	—
Ratio of stockholders’ equity to total assets	2.72%	2.56%

Other data:
Number of banking branches	3	4
Full time equivalent employees	33	55

PRO FORMA MERGER DATA

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated balance sheet at December 31, 2004 and unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2004, give effect to the proposed merger of Consolidated Bank & Trust Company. The unaudited pro forma consolidated financial statements are based on the audited consolidated financial statements of Abigail Adams National Bancorp at and for the year ended December 31, 2004, and Consolidated Bank & Trust Company at and for the year ended December 31, 2004.

The unaudited pro forma condensed consolidated financial statements give effect to the Consolidated Bank & Trust Company merger using the purchase method of accounting under accounting principles generally accepted in the United States of America. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger is effective and may be materially different from those presented.

The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Abigail Adams National Bancorp and Consolidated Bank & Trust Company incorporated by reference in this proxy statement-prospectus.

The unaudited pro forma stockholders’ equity and net income derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Abigail Adams National Bancorp common stock or the actual or future results of operations of Abigail Adams National Bancorp for any period. Actual results may be materially different than the pro forma data presented.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At December 31, 2004 (1)
	Abigail Adams National Bancorp Historical	Consolidated Bank & Trust Company Historical	Pro Forma Acquisition Adjustments(2)		Combined Pro Forma
	(In thousands)
Assets:
Cash and due from banks	$5,109	$5,140	$5,000	(4)	$15,249
Federal funds sold	10,374	3,232	(1,149	)(5)	12,457
Interest earning deposits in other banks	2,420	—	—		2,420
Investment securities available for sale	33,890	18,105	—		51,995
Investment securities held to maturity	16,945	—	—		16,945
Loans, net	177,714	40,756	(775	)(3)	217,695
Premises and equipment, net	1,136	1,857	637	(3)	3,630
Goodwill	—	—	1,154	(3)	1,154
Other identifiable intangible assets	—	—	976	(3)	976
Other assets	3,604	979	(51	)(3)	4,532

Total assets	$251,192	$70,069	$5,792		$327,053

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$215,367	$66,479	$(71	)(3)	$281,775
Borrowed funds	9,794	—	5,000	(4)	14,794
Obligation under capital lease	—	404	—		404
Other liabilities	1,271	1,281	190	(3)	2,742

Total liabilities	226,432	68,164	5,119		299,715

Stockholders’ Equity:
Common stock	33	2,605	(2,604	)(2)	34
Additional paid-in capital	22,628	3,258	(681	)(2)	25,205
Retained earnings (accumulated deficit)	2,279	(2,363)	2,363	(2)	2,279
Treasury stock	(98)	—	—		(98)
Accumulated other comprehensive loss	(82)	(1,595)	1,595	(2)	(82)

Total stockholders’ equity	24,760	1,905	673		27,338

Total liabilities and stockholders’ equity	$251,192	$70,069	$5,792		$327,053

(1)	Assumes that the acquisition of Consolidated Bank & Trust Company was completed at December 31, 2004 utilizing the purchase method of accounting.
(2)	Assumes an aggregate purchase price of $2.8 million which includes $2.6 million to be paid in stock (139,101 shares at estimated fair value of $18.53 (midpoint of pricing collar)) and an estimated $200,000 in acquisition related professional fees to be paid from overnight investments. The number of shares issued will change if Abigail Adams National Bancorp average stock price is less than $14.82 and more than $22.24.
(3)	Adjustment of assets and liabilities to estimated fair values. A net deferred tax liability is included at a marginal rate of 40% for the tax effect of the fair value adjustments and the deductible portion of the direct costs of the merger. The market valuation premiums and discounts attributable to the merger are amortized over the estimated lives of the related assets and liabilities. The adjustment for loans is amortized over 4 years using the interest method. The increase in premises is amortized over 30 years using the straight-line method. For deposits, the amortization is over 2 years using the straight-line method. The core deposit intangible is being amortized using the straight-line method over 8 years. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger is effective and may be materially different from those shown here.
(4)	Capital infusion into Consolidated Bank & Trust Company by Abigail Adams National Bancorp as required by the Federal Reserve Bank of Richmond as a condition to the merger. Assumes Abigail Adams National Bancorp obtains a $5 million loan at floating prime rate for a term of 5 years.
(5)	Estimated direct costs of $949,000 to be paid by Consolidated Bank & Trust Company and $200,000 to be paid by Abigail Adams National Bancorp from overnight investments.

Unaudited Pro Forma Condensed Consolidated Statements of Income

	For the Year Ended December 31, 2004 (1)
	Abigail Adams National Bancorp Historical	Consolidated Bank & Trust Company Historical	Pro Forma Acquisition Adjustments(2)		Combined Pro Forma
	(In thousands except per share amounts)
Interest income	$13,829	$3,607	$285	(2)(4)	$17,721
Interest expense	1,986	616	299	(2)(5)	2,901

Net interest income	11,843	2,991	(14)		14,820
Provision for credit losses	420	—	—		420

Net interest income after provision for credit losses	11,423	2,991	(14)		14,400
Noninterest income from continuing operations	1,975	793	—		2,768
Noninterest expense from continuing operations	7,415	4,118	143	(2)(3)	11,676

Income (loss) from continuing operations before income taxes	5,983	(334)	(157)		5,492
Income taxes from continuing operations	2,381	—	(63)		2,318

Net income (loss) from continuing operations	$3,602	$(334)	$(94)		$3,174

Earnings (loss) per share from continuing operations:
Basic	$1.09	$(1.28)	$—		$0.92
Diluted	$1.08	$(1.28)	$—		$0.92

Shares used for calculating earnings per share:
Basic	3,318,976	260,175	139,101		3,458,077
Diluted	3,329,713	260,175	139,101		3,468,814

(1)	Assumes that the merger of Consolidated Bank & Trust Company was completed at the beginning of the period presented.
(2)	Purchase accounting adjustments represent market valuation premiums and discounts attributable to the merger, which are amortized over the estimated lives of the related assets and liabilities. The adjustment for loans is amortized over 4 years using the interest method. The increase in premises is amortized using the straight-line method over 30 years. For deposits, the adjustment is amortized using the straight-line method over 2 years. The core deposit intangible is being amortized using the straight-line method over 8 years.
(3)	Noninterest expenses do not reflect anticipated cost savings.
(4)	Reflects the reduction in interest income relating to the payment of direct acquisition costs. These funds were assumed to have a pre-tax yield of 2.2%.
(5)	Includes interest cost of $263,000 on new debt of $5 million used for capital infusion into Consolidated Bank & Trust Company.

Unaudited Comparative Pro Forma Per Share Data

The table below summarizes selected per share information about Abigail Adams National Bancorp and Consolidated Bank & Trust Company. The Abigail Adams National Bancorp per share information is presented on a pro forma basis to reflect the merger with Consolidated Bank & Trust Company. The Consolidated Bank & Trust Company per share information is presented both historically, and on a pro forma basis to reflect the merger.

The data in the table should be read together with the financial information and the financial statements of Abigail Adams National Bancorp and Consolidated Bank & Trust Company incorporated by reference in this proxy statement-prospectus. The pro forma per share common stock data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect the potential effects of cost savings or synergies, which may be obtained by combining the operations of Abigail Adams National Bancorp and Consolidated Bank & Trust Company or the costs of combining the companies and their operations.

It is further assumed that Abigail Adams National Bancorp will pay a cash dividend after the completion of the merger at the annual rate of $0.50 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Abigail Adams National Bancorp will pay dividends following completion of the merger or that dividends will not be reduced in the future.

	Abigail Adams National Bancorp Historical	Consolidated Bank & Trust Company Historical	Unaudited Combined Pro Forma Amounts for Abigail Adams National Bancorp/Consolidated Bank & Trust Company	Unaudited Pro Forma Consolidated Bank & Trust Company
Book value per share at December 31, 2004	$7.45	$7.33	$7.90	$54.52	(1)
Shares (thousands) outstanding at December 31, 2004	3,323	260	3,462	139	(2)
Cash dividends paid per common share for the year ended December 31, 2004	$0.45	$—	$0.44	$—
Basic earnings (loss) per share from continuing operations:
For the year ended December 31, 2004	$1.09	$(1.28)	$0.92	$(1.64	)(3)
Diluted earnings (loss) per share from continuing operations:
For the year ended December 31, 2004	$1.08	$(1.28)	$0.92	$(1.64	)(3)

(1)	Calculated by dividing Consolidated Bank & Trust Company’s pro forma stockholder’s equity at December 31, 2004 of $7,578,000 by their pro forma shares of 139,000. The pro forma stockholder’s equity includes $5,000,000 of capital infusion by Abigail Adams National Bancorp as required by the Federal Reserve Bank of Richmond as a condition of the merger.
(2)	Calculated by multiplying the historical Consolidated Bank & Trust Company by a 0.534 exchange ratio which represents the number of shares of Abigail Adams National Bancorp common stock a Consolidated Bank & Trust Company shareholder will receive for each share of stock owned.
(3)	Calculated by dividing Consolidated Bank & Trust Company’s pro forma net loss for the period ending December 31, 2004 of $228,000 by their pro forma shares of 139,000. The historical net loss of $334,000 was reduced by pro forma purchase accounting adjustments resulting from market valuation premiums and discounts attributable to the merger as follows: interest income increased by $285,000; interest expense increased by $36,000; and noninterest expense increased by $143,000.

The following table shows trading information for Abigail Adams National Bancorp common stock on February 9, 2005 and May 11, 2005. February 9, 2005 was the last trading date before the parties announced the merger. May 11, 2005 was the day before this proxy statement-prospectus was declared effective by the Securities and Exchange Commission. There is no active trading market for Consolidated Bank & Trust Company common stock.

Date	Abigail Adams National Bancorp Common Stock	Consolidated Bank & Trust Company Common Stock		Equivalent Value for Each Consolidated Bank & Trust Company Share
February 9, 2005	$18.39	$	N/A	$9.82
May 11, 2005	$16.60	$	N/A	$8.86

ABIGAIL ADAMS NATIONAL BANCORP MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Abigail Adams National Bancorp, Inc. is the parent of The Adams National Bank, a national bank with six full-service branches located in the greater metropolitan Washington, D.C. area. The Abigail Adams National Bancorp reports its financial results on a consolidated basis with The Adams National Bank.

The following analysis of financial condition and results of operations should be read in conjunction with Abigail Adams National Bancorp’s Consolidated Financial Statements and Notes which are attached as Appendix D.

Results of Operations

Overview

Abigail Adams National Bancorp recorded net income of $3,602,000 in 2004, as compared to $3,161,000 in 2003 and $3,415,000 in 2002. Diluted earnings per share were $1.08 for 2004, compared to $0.95 for 2003 and $1.03 for 2002. The 14.0% increase in net income compared to 2003 was attributable to a 13.2% increase in net interest income and a favorable 28.9% decrease in the provision for loan losses which offset a 3% decrease in noninterest income and an 11.6% increase in noninterest expense. The 7.4% decrease in 2003 net income compared to 2002 was due to an increase in noninterest expense and the provision for loan losses, partially offset by the 2.0% increase in net interest income and a 4.0% increase in noninterest income. Book value per share was $7.45 at December 31, 2004, an increase of $0.55 from the book value per share of $6.90 at December 31, 2003. Dividends paid per common share in 2004, 2003 and 2002 were $0.45, $0.45 and $0.40 respectively. Both the book value and dividends per common share have been adjusted for a 10% stock dividend declared in 2004.

Analysis of Net Interest Income

Net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of Abigail Adams National Bancorp’s earnings. Net interest income for 2004 increased 13.2% over 2003, after increasing only 2.1% in 2003 over 2002. Abigail Adams National Bancorp is slightly asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. The improvement in net interest income in 2004 resulted from a 9.9% growth in average earning assets, combined with the management of interest rates paid on deposits. During 2002-2003, net interest margin experienced compression, due to the decline in market interest rates resulting in a reduction in growth in the net interest margin. Average earning assets increased to $221,828,000 in 2004 as compared to the average of $201,867,000 in 2003, and $181,470,000 in 2002. The yield on the interest-earning assets increased slightly to 6.23% in 2004 compared to 6.22% in 2003, but remained below the 7.07% yield of 2002. Loans, the highest yielding component of earning assets, represented 73.0% of total average earning assets for 2004, as compared to 74.8% for 2003 and 79.1% for 2002. Average loans increased 7.2% during 2004, as compared to a 5.3% increase during 2003. The average yield on loans increased 1 basis point to 7.15% in 2004 from 7.14% in 2003, but was 69 basis points below the 2002 average yield of 7.84%. The decrease in the yield on average loans from 2002 to 2003 reflects the origination and repricing of loans at lower rates. Average investment securities increased 32.4% over 2003, after increasing 38.2% from 2002. The average yield on investment securities decreased 13 basis points in 2004 to 4.42% from 4.55% in 2003, and was 101 basis points below the average yield of 5.43% in 2002. The reduction in the investment security yields for the past two years was impacted by the decline in market interest rates to the lowest levels in forty years.

Funding for earning assets comes from interest-bearing liabilities, noninterest-bearing liabilities and stockholders’ equity. The percentage of average earning assets funded by average interest-bearing liabilities decreased to 66.9% in 2004, compared to 68.9% in 2003 and 67.8% in 2002. Average interest bearing liabilities increased 6.7%, over 2003, which increased 13.1% over 2002. The growth in interest bearing liabilities in 2004 was due to the $11,354,000 increase in average deposits which was offset by a $2,024,000 decrease in average borrowings. The cost of interest-bearing funds in 2004, decreased 17 basis points to 1.34% in 2004, and decreased 59 basis points to 1.51% in 2003 from a yield of 2.10% in 2002. The decrease in the cost of interest-bearing funds was due to the repricing of existing deposits at lower interest rates than the prior years.

The net interest margin, which is net interest income as a percentage of average interest-earning assets, increased to 5.34% for 2004, an increase of 16 basis points from 5.18% for 2003. The net interest margin was 5.65% for 2002. The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 4.89% for 2004, reflecting an increase of 18 basis points from the 4.71% reported in 2003. The net interest spread was 4.97% in 2002.

The following tables present the average balances, net interest income and interest yields/rates for 2004, 2003 and 2002 and an analysis of the dollar changes in interest income and interest expense.

Distribution of Assets, Liabilities and Stockholders’ Equity Yields and Rates

For the Years Ended December 31, 2004, 2003, and 2002

	2004			2003			2002
	Average Balances	Interest Income/ Expense	Average Rates	Average Balances	Interest Income Expense	Average Rates	Average Balances	Interest Income Expense	Average Rates
	(Dollars in thousands)
Assets
Loans(1)	$161,919	$11,574	7.15%	$151,008	$10,789	7.14%	$143,454	$11,243	7.84%
Investment securities	46,962	2,075	4.42%	35,466	1,613	4.55%	25,663	1,393	5.43%
Federal funds sold	5,310	74	1.39%	7,538	74.98%		7,633	115	1.51%
Interest-earning bank balances	7,637	106	1.39%	7,855	79	1.01%	4,720	80	1.69%

Total earnings assets	221,828	13,829	6.23%	201,867	12,555	6.22%	181,470	12,831	7.07%

Allowance for loan losses	(2,318)			(2,366)			(2,071)
Cash and due from banks	8,267			7,477			7,144
Other assets	4,823			4,630			3,588

Total assets	$232,600			$211,608			$190,131

Liabilities and Stockholders’ Equity
Savings, NOW and money market accounts	$86,335	792	0.92%	$76,386	787	1.03%	$63,126	890	1.41%
Certificates of deposit	49,233	901	1.83%	47,828	1,006	2.10%	53,237	1,544	2.90%
Short-term borrowings	3,778	22	0.58%	6,509	48.74%		5,856	92	1.57%
Long-term debt	9,039	271	3.00%	8,332	253	3.04%	771	54	7.00%

Total interest-bearing liabilities	148,385	1,986	1.34%	139,055	2,094	1.51%	122,990	2,580	2.10%

Noninterest-bearing deposits	59,204			49,105			46,059
Other liabilities	1,328			1,372			985
Stockholders’ equity	23,683			22,076			20,097

Total liabilities and stockholders’ equity	$232,600			$211,608			$190,131

Net interest income		$11,843			$10,461			$10,251

Net interest spread			4.89%			4.71%			4.97%
Net interest margin			5.34%			5.18%			5.65%

(1)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $838,000, $626,000 and $552,000 for 2004, 2003 and 2002, respectively.

Interest Rates and Interest Differential

Analysis of Changes in Fully Taxable Equivalent Net Interest Income

	For the years ended December 31, 2004 versus 2003			For the years ended December 31, 2003 versus 2002
	Net Increase (Decrease)	Change per:		Net Increase (Decrease)	Change per:
		Rate	Volume		Rate	Volume
	(In thousands)
Interest income from:
Loans	$785	$5	$780	$(454)	$(1,046)	$592
Investment securities	462	(61)	523	220	(312)	532
Federal funds sold	0	22	(22)	(41)	(40)	(1)
Interest-bearing bank balances	27	29	(2)	(1)	(53)	52

Total interest income	$1,274	(5)	1,279	(276)	(1,451)	1,175

Interest expense on:
Savings, NOW and money market	(5)	101	(106)	(103)	(290)	187
Certificates of deposit	105	143	(38)	(538)	(382)	(156)
Short-term borrowings	26	6	20	(44)	(54)	10
Long-term debt	(17)	4	(21)	199	(330)	529

Total interest expense	109	254	(145)	(486)	(1,056)	570

Net interest income	$1,383	$249	$1,134	$210	$(395)	$605

Note: The change in interest due to both rate and volume has been allocated to change due to rate.

Noninterest Income

Total noninterest income consists primarily of service charges on deposits and other fee-based services, as well as gains on the sales of investment securities and loans. Noninterest income totaled $1,975,000, a decrease of 2.9% or $60,000 from the prior year, as compared to $2,035,000 in 2003, which increased 4.1% from 2002. Service charges on deposit accounts totaled $1,478,000, a decrease of 12.4% from the prior year total of $1,687,000, which increased 3.1% from 2002. The decrease in 2004 was due to lower levels of overdraft fees. Other income, consisting of other fee-based services and the gain on the sale of loans, increased 42.9% in 2004 and decreased 12.8% in 2003, compared to 2002. The gain on sale of loans was $287,000 in 2004, $122,000 in 2003, and $127,000 in 2002. The gain on the sale of investment securities was $87,000 in 2004 and $70,000 in 2003. There was no gain on sale of investment securities in 2002.

Noninterest Expense

Total noninterest expense for the year ended December 31, 2004 totaled $7,415,000, an increase of 11.6% from the prior year, and totaled $6,646,000 for 2003, an increase of 9.6% compared to 2002. Occupancy and equipment expense increased 3.5% in 2004 to $1,356,000 and increased 11.0% in 2003 over 2002. The increase in occupancy and equipment expense in 2004 and 2003 was primarily due to the opening of a branch office in Maryland in September 2003. Salaries and benefits expense increased 13.19% in 2004 to $3,699,000 after increasing 9.6% in 2003. The continuing increase in salaries and benefits expense is primarily due to increases in staff and the related medical and employment taxes. Professional fees increased 48.1% in 2004 to a total of $394,000, following a 31.9% increase in 2003. The increase in professional fees in 2004 and 2003 is a result of an increase in legal fees related to loan collection efforts. As a result, the efficiency ratio declined slightly in 2004 to 53.7%, compared to 53.2% in 2003 and 49.7% in 2002.

Income Tax Expense

Income tax expense totaled $2,381,000 for 2004, an increase of 13.5% from the income tax expense reported for 2003 that totaled $2,098,000. Income tax expense for 2003 was a 8.1% decrease from 2002. The increase in income tax expense was a result of the 13.9% increase in Abigail Adams National Bancorp’s pretax income, as compared to the decrease in pretax income of 7.7% in 2003. The effective tax rate for 2004 was 39.8%, compared to 39.9% for 2003 and 40.1% for 2002.

Financial Condition

Overview

Total assets increased to $251,192,000 at December 31, 2004 from $231,906,000 at December 31, 2003, an increase of $19,285,000 or 8.3%. The net increase in total assets was primarily attributable to an increase of $24,237,000 or 15.5% in loans that totaled $180,272,000 at December 31, 2004. The investment security portfolio increased 14.4% or $6,418,000 to a total of $50,835,000 from the prior year end total of $44,418,000. Total liabilities increased 8.32% or $17,400,000 to $226,432,000, primarily due to an increase in deposits. The return on average assets for 2004 was 1.55% compared to 1.49% for 2003.

Analysis of Loans

Loan originations showed a marked improvement in 2004 compared to 2003. Residential real estate loans increased 45.5% or $15,553,000 and commercial real estate loans increased 11.7% or $9,477,000 from the prior year, due to the increased demand in the DC Metropolitan area resulting from the strengthening economy. Construction loans increased 25.2% or $2,148,000 from 2003. Commercial loan balances decreased by 10.1% or $3,223,000 and installment loans decreased by 45.2% or $298,000. Average loans increased 7.2% in 2004, compared to 2003. The following table summarizes the loan concentrations at December 31, 2004 and 2003.

	2004	2003
Service industry	22.3%	26.0%
Real estate development/finance	57.6%	50.3%
Wholesale/retail	12.8%	16.3%
Other	7.3%	7.4%

Total	100.0%	100.0%

The following table summarizes the maturity distribution and interest sensitivity of Abigail Adams National Bancorp’s loan portfolio at December 31, 2004. The balances exclude any adjustment for net deferred fees and unearned income. Loans having no stated maturity, no stated schedule of repayment, overdrafts, and demand loans are included in the “Within 1 Year” category.

Analysis of Loan Maturity and Interest Sensitivity

At December 31, 2004

	Within 1 Year	1 to 5 Years	After 5 Years	Total
	(In thousands)
Maturity of Loan
Commercial	$26,768	$944	$1,044	$28,756
Real estate – commercial	27,681	41,511	21,285	90,477
Real estate – residential	23,324	23,795	2,618	49,737
Real estate – construction	8,849	1,827	—	10,676
Installment	756	199	3	958

Total loans	$87,378	$68,276	$24,950	$180,604

Interest-Rate Sensitivity of Loans
Predetermined rates	$11,528	$63,153	$24,950	$99,631
Variable rates	75,850	5,123	—	80,973

Total loans	$87,378	$68,276	$24,950	$180,604

For additional information about loans, see Note 4 of the Notes to Abigail Adams National Bancorp’s Consolidated Financial Statements.

Analysis of Investments

The investment securities classified as available-for-sale are used to maintain adequate liquidity and to provide a base for executing management’s asset/liability strategy. Investment securities available-for-sale are carried at estimated fair value and totaled $33,890,000 at December 31, 2004, an increase of $3,434,000 or 11.3% from the balance at December 31, 2003. Investment securities classified as available-for-sale consisted of U.S. government agencies, mortgage-back securities and marketable equity securities. The weighted average life of the portfolio at December 31, 2004 was 7.54 years, using call dates as expected maturities.

Investment securities classified as held-to-maturity were $16,945,000 at December 31, 2004, an increase of $2,984,000 or 21.4% from $13,961,000 at December 31, 2003. Investment securities classified as held-to-maturity consist of U.S. government sponsored agencies and mortgage-back securities. The weighted average maturity of the portfolio at December 31, 2004 is 3.07 years, using call dates as expected maturities.

The table entitled “Analysis of Investment Securities Portfolio,” sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held-to-maturity and available-for-sale at December 31, 2004. Expected maturities may differ from contractual maturities in mortgage-backed securities; therefore, these securities are not included in maturity categories in the following table.

Analysis of Investment Securities Portfolio

At December 31, 2004

	Held-to-Maturity			Available-for-Sale
	Amortized Cost Basis	Market Value	Average Yield	Amortized Cost Basis	Market Value	Average Yield
	(Dollars in thousands)
U.S. government sponsored agencies:
After one, but within five years	$15,465	$15,344	3.42%	$15,996	$15,887	3.90%
After five, but within ten years	—	—	—	2,000	1,975	4.00%

Total federal agency securities	15,465	15,344	3.42%	17,996	17,862	3.91%

Mortgage-backed securities	1,480	1,474	3.59%	6,466	6,381	4.16%
Marketable equity securities	—	—	—	9,566	9,647	6.47%

Total investment securities	$16,945	$16,818	3.44%	$34,028	$33,890	4.69%

For additional information about investment securities, see Note 1 (c) and Note 3 of the Notes to Abigail Adams National Bancorp’s Consolidated Financial Statements.

Interest-earning deposits in other banks

Interest-earning deposits in other banks totaled $2,420,000 at December 31, 2004, a decrease of 76.1% from the balance of $10,131,000 at December 31, 2003. The decrease was due to the funding of higher earning assets.

Deposits

Deposits are Abigail Adams National Bancorp’s primary source of funds, providing funding for 87.8% of average earning assets in 2004 and 85.9% in 2003. Average interest-bearing deposits were $135,568,000 in 2004, which was a 9.1% increase over prior year levels. Total deposits grew 11.73% to $215,367,000 at December 31, 2004, an increase of $22,610,000 from the balance of $192,756,000 at December 31, 2003. The increase in deposits in 2004 was due to successful advertising campaigns and our focus on building customer relationships.

The following table sets forth the dollar amounts in the various types of deposit programs.

	December 31,
	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Demand deposits	$59,676	27.7%	$56,829	29.5%	$46,890	26.8%
Savings accounts	9,194	4.3%	7,423	3.9%	5,064	2.9%
NOW accounts	26,430	12.2%	18,192	9.4%	23,190	13.3%
Money market accounts	65,450	30.4%	61,890	32.1%	46,976	26.9%

Total non-certificates	160,750	74.6%	144,334	74.9%	122,120	69.9%

Total certificates	54,617	25.4%	48,423	25.1%	52,648	30.1%

Total deposits	$215,367	100.0%	$192,757	100.0%	$174,768	100.0%

The following table indicates the certificates of deposit by time remaining until maturity as of December 31, 2004.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)
Certificates of deposit less than $100,000	$5,864	$5,487	$5,162	$2,134	$18,647
Certificates of deposit of $100,000 or more	6,474	9,093	12,205	8,198	35,970

Total certificates of deposits	$12,338	$14,580	$17,367	$10,332	$54,617

Borrowed Funds

Short-term borrowings decreased 50.5%, as compared to the prior year and consisted of repurchase agreements totaling $2,667,000 at December 31, 2004. The decrease was primarily due to the out-of-state relocation of one of the Company’s large depositors. Average repurchase agreements for 2004 were $3,663,000, which was a decrease of 43.7%, compared to the 2003 average. For additional information on short-term borrowings, see Note 10 of Abigail Adams National Bancorp’s Notes to Consolidated Financial Statements.

Long-term debt consisted of term loans from the Federal Home Loan Bank of Atlanta (“FHLB”), with a balance of $7,127,000 at December 31, 2004, a decrease of $2,903,000 from 2003, primarily due to the repayment of a $2,000,000 advance. The average long-term debt for 2004 was $9,039,000, an increase of $707,000 from the average for 2003. FHLB advances increased in the first quarter of 2003, to fund new loans and for other liquidity needs. For additional information on long-term debt, see Note 9 of the Notes to Abigail Adams National Bancorp’s Consolidated Financial Statements.

	Years Ended December 31,
	Maximum Outstanding at Any Month End	Average Balance	Average Interest Rate	Ending Balance	Average Interest Rate at Year End
	(Dollars in thousands)
2004:
Long-term debt	$9,955	$9,039	3.00%	$7,127	3.18%
Short-term borrowings	$4,324	$3,778	0.58%	$2,667	0.57%
2003:
Long-term debt	$10,701	$8,332	3.04%	$10,030	2.96%
Short-term borrowings	$7,381	$6,509	0.74%	$5,390	0.50%
2002:
Long-term debt	$803	$771	7.00%	$724	6.95%
Short-term borrowings	$8,327	$5,856	1.57%	$7,313	0.92%

Contractual Commitments

In the normal course of business, Abigail Adams National Bancorp enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements. See Notes 6, 7, and 9 of the Notes to Abigail Adams National Bancorp’s Consolidated Financial Statements. The following table summarizes Abigail Adams National Bancorp’s significant contractual obligations at December 31, 2004.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Time deposit maturities	$54,617	$44,285	$4,530	$5,802	$—
Short-term borrowings	2,667	2,667	—	—	—
Long-term debt	7,127	914	5,862	351	—
Operating lease obligation	5,215	778	1,574	1,204	1,659
Purchase obligations	1,788	355	656	656	121

Total	$71,414	$48,999	$12,622	$8,013	$1,780

See Note 11 of Abigail Adams National Bancorp’s Notes to the Consolidated Financial Statements for summary of off balance sheet commitments.

Stockholders’ Equity

Stockholders’ equity at December 31, 2004 was $24,760,000, an increase of 8.2% from December 31, 2003. Cash dividends of $1,509,000 were declared on the common stock in 2004, representing a 2.72% increase over 2003. A 10% stock dividend was declared on December 21, 2004 and distributed on January 14, 2005. The annual dividend payout rate as restated for the 2004 10% stock dividend was $0.45 per common share in both 2004 and 2003 and $0.40 in 2002. The restated dividend payout ratios were 41.7%, 47.4% and 38.8% for 2004, 2003 and 2002, respectively. The ratio of average stockholders’ equity to average assets for 2004 was 10.2%, as compared to 10.4% for 2003. The return on average equity was 15.2% for 2004 and 14.3% for 2003.

Asset Quality

Loan Portfolio and Adequacy of the Allowance for Loan Losses

Management believes the allowance for loan losses accounting policy is critical to the portrayal and understanding of our financial condition and results of operations. As such, selection and application of this “critical accounting policy” involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

Abigail Adams National Bancorp manages the risk characteristics of its entire loan portfolio in an effort to maintain an adequate allowance for loans losses and identify problem loans so that the risks in the portfolio can be identified on a timely basis. Management performs a periodic analysis of risk factors that includes the primary sources of repayment on individual loans, liquidity and financial condition of borrowers and guarantors, and the adequacy of collateral. Loans subject to individual reviews are analyzed and segregated by risk according to Abigail Adams National Bancorp’s internal risk rating scale. Management also considers the character of the loan portfolio, changes in nonperforming and past-due loans, historical loss experience, concentrations of loans to specific borrowers and industries, and general and regional economic conditions, as well as other factors existing at the determination date. This review takes into account the judgment of the individual loan officers, the credit risk manager, senior management and the board of directors. Abigail Adams National Bancorp also has an independent loan review performed by an outside consultant periodically throughout the year. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.

The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management’s ongoing evaluation. The provision for loan losses decreased in 2004 to a total of $420,000, compared to $591,000 for 2003 and $443,000 for 2002. The balance of the allowance for loan losses was $2,558,000 or 1.42% of loans at December 31, 2004, $2,119,000 or 1.36% of loans at December 31, 2003, and $2,297,000 or 1.47% of loans at December 31, 2002. The allowance as a percentage of loans increased at December 31, 2004, as compared to December 31, 2003, due to net recoveries and the provision charged to expense. Net loan recoveries were $18,540 or 0.011% of average loans for 2004, compared to net loan charge-offs of $768,000 or 0.51% of average loans in 2003, and $57,000 in 2002. The increase in charge-off loans in 2003 was predominately due to two commercial loans that totaled $647,000. Due to the improving economic environment in 2004, Abigail Adams National Bancorp has experienced a decrease in nonperforming loans since last year. The increase in the provision is intended to address known and inherent losses that are both probable and estimable at December 31, 2004. While historical losses have been modest in prior years, the current economic conditions of the market area and the concentration of loans in the higher risk classifications (e.g. commercial and industrial, and commercial real estate mortgages) warrant maintenance of the allowance for loan losses at its current level. Management believes that the allowance for loan losses at December 31, 2004 is adequate given past experience and the underlying assessment of Abigail Adams National Bancorp’s loan portfolio. For additional information on the analysis of loan losses, see Note 4 of Abigail Adams National Bancorp’s Notes to Consolidated Financial Statements.

The following table presents the allocation of the allowance for loan losses by categories.

	December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Allowance amount allocated to:
Commercial	$720	$740	$817	$673	$602
Real Estate	1,826	1,372	1,361	1,155	942
Installment	12	7	13	34	66
Unallocated	—	—	106	49	44

Total	$2,558	$2,119	$2,297	$1,911	$1,654

The following table presents the percentage composition of the loan portfolio.

	December 31,
	2004	2003	2002	2001	2000
Composition of loan portfolio:
Commercial	15.9%	20.5%	23.1%	23.7%	42.6%
Real Estate	83.6	79.1	76.2	75.3	55.8
Installment	0.5	0.4	0.7	1.0	1.6

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, past-due loans and other real estate owned. Past due loans are loans that are 90 days or more delinquent and still accruing interest. There were no past-due loans at December 31, 2004 or 2003 that were still accruing interest. Nonperforming loans at December 31, 2004 represented 0.75% of total assets and totaled $1,877,000, with balances of $1,006,000 guaranteed by the Small Business Administration. In comparison, nonperforming loans at December 31, 2003 were 1.24% of total assets and totaled $2,873,000, with balances of $1,666,000 guaranteed by the Small Business Administration. The largest nonperforming commercial loan had a principal balance of $463,000 at December 31, 2004. The significant decrease in nonperforming loans since last year reflects active collection efforts made in 2004. See Note 4 of Abigail Adams National Bancorp’s Notes to Consolidated Financial Statements.

The following table presents nonperforming assets by category for the last five years.

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans:
Commercial	$1,353	$2,133	$460	$385	$309
Real Estate	524	740	—	—	—
Installment – individuals	—	—	—	1	—

Total nonaccrual loans	1,877	2,873	460	386	309
Past-due loans:	—	—	—	—	—

Total nonperforming assets	$1,877	$2,873	$460	$386	$309

Nonperforming assets exclusive of SBA guarantee	$871	$1,208	$166	$157	$72
Ratio of nonperforming assets to gross loans	1.04%	1.84%	0.29%	0.28%	0.26%
Ratio of nonperforming assets to total assets	0.75%	1.24%	0.22%	0.22%	0.19%
Allowance for loan losses to nonperforming assets	136%	74%	500%	495%	536%

Loans totaling $5,735,000 and $7,290,000 at December 31, 2004 and 2003, respectively, were classified as monitored credits subject to management’s attention and are not reported in the preceding table. The classification of monitored credits is reviewed on a quarterly basis. The balances of the monitored credits guaranteed by the Small Business Administration totaled $1,910,000 and $1,552,000 as of December 31, 2004 and 2003, respectively.

The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Balance at beginning of period	$2,119	$2,297	$1,911	$1,654	$1,137
Loans charged off:
Commercial	80	829	55	9	6
Real estate – commercial	—	—	—	—	—
Real estate – residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment – individuals	22	4	16	15	70

Total charge-offs	102	833	71	24	76

Recoveries:
Commercial	120	23	9	7	10
Real estate – commercial	—	—	—	—	—
Real estate – residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment – individuals	1	41	5	14	47

Total recoveries	121	64	14	21	57

Net (recoveries) charge-offs	(19)	769	57	3	19

Provision for loan losses	420	591	443	260	536

Balance at end of period	$2,558	$2,119	$2,297	$1,911	$1,654

Ratio of net (recoveries) charge-offs to average loans	(0.01)%	0.51%	0.04%	0.003%	0.02%

Liquidity and Capital Resources

Liquidity

Liquidity is a product of Abigail Adams National Bancorp’s operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. As shown in the Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in 2004 and 2003, primarily from net income. Cash from our investing activities was used to fund loan growth and investment security purchases. Cash from our financing activities resulted from deposit growth in 2004 and both deposit growth and Federal Home Loan Bank advances in 2003. Cash dividends increased by $40,000 in 2004, compared to 2003, reflecting our increased dividend. Overall, net cash and cash equivalents decreased in 2004 by $2,954,000, as compared to a $2,461,000 increase in 2003. Liquid assets decreased to 7.1% of total assets at December 31, 2004, as compared to 12.3% of total assets at the end of the previous year.

Abigail Adams National Bancorp has additional sources of liquidity available through unpledged investment securities with a market value totaling $20,109,000 and unsecured lines of credit available from correspondent banks, which can provide up to $16,000,000, as well as a credit facility through its membership in the Federal Home Loan Bank.

Abigail Adams National Bancorp uses projections and ratios to monitor liquidity. A commonly-used measure of liquidity is the loan-to-deposit ratio. The 2004 average loan-to-deposit ratio was 83.1%, which was below the 2003 level of 87.1%. See Note 9 and Note 10 of the Notes to Abigail Adams National Bancorp’s Consolidated Financial Statements.

Capital Resources

Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. Abigail Adams National Bancorp and The Adams National Bank continue to maintain a strong capital position. The following table presents Abigail Adams National Bancorp’s and The Adams National Bank’s capital position relative to their various minimum statutory and regulatory capital requirements at December 31, 2004. Abigail Adams National Bancorp and The Adams National Bank are considered “well-capitalized” under regulatory guidelines. For additional information, see Note 13 of the Notes to Abigail Adams National Bancorp’s Consolidated Financial Statements.

	Abigail Adams National Bancorp		The Adams National Bank		Minimal Capital Requirements
	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Leverage ratio	$24,842	10.06%	$24,576	9.96%	4.00%
Tier 1 risk-based ratio	$24,842	11.93%	$24,576	11.80%	4.00%
Total risk-based ratio	$27,400	13.15%	$27,384	13.15%	8.00%

Consolidated Bank & Trust Company Merger

On February 10, 2005, Abigail Adams National Bancorp entered into a definitive agreement and plan of merger with Consolidated Bank & Trust Company, a Virginia Chartered commercial bank. Consolidated Bank & Trust Company was founded in 1903 and is the oldest continuously operated

African-American owned bank in the U.S. and one of the first U.S. banks originally headed by a woman, Maggie Lena Walker. This legacy combined with Abigail Adams National Bancorp’s focus on serving minorities, small businesses and not-for-profit organizations will result in a strategic acquisition for stockholders by expanding Abigail Adams National Bancorp’s market area while maintaining the heritage and expanding the focus of Consolidated Bank & Trust Company. See Note 18 of the Notes to Abigail Adams National Bancorp’s Consolidated Financial Statements for additional information related to this pending transaction.

Market Risk

Abigail Adams National Bancorp is exposed to various market risks in the normal course of conducting business. Market risk is the potential loss arising from adverse changes in interest rates, prices, and liquidity. Abigail Adams National Bancorp has established the Asset/Liability Committee (ALCO) to monitor and manage those risks. ALCO meets periodically and is responsible for approving asset/liability policies, formulating and implementing strategies to improve balance sheet and income statement positioning, and monitoring interest rate sensitivity. Abigail Adams National Bancorp manages its interest-rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets and liabilities). These simulations provide a test for embedded interest-rate risk and takes into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. The results are compared to risk tolerance limits set by ALCO policy. The rate-shock risk simulation projects the impact of instantaneous parallel shifts in the yield curve. At December 31, 2004, an instantaneous rate increase of 100 basis points indicates a positive change of $549,000 or a 4.72% increase in net interest income and indicates a negative change of ($451,000) or (1.06%) decrease in the economic value of equity from the base case. Likewise, an instantaneous decrease in rates of 100 basis points indicates a negative change of ($341,000) or a (2.94%) decrease in the net interest income and indicates a positive change of $1,201,000 or 2.83% increase in the economic value of equity.

The table below sets forth, as of December 31, 2004, the estimated changes in Abigail Adams National Bancorp’s net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve.

Change in Interest Rates (basis points)	Net Interest Income			Economic Value of Equity
	Estimated Value	Amount of Change	Percent Change	Estimated Value	Amount of Change	Percent Change
	(Dollars in thousands)
+200	$12,720	$1,089	9.36%	$41,593	$(833)	(1.96)%
+100	12,180	549	4.72%	41,976	(451)	(1.06)%
Base	11,631	—	—	42,427	—	—
-100	11,290	(341)	(2.94)%	43,628	1,201	2.83%
-200	10,648	(983)	(8.45)%	44,154	1,727	4.07%

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Risks Related to the Merger

Abigail Adams National Bancorp May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Abigail Adams National Bancorp’s ability to realize anticipated cost savings, to conduct the businesses of Consolidated Bank & Trust Company in a manner that does not materially disrupt the existing customer relationships of Consolidated Bank & Trust Company nor result in decreased revenues resulting from any loss of customers, and permits growth opportunities to occur. Consolidated Bank & Trust Company represents a new market area for Abigail Adams National Bancorp. If Abigail Adams National Bancorp is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Abigail Adams National Bancorp and Consolidated Bank & Trust Company have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Consolidated Bank & Trust Company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Abigail Adams National Bancorp to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Consolidated Bank & Trust Company Directors and Officers Have Interests in the Merger that Differ from Those of a Stockholder.

Consolidated Bank & Trust Company’s directors and officers have various interests in the merger that differ from, or are in addition to, the interests of Consolidated Bank & Trust Company stockholders. These interests include:

•	the appointment of current directors Doretha P. Fowlkes, Benjamin J. Lambert, III and Sid H. Credle, to the board of directors of Consolidated Bank & Trust Company following the merger.

•	the agreement by Abigail Adams National Bancorp to provide liability insurance and indemnification protection to Consolidated Bank & Trust Company directors and officers.

Risks About Abigail Adams National Bancorp

Abigail Adams National Bancorp’s Commercial Real Estate and Commercial Business Loans Expose it to Increased Lending Risks.

At December 31, 2004, Abigail Adams National Bancorp’s portfolio of commercial real estate loans totaled $90.5 million, and commercial business loans totaled $28.8 million. These two categories of loans represent 66.0% of Abigail Adams National Bancorp’s loan portfolio. Abigail Adams National Bancorp plans to continue its emphasis on the origination of these types of loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of Abigail Adams National Bancorp’s borrowers have more than one commercial real estate or commercial business loan outstanding with Abigail Adams National Bancorp. Consequently, an adverse development with respect to one loan or one credit relationship can expose Abigail Adams National Bancorp to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Abigail Adams National Bancorp’s Current Concentration of Loans in its Primary Market Area May Increase its Risk.

Abigail Adams National Bancorp’s success depends primarily on the general economic conditions in Washington, D.C. Unlike larger banks that are more geographically diversified, Abigail Adams National Bancorp provides banking and financial services to customers primarily in Washington, D.C. The local economic conditions in the Washington, D.C. metropolitan area have a significant impact on its loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond Abigail Adams National Bancorp’s control would impact these local economic conditions and could negatively affect the financial results of its banking operations.

Abigail Adams National Bancorp targets its business lending and marketing strategy for loans to serve primarily the banking and financial services needs of small to medium size businesses. These small to medium size businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, Abigail Adams National Bancorp’s results of operations and financial condition may be adversely affected.

If Abigail Adams National Bancorp’s Allowance for Credit Losses is Not Sufficient to Cover Actual Loan Losses, its Earnings Could Decrease.

Abigail Adams National Bancorp’s loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. Abigail Adams National Bancorp may experience significant loan losses, which could have a material adverse effect on its operating results. Abigail Adams National Bancorp makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans. In determining the amount of the allowance for credit losses, Abigail Adams National Bancorp relies on its loan quality reviews, its experience and its evaluation of economic conditions, among other factors. If Abigail Adams National Bancorp’s assumptions and judgments prove to be incorrect, its allowance for credit losses may not be sufficient to cover losses in its loan portfolio, resulting in additions to its allowance. Material additions to its allowance would materially decrease its net income.

Abigail Adams National Bancorp’s emphasis on continued diversification of its loan portfolio through the origination of commercial real estate and commercial business loans is one of the more significant factors it takes into account in evaluating its allowance for credit losses and provision for credit losses. As Abigail Adams National Bancorp further increases the amount of such types of loans in its portfolio, Abigail Adams National Bancorp may determine to make additional or increased provisions for credit losses, which could adversely affect its earnings.

In addition, bank regulators periodically review Abigail Adams National Bancorp’s loan portfolio and credit underwriting procedures as well as its allowance for credit losses and may require Abigail Adams National Bancorp to increase its provision for credit losses or recognize further loan charge-offs. Any increase in its allowance for credit losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on Abigail Adams National Bancorp’s results of operations and financial condition.

Changes in Interest Rates Could Adversely Affect Abigail Adams National Bancorp’s Results of Operations and Financial Condition.

Abigail Adams National Bancorp’s results of operations and financial condition are significantly affected by changes in interest rates. Abigail Adams National Bancorp’s results of operations depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 2004, Abigail Adams National Bancorp’s interest rate risk profile indicated that net interest income would increase in a rising interest rate environment, but would decrease in a declining interest rate environment.

Changes in interest rates also affect the value of Abigail Adams National Bancorp’s interest-earning assets, and in particular Abigail Adams National Bancorp’s securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At December 31, 2004, Abigail Adams National Bancorp’s available for sale securities totaled $33.9 million. Decreases in the fair value of securities available for sale could have an adverse effect on stockholders’ equity or earnings.

Abigail Adams National Bancorp also is subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, Abigail Adams National Bancorp is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

Strong Competition Within Abigail Adams National Bancorp’s Market Area May Limit its Growth and Profitability.

Competition in the banking and financial services industry is intense. In Abigail Adams National Bancorp’s market area, Abigail Adams National Bancorp competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than Abigail Adams National Bancorp does and may offer certain services that Abigail Adams National Bancorp does not or cannot provide. Abigail Adams National Bancorp’s profitability depends upon its continued ability to successfully compete in its market area.

Abigail Adams National Bancorp Operates in a Highly Regulated Environment and May Be Adversely Affected By Changes in Laws and Regulations.

Abigail Adams National Bancorp is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve. The Adams National Bank is subject to regulation by the Officer of the Comptroller of the Currency and by the Federal Deposit Insurance Corporation, as insurer of its deposits. Such regulation and supervision govern the activities in which a bank and its holding company may engage and are intended primarily for the protection of the deposit insurance funds and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and the evaluation of the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Abigail Adams National Bancorp and its operations.

Abigail Adams National Bancorp’s operations are also subject to extensive regulation by other federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Abigail Adams National Bancorp believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because its business is highly regulated, the laws, rules and regulations applicable to Abigail Adams National Bancorp are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact its operations, including, among other things, matters pertaining to corporate governance, requirements for listing and maintenance on national securities exchanges and over the counter markets, and Securities and Exchange Commission rules pertaining to public reporting disclosures. In addition, the Financial Accounting Standards Board, or FASB, is considering changes which may require, among other things, expensing the costs relating to the issuance of stock options. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect Abigail Adams National Bancorp’s business, financial condition or prospects. Following the acquisition, Abigail Adams National Bancorp will also be subject to regulation by the Virginia Bureau of Financial Institutions of the Virginia State Corporation Commission.

CONSOLIDATED BANK & TRUST COMPANY SPECIAL MEETING

Consolidated Bank & Trust Company is mailing this proxy statement-prospectus to you as a Consolidated Bank & Trust Company stockholder on or about May 20, 2005. With this document, Consolidated Bank & Trust Company is sending you a notice of the Consolidated Bank & Trust Company special meeting of stockholders and a form of proxy that is solicited by the Consolidated Bank & Trust Company board of directors. The special meeting will be held on June 28, 2005 at 8:00 p.m., local time, at our executive offices located at 320 North First Street, Richmond, Virginia.

Matter to be Considered

The sole purpose of the special meeting of stockholders is to vote on the adoption of the Agreement and Plan of Merger by and between Abigail Adams National Bancorp, Inc. and Consolidated Bank & Trust Company, dated as of February 10, 2005, by which Consolidated Bank & Trust Company will be acquired by Abigail Adams National Bancorp.

You may also be asked to vote upon a proposal to adjourn or postpone the special meeting of stockholders. Consolidated Bank & Trust Company could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of Consolidated Bank & Trust Company;

•	submitting a properly executed proxy bearing a later date before the special meeting of stockholders; or

•	voting in person at the special meeting of stockholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the foregoing proposal. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Record Date

The close of business on May 13, 2005 has been fixed as the record date for determining the Consolidated Bank & Trust Company stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, 260,488 shares of Consolidated Bank & Trust Company common stock were outstanding, and were held by approximately 1,246 holders of record.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Consolidated Bank & Trust Company common stock entitled to vote is necessary to constitute a quorum at the special meeting of stockholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the merger agreement.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Consolidated Bank & Trust Company common stock issued and outstanding on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger agreement. As of the record date, directors and executive officers of Consolidated Bank & Trust Company beneficially owned 9,217 shares of Consolidated Bank & Trust Company common stock entitled to vote at the special meeting of stockholders. This represents approximately 3.5% of the total votes entitled to be cast at the special meeting. These individuals have entered into voting agreements pursuant to which they have agreed to vote “FOR” adoption of the merger agreement.

Recommendation of the Board of Directors

The Consolidated Bank & Trust Company board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors believes that the merger agreement is fair to Consolidated Bank & Trust Company stockholders and is in the best interest of Consolidated Bank & Trust Company and its stockholders and recommends that you vote “FOR” the approval of the merger agreement. See “The Merger and the Merger Agreement—Recommendation of the Consolidated Bank & Trust Company Board of Directors and Reasons for the Merger.”

THE MERGER AND THE MERGER AGREEMENT

The description of the merger and the merger agreement contained in this proxy statement-prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A.

General

Pursuant to the merger agreement, Consolidated Bank & Trust Company will merge with an interim bank to be wholly-owned by Abigail Adams National Bancorp, with Consolidated Bank & Trust Company as the surviving entity. Outstanding shares of Consolidated Bank & Trust Company common stock will be converted into the right to receive 0.534 shares of Abigail Adams National Bancorp common stock, subject to adjustment under certain circumstances. Cash will be paid in lieu of any fractional share of Abigail Adams National Bancorp common stock. In addition, in the event that the average closing price of Abigail Adams National Bancorp common stock during the ten consecutive trading days preceding the closing date of the merger is less than $14.82 per share, Abigail Adams National Bancorp has the right, in its sole discretion, to pay $7.91 in cash for each share of Consolidated Bank & Trust Company common stock. See “—Merger Consideration” below. Abigail Adams National Bancorp intends to operate Consolidated Bank & Trust Company as a separate banking subsidiary, although it is not obliged to do so.

The Parties

Abigail Adams National Bancorp, Inc.

Abigail Adams National Bancorp, Inc., headquartered in Washington, D.C. is the Delaware chartered holding company for The Adams National Bank, which operates six full service offices. As of December 31, 2004, Abigail Adams National Bancorp had consolidated assets of $251.2 million, deposits of $215.4 million and stockholders’ equity of $24.8 million. Abigail Adams National Bancorp was organized in 1981. As of May 12, 2005, Abigail Adams National Bancorp had 3,322,820 shares of outstanding common stock.

The principal executive office of Abigail Adams National Bancorp is located at 1130 Connecticut Avenue, NW, Washington, D.C. 20036 and the telephone number is (202) 772-3600.

Consolidated Bank & Trust Company

Consolidated Bank & Trust Company is a Virginia chartered commercial bank headquartered in Richmond, Virginia. As of December 31, 2004, Consolidated Bank & Trust Company had assets of $70.1 million, deposits of $66.5 million and stockholders’ equity of $1.9 million. Consolidated Bank & Trust Company’s principal executive office is located at 320 North First Street, Richmond, Virginia 23261, and the telephone number is (804) 771-5200.

Supervisory actions. On September 5, 2000, Consolidated Bank & Trust Company entered into a Written Agreement with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Virginia State Corporation Commission (collectively referred to as the “regulators”). A summary of significant requirements of the Agreement, along with Consolidated Bank & Trust Company’s current status as to compliance follows.

The Written Agreement required that Consolidated Bank & Trust Company:

1.	develop a strengthened management structure, including the employment of a permanent and full time chief executive officer;

2.	complete a review of officer functions and performance;

3.	obtain regulatory approval of any changes in directors and executive officers;

4.	submit periodic status reports to the regulators on all classified loans, charge-off all loans classified as loss;

5.	maintain an adequate and documented allowance for loan losses;

6.	submit written plans to the regulators for maintaining Board oversight and succession and maintaining capital;

7.	amend loan policies and procedures;

8.	amend asset/liability management policies, wire transfer policy, and strategic plans;

9.	develop oversight measures and compliance programs to ensure corrective actions are taken with respect to noted violations;

10.	require the adoption of all policies and plans required within ten days of regulatory approval and within thirty days of each quarter; and

11.	submit a written report on a quarterly basis of its progress on each provision of the Agreement. The regulators are continuing to monitor compliance with these Agreement requirements.

Due to a significant loss in 2001, and as a result of a joint regulatory examination on June 12, 2002, the Federal Reserve Bank of Richmond issued to the board of directors of Consolidated Bank & Trust Company a capital restoration directive instructing Consolidated Bank & Trust Company to submit a capital restoration plan to the Federal Reserve Bank of Richmond no later than July 29, 2002. The Capital Restoration directive, imposed certain additional restrictions including the following:

•	no payments of dividends;

•	no average assets growth above March 31, 2002 levels;

•	no expansion through acquisitions;

•	no branching or new lines of business;

•	no payment of bonuses or raises to senior officers; and

•	no payment of interest rates higher than other financial institutions in central Virginia.

On July 29, 2002, Consolidated Bank & Trust Company filed with the regulators the required detailed Capital Restoration Plan (the “Plan”) which was approved on September 19, 2002. As part of this Plan Consolidated Bank & Trust Company set forth certain short-term strategic targets to improve its capital position and return the bank to profitability. In addition to seeking new capital, management agreed to take measures intended to reduce operating costs and enhance profits. Pursuant to the Plan, in 2002 Consolidated Bank & Trust Company closed its mortgage department, its credit card department and three unprofitable branches, achieving substantial staff and occupancy and other related administrative expense reductions.

On July 25, 2003, the regulators issued an Amendment to the Written Agreement, requiring that Consolidated Bank & Trust Company:

•	employ additional, qualified, full-time senior credit administration staff, and a qualified internal auditor;

•	increase the number of outside directors with banking experience;

•	refrain from providing certain indemnification and making severance payments to certain employees;

•	submit an acceptable, updated, written plan to maintain sufficient capital;

•	submit an acceptable plan to control and monitor concentrations of credit;

•	correct all documentation and credit information deficiencies and loan policy exceptions;

•	submit written reports regarding the status of all criticized loans;

•	submit an acceptable program to improve Consolidated Bank & Trust Company’s internal controls to ensure compliance with all applicable provisions of the Currency and Foreign Transactions Reporting Act and the regulations issued thereunder by the U. S. Department of the Treasury to include submission of an acceptable written customer due diligence program; and

•	submit acceptable programs, policies, and procedures for Consolidated Bank & Trust Company’s Trust Department.

The amendment also required that the Board approve all policies, procedures, plans and programs annually.

On October 24, 2003, the board of directors of Consolidated Bank & Trust Company approved a revised plan of Capital Restoration and Prompt Corrective Actions. The revised Plan included enhanced resources for the Bank’s capital restoration efforts and further reductions in operating costs and overhead expenses. In 2004, the Bank closed an additional branch and significantly reduced its workforce in order to better align itself with its peer group banks. As result, losses were reduced from $1.37 million in 2003 to $334,000 in 2004.

By December 2004, Consolidated Bank & Trust Company had made significant progress in addressing the mandates of the Written Agreement, and had developed the substantial majority of the written policies and plans required. The regulators have periodically required revisions and additions to the policies and plans. The Bank is proceeding with the ongoing reviews and revisions as required. Consolidated Bank and Trust Company is currently substantially in compliance with the requirements of the Agreement, and management believes that the proposed merger agreement will address the remaining regulatory requirements with respect to capital restoration and enhanced corporate governance.

Merger Consideration

Under the terms of the merger agreement, each outstanding share of Consolidated Bank & Trust Company common stock (other than dissenting shares) will be converted upon completion of the merger into the right to receive 0.534 shares of Abigail Adams National Bancorp common stock (the “exchange ratio”), subject to adjustment under certain circumstances. In addition, in the event that the average closing price of Abigail Adams National Bancorp common stock is less than $14.82 per share during the ten consecutive trading days before the closing date of the merger, Abigail Adams National Bancorp has the right, in its sole discretion, to pay $7.91 in cash for each share of Consolidated Bank & Trust Company common stock.

The number of shares of Abigail Adams National Bancorp common stock into which each Consolidated Bank & Trust Company share will be exchanged will be based on the price of Abigail Adams National Bancorp common stock over a measurement period prior to the closing of the merger. The measurement period will consist of the ten trading days immediately preceding the closing date (the “Average Closing Price”). The number of shares may be adjusted as follows:

(i)	if the Average Closing Price of Abigail Adams National Bancorp common stock is more than $22.24, the exchange ratio shall be calculated by dividing $11.87 by the Average Closing Price of Abigail Adams National Bancorp common stock; and

(ii)	if the Average Closing Price of Abigail Adams National Bancorp common stock is less than $14.82 Abigail Adams National Bancorp shall in its sole discretion pay for Consolidated Bank & Trust Company common stock based upon either (i) an exchange ratio calculated by dividing $7.91 by the Average Closing Price of Abigail Adams National Bancorp common stock, or (ii) cash in the amount of $7.91 per Consolidated Bank & Trust Company common stock share.

No fractional shares of Abigail Adams National Bancorp will be issued in connection with the merger. Instead, Abigail Adams National Bancorp will make a cash payment to each Consolidated Bank & Trust Company stockholder who would otherwise receive a fractional share.

Based on the closing price of $18.39 per share of Abigail Adams National Bancorp common stock on February 9, 2005, each share of Consolidated Bank & Trust Company common stock that is exchanged solely for Abigail Adams National Bancorp common stock would be converted into 0.534 shares of Abigail Adams National Bancorp common stock having a value of $9.82. In addition, in the event that the average closing price of Abigail Adams National Bancorp’s common stock for the ten consecutive trading days preceding the closing date is less than $14.82, Abigail Adams National Bancorp has the right, in its sole discretion, to pay $7.91 in cash for each share of Consolidated Bank & Trust

Company common stock. However, as discussed above, the number and value of the shares of Abigail Adams National Bancorp common stock to be exchanged for each share of Consolidated Bank & Trust Company common stock will be based on the average closing price of Abigail Adams National Bancorp common stock over the measurement period. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for Abigail Adams National Bancorp common stock.

Surrender of Stock Certificates

Please do not forward your Consolidated Bank & Trust Company stock certificates with your proxy cards. Stock certificates should be returned to the exchange agent in accordance with the instructions contained in the letter of transmittal which will be provided to stockholders following the special meeting of stockholders if the merger is approved.

Background of the Merger

The terms and conditions of the Merger Agreement are the result of arm’s length negotiations between the representatives of Abigail Adams National Bancorp and the representatives of Consolidated Bank & Trust Company. A summary of the background of these negotiations is set forth below.

During 1999, Consolidated Bank & Trust Company management identified significant problems in its loan portfolio and substantially increased its provision for loan losses and incurred a loss for the year. On September 5, 2000, Consolidated Bank & Trust Company entered into a Written Agreement with the Federal Reserve Bank of Richmond (“FRB”) and the Bureau of Financial Institutions of the Virginia State Corporation Commission (“BFI”) agreeing to take certain steps to restore its capital base and profitability. Consolidated Bank & Trust Company recorded a profit in 2000, but incurred a substantial loss in 2001.

On July 29, 2002, Consolidated Bank & Trust Company submitted a Capital Restoration Plan to the FRB and the BFI, and initiated a more active process of making direct contacts with potential individual and corporate investors. Consolidated Bank & Trust Company incurred another large loss in 2002, but continued its capital raising efforts. By early October 2003, Consolidated Bank & Trust Company had raised a total of $377,000 of new equity capital from various individuals and a private foundation.

As a result of difficulties in returning Consolidated Bank & Trust Company to sustained profitability, on May 5, 2003, the board of directors of Consolidated Bank & Trust Company adopted a resolution to explore opportunities for the sale or merger of the Bank, and in this regard on October 22, 2003, it engaged Hurshell Associates (“HA”) to assist it in identifying a new Chief Executive Officer and assist in raising capital. Between November 2003 and September 2004, HA undertook a national mailing campaign to wealthy individuals, foundations, large corporations and commercial and minority banks, to explore their interests in investing in, or acquiring, Consolidated Bank & Trust Company. HA’s efforts generated a preliminary merger proposal from a larger commercial bank (May 2004) and a preliminary acquisition proposal from an individual and a related corporate entity (August 2004). Concurrently, Consolidated Bank & Trust Company received a preliminary capital infusion proposal from an asset management company (July 2004).

On July 19, 2004, Consolidated Bank & Trust Company engaged Ewing Bemiss & Co. (“Ewing Bemiss “) to assist it in the placement of equity capital or a sale or merger of the Bank, and in evaluating any merger or acquisition proposal that Consolidated Bank & Trust Company might receive. Subsequently, Ewing Bemiss developed a detailed offering memorandum describing the history, operations and prospects of Consolidated Bank & Trust Company and contacted approximately 35 additional corporations and financial institutions to determine their interest in investing in, or acquiring Consolidated Bank & Trust Company.

On September 7, 2004, Consolidated Bank & Trust Company’s Chief Executive Officer, Kim D. Saunders, met with representatives of Baxter, Fentriss & Co., (“Baxter Fentriss”) a Richmond, Virginia based investment and merchant banking organization specializing in transactions involving financial institutions, to provide an update on developments at Consolidated Bank & Trust Company, including its ongoing pursuit of additional capital or a merger partner.

On October 8, 2004, Ms. Saunders, and the Chief Financial Officer and the Chief Credit Officer of Consolidated Bank & Trust Company met with representatives of Baxter Fentriss and certain of the directors of Abigail Adams National Bancorp for an update on Consolidated Bank & Trust Company’s activities.

On October 12, 2004, Abigail Adams National Bancorp presented Consolidated Bank & Trust Company with a letter of intent, and the Consolidated Bank & Trust Company board of directors met with representatives of the FRB and the BFI, who urged that the Board pursue a proposal in order to avoid further corrective regulatory actions.

On November 15, 2004, representatives of Abigail Adams National Bancorp commenced detailed due diligence of Consolidated Bank & Trust Company, and throughout the remainder of November, representatives of Ewing Bemiss held numerous discussions with representatives of Baxter Fentriss to respond to due diligence requests and to discuss financial information for purposes of advising their respective clients with respect to the terms of a possible transaction.

On November 23, 2004, Jeanne D. Hubbard, Chairwoman of the Board of Abigail Adams National Bancorp, director Marshall Reynolds and representatives of Baxter Fentriss met with the board of directors of Consolidated Bank & Trust Company, Ms. Saunders, representatives of Ewing Bemiss and counsel to Consolidated Bank & Trust Company to discuss details of Abigail Adams National Bancorp’s plans with respect to building a regional banking business following the proposed merger. Marshall Reynolds subsequently met with representatives of FRB and BFI to respond to their questions and comments with respect to Abigail Adams National Bancorp’s plans for Consolidated Bank & Trust Company.

Based on the results of this discussion and with the advice of Ewing Bemiss, the board of directors of Consolidated Bank & Trust Company determined that the Abigail Adams National Bancorp proposal represented the most attractive alternative available to the Consolidated Bank & Trust Company stockholders. Accordingly, the Consolidated Bank & Trust Company Board resolved to pursue the Abigail Adams National Bancorp proposal.

Throughout the remainder of November and December 2004, representatives of Ewing Bemiss and Ms. Saunders held discussions with Abigail Adams National Bancorp representatives concerning the terms of the merger agreement.

On December 28, 2004, Marshall Reynolds and representatives of Baxter Fentriss met with the board of directors of Consolidated Bank & Trust Company, Ms. Saunders, a representative of Ewing Bemiss, and counsel to Consolidated Bank & Trust Company to negotiate and finalize certain terms of the proposed merger.

In January 2005, Abigail Adams National Bancorp provided Consolidated Bank & Trust Company an initial draft of the merger agreement. During January 2005, representatives of Ewing Bemiss and counsel to Consolidated Bank & Trust Company held numerous discussions with representatives of Baxter Fentriss and counsel and other representatives of Abigail Adams National Bancorp to negotiate and finalize the terms of the merger agreement. As a consequence of these discussions the exchange ratio was set at 0.534 shares of Abigail Adams National Bancorp common stock for each share of Consolidated Bank & Trust Company common stock, subject to adjustment under certain circumstances and with Abigail Adams National Bancorp having the option to pay the merger consideration in cash if its average stock price was below $14.82 per share during the ten trading days before the closing date.

During this time, the Consolidated Bank & Trust Company Board retained Michael Keller of Keller & Company, Inc. to analyze the proposed transaction and to provide an independent opinion as to the fairness of the proposed transaction to the Consolidated Bank & Trust Company stockholders from a financial point of view.

On February 3, 2005, the Consolidated Bank & Trust Company Board met with representatives of Ewing Bemiss and counsel in attendance and Mr. Keller participating by telephone. At this meeting, the board of directors of Consolidated Bank & Trust Company: (1) received Mr. Keller’s overview and analysis of Abigail Adams National Bancorp and the oral opinion of Keller and Company, Inc. that the terms of the merger agreement were fair, from a financial point of view, to the stockholders of Consolidated Bank & Trust Company; (2) were provided by counsel with a comprehensive overview of the terms of the merger agreement and of their fiduciary duties under the circumstances; and (3) received the recommendation of management that the proposed transaction be consummated. The Board of Directors of Consolidated Bank & Trust Company unanimously approved the proposed transaction, and authorized the execution of the merger agreement.

Recommendation of the Consolidated Bank & Trust Company Board of Directors and Reasons for the Merger

The board of directors of Consolidated Bank & Trust Company has approved the merger agreement and has determined that the merger is fair to and in the best interests of Consolidated Bank & Trust Company and its stockholders. In reaching its decision to approve the merger agreement, the board of directors consulted with its outside counsel regarding the legal terms of the merger and the Board of Director’s fiduciary obligations in its consideration of the proposed merger; with its financial advisors, Ewing Bemiss and Keller and Company, Inc., regarding the financial aspects and fairness of the proposed merger agreement; and with the management of Consolidated Bank & Trust Company regarding the future prospects of Consolidated Bank & Trust Company as an independent entity and as part of Abigail Adams National Bancorp. Without assigning any relative or specific weight, the board of directors of Consolidated Bank & Trust Company considered a number of factors, including the following both from a short-term and long-term perspective:

•	the requirements imposed on Consolidated Bank & Trust Company by regulatory authorities to increase its capital through sales of its securities or in a transaction with a merger partner;

•	the merger consideration to be paid to Consolidated Bank & Trust Company stockholders;

•	the structure of the merger and the financial and other terms of the merger agreement;

•	the board of directors review, with its legal and financial advisors, of alternatives to the merger, the range and possible value to Consolidated Bank & Trust Company stockholders obtainable through such alternatives and the timing and likelihood of the alternatives;

•	the agreement of Abigail Adams National Bancorp to provide sufficient capital to restore Consolidated Bank & Trust Company’s capital position to a level acceptable to the regulators upon the closing of the merger;

•	the familiarity of the board of directors of Consolidated Bank & Trust Company with, and review of, its business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated with the merger;

•	the current and prospective environment in which Consolidated Bank & Trust Company operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

•	the potential for appreciation in market and book value of Consolidated Bank & Trust Company’s common stock on both a short- and long-term basis, as a stand-alone entity;

•	information concerning Abigail Adams National Bancorp’s business, financial condition, results of operations, asset quality and prospects, including the long-term growth potential of Abigail Adams National Bancorp, the future growth prospects of Abigail Adams National Bancorp combined with Consolidated Bank & Trust Company following the proposed merger, the potential synergies expected from the merger and the business risks associated with the merger;

•	the agreement of Abigail Adams National Bancorp that so long as it maintains a branch in the Jackson Ward Area of Richmond, Virginia it shall be designated as the Consolidated branch;

•	the financial analysis presented to the board of directors by Keller & Company, Inc., and the opinion delivered by Keller & Company, Inc. that, as of February 3, 2005, the terms of the merger agreement were fair to the holders of Consolidated Bank & Trust Company’s common stock from a financial point of view;

•	the United States federal income tax consequences to Consolidated Bank & Trust Company stockholders of receiving the merger consideration in exchange for their shares of Consolidated Bank & Trust Company common stock;

•	the advantages and disadvantages of Consolidated Bank & Trust Company remaining an independent institution or affiliating with a larger institution;

•	the potential effect of the $275,000 termination fee, plus payment of all expenses up to $75,000 incurred by Abigail Adams National Bancorp, including the risk that the termination fee might discourage third parties from offering to acquire Consolidated Bank & Trust Company by increasing the cost of a third party acquisition, and the fact that the termination fee was a condition to Abigail Adams National Bancorp’s willingness to enter into the merger agreement;

•	the short- and long-term interests of Consolidated Bank & Trust Company and its stockholders, the interests of the employees, customers, creditors and suppliers of Consolidated Bank & Trust Company, and the interests of Consolidated Bank & Trust Company’s communities, all of which may benefit from an appropriate affiliation with a larger institution with increased economies of scale and with a greater capacity to serve all of the banking needs of the community;

•	the fact that some of Consolidated Bank & Trust Company’s directors and executive officers have interests in the merger that are in addition to and may differ from the interests of Consolidated Bank & Trust Company stockholders. See “—Interests of Directors and Officers In the Merger”; and

•	the compatibility of the businesses and management philosophies of Consolidated Bank & Trust Company and Abigail Adams National Bancorp, and Abigail Adams National Bancorp’s strong commitment to the communities it serves.

On the basis of these considerations, the merger agreement was unanimously approved by Consolidated Bank & Trust Company’s board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BY THE STOCKHOLDERS OF CONSOLIDATED BANK & TRUST COMPANY.

Opinion of Keller & Company, Inc.

Consolidated Bank & Trust Company retained Keller & Company, Inc. to render a fairness opinion, from a financial point of view, of the merger consideration to be paid to the stockholders of Consolidated Bank & Trust Company. Keller & Company, Inc. also reviewed the process conducted by Ewing Bemiss & Co. in identifying a merger partner and reviewed all material prepared by Ewing Bemiss & Co. that was used in the determination of a merger partner.

Keller & Company, Inc., as part of its bank consulting and advisory business, is regularly engaged in the evaluation of financial institutions and their securities, in connection with mergers and acquisitions and distributions of listed and unlisted securities. Keller & Company, Inc. is familiar with the market for common stock of publicly-traded banks, thrifts and bank holding companies and regularly prepares stock valuations for banks and thrifts, which are not publicly-traded. The board of Consolidated Bank & Trust Company selected Keller & Company, Inc. on the basis of the firm’s reputation, experience and expertise in transactions similar to the merger.

In accordance with its engagement, Keller & Company, Inc. was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the stockholders of Consolidated Bank & Trust Company. Keller & Company, Inc. provided its opinion to the directors of Consolidated Bank & Trust Company that, as of February 3, 2005, the merger consideration was fair, from a financial point of view, to the stockholders of Consolidated Bank & Trust Company.

No limitations were imposed by the board of directors of Consolidated Bank & Trust Company upon Keller & Company, Inc. with respect to the investigations made or procedures followed by it in rendering an opinion. Keller & Company, Inc. has consented to the inclusion in this proxy statement of the summary of its opinion to the board of directors of Consolidated Bank & Trust Company and to the reference to the entire opinion attached hereto as Appendix B.

The full text of the Keller & Company, Inc. fairness opinion, which is attached as Appendix B to this proxy statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keller & Company, Inc. and should be read in its entirety. The summary of the opinion of Keller & Company, Inc. set forth in this proxy statement-prospectus is qualified in its entirety by reference to the opinion.

In rendering its opinion, Keller & Company, Inc.:

(i) reviewed the agreement and plan of merger;

(ii) reviewed Consolidated Bank & Trust Company’s and Abigail Adams National Bancorp’s annual reports to stockholders for the years ended December 31, 2001, 2002 and 2003;

(iii) reviewed Consolidated Bank & Trust Company’s and Abigail Adams National Bancorp’s proxy statements for the years ended December 31, 2001, 2002 and 2003;

(iv) reviewed Consolidated Bank & Trust Company’s and Abigail Adams National Bancorp’s audited financials for the fiscal years ended December 31, 2001, 2002 and 2003;

(v) reviewed Consolidated Bank & Trust Company’s and Abigail Adams National Bancorp’s unaudited financial statements for the twelve months ended December 31, 2003 and 2004;

(vi) reviewed internal financial projections for Abigail Adams National Bancorp;

(vii) reviewed the material prepared by Ewing Bemiss & Co., including the list of potential investors contacted;

(viii) reviewed Consolidated Bank & Trust Company’s FDIC Call Reports for the nine months ended September 30, 2003 and 2004, and twelve months ended December 31, 2003 and 2004;

(ix) reviewed the Written Agreement with regulatory authorities in effect for Consolidated Bank & Trust Company;

(x) discussed with senior management and the board of directors of Consolidated Bank & Trust Company the current position and prospective outlook for Consolidated Bank & Trust Company;

(xi) discussed with Ewing Bemiss & Co. the procedure followed in identifying and selecting a merger partner;

(xii) considered historical levels of trading activity and prices of Consolidated Bank & Trust Company’s common shares;

(xiii) reviewed the financial and stock market data of other banks and the financial and structural terms of several other recent transactions involving mergers and acquisitions of comparably situated banks; and

(xiv) performed other analyses that Keller & Company, Inc. considered appropriate.

In rendering its opinion, Keller & Company, Inc. analyzed certain comparable merger and acquisition transactions, comparing the acquisition price relative to the book value, tangible book value, latest twelve months earnings, price to assets, and premium to core deposits. The analysis included a comparison of representative pending and completed acquisitions since October 31, 2003, reviewing the low, median and high pricing ratios for these transactions, where the selling institution had an asset size of less than $250 million. Similar to Consolidated Bank & Trust Company, two of these banks had negative earnings, resulting in price earnings multiples that were not meaningful. As a result of the use of these transaction criteria, the following financial institutions were used in analyzing comparable transactions:

Security Bancshares, Inc.

Snyder National Bank

First Kansas Financial Corp.

HCB Bancshares Inc.

Lumpkin County Bank

First Bank

Citizens Financial Bank, Inc.

The transaction review and analysis resulted in a range of values for Consolidated Bank & Trust Company based upon comparable merger and acquisition transactions. Keller & Company, Inc. derived the low, median and high pricing levels of the comparable group and summarized the results of comparative merger and acquisition transactions and compared the range of values to the total consideration to be received by the stockholders of Consolidated Bank & Trust Company. The comparable merger and acquisition information resulted in the following pricing ranges:

Pricing Measure	Low Pricing Level		Median Pricing Level		High Pricing Level
Price to Book Ratio	76.9%		101.3%		115.1%
Price to Tangible Book Ratio	76.9%		101.3%		115.1%
Price to Earnings Ratio	12.8	x	31.2	x	N/M
Price to Assets Ratio	6.8%		10.2%		12.5%
Core Deposit Premium	(3.8)%		1.1%		2.2%

Keller & Company, Inc. viewed the comparable group as the most appropriate basis in determining a comparable transaction value based on, among other things, Consolidated Bank & Trust Company’s equity level and ratio, size, earnings performance, nonperforming asset level, level of allowance for loan losses, and absence of dividends to its common stockholders. Keller & Company, Inc. viewed, as being statistically significant for purposes of comparison, the fact that the review based on the previous criteria produced seven transactions with reported pricing ratios in the comparable group. Keller & Company, Inc. reviewed each of the pricing ratios (price to book, price to tangible book, price to last twelve months earnings, price to assets, and core deposit premium) from the comparable transactions focusing on the low pricing level to the median pricing level as the key basis to use to evaluate the fairness, from a financial point of view, of the transaction, recognizing that Consolidated Bank & Trust Company’s earnings position and equity position were in the lower segment of the comparable group. Consolidated Bank & Trust Company had a negative return on assets of 0.47 percent in 2004 and an equity to assets ratio of only 4.76 percent, compared to an average return on assets for the comparable group of negative 0.07 percent and an average equity to assets ratio of 9.48 percent.

Given that the total value of the consideration to be paid on an aggregate basis in the merger, as of the date of the opinion, is similar to the low value of the range of comparable transactions for price to book, price to tangible book value, price to assets and core deposit premium basis, but less than the median pricing level, and recognizing that Consolidated Bank & Trust Company has a much lower equity level, a lower return on average assets and a similar level of nonperforming assets than the low level of these ratios for the comparable group, Keller & Company, Inc. believes that this analysis supports the fairness, from a financial point of view, to Consolidated Bank & Trust Company and its stockholders of the consideration to be paid in the merger.

This summary does not purport to be a complete description of the analysis performed by Keller & Company, Inc. and should not be construed independent of the other information considered by Keller & Company, Inc. in rendering its opinion. Selecting portions or sections of Keller’s & Company, Inc. analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could result in an incomplete or potentially misleading view of the evaluation process.

Keller & Company, Inc. assumed and relied upon the accuracy and completeness of the financial information provided to it by Consolidated Bank & Trust Company. In its review, with the consent of the Consolidated Bank & Trust Company board of directors, Keller & Company, Inc. did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Consolidated Bank & Trust Company.

The fairness opinion of Keller & Company, Inc. is limited to the fairness as of the date of the opinion, from a financial point of view, of the consideration to be paid in the merger transaction and does not address the underlying business decision to effect the merger or alternatives thereto, nor does it constitute a recommendation to any stockholder of Consolidated Bank & Trust Company as to how such stockholder should vote with respect to the merger.

Keller & Company, Inc. is a nationally recognized bank consulting firm and is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, secondary distributions of listed and unlisted securities and private placements.

In the completion of its analysis and the rendering of its opinion, Keller & Company, Inc. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are not within the control of Keller & Company, Inc. and Consolidated Bank & Trust Company. The analyses performed by Keller & Company, Inc. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

Keller & Company, Inc. will receive a fee of $10,000 for services rendered in connection with issuing a fairness opinion regarding the merger. As of the date of this proxy statement-prospectus, Keller & Company, Inc. has received $5,000 of such fee with $5,000 due at the closing of the transaction. Consolidated Bank & Trust Company has also agreed to reimburse Keller & Company, Inc. for all reasonable out-of-pocket expenses, not to exceed $500, incurred in connection with its engagement and to indemnify Keller & Company, Inc. and its affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Interests of Directors and Officers In the Merger

Directors and Officers of Consoldiated Bank & Trust Company Following the Merger. Following the completion of the merger, Doretha P. Fowlkes, Benjamin J. Lambert, III and Sid H. Credle, who are currently directors of Consolidated Bank & Trust Company, will continue as directors of Consolidated Bank & Trust Company following the merger.

Indemnification. Pursuant to the merger agreement, Abigail Adams National Bancorp has agreed that from and after the effective date through the third anniversary thereof, it will indemnify,

defend and hold harmless each present and former officer or director of Consolidated Bank & Trust Company (as defined in the merger agreement) (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of Abigail Adams National Bancorp, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (each a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Consolidated Bank & Trust Company if such Claim pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent to which directors and officers of Consolidated Bank & Trust Company are entitled under applicable law, Consolidated Bank & Trust Company’s Articles of Incorporation and Bylaws. Abigail Adams National Bancorp will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted to under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Insurance. Abigail Adams National Bancorp has further agreed, for a period of three years after the effective date, to maintain Consolidated Bank & Trust Company’s current directors’ and officers’ liability insurance policy (provided that Abigail Adams National Bancorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the closing date of the merger. Abigail Adams National Bancorp is not required to spend more than 125% of the annual cost currently incurred by Consolidated Bank & Trust Company for its insurance coverage.

Management and Operations of Consolidated Bank & Trust Company After the Merger

Upon consummation of the merger, Consolidated Bank & Trust Company will operate as a separate subsidiary of Abigail Adams National Bancorp. The directors of Consolidated Bank & Trust Company shall consist of current directors Doretha P. Fowlkes, Benjamin J. Lambert, III and Sid H. Credle, and Abigail Adams National Bancorp currently anticipates that it shall appoint Douglas V. Reynolds, Joseph L. Williams, A. George Cook and Michelle Hagan to the Consolidated Bank & Trust Company board of directors. Abigail Adams National Bancorp also currently anticipates that the current senior officers of Consolidated Bank & Trust Company will continue as senior officers following consummation of the merger.

Effective Date of Merger

The parties expect that the merger will be effective during the third quarter of 2005 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Consolidated Bank & Trust Company before the effective time of the merger. In general, the merger agreement obligates Consolidated Bank & Trust Company to conduct its business in the usual, regular and ordinary course of business and to use reasonable efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, Consolidated Bank & Trust Company has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of Abigail Adams National Bancorp, it will not, among other things:

•	enter into, amend in any material respect or terminate any material contract or agreement except in the ordinary course of business;

•	change compensation or benefits of its employees, except for certain increases or bonuses subject to limits specified in the merger agreement;

•	incur any capital expenditures in excess of $50,000 individually or in the aggregate other than pursuant to binding commitments existing on the date of the merger agreement or necessary to maintain existing assets in good repair; and

•	make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $300,000 for a construction loan, commercial real estate loan, or residential loan, except for prior commitments previously disclosed to Abigail Adams National Bancorp and for any loan in excess of such amount to which Abigail Adams National Bancorp does not object within 24 hours after being notified of the intent to make the loan.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by Abigail Adams National Bancorp and Consolidated Bank & Trust Company regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	the absence of conflicts between the merger agreement and applicable laws and other documents, contracts and agreements;

•	the absence of any development materially adverse to the companies;

•	the absence of adverse material litigation;

•	the accuracy of reports and financial statements filed with each party’s securities regulator;

•	the existence, performance and legal effect of certain contracts;

•	compliance with applicable laws;

•	the filing of tax returns, payment of taxes and other tax matters by either party;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws by Consolidated Bank & Trust Company.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

Conditions to the Merger

The respective obligations of Abigail Adams National Bancorp and Consolidated Bank & Trust Company to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	each of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Bureau of Financial Institutions of the Virginia State Corporation Commission approves or provides its non-objection of the merger and all statutory waiting periods expire;

•	approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of Consolidated Bank & Trust Company;

•	the absence of any litigation, statute, law, regulation, order or decree by which the merger is restrained or enjoined;

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement;

•	the receipt of a tax opinion that has been delivered by counsel to Abigail Adams National Bancorp and Consolidated Bank & Trust Company to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws, provided that this opinion is not required if the merger consideration is paid in cash; and

•	obtaining any necessary third party consents.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder approval and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

Consolidated Bank & Trust Company and Abigail Adams National Bancorp have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval or non-objection of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Bureau of Financial Institutions of the Virginia State Corporation Commission. Abigail Adams National Bancorp has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals and non-objections. Abigail Adams National Bancorp cannot assure that it will obtain the required regulatory approvals and non-objections, when they will be received, or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described above. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure that we will obtain any such additional approvals or actions.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Consolidated Bank & Trust Company has agreed that it, its officers, directors employees, representatives or agents will not:

•	initiate, solicit or knowingly encourage any inquiries or the making of any acquisition proposal;

•	enter into, maintain or continue any discussions or negotiations regarding any acquisition proposals; or

•	agree to or endorse any other acquisition proposal.

Consolidated Bank & Trust Company may, however, furnish information regarding Consolidated Bank & Trust Company to, or enter into and engage in discussion with, any person or entity in response to an unsolicited proposal by the person or entity relating to an acquisition proposal if:

•	Consolidated Bank & Trust Company’s board of directors determines in good faith that such proposal, if consummated, is reasonably likely to result in a transaction more favorable from a financial point-of-view to Consolidated Bank & Trust Company’s stockholders than the Abigail Adams National Bancorp merger;

•	Consolidated Bank & Trust Company’s board of directors determines in good faith, after consultation with its legal counsel and financial advisors, that the action is required for Consolidated Bank & Trust Company’s directors to comply with their fiduciary obligations under applicable law;

•	Consolidated Bank & Trust Company promptly notifies Abigail Adams National Bancorp of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•	the special meeting of stockholders of Consolidated Bank & Trust Company to vote on the merger has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by Consolidated Bank & Trust Company’s stockholders, as follows:

•	by mutual written agreement of Abigail Adams National Bancorp and Consolidated Bank & Trust Company;

•	by Abigail Adams National Bancorp or Consolidated Bank & Trust Company if Consolidated Bank & Trust Company stockholders do not approve the merger agreement and merger;

•	by a non-breaching party if the other party (1) breaches any covenants or undertakings contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice from the terminating party and which breach would be reasonably expected to result in a material adverse effect with respect to the breaching party;

•	by either party if any required regulatory approvals for consummation of the merger or the bank merger is not obtained;

•	by either party if the closing does not occur by September 30, 2005;

•	by Abigail Adams National Bancorp if Consolidated Bank & Trust Company shall have received a superior proposal and the Consolidated Bank & Trust Company board of directors shall have entered into an acquisition agreement with respect to a superior proposal and terminates the merger agreement or fails to recommend that the stockholders of Consolidated Bank & Trust Company approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Abigail Adams National Bancorp; or

•	by Consolidated Bank & Trust Company in order to accept a “superior proposal,” as defined in the merger agreement, which has been received and considered by Consolidated Bank & Trust Company in compliance with the applicable terms of the merger agreement, provided that Consolidated Bank & Trust Company has notified Abigail Adams National Bancorp at least five business days in advance of any such action and given Abigail Adams National Bancorp the opportunity during such period, if Abigail Adams National Bancorp elects in its sole discretion, to negotiate amendments to the merger agreement which would permit Consolidated Bank & Trust Company to proceed with the proposed merger with Abigail Adams National Bancorp.

Under the latter two scenarios described above, if the merger agreement is terminated, Consolidated Bank & Trust Company shall pay to Abigail Adams National Bancorp a fee of $275,000, plus up to $75,000 for expenses incurred by Abigail Adams National Bancorp. The fee would also be payable to Abigail Adams National Bancorp if Consolidated Bank & Trust Company enters into a merger agreement with a third party within twelve months of the termination of the merger agreement, if the termination was due to a willful breach of a representation, warranty, covenant or agreement by Consolidated Bank & Trust Company or the failure of the stockholders of Consolidated Bank & Trust Company to approve the merger agreement after Consolidated Bank & Trust Company received a third party acquisition proposal.

Fees and Expenses

Except as described above, Abigail Adams National Bancorp and Consolidated Bank & Trust Company will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except as described above.

Material United States Federal Income Tax Consequences Of The Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Consolidated Bank & Trust Company common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Consolidated Bank & Trust Company common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Consolidated Bank & Trust Company stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Consolidated Bank & Trust Company stockholder who received Consolidated Bank & Trust Company common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar; or

•	a Consolidated Bank & Trust Company stockholder who holds Consolidated Bank & Trust Company common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Consolidated Bank & Trust Company common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Neither Abigail Adams National Bancorp nor Consolidated Bank & Trust Company plan to obtain rulings from the Internal Revenue Service concerning tax issues with respect to the merger. The opinion of Luse Gorman Pomerenk & Schick, P.C. as to the material federal income tax consequences of the merger is dated April 22, 2005, and is based on the U.S. federal income tax laws in effect as of that date. An updated opinion will be delivered prior to the closing of the merger. An opinion of tax counsel represents counsel’s legal judgment, but has no binding effect or official status of any kind. The Internal Revenue Service may assert contrary positions. Moreover, contrary positions may be adopted by a court, if the positions are litigated.

Based on representations contained in letters provided by Abigail Adams National Bancorp and Consolidated Bank & Trust Company and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to Abigail Adams National Bancorp, that the material United States federal income tax consequences of the merger are expected to be as follows:

If the Merger is Consummated Solely for Stock Consideration

In the event Abigail Adams National Bancorp exchanges solely shares of its common stock for shares of Consolidated Bank & Trust Company common stock in accordance with the terms of the merger agreement:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	no gain or loss will be recognized by Abigail Adams National Bancorp, its subsidiaries or Consolidated Bank & Trust Company by reason of the merger;

•	you will not recognize gain or loss if you exchange your Consolidated Bank & Trust Company common stock solely for Abigail Adams National Bancorp common stock, except to the extent of any cash received in lieu of a fractional share of Abigail Adams National Bancorp common stock;

•	your tax basis in the Abigail Adams National Bancorp common stock that you receive in the merger, (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the Consolidated Bank & Trust Company common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger; and

•	your holding period for the Abigail Adams National Bancorp common stock that you receive in the merger will include your holding period for the shares of Consolidated Bank & Trust Company common stock that you surrender in the merger.

Cash in Lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Abigail Adams National Bancorp common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

If the Merger is Consummated Solely for Cash Consideration

In the event Abigail Adams National Bancorp pays solely cash for shares of Consolidated Bank & Trust Company common stock in accordance with the terms of the merger agreement:

•	for federal income tax purposes the merger will be disregarded and the transaction will be treated as a cash purchase by Abigail Adams National Bancorp of all the outstanding stock of Consolidated Bank & Trust Company;

•	no gain or loss will be recognized by Abigail Adams National Bancorp, its subsidiaries or Consolidated Bank & Trust Company by reason of the merger;

•	you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of Consolidated Bank & Trust Company common stock. A holder’s gain or loss will be long-term if the holder has held Consolidated Bank & Trust Company common stock for more than 12 months prior to the merger;

•	if you acquired different blocks of Consolidated Bank & Trust Company common stock at different times and at different prices, any gain or loss you recognize will be determined separately with respect to each block of Consolidated Bank & Trust Company common stock.

Dissenting Stockholders. Holders of Consolidated Bank & Trust Company common stock who dissent with respect to the merger as discussed in “—Dissenters’ Rights of Appraisal” and who receive cash in respect of their shares of Consolidated Bank & Trust Company common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Taxation of Capital Gain. Any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Consolidated Bank & Trust Company common stock is greater than one year as of the date of the merger. For the rate of tax on capital gains, see below under “—Tax Rate Changes.” The deductibility of capital losses is subject to limitations.

Holding Abigail Adams National Bancorp Common Stock. The following discussion describes the U.S. federal income tax consequences to a holder of Abigail Adams National Bancorp common stock after the merger. Any cash distribution paid by Abigail Adams National Bancorp out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. See below under “— Tax Rate Changes” for information regarding the rate of tax on dividends. Cash distributions paid by Abigail Adams National Bancorp in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your Abigail Adams National Bancorp common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of Abigail Adams National Bancorp common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of Abigail Adams National Bancorp common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the Abigail Adams National Bancorp common stock surrendered is more than one year at the time of the disposition. For the rate of tax on capital gains, see below under “— Tax Rate Changes.”

Tax Rate Changes. Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, the individual tax rates on long-term capital gains and dividend income have been reduced. The top individual rate for long-term capital gains from sales or exchanges on or after May 6, 2003 is 15 percent. The top individual rate for “qualified dividend income” received after December 31, 2002 is also 15 percent. To be considered “qualified dividend income” to a particular holder, the holder must have held the common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend period as measured under section 246(a) of the Internal Revenue Code. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Consolidated Bank & Trust Company common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each Consolidated Bank & Trust Company stockholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Abigail Adams National Bancorp and the exchange agent.

Limitations on Tax Opinion and Discussion. As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by Abigail Adams National Bancorp and Consolidated Bank & Trust Company, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Consolidated Bank & Trust Company stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of Abigail Adams National Bancorp Common Stock

All shares of Abigail Adams National Bancorp common stock received by Consolidated Bank & Trust Company stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except that shares of Abigail Adams National Bancorp common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of Abigail Adams National Bancorp or Consolidated Bank & Trust

Company at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Abigail Adams National Bancorp or Consolidated Bank & Trust Company generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal stockholders of such party. Affiliates of both parties have previously been notified of their status. The merger agreement requires Consolidated Bank & Trust Company to use reasonable efforts to receive an affiliate letter from each person who is an affiliate of Consolidated Bank & Trust Company.

This proxy statement-prospectus does not cover resales of Abigail Adams National Bancorp common stock received by any person who may be deemed to be an affiliate of Consolidated Bank & Trust Company or Abigail Adams National Bancorp.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Abigail Adams National Bancorp will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities from the acquisition of Consolidated Bank & Trust Company will be adjusted to fair value at the date of the merger. In addition, all identified intangibles, which presently consists of a core deposit intangible, will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, payable to former Consolidated Bank & Trust Company stockholders exceeds the fair value of the net assets including identifiable intangibles of Consolidated Bank & Trust Company at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Consolidated Bank & Trust Company being included in the consolidated income of Abigail Adams National Bancorp beginning from the date of consummation of the merger.

Dissenters’ Rights

Under Virginia law, stockholders of Consolidated Bank & Trust Company, have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Consolidated Bank & Trust Company common stock. Consolidated Bank & Trust Company stockholders electing to do so must comply with the provisions of Article 15 of the Virginia Stock Corporation Act in order to perfect their rights of appraisal. A copy of the applicable Virginia statute is attached as Appendix C of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Consolidated Bank & Trust Company stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

The following is intended as a brief summary of the material provisions of the Virginia statutory procedures that a Consolidated Bank & Trust Company stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Consolidated Bank & Trust Company common stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Article 15 of the Virginia Stock Corporation

Act, the full text of which appears in Appendix C of this document. Under Article 15, prior to the Consolidated Bank & Trust Company’s special meeting of stockholders, Consolidated Bank & Trust Company must send a notice of special meeting to each of the holders of record of its capital stock as of May 13, 2005 so that dissenters’ rights are available and include in the notice a copy of Article 15 of the Virginia Stock Corporation Act. Consolidated Bank & Trust Company intends that this document constitutes such notice.

If you are a Consolidated Bank & Trust Company stockholder who elects to exercise dissenters’ rights, you should mail or deliver a written demand to: Consolidated Bank & Trust Company, 320 North First Street, Richmond, Virginia 23219, Attention: Doretha P. Fowlkes, Corporate Secretary.

A stockholder of record may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Consolidated Bank & Trust Company in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different stockholders. A beneficial stockholder may assert dissenters’ rights as to shares held on his or her behalf only if:

•	he or she submits to Consolidated Bank & Trust Company the record stockholder’s written consent to the dissent not later than the time the beneficial stockholder asserts dissenters’ rights; and

•	he or she does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

If you are a Consolidated Bank & Trust Company stockholder and you wish to exercise your dissenter’s rights, you must satisfy the provisions of Article 15 of the Virginia Stock Corporation Act which requires the following:

You must make a written demand for payment: You must deliver a written notice for payment for your shares to Consolidated Bank & Trust Company before the vote on the merger agreement is taken at the Consolidated Bank & Trust Company special meeting of stockholders. This written demand for payment must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for dissenters’ rights.

You must refrain from voting for adoption of the merger agreement: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your dissenter’s rights. You can also terminate your dissenter’s rights if you return a signed proxy card and:

•	fail to vote against adoption of the merger agreement; or

•	fail to note that you are abstaining from voting.

If you do either of these two things, your dissenter’s rights will terminate even if you previously filed a written notice for dissenters’ rights.

Following the adoption of the merger agreement by stockholders, Consolidated Bank & Trust Company must within ten days deliver dissenters’ notice in writing to all stockholders who properly exercised their dissenter’s rights. Consolidated Bank & Trust Company’s notice shall:

•	state where the payment demand should be sent and where and when certificates for certificated shares should be deposited;

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•	supply a form for demanding payment that includes the date of the first announcement to the news media or to stockholders of the terms of the proposed corporate action and require that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of the shares before or after that date;

•	set a date by which Consolidated Bank & Trust Company must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of this dissenters’ notice; and

•	be accompanied by a copy of Article 15 of the Virginia Stock Corporation Act.

A stockholder sent a dissenters’ notice by Consolidated Bank & Trust Company may demand payment by certifying that he or she acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters’ notice and, in the case of certificated shares, deposit his or her certificates in accordance with the terms of the notice. A stockholder who deposits his or her shares in accordance with the dissenters’ notice will retain all other rights of a stockholder except to the extent that these rights are canceled or modified by the merger agreement. A stockholder who does not demand payment and does not deposit his or her share certificates where required, by the date set in the dissenters’ notice, will not be entitled to payment for his or her shares under Article 15 of the Virginia Stock Corporation Act.

Within thirty days after receipt of a payment demand, Consolidated Bank & Trust Company shall pay the dissenter the amount Consolidated Bank & Trust Company estimates to be the fair value of the dissenter’s shares, plus accrued interest. The payment shall be accompanied by:

•	Consolidated Bank & Trust Company’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the merger agreement creating the dissenters’ rights, an income statement for that year, a statement of changes in stockholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how Consolidated Bank & Trust Company estimated the fair value of the shares and of how the interest was calculated;

•	a statement of the dissenters’ right to demand payment if such stockholder is dissatisfied with the proposed payment; and

•	Article 15 of the Virginia Stock Corporation Act.

For those stockholders who became beneficial owners of shares after the public announcement of the proposed merger and have exercised their dissenters’ rights, Consolidated Bank & Trust Company may elect to withhold payment and must estimate the fair value of the shares, plus accrued interest as an offer to any dissenter who agrees to accept the payment in full satisfaction of his or her demand along with sending with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenters’ right to demand payment if such stockholder is dissatisfied with the proposed payment.

A dissenter may notify Consolidated Bank & Trust Company in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate less any previous payment by Consolidated Bank & Trust Company. Also, a dissenter may reject Consolidated Bank & Trust Company’s offer and demand payment of the fair value of his or her shares and interest due, if the dissenter believes that the amount paid or offered is less than the fair value of his or her shares or that the interest due is incorrectly calculated. A dissenter waives his or her right to demand payment unless he or she notifies Consolidated Bank & Trust Company of his or her demand in writing within thirty days after Consolidated Bank & Trust Company has made or offered payment for his or her shares.

If a demand for payment remains unsettled, Consolidated Bank & Trust Company will commence a proceeding within sixty days after receiving the payment demand and petition the circuit court to determine the fair value of the shares and accrued interest. If Consolidated Bank & Trust Company does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. Consolidated Bank & Trust Company shall make all dissenters, whether or not residents of Virginia, whose demands remain unsettled, parties to this proceeding. The court will determine the stockholders who have complied with Article 15 and are entitled to dissenters’ rights. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them. The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against Consolidated Bank & Trust Company, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment.

IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR DISSENTERS’ RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS’ RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR DISSENTERS’ RIGHTS.

Stock Trading and Dividend Information

There is no active trading market for Consolidated Bank & Trust Company common stock. No cash dividends have been paid. As of May 13, 2005, there were 260,488 shares of Consolidated Bank & Trust Company common stock issued and outstanding, and approximately 1,246 stockholders of record.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Abigail Adams National Bancorp and Consolidated Bank & Trust Company are incorporated under the laws of the State of Delaware and the Commonwealth of Virginia, respectively. Accordingly, the rights of Abigail Adams National Bancorp stockholders and Consolidated Bank & Trust Company stockholders are governed by the laws of the State of Delaware and the Commonwealth of Virginia, respectively. As a result of the merger, Consolidated Bank & Trust Company stockholders will become stockholders of Abigail Adams National Bancorp. Thus, following the merger, the rights of Consolidated Bank & Trust Company stockholders who become Abigail Adams National Bancorp stockholders in the merger will be governed by the laws of the State of Delaware and by the Abigail Adams National Bancorp certificate of incorporation and bylaws. Abigail Adams National Bancorp’s certificate of incorporation and bylaws will be unaltered by the merger. Virginia corporate law only refers to shares and shareholders and does not use the term “stock.” Nonetheless, for ease of understanding throughout this proxy statement-prospectus we have applied the term “stock” to refer to the ownership rights of the shareholders of Consolidated Bank & Trust Company. Accordingly, with respect to Consolidated Bank & Trust Company, any references to “stock” should also be understood to refer to “shares” under Virginia corporate law.

Comparison of Stockholders’ Rights

Set forth on the following pages is a summary comparison of the rights of a Abigail Adams National Bancorp stockholder under the Abigail Adams National Bancorp certificate of incorporation, the Abigail Adams National Bancorp bylaws, and Delaware law (right column) and the rights of a stockholder under the Consolidated Bank & Trust Company articles of incorporation, Consolidated Bank & Trust Company bylaws and Virginia law (left column). The summary set forth below is not intended to provide a comprehensive summary of Delaware or Virginia law or of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Abigail Adams National Bancorp certificate of incorporation and Abigail Adams National Bancorp bylaws, and the Consolidated Bank & Trust Company articles of incorporation and Consolidated Bank & Trust Company bylaws.

CONSOLIDATED BANK & TRUST COMPANY	ABIGAIL ADAMS NATIONAL BANCORP
Authorized Capital

2 million shares of common stock, par value $10.00 per share, 500,000 shares of preferred stock, par value $10.00 per share. As of December 31, 2004, there were 260,488 shares of Consolidated Bank & Trust Company common stock issued and outstanding and no shares of preferred stock issued and outstanding.	5 million shares of common stock par value $0.01 per share, no shares of preferred stock. As of December 31, 2004, there were 3,322,820 shares of Abigail Adams National Bancorp common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Number of Directors
Consolidated Bank & Trust Company’s bylaws fix the required number of directors at nine. There are currently six directors in office.	The bylaws of Abigail Adams National Bancorp fix the required number of directors between 5 and 25 which may be determined by resolution of the board of directors from time to time. There are currently ten directors in office.

Vacancies and Newly Created Directorships
Filled by a majority vote of the directors then in office, whether or not a quorum. The person who fills any such vacancy holds office until the next annual meeting of stockholders.	Filled by a majority vote of the directors then in office, though less than a quorum. The person who fills any such vacancy holds office until the next annual meeting of stockholders when a successor is duly elected and qualified.
Special Meeting of the Board
Special meetings of the board of directors may be called by the chairman of the board of directors, the president or by resolution of the board of directors as long as 24 hours notice is given to each director.	Special meetings of the board of directors may be called by the chairman of the board of directors, the president or by the written request of at least three directors as long as two days notice is given to each director.

CONSOLIDATED BANK & TRUST COMPANY	ABIGAIL ADAMS NATIONAL BANCORP
Special Meeting of Stockholders
Special meeting of stockholders may be called by the chairman of the Board, by a majority of the board of directors, or by the president.	Special meetings of the stockholders may be called by the board of directors, the chairman of the Board and in writing by the holders of at least one-fifth of the shares of common stock issued and outstanding.
Cumulative Voting
No cumulative voting for election of directors is provided for stockholders of Consolidated Bank & Trust Company.	No cumulative voting for election of directors is provided for stockholders of Abigail Adams National Bancorp.
Classes of Directors
The bylaws of Consolidated Bank & Trust Company provide that the board of directors is elected annually by its stockholders.	The bylaws of Abigail Adams National Bancorp provide that the board of directors is elected annually by its stockholders.
Removal
Consolidated Bank & Trust Company’s articles of incorporation provide for the removal of a director only for cause and with the affirmative vote of at least two thirds of the outstanding shares entitled to vote.	Abigail Adams National Bancorp’s bylaws provide that a director may be removed from office with or without cause only by a majority of voting stockholders entitled to vote at an election of directors.
State Anti-takeover Provisions

Consolidated Bank & Trust Company is subject to Article 14 of the Virginia Stock Corporation Act, known as the “Control Share Acquisition Act,” which provides that certain notice and informational filings and special stockholder meetings and voting procedures must occur prior to consummation of a proposed “control share acquisition.” “Control share acquisition” is defined as any acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•      one-fifth or more but less than one-third of such voting power;

•      one-third or more but less than a majority of such voting power; or

•      a majority or more of such voting power.

There is no Delaware law on this issue.

CONSOLIDATED BANK & TRUST COMPANY	ABIGAIL ADAMS NATIONAL BANCORP
Affiliated Transaction Statute

Consolidated Bank & Trust Company is subject to 13.1-725.1 and related provisions of the Virginia Stock Corporation Act known as the “Affiliated Transaction Statute.” Generally, no corporation may engage in any affiliated transaction with any interested stockholder for a period of three years following such interested stockholder’s determination date unless the transaction is approved by a vote of a majority of the disinterested directors and by the vote of holders of two-thirds of the voting shares of the corporation other than shares owned by the interested stockholder.

Abigail Adams National Bancorp is subject to Section 203 of the Delaware General Corporation Law. This section provides that generally a corporation may not engage in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless: 1) the board of directors previously approved the transaction which lead to the stockholder becoming an interested stockholder, 2) upon completion of the transaction which made the stockholder an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced or 3) at or subsequent to the time that the board of directors approves the transaction, it must be approved by two-thirds of the voting shares of the corporation at an authorized annual or special meeting of stockholders (not by written consent) excluding shares owned by the interested stockholder.

Super-Majority Vote On Certain Business Combinations

The articles of incorporation of Consolidated Bank & Trust Company provides for a super-majority vote on certain business combinations if less than two-thirds of the board of directors recommends such an action to stockholders. In such a case, a vote of 80% of all votes entitled to be cast by stockholders must be voted affirmatively on such business combination.

Abigail Adams National Bancorp has no such provision in its certificate of incorporation or bylaws.
Consent Action by Stockholders
Under Virginia law, Consolidated Bank & Trust Company stockholders are entitled to take action without a meeting if all stockholders consent to taking such action in writing.	Under Delaware law, Abigail Adams National Bancorp stockholders are entitled to take action without a meeting if the minimum number of voting stockholders required to approve such action consent to taking such action in writing.

CONSOLIDATED BANK & TRUST COMPANY	ABIGAIL ADAMS NATIONAL BANCORP
Stockholder Vote Required for Merger
The articles of incorporation of Consolidated Bank & Trust Company provide that a merger can be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote unless less than two-thirds of the board of directors recommend approval of the merger in which case approval of 80% of all votes of stockholders entitled to be cast must be voted affirmatively to approve a merger.	No such provision exists in the certificate of incorporation of Abigail Adams National Bancorp. Generally, Delaware law requires that stockholders may approve a merger by a majority of the outstanding shares eligible to vote. The Certificate of Incorporation may provide for a super majority vote requirement. In such a case, a vote of 80% of all votes entitled to be cast must be voted affirmatively on a merger.
Indemnification of Directors and Officers
The articles of incorporation of Consolidated Bank & Trust Company provide that the corporation shall indemnify any officer or director of the corporation to the fullest extent permitted by Virginia law against liabilities and claims imposed upon such officer or director by reason of having been such officer or director and against all expenses incurred in connection therewith, except Consolidated Bank & Trust Company shall not indemnify any officer or director of the corporation in connection with matters in which the director or officer was adjudged liable by reason of his or her willful misconduct or a knowing violation of criminal law in performance of his or her duties as a director or officer.

The certificate of incorporation of Abigail Adams National Bancorp provides for indemnification of its directors and officers to the fullest extent permitted by Delaware law. Delaware law generally provides for indemnification against liability incurred because a person is a director or officer if that individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If a director or officer is successful in defense of any action by virtue of being a director or officer of the corporation, the corporation shall indemnify such director or officer for expenses actually and reasonably incurred in connection with such action.

The certificate of incorporation of Abigail Adams National Bancorp provides that indemnification will not be provided to a director for any breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 174 of the General Corporation Law of the state of Delaware, or for any transaction from which the director derived an improper personal benefit.

CONSOLIDATED BANK & TRUST COMPANY	ABIGAIL ADAMS NATIONAL BANCORP
Amendments to Governing Instruments
The articles of incorporation of Consolidated Bank & Trust Company can be amended by the affirmative vote of the holders of a majority of the outstanding shares unless less than two-thirds of the board of directors recommends such an action to stockholders. In such a case, a vote of 80% of all votes entitled to be cast must be voted affirmatively to amend the articles of incorporation. Under the bylaws of Consolidated Bank & Trust Company, the bylaws may be amended by a two-thirds vote of the board of directors or by a two-thirds vote of stockholders entitled to vote at a duly called meeting. However, any amendment that is recommended to stockholders for adoption by at least two-thirds of the board of directors only requires a majority vote of stockholders.	The certificate of incorporation and bylaws of Abigail Adams National Bancorp reference Delaware law for amendments to both governing instruments. Under Delaware law, stockholders may amend the certificate of incorporation and bylaws. In order to amend the certificate of incorporation, in most cases, the board of directors must adopt and recommend the change to the stockholders. A majority of the votes eligible and outstanding is then required to be cast at a meeting of stockholders. The bylaws may be amended by the board of directors or the stockholders at duly called meetings.

Preemptive Rights

Neither Consolidated Bank & Trust Company’s articles of incorporation nor Abigail Adams National Bancorp’s certificate of incorporation provide for preemptive rights.

DESCRIPTION OF CAPITAL STOCK OF ABIGAIL ADAMS NATIONAL BANCORP

Abigail Adams National Bancorp is authorized to issue 5,000,000 shares of common stock, par value $0.01 per share. Abigail Adams National Bancorp is not authorized to issue any shares of preferred stock. At December 31, 2004, there were 3,322,820 shares of Abigail Adams National Bancorp common stock issued and outstanding. Each share of Abigail Adams National Bancorp common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of Abigail Adams National Bancorp represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Abigail Adams National Bancorp may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by Abigail Adams National Bancorp is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Abigail Adams National Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of Abigail Adams National Bancorp out of funds legally available for the payment of dividends.

Voting Rights. The holders of common stock of Abigail Adams National Bancorp have exclusive voting rights in Abigail Adams National Bancorp. They elect Abigail Adams National

Bancorp’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors.

Liquidation. In the event of liquidation, dissolution or winding up of Abigail Adams National Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Abigail Adams National Bancorp available for distribution.

Preemptive Rights. Holders of the common stock of Abigail Adams National Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

CERTAIN PROVISIONS OF THE ABIGAIL ADAMS NATIONAL BANCORP

CERTIFICATE OF INCORPORATION AND BYLAWS

The following discussion is a general summary of the material provisions of Abigail Adams National Bancorp’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Abigail Adams National Bancorp’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

Abigail Adams National Bancorp’s certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Abigail Adams National Bancorp more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” as to how to review a copy of these documents.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called only by the board of directors, the Chairman of the Board or by the request in writing by holders of at least one-fifth of the shares of capital stock of Abigail Adams National Bancorp issued and outstanding and entitled to vote.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Authorized but Unissued Shares. Abigail Adams National Bancorp has authorized but unissued shares of common stock. See “Description of Capital Stock of Abigail Adams National Bancorp” The certificate of incorporation authorizes five million (5,000,000) shares of common stock, par value $0.01 per share. As of December 31, 2004, there were 3,322,820 shares of Abigail Adams National Bancorp common stock issued and outstanding.

Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Abigail Adams National Bancorp’s board of directors and also by a majority of the outstanding shares of Abigail Adams National Bancorp’s voting stock. The bylaws may be amended by the affirmative vote of the directors of Abigail Adams National Bancorp or the affirmative vote of the total votes eligible to be voted at a duly constituted meeting of stockholders.

EXPERTS

The consolidated financial statements of Abigail Adams National Bancorp, Inc. as of December 31, 2004 and 2003 (included at Appendix D), and for each of the years in the three-year period ended December 31, 2004, incorporated by reference into this proxy statement-prospectus, have been incorporated by reference herein in reliance upon the report of McGladrey & Pullen, LLP, independent accountants, which is incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Consolidated Bank & Trust Company as of December 31, 2004 and 2003, which are included at Appendix E include the report of Stegman and Company, independent accountants, included at Appendix E and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the common stock to be issued in, and the United States federal income tax consequences of, the merger transaction will be passed upon for by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Abigail Adams National Bancorp.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 120 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

CERTAIN BENEFICIAL OWNERS OF

CONSOLIDATED BANK & TRUST COMPANY COMMON STOCK

The following table sets forth, to the best knowledge and belief of Consolidated Bank & Trust Company, certain information regarding the beneficial ownership of the Consolidated Bank & Trust Company common stock as of December 31, 2004, by (i) each director and certain named executive officers of Consolidated Bank & Trust Company and (ii) all of Consolidated Bank & Trust Company’s directors and executive officers as a group. Consolidated Bank & Trust Company does not have any beneficial owners of more than 5% of its outstanding common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of All Common Stock Outstanding
Walton M. Belle	2,299	0.88%
Lucille M. Brown	1,355	0.52%
Sid H. Credle	259	0.10%
Doretha P. Fowlkes	735	0.28%
Benjamin J. Lambert, III	1,214	0.47%
Clarence L. Townes, Jr.	3,315	1.27%
All executive officers and directors as a group (9 persons)	9,217	3.50%

CERTAIN BENEFICIAL OWNERS OF

ABIGAIL ADAMS NATIONAL BANCORP COMMON STOCK

The following table sets forth, to the best knowledge and belief of Abigail Adams National Bancorp, certain information regarding the beneficial ownership of Abigail Adams National Bancorp common stock as of December 31, 2004, by (i) each person known to Abigail Adams National Bancorp to be the beneficial owner of more than 5% of the Abigail Adams National Bancorp common stock; (ii) each director and certain named officers of Abigail Adams National Bancorp; and (iii) all of Abigail Adams National Bancorp’s directors and officers as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of All Common Stock Outstanding
Shirley A. Reynolds 333 West 11th Avenue Huntington, WV 25701	596,481	(1)(2)	17.9%

Royce & Associates 1414 Avenue of the Americas New York, NY 10019	220,220		6.6%

Deborah P. Wright P.O. Box 716 Ashland, KY 41105	79,750	(1)(3)	2.4%

Thomas W. Wright P.O. Box 716 Ashland, KY 41105	8,663	(1)(3)	*

Directors and Executive Officers

Kathleen Walsh Carr	13,781		*
A. George Cook	4,166	(5)	*
Jeanne D. Hubbard	18,759	(1)	*
Betty J. Serrano	3,025	(4)	*
Patricia G. Shannon	1,251	(5)	*
John P. Shroads, Jr.	—		*
Marianne Steiner	1,889	(5)	*
Douglas V. Reynolds	56,718		1.7%
Marshall T. Reynolds	372,149	(1)(2)	11.2%
Karen E. Troutman	3,328	(4)	*
Joseph L. Williams	670		*
Bonita A. Wilson	220		*
All directors and executive officers as a group (13) persons	475,956		14.3%

*	Less than 1%
(1)	Based upon Amendment No. 4 to Schedule 13D dated March 11, 1998, filed on behalf of Marshall T. Reynolds, Shirley A. Reynolds, Robert H. Breymer, Thomas W. Wright, Deborah P. Wright and Jeanne D. Hubbard.
(2)	Marshall T. Reynolds and Shirley A. Reynolds share voting and dispositive power with respect to 369,606 shares owned jointly.
(3)	Thomas W. Wright and Deborah P. Wright share voting and dispositive power with respect to 7,875 shares owned jointly.
(4)	Reflects vested options to purchase 3,025 shares of common stock granted to Ms. Troutman, and Ms. Serrano, under the 2000 Stock Option Plan.
(5)	Reflects vested options to purchase 756 shares of common stock granted to Directors under the 2000 Stock Option Plan.

SUPERVISION AND REGULATION

Bank holding companies are extensively regulated under both federal and state law. Set forth below is a summary description of certain provisions of certain laws which relate to the regulation of Abigail Adams National Bancorp. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

Abigail Adams National Bancorp

Abigail Adams National Bancorp is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and, as such, is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). As a bank holding company, Abigail Adams National Bancorp is required to furnish to the Federal Reserve annual and quarterly reports of its operations and additional information and reports. Abigail Adams National Bancorp is also subject to regular examination by the Federal Reserve.

Under the Bank Holding Company Act, a bank holding company must obtain the prior approval of the Federal Reserve before (1) acquiring direct or indirect ownership or control of any class of voting securities of any bank or bank holding company if, after the acquisition, the bank holding company would directly or indirectly own or control more than 5% of the class; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company.

Under the Bank Holding Company Act, any company must obtain approval of the Federal Reserve prior to acquiring control of Abigail Adams National Bancorp. For purposes of the Bank Holding Company Act, “control” is defined as ownership of 25% or more of any class of voting securities of Abigail Adams National Bancorp or Consolidated Bank and Trust Company, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of Abigail Adams National Bancorp or Consolidated Bank & Trust Company.

The Change in Bank Control Act and the related regulations of the Federal Reserve require any person or persons acting in concert (except for companies required to make application under the Bank Holding Company Act), to file a written notice with the Federal Reserve before the person or persons acquire control of Abigail Adams National Bancorp. The Change in Bank Control Act defines “control” as the direct or indirect power to vote 25% or more of any class of voting securities or to direct the management or policies of a bank holding company or an insured bank.

The Bank Holding Company Act also limits the investments and activities of bank holding companies. In general, a bank holding company is prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that is not a bank or a bank holding company or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, providing services for its subsidiaries, non-bank activities that are closely related to banking, and other financially related activities. The activities of Abigail Adams National Bancorp are subject to these legal and regulatory limitations under the Bank Holding Company Act and Federal Reserve regulations.

In general, bank holding companies that elect to be treated as financial holding companies under federal banking law may engage in an expanded list of non-bank activities. Non-bank and financially related activities of bank holding companies, including companies that become financial holding companies, also may be subject to regulation and oversight by regulators other than the Federal Reserve. Abigail Adams National Bancorp has not elected to be treated as a financial holding company with the Federal Reserve.

The Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that holding company.

The Federal Reserve has adopted guidelines regarding the capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See “Regulatory Capital Requirements.”

The Federal Reserve has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality, and overall financial condition.

Regulatory Capital Requirements

The Federal Reserve has established guidelines for maintenance of appropriate levels of capital by bank holding companies with total consolidated assets of $150 million or more. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to “risk-weighted” assets.

The regulations of the Federal Reserve require bank holding companies to maintain a minimum leverage ratio of “Tier 1 capital” (as defined in the risk-based capital guidelines discussed in the following paragraphs) to total assets of 3%. The capital regulations state, however, that only the strongest bank holding companies, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near this minimum level of capital. All other bank holding companies are expected to maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization’s capital adequacy by its primary regulator. A bank holding company experiencing or anticipating significant growth is expected to maintain capital well above the minimum levels. In addition, the Federal Reserve has indicated that it also may consider the level of an organization’s ratio of tangible Tier 1 capital (after deducting all intangibles) to total assets in making an overall assessment of capital.

The risk-based capital rules of the Federal Reserve require bank holding companies to maintain minimum regulatory capital levels based upon a weighting of their assets and off-balance sheet obligations according to risk. The risk-based capital rules have two basic components: a core capital (Tier 1) requirement and a supplementary capital (Tier 2) requirement. Core capital consists primarily of common stockholders’ equity, certain perpetual preferred stock (noncumulative perpetual preferred stock with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less all intangible assets, except for certain mortgage servicing rights and purchased credit card relationships. Supplementary capital elements include, subject to certain limitations, the allowance for losses on loans and leases; perpetual preferred stock that does not qualify as Tier 1 capital; long-term preferred stock with an original maturity of at least 20 years from issuance; hybrid capital instruments, including perpetual debt and mandatory convertible securities; subordinated debt, intermediate-term preferred stock, and up to 45% of pre-tax net unrealized gains on available-for-sale equity securities.

The risk-based capital regulations require bank holding companies to maintain a minimum ratio of total capital to total risk-weighted assets of 8%, with at least 4% as core capital. For the purpose of calculating these ratios: (i) supplementary capital is limited to no more than 100% of core capital; and (ii) the aggregate amount of certain types of supplementary capital is limited. In addition, the risk-based capital regulations limit the allowance for credit losses that may be included in capital to 1.25% of total risk-weighted assets. Abigail Adams National Bancorp is in compliance with its regulatory capital requirements.

USA PATRIOT Act

The USA PATRIOT Act gave the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA PATRIOT Act also requires the federal banking agencies to take into consideration the effectiveness of controls designed to combat money laundering activities in determining whether to approve a merger or other acquisition application. Accordingly, when Abigail Adams National Bancorp engages in a merger or other acquisition transaction involving an insured depository institution, our controls that are designed to combat money laundering are considered as part of the application process. Abigail Adams National Bancorp has established policies, procedures and systems designed to comply with these regulations.

Interstate Banking and Branching

Under the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Interstate Act”), a bank holding company that is adequately capitalized and managed may obtain approval under the BHCA to acquire an existing bank located in another state generally without regard to state law prohibitions on such acquisitions. A bank holding company, however, can not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out of state banks. An out of state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement. Since June 1, 1997 (and prior to that date in some instances), banks have been able to expand across state lines where qualifying legislation adopted by certain states prior to that date prohibits such interstate expansion. Banks may also expand across state lines through the acquisition of an individual branch of a bank located in another state or through the establishment of a de novo branch in another state where the law of the state in which the branch is to be acquired or established specifically authorizes such acquisition or de novo branch establishment.

Sarbanes-Oxley Act of 2002

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, Sarbanes-Oxley places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, Sarbanes-Oxley makes certain changes to the requirements for audit partner rotation after a period of time. Sarbanes-Oxley requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under Sarbanes-Oxley, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Under Sarbanes-Oxley, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from trading the company’s securities during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under Sarbanes-Oxley be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

Sarbanes-Oxley also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not. Under Sarbanes-Oxley, a company’s registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. Sarbanes-Oxley also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. Sarbanes-Oxley also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. Sarbanes-Oxley requires the company’s registered public accounting firm that issues the audit report to attest to and report on management’s assessment of the company’s internal controls.

OTHER MATTERS

As of the date of this document, the Consolidated Bank & Trust Company board of directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before this special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Abigail Adams National Bancorp to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Abigail Adams National Bancorp (File No. 0-10971):

•	Annual Report on Form 10-K/A for the year ended December 31, 2004, which is also included as Appendix D;

•	the description of Abigail Adams National Bancorp common stock set forth in the registration statement on Form 8-A (0-10971) filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

Neither Abigail Adams National Bancorp nor Consolidated Bank & Trust Company has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to:

(i) the financial condition, results of operations and business of Abigail Adams National Bancorp and Consolidated Bank & Trust Company;

(ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger;

(iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and

(iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions in the areas in which we operate;

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	delays or difficulties in the integration by Abigail Adams National Bancorp of recently acquired businesses;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets;

•	the concentration of Abigail Adams National Bancorp’s operations in Washington, D.C. may adversely affect results if the Washington, D.C. economy or real estate market declines; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertake any obligation to update any forward- looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ABIGAIL ADAMS NATIONAL BANCORP, INC.

AND

CONSOLIDATED BANK & TRUST COMPANY

FEBRUARY 10, 2005

(i)

(ii)

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Affiliates Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 10, 2005, by and between ABIGAIL ADAMS NATIONAL BANCORP, INC., a Delaware corporation (“AANB”), and CONSOLIDATED BANK & TRUST COMPANY, a Virginia chartered commercial bank (“CB&T”).

WHEREAS, the Board of Directors of each of AANB and CB&T (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors;

WHEREAS, in accordance with the terms of this Agreement, a to be formed, wholly-owned subsidiary of AANB will merge with and into CB&T (the “Merger”). Concurrently, shareholders of CB&T shall exchange their shares of CB&T for shares of AANB;

WHEREAS, as a condition to the willingness of AANB to enter into this Agreement, each of the directors and executive officers of CB&T have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with AANB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of CB&T owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

WHEREAS, the parties currently intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires references to Articles and Sections refer to Articles and Sections of this Agreement).

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“AANB” shall mean Abigail Adams National Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 1130 Connecticut Avenue, N.W., Suite 200, Washington, D.C. 20036.

“AANB Common Stock” shall mean the common stock, par value $.01 per share, of AANB.

“AANB DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by AANB to CB&T specifically referring to the appropriate section of this Agreement.

“AANB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of AANB as of December 31, 2003 and 2002 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of AANB for each of the three years ended December 31, 2003, 2002 and 2001, as set forth in AANB’s annual report for the year ended December 31, 2003, and (ii) the unaudited interim consolidated financial statements of AANB as of the end of the nine month period ended September 30, 2004, and for the periods then ended, as filed by AANB in its Securities Documents.

“AANB Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by AANB or The Adams National Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of The Adams National Bank.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Average Closing Price of AANB Common Stock” shall mean the average of the daily closing sales prices of a share of AANB Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days immediately preceding the Closing Date.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OCC, FDIC, the Bureau and the FRB, which regulates The Adams National Bank or CB&T, or any of their respective holding companies or subsidiaries, as the case may be.

“Bureau” shall mean the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission.

“CB&T” shall mean Consolidated Bank & Trust Company, with its principal offices located at 320 North First Street, Richmond, Virginia 23219.

“CB&T Common Stock” shall mean the common stock, par value $10 per share, of CB&T.

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“CB&T DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by CB&T to AANB specifically referring to the appropriate section of this Agreement.

“CB&T Financial Statements” shall mean (i) the audited statements of financial condition (including related notes and schedules, if any) of CB&T as of December 31, 2003 and 2002 and the statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of CB&T for each of the three years ended December 31, 2003, 2002 and 2001, as set forth in CB&T’s annual report for the year ended December 31, 2003 and (ii) the unaudited interim consolidated financial statements of CB&T as of the end of the nine month period ended September 30, 2004 and for the periods then ended, as filed by CB&T with the FRB.

“CB&T Stock Benefit Plans” shall mean any and all stock based benefit plans and amendments thereto.

“CB&T Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“CB&T Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by CB&T, except any corporation the stock of which is held in the ordinary course of the lending activities of CB&T.

“Certificate” shall mean a certificate evidencing shares of CB&T Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air,

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water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer & Trust Company, or such other bank or trust company or other agent designated by AANB, and reasonably acceptable to CB&T, which shall act as agent for AANB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall mean the number of shares (or fraction of a share) of AANB Common Stock into which a share of CB&T Common Stock shall be converted which shall be equal to the amount (rounded to the nearest one thousandth) as set forth below:

(i)	If the Average Closing Price of AANB Common Stock is not less than $14.82 and is not more than $22.24, the Exchange Ratio shall be 0.534;

(ii)	If the Average Closing price of AANB Common Stock is more than $22.24, the Exchange Ratio shall be calculated by dividing $11.87 by the Average Closing Price of AANB Common Stock; and

(iii)	If the Average Closing Price of AANB Common Stock is less than $14.82, AANB shall in its sole discretion pay for CB&T Common Stock based upon either (i) an Exchange Ratio calculated by dividing $7.91 by the Average Closing Price of AANB Common Stock, or (ii) cash in the amount of $7.91 per CB&T Common Stock share.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

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“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the current executive officers and directors of such Person, and includes any and all facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer or director of that Person.

“Loan Property” shall have the meaning set forth in Section 4.15.2.

“Material Adverse Effect” shall mean, with respect to AANB or CB&T, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of AANB and its Subsidiaries taken as a whole, or CB&T and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either CB&T, on the one hand, or AANB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules) and (e) any change in the value of the securities portfolio of AANB or CB&T, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of a to be formed wholly-owned subsidiary of AANB with and into CB&T pursuant to the terms hereof.

“Merger Consideration” shall mean the AANB Common Stock or cash, to be paid by AANB for each share of CB&T Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of

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AANB Common Stock to be offered to holders of CB&T Common Stock in connection with the Merger.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the Nasdaq Stock Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Participation Facility” shall have the meaning set forth in Section 4.15.2.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust “group” (as that term is defined under the Exchange Act) or entity.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SBA” shall mean the Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

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“Termination Date” shall mean September 30, 2005.

“Virginia Banking Law” shall mean Title 6 of the Code of Virginia of 1950, Virginia Banking Act as amended, and the Rules and Regulations promulgated thereunder, as amended, as administered by the Bureau.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1.	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, a to be formed wholly-owned subsidiary of AANB shall merge with CB&T, with CB&T as the resulting or surviving corporation (the “Surviving Corporation”). As part of the Merger, each share of CB&T Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.	Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than five (5) business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the stockholders of CB&T, or (iii) at such other date or time upon which AANB and CB&T mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Virginia State Corporation Commission on the day of the Closing (the “Closing Date”), in accordance with Virginia Law. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Virginia State Corporation Commission, or as otherwise stated in the certificate of merger, in accordance with Virginia Law.

2.3.	Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of CB&T as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4.	Directors and Officers of Surviving Corporation.

The directors of the Surviving Corporation shall consist of Doretha P. Fowlkes, Benjamin J. Lambert, III and Sid H. Credle and (4) four directors to be designated by AANB, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of CB&T immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

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2.5.	Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the Virginia Stock Corporation Act.

2.6.	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code other than is contemplated by this Agreement. Following the Closing, neither AANB nor CB&T nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Each of AANB and CB&T hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.7.	Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time AANB shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) that there are no adverse Federal or state income tax consequences to CB&T stockholders as a result of the modification; (ii) the consideration to be paid to the holders of CB&T Common Stock under this Agreement is not thereby changed in kind or value, or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8	CB&T Branch.

AANB agrees that so long as it maintains a branch in the Jackson Ward area of the City of Richmond, Virginia such branch shall be designated as the Consolidated Branch.

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ARTICLE III

CONVERSION OF SHARES

3.1.	Conversion of CB&T Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of AANB, CB&T or the holders of any of the shares of CB&T Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of AANB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of CB&T Common Stock held in the treasury of CB&T and each share of CB&T Common Stock owned by AANB or any direct or indirect wholly owned subsidiary of AANB or of CB&T immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of CB&T Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive shares of AANB Common Stock based on the Exchange Ratio in place as of the Closing Date or cash as set forth in (iii) to the definition of “Exchange Ratio” at Section 1.1. (the “Merger Consideration”).

3.1.4. Each outstanding share of CB&T Common Stock the holder of which has perfected his right to dissent under Virginia law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Virginia law. CB&T shall give AANB prompt notice upon receipt by CB&T of any such demands for payment of the fair value of such shares of CB&T Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and AANB shall have the right to participate in all negotiations and proceedings with respect to any such demands. CB&T shall not, except with the prior written consent of AANB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under Virginia law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such

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holder’s shares of CB&T Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

3.1.6. After the Effective Time, shares of CB&T Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration.

3.1.7. In the event AANB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of AANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding AANB Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to AANB Common Stock if AANB issues additional shares of AANB Common Stock and receives fair market value consideration for such shares or if AANB issues shares of AANB common stock through the exercise of options which have been granted or are available for grant pursuant to previously adopted stock benefit plans.

3.1.8. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of AANB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to AANB Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of AANB. In lieu of the issuance of any such fractional share, AANB shall pay to each former holder of CB&T Common Stock who otherwise would be entitled to receive a fractional share of AANB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of AANB Common Stock as reported on the Nasdaq for the ten (10) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of CB&T Common Stock owned by a CB&T stockholder shall be combined so as to calculate the maximum number of whole shares of AANB Common Stock issuable to such CB&T stockholder.

3.2.	Procedures for Exchange of CB&T Common Stock.

3.2.1. AANB to Make Merger Consideration Available. No later than the Closing Date, AANB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of CB&T Common Stock or cash, for exchange in accordance with this Section 3.2, certificates representing the shares of AANB Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (such cash and certificates for shares of AANB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2. Exchange of Certificates. AANB shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each

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holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the CB&T Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of CB&T common stock shall have become entitled pursuant to Section 3.1.3 and 3.18 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding CB&T Common Stock shall have no rights, after the Effective Time, with respect to such CB&T Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to AANB Common Stock or interest with respect to cash shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of AANB Common Stock represented by such Certificate.

3.2.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of CB&T of the CB&T Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6. Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, AANB shall be entitled to require the Exchange Agent to deliver

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to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to AANB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither AANB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by AANB, the posting by such person of a bond in such amount as AANB may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8. Withholding. AANB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CB&T Common Stock such amounts as AANB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by AANB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CB&T Common Stock in respect of whom such deduction and withholding were made by AANB or the Exchange Agent and such amounts shall be delivered to the applicable taxing authorities.

3.3.	Reservation of Shares.

AANB shall reserve for issuance a sufficient number of shares of the AANB Common Stock for the purpose of issuing shares of AANB Common Stock to the CB&T stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CB&T

CB&T represents and warrants to AANB that the statements contained in this Article IV are correct as of the date of this Agreement, except as set forth in the CB&T DISCLOSURE SCHEDULE delivered by CB&T to AANB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. CB&T has made a good faith effort to ensure that the disclosure on each schedule of the CB&T DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the CB&T DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably apparent that such item applies to such other schedule.

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4.1.	Standard.

No representation or warranty of CB&T contained in this Article IV shall be deemed untrue or incorrect, and CB&T shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the second sentence of Section 4.2.1 and the last sentence of Section 4.2.2), 4.3, 4.4, 4.13.4, 4.13.6, 4.13.9, 4.13.10, 4.13.11 and 4.13.13, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2.	Organization.

4.2.1. CB&T is a Virginia chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The deposits of CB&T are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by CB&T when due. CB&T is regulated by the FRB.

4.2.2. CB&T DISCLOSURE SCHEDULE 4.2.2 sets forth each CB&T Subsidiary. Each CB&T Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.3. The respective minute books of CB&T and each CB&T Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) since January 1, 2002.

4.2.4. Prior to the date of this Agreement, CB&T has made available to AANB true and correct copies of the articles of incorporation or charter and bylaws of CB&T and each CB&T Subsidiary. CB&T DISCLOSURE SCHEDULE 4.2.4 sets forth any and all current noncompliance with CB&T’s charter and bylaws. Such noncompliance has not, and will not have, a Material Adverse Effect on CB&T.

4.3.	Capitalization.

4.3.1. The authorized capital stock of CB&T consists of 2,000,000 shares of CB&T Common Stock, of which 260,488 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 500,000 shares of preferred stock, $10 par value (“CB&T Preferred Stock”), none of which are outstanding. There are no shares of CB&T Common Stock held by CB&T as treasury stock. CB&T has no outstanding options, warrants or other rights which are convertible into shares of CB&T Common Stock or CB&T Preferred Stock. Neither CB&T nor any CB&T Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CB&T Common Stock, or any other security of CB&T or any securities representing the right to vote, purchase or otherwise receive any shares of CB&T

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Common Stock or any other security of CB&T, other than shares issuable under the CB&T Stock Benefit Plans. CB&T DISCLOSURE SCHEDULE 4.3.1 sets forth: the name of each holder of an award granted under any CB&T Stock Benefit Plan, identifying the nature, number of shares, grant and vesting dates of the award.

4.3.2. Except for the CB&T Subsidiaries and as set forth in CB&T Disclosure Schedule 4.3.2, CB&T does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of CB&T or any CB&T Subsidiary, equity interests held by CB&T Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of CB&T Subsidiaries. CB&T owns all of the outstanding shares of capital stock of each CB&T Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.3.3. To CB&T’s Knowledge, except as set forth on CB&T DISCLOSURE SCHEDULE 4.3.3, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CB&T Common Stock.

4.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CB&T’s stockholders may vote has been issued by CB&T and are outstanding.

4.4.	Authority; No Violation.

4.4.1. CB&T has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by CB&T’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CB&T and the completion by CB&T of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of CB&T. This Agreement has been duly and validly executed and delivered by CB&T, and subject to approval by the stockholders of CB&T and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of CB&T, enforceable against CB&T in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. (A) The execution and delivery of this Agreement by CB&T, (B) subject to receipt of Regulatory Approvals, and CB&T’s and AANB’s compliance with any conditions contained therein, and subject to the receipt of the approval of the stockholders of CB&T, the consummation of the transactions contemplated hereby, and (C) compliance by CB&T with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of CB&T or any CB&T Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CB&T or any CB&T Subsidiary or any of their respective properties or assets; or (iii) except as set forth in CB&T DISCLOSURE SCHEDULE 4.4.2, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance

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required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CB&T or any CB&T Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CB&T is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on CB&T and the CB&T Subsidiaries taken as a whole.

4.5.	Consents.

Except for the regulatory approvals referred to in Section 8.3 hereof and consents set forth in CB&T DISCLOSURE SCHEDULE 4.5 and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the stockholders of CB&T, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to CB&T’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by CB&T, and the completion by CB&T of the Merger. To CB&T’s knowledge, it has not received notice as of the date hereof that any Bank Regulator intends to disapprove or object to the completion of the transactions contemplated by this Agreement.

4.6.	Financial Statements.

4.6.1. CB&T has previously made available to AANB the CB&T Financial Statements. Except as disclosed in CB&T DISCLOSURE SCHEDULE 4.6, the CB&T Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of CB&T and the CB&T Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements as permitted by Form 10-Q.

4.6.2. Except as disclosed in CB&T DISCLOSURE SCHEDULE 4.6, at the date of each balance sheet included in the CB&T Financial Statements, CB&T did not have any liability, obligation or loss contingency of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CB&T Financial Statements or in the footnotes thereto which were not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which were not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

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4.7.	Taxes.

Except as set forth in CB&T DISCLOSURE SCHEDULE 4.7, CB&T and the CB&T Subsidiaries that are at least 80 percent owned by CB&T are members of the same affiliated group within the meaning of Code Section 1504(a) and (A) CB&T has duly filed all federal, state and material local tax returns required to be filed by or with respect to CB&T and each Significant Subsidiary of CB&T on or prior to the Closing Date, taking into account any extensions (all such returns, to CB&T’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from CB&T and any Significant Subsidiary of CB&T by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined, (B) as of the date of this Agreement, CB&T has received no written notice of, and to CB&T’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CB&T or any of its Significant Subsidiaries, and no claim has been made by any authority in a jurisdiction where CB&T or any of its Significant Subsidiaries do not file tax returns that CB&T or any such Significant Subsidiary is subject to taxation in that jurisdiction and (C) CB&T and its Significant Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. CB&T and each of its Significant Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and CB&T and each of its Significant Subsidiaries, to CB&T’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8.	No Material Adverse Effect.

Except as disclosed in CB&T DISCLOSURE SCHEDULE 4.8, CB&T and the CB&T Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2003 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CB&T and the CB&T Subsidiaries, taken as a whole.

4.9.	Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.9.1, neither CB&T nor any CB&T Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of CB&T or any CB&T Subsidiary, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of CB&T or any CB&T Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of CB&T or any CB&T Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by CB&T or any CB&T Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of

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purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CB&T or any CB&T Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to AANB or any AANB Subsidiary; (vi) any other agreement, written or oral, that obligates CB&T or any CB&T Subsidiary for the payment of more than $100,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CB&T or any CB&T Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that will require the consent of the lessor or its agent or the assignment to AANB as a result of the Merger by virtue of the terms of any such lease, is listed in CB&T DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither CB&T nor any CB&T Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to AANB on or before the date hereof, are listed on CB&T DISCLOSURE SCHEDULE 4.9.1 and 4.9.2 and are in full force and effect on the date hereof. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which CB&T or any CB&T Subsidiary is a party or under which CB&T or any CB&T Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CB&T or any CB&T Subsidiary or upon the occurrence of a subsequent event; or (y) requires CB&T or any CB&T Subsidiary to provide a benefit in the form of CB&T Common Stock or determined by reference to the value of CB&T Common Stock. CB&T DISCLOSURE SCHEDULE 4.9.3 sets forth an analysis of CB&T Pension Fund liability including the amounts that are funded and unfunded.

4.10.	Ownership of Property; Insurance Coverage.

4.10.1. CB&T and each CB&T Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by CB&T or each CB&T Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent CB&T Financial Statements or acquired subsequent thereto (except to the extent that such

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assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a CB&T Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. CB&T and the CB&T Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by CB&T and the CB&T Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the CB&T Financial Statements.

4.10.2. With respect to all material agreements pursuant to which CB&T or any CB&T Subsidiary has purchased securities subject to an agreement to resell, if any, CB&T or such CB&T Subsidiary, as the case may be, has a lien or security interest (which to CB&T’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. CB&T and each Significant Subsidiary of CB&T currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither CB&T nor any Significant Subsidiary of CB&T has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by CB&T or any Significant Subsidiary of CB&T under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years CB&T and each Significant Subsidiary of CB&T has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. CB&T DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by CB&T and each Significant Subsidiary of CB&T as well as the other matters required to be disclosed under this Section.

4.11.	Legal Proceedings.

Except as set forth in CB&T DISCLOSURE SCHEDULE 4.11, neither CB&T nor any CB&T Subsidiary is a party to any, and there are no pending or, to CB&T’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against CB&T or any CB&T Subsidiary, (ii) to which CB&T or any CB&T Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of CB&T to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry referred to in

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clauses (i) and (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

4.12.	Compliance With Applicable Law.

4.12.1. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.12.1, To CB&T’s Knowledge, each of CB&T and each CB&T Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, The Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither CB&T nor any CB&T Subsidiary has received any written notice to the contrary.

4.12.2. Each of CB&T and each CB&T Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CB&T, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

4.12.3. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.12.3 for the period beginning January 1, 2002, neither CB&T nor any CB&T Subsidiary has received any written notification or, to CB&T’s Knowledge, any other communication from any Bank Regulator (i) asserting that CB&T or any CB&T Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to CB&T or any CB&T Subsidiary; (iii) requiring or threatening to require CB&T or any CB&T Subsidiary, or indicating that CB&T or any CB&T Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CB&T or any CB&T Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of CB&T or any CB&T Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as set forth in CB&T DISCLOSURE SCHEDULE 4.12.3, neither CB&T nor any CB&T Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. Any such Regulatory Agreement and all correspondence relating thereto is set forth in CB&T DISCLOSURE SCHEDULE 4.12.3. The most recent regulatory rating given to CB&T as to compliance with the CRA is satisfactory or better.

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4.13.	Employee Benefit Plans.

4.13.1. CB&T DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by CB&T or any CB&T Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of CB&T or any CB&T Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Compensation and Benefit Plans”). Except as set forth in CB&T DISCLOSURE SCHEDULE 4.13.1, neither CB&T nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. CB&T has made available to AANB true and correct copies of the Compensation and Benefit Plans. There are no outstanding unvested or unexercised awards under any CB&T benefit plans and there are no awards available for issuance under any such plan.

4.13.2. Except as disclosed in CB&T DISCLOSURE SCHEDULE 4.13.2, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and CB&T is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of CB&T, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither CB&T nor any CB&T Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject CB&T or any CB&T Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.13.3, no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by CB&T or any of its Subsidiaries to be incurred with respect to any CB&T Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“CB&T Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by CB&T or any entity which is considered one employer with CB&T under Section 4001(b)(1) of ERISA or Section 414 of the

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Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). To the Knowledge of CB&T and any CB&T Subsidiary, except as set forth in CB&T DISCLOSURE SCHEDULE 4.13.3, no CB&T Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.13.3, the fair market value of the assets of each CB&T Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such CB&T Defined Benefit Plan as of the end of the most recent plan year with respect to the respective CB&T Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such CB&T Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any CB&T Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.13.3, neither CB&T nor any of its Subsidiaries has provided, or is required to provide, security to any CB&T Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. To the Knowledge of CB&T, and except as set forth in CB&T DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.13.4. With respect to any CB&T Defined Benefit Plan that is a “multi-employer plan” as such term is defined in section 3(37) of ERISA, covering employees of CB&T or any ERISA Affiliate, (i) neither the Company nor any ERISA Affiliate has made or suffered a “complete withdrawal” or “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA, (ii) no event has occurred, and no circumstances exist, that alone or with the passage of time present a material risk of a complete or partial withdrawal, and (iii) neither CB&T or any ERISA Affiliate has any contingent liability under section 4204 of ERISA and no circumstances exist that present a material risk that any such plan will go into reorganization. CB&T DISCLOSURE SCHEDULE 4.13.4 lists CB&T’s best estimate of the amount of withdrawal liability that would be incurred if CB&T and each ERISA Affiliate were to make a complete withdrawal from such plan as of the Effective Time and also states the aggregate withdrawal liability of CB&T and the ERISA Affiliates. There are no “unfunded vested benefits” (within the meaning of section 4211 of ERISA) as of the end of the most recently completed plan year and as of the date of this Agreement.

4.13.5. All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which CB&T or any CB&T Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on CB&T’s consolidated financial statements to the extent required by GAAP. CB&T and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

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4.13.6. Neither CB&T nor any CB&T Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.13.6, there has been no communication to employees by CB&T or any CB&T Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.7. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.13.7, CB&T and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

4.13.8. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.13.8, with respect to each Compensation and Benefit Plan, if applicable, CB&T has provided or made available to AANB copies of the: (A) trust instruments and insurance contracts, (B) two (2) most recent Forms 5500 filed with the IRS, (C) two (2) most recent actuarial report and financial statement; (D) most recent summary plan description, (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years, and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable.

4.13.9. The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

4.13.10. Neither CB&T nor any CB&T Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.11. To the Knowledge of CB&T, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of CB&T or any CB&T Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.12. There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

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4.13.13. CB&T DISCLOSURE SCHEDULE 4.13.13 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by CB&T or any CB&T Subsidiary for the benefit of officers, employee or directors of CB&T or any CB&T Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated as of December 31, 2004 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.14.	Brokers, Finders and Financial Advisors.

Neither CB&T nor any CB&T Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor other than Ewing Bemiss & Co. and Keller & Company, Inc. in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person other than Ewing Bemiss & Co. and Keller & Company, Inc. in connection with the transactions contemplated by this Agreement. CB&T DISCLOSURE SCHEDULE 4.14 sets forth the executed engagement letters between CB&T and Ewing Bemiss & Co. and Keller & Company, Inc.

4.15.	Environmental Matters.

4.15.1. Except as may be set forth in CB&T DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to CB&T and each CB&T Subsidiary:

(A) Each of CB&T and the CB&T Subsidiaries and, to CB&T’s Knowledge, the Participation Facilities and Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) CB&T has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to CB&T’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the CB&T Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the CB&T Subsidiaries or any Participation Facility;

(C) CB&T has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to CB&T’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or CB&T or any of the CB&T Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the

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presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) To CB&T’s Knowledge, the properties currently owned or operated by CB&T or any CB&T Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither CB&T nor any CB&T Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To CB&T’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by CB&T or any of the CB&T Subsidiaries or any Participation Facility, and to CB&T’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by CB&T or any of the CB&T Subsidiaries or any Participation Facility; and

(G) To CB&T’s Knowledge, during the period of (s) CB&T’s or any of the CB&T Subsidiaries’ ownership or operation of any of their respective current properties or (t) CB&T’s or any of the CB&T Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To CB&T’s Knowledge, prior to the period of (x) CB&T’s or any of the CB&T Subsidiaries’ ownership or operation of any of their respective current properties or (y) CB&T’s or any of the CB&T Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16.	Loan Portfolio.

4.16.1. The allowance for loan losses reflected in the notes to CB&T’s audited consolidated statement of financial condition at December 31, 2003 was, and the allowance for loan losses shown in the notes to the CB&T’s unaudited consolidated financial statements for periods ending after December 31, 2003 were, or will be, adequate, as of the dates thereof, under GAAP.

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4.16.2. CB&T DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified CB&T or any other CB&T Subsidiary during the past twelve months of, or has asserted against CB&T or any other CB&T Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of CB&T, each borrower, customer or other party which has given CB&T or any other CB&T Subsidiary any oral notification of, or orally asserted to or against CB&T or any other CB&T Subsidiary, any such claim; and (B) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by CB&T or any other CB&T Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of CB&T and the CB&T Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CB&T’s or the appropriate CB&T Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in CB&T DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of CB&T, the loans, discounts and the accrued interest reflected on the books of CB&T and the CB&T Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in CB&T DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by CB&T or the appropriate CB&T Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17.	Securities Documents.

CB&T has made available to AANB copies of its (i) annual reports on Form 10-K for the years ended December 31, 2003, 2002 and 2001, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, and (iii) proxy materials used or for use in connection with its meetings of stockholders held in 2004, 2003 and 2002. Such reports and proxy materials complied, at the time filed with the FRB, in all material respects, with the applicable regulations of the FRB.

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4.18.	Related Party Transactions.

Except as described in CB&T’s Proxy Statement distributed in connection with the annual meeting of stockholders held in June 2004 (which has previously been provided to AANB), or as set forth in CB&T DISCLOSURE SCHEDULE 4.18, neither CB&T nor any CB&T Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CB&T or any CB&T Subsidiary. Except as described in CB&T’s Proxy Statement, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of CB&T or any CB&T Subsidiary is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to CB&T’s loan modification policy that is applicable to all Persons. Neither CB&T nor any CB&T Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CB&T is inappropriate.

4.19.	Deposits.

None of the deposits of any CB&T Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20.	Antitakeover Provisions Inapplicable; Required Vote.

The Board of Directors of CB&T has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of CB&T) necessary to exempt AANB, the Merger, this Agreement and the transactions contemplated hereby from Article 14.1 of the Virginia Stock Corporation Act. The affirmative vote of a majority of the issued and outstanding shares of CB&T Common Stock is required to approve this Agreement and the Merger under CB&T’s articles of incorporation and Virginia law.

4.21.	Registration Obligations.

Neither CB&T nor any CB&T Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act, or with the FRB.

4.22.	Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CB&T’s own account, or for the account of one or more of CB&T’s Subsidiaries or their customers (all of which are set forth in CB&T DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of CB&T and each CB&T Subsidiary, with counterparties believed to be financially responsible at the time; and to CB&T’s and each CB&T Subsidiary’s Knowledge

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each of them constitutes the valid and legally binding obligation of CB&T or such CB&T Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CB&T nor any CB&T Subsidiary, nor, to the Knowledge of CB&T, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.	Intellectual Property.

CB&T and each Significant Subsidiary of CB&T owns or, to CB&T’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither CB&T nor any Significant Subsidiary of CB&T has received any notice of conflict with respect thereto that asserts the rights of others. CB&T and each Significant Subsidiary of CB&T have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AANB

AANB represents and warrants to CB&T that the statements contained in this Article V are correct as of the date of this Agreement, except as set forth in the AANB DISCLOSURE SCHEDULE delivered by AANB to CB&T on the date hereof. AANB has made a good faith effort to ensure that the disclosure on each schedule of the AANB DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the AANB DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably apparent that such item applies to such other schedule. References to the Knowledge of AANB shall include the Knowledge of The Adams National Bank.

5.1.	Standard.

No representation or warranty of AANB contained in this Article V shall be deemed untrue or incorrect, and AANB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2.	Organization.

5.2.1. AANB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. AANB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to

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do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. The Adams National Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States. The deposits of The Adams National Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Adams National Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. AANB DISCLOSURE SCHEDULE 5.2.3 sets forth each AANB Subsidiary. Each AANB Subsidiary (other than The Adams National Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.3.	Capitalization.

5.3.1. The authorized capital stock of AANB consists of 5,000,000 shares of AANB Common Stock, of which 3,322,820 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 18,084 shares of AANB Common Stock held by AANB as treasury stock. Neither AANB nor any AANB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of AANB Common Stock, or any other security of AANB or any securities representing the right to vote, purchase or otherwise receive any shares of AANB Common Stock or any other security of AANB, other than shares issuable under the AANB Stock Benefit Plans.

5.3.2. AANB owns all of the common stock of The Adams National Bank. Either AANB or The Adams National Bank owns all of the outstanding shares of capital stock of each AANB Subsidiary.

5.3.3. Except as set forth in AANB DISCLOSURE SCHEDULE 5.3.3, or as is set forth in the AANB proxy statement, to the Knowledge of AANB, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of AANB Common Stock.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which AANB’s stockholders may vote has been issued by AANB and are outstanding.

5.4.	Authority; No Violation.

5.4.1. AANB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AANB and the completion by AANB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of AANB, and no other corporate proceedings on the part of AANB are necessary to complete the transactions

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contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by AANB, and subject to the receipt of the Regulatory Approvals described in Section 8.3 hereof constitutes the valid and binding obligations of AANB and The Adams National Bank, enforceable against AANB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. (A) The execution and delivery of this Agreement by AANB, (B) subject to receipt of the Regulatory Approvals, and CB&T’s and AANB’s compliance with any conditions contained therein, and subject to the receipt of the approval of the stockholders of CB&T, the consummation of the transactions contemplated hereby, and (C) compliance by AANB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of AANB or any AANB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to AANB or any AANB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of AANB or any AANB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on AANB and the AANB Subsidiaries taken as a whole.

5.5.	Consents.

Except for the regulatory approvals referred to in Section 8.3 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the stockholders of CB&T, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of AANB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by AANB and the completion by AANB of the Merger. To AANB’s knowledge, it has not received notice as of the date hereof that, any Bank Regulator intends to disapprove or object to the completion of the transactions contemplated by this Agreement.

5.6.	Financial Statements.

AANB has previously made available to CB&T the AANB Financial Statements. The AANB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of AANB and the AANB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in

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accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.7.	Taxes.

AANB and the AANB Subsidiaries that are at least 80 percent owned by AANB are members of the same affiliated group within the meaning of Code Section 1504(a). AANB has duly filed all federal, state and material local tax returns required to be filed by or with respect to AANB and each Significant Subsidiary of AANB on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of AANB, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from AANB and any Significant Subsidiary of AANB by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, AANB has received no notice of, and to the Knowledge of AANB, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of AANB or any of its Significant Subsidiaries, and no claim has been made by any authority in a jurisdiction where AANB or any of its Significant Subsidiaries do not file tax returns that AANB or any such Significant Subsidiary is subject to taxation in that jurisdiction. Except as set forth in AANB DISCLOSURE SCHEDULE 5.7, AANB and its Significant Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. AANB and each of its Significant Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and AANB and each of its Significant Subsidiaries, to the Knowledge of AANB, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8.	No Material Adverse Effect.

Except as disclosed in AANB’s Securities Documents filed on or prior to the date hereof, AANB and the AANB Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2003 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on AANB and the AANB Subsidiaries, taken as a whole.

5.9.	Ownership of Property; Insurance Coverage.

5.9.1. AANB and each Significant Subsidiary of AANB has good and, as to real property, marketable title to all material assets and properties owned by AANB or each Significant Subsidiary of AANB in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the AANB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens,

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mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Significant Subsidiary of AANB acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. AANB and the Significant Subsidiaries of AANB, as lessee, have the right under valid and subsisting leases of real and personal properties used by AANB and the Significant Subsidiaries of AANB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. AANB and each Significant Subsidiary of AANB currently maintain insurance considered by AANB to be reasonable for their respective operations. Neither AANB nor any Significant Subsidiary of AANB has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years AANB and each Significant Subsidiary of AANB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies except as disclosed in AANB DISCLOSURE SCHEDULE 5.9.2.

5.10.	Legal Proceedings.

Except as disclosed in AANB DISCLOSURE SCHEDULE 5.10, neither AANB nor any AANB Subsidiary is a party to any, and there are no pending or, to AANB’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against AANB or any AANB Subsidiary, (ii) to which AANB or any AANB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of AANB to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry referred to in clauses (i) and (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.11.	Compliance With Applicable Law.

5.11.1. To the Knowledge of AANB, each of AANB and each AANB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither AANB nor any AANB Subsidiary has received any written notice to the contrary.

5.11.2. Each of AANB and each AANB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its

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properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of AANB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3. For the period beginning January 1, 2002, neither AANB nor any AANB Subsidiary has received any written notification or, to the Knowledge of AANB, any other communication from any Bank Regulator (i) asserting that AANB or any AANB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to AANB or any AANB Subsidiary; (iii) requiring or threatening to require AANB or any AANB Subsidiary, or indicating that AANB or any AANB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of AANB or any AANB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of AANB or any AANB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither AANB nor any AANB Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to The Adams National Bank as to compliance with the CRA is satisfactory or better.

5.12.	AANB Common Stock.

The shares of AANB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.13.	Material Contracts; Leases, Defaults.

Neither AANB nor any AANB Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of AANB or any AANB Subsidiary; nor (ii) any agreement which by its terms limits the payment of dividends by AANB or any AANB Subsidiary.

5.14.	Securities Documents.

AANB has made available to CB&T copies of its (i) annual reports on Form 10-K for the years ended December 31, 2003, 2002 and 2001, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, and (iii) proxy materials used or for use in connection with its meetings of stockholders held in 2004, 2003 and 2002. Such reports and proxy materials complied, at the time filed with the OCC and/or the SEC, in all material respects, with the Securities Laws, or OCC Regulations as the case may be.

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ARTICLE VI

COVENANTS OF CB&T

6.1.	Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of AANB, which consent will not be unreasonably withheld, conditioned or delayed, CB&T will, and will cause each CB&T Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the regulatory approvals referenced in Section 8.3 or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. CB&T agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in CB&T DISCLOSURE SCHEDULE 6.1.2, or consented to by AANB in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the CB&T Subsidiaries not to:

(A) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of CB&T Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the CB&T Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock.

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) except for the establishment of an automated banking facility (ATM) at the main office at 320 North Marshall Street, Richmond, Virginia 23219, make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees except that CB&T may (i) authorize compensation increases including bonuses to non-executive officers in the ordinary course of business not to exceed $35,000.00 in the aggregate, after the execution of this Agreement

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through May 31, 2005, and (ii) hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan without the prior consent of AANB (and CB&T’s past practice has been to contribute up to $350,000 in cash per year to its defined benefit plan in the ordinary course of business);

(G) merge or consolidate CB&T or any CB&T Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of CB&T or any CB&T Subsidiary (except for subletting the Bookbindery office space located at 2201 West Broad Street, Richmond, Virginia 23220); make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CB&T, or any CB&T Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any CB&T Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of CB&T or sell or otherwise dispose of any asset of CB&T or of any CB&T Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of CB&T or of any CB&T Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action which would result in any of the representations and warranties of CB&T set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating CB&T;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to

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which CB&T or any CB&T Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with CB&T’s or any CB&T Subsidiary’s current investment policy;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the CB&T DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $300,000 for a commercial real estate loan, $300,000 for a construction loan, $300,000 for a commercial business loan, or in excess of $300,000 for a residential loan, except that if AANB does not object within 24 hours after confirmation of receipt of notification from CB&T of an intent to originate a loan in excess of the amounts set forth in this paragraph, consent shall be deemed to have been given by AANB. Notwithstanding Section 12.4 notice under this Section 6.1.2(M) may also be provided by facsimile or electronic mail.

(N) except as set forth on the CB&T DISCLOSURE SCHEDULE 6.1.2(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to CB&T’s existing Insider Loan Policy;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any CB&T Compensation and Benefit Plan;

(S) except as set forth in CB&T DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually and in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

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(T) except as set forth in CB&T DISCLOSURE SCHEDULE 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless The Adams National Bank has been given prior written notice of any loan participation being sold;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of banking business;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding in an amount exceeding $50,000; or

(X) agree to do any of the foregoing.

6.2.	Current Information.

6.2.1. Subject to Section 12.1 hereof, during the period from the date of this Agreement to the Effective Time, CB&T will cause one or more of its representatives to confer with representatives of AANB and report the general status of its ongoing operations at such times as AANB may reasonably request. CB&T will promptly notify AANB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving CB&T or any CB&T Subsidiary.

6.2.2. Subject to Section 12.1 hereof, CB&T shall provide AANB, within thirty (30) days after the end of each month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, CB&T shall provide AANB with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.3. CB&T shall promptly inform AANB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of CB&T or any CB&T Subsidiary under any labor or employment law.

6.3.	Access to Properties and Records.

Subject to Section 12.1 hereof, CB&T shall permit AANB access upon reasonable notice to its properties and those of the CB&T Subsidiaries, and shall disclose and make available to AANB to the extent permitted by applicable law during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities,

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including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CB&T reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which AANB may have a reasonable interest. CB&T shall provide and shall request its auditors to provide AANB with such historical financial information regarding it (and related audit reports and consents) as AANB may request for securities disclosure purposes. CB&T and each CB&T Subsidiary shall permit AANB at its own expense to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by CB&T or any CB&T Subsidiary.

6.4.	Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, CB&T will furnish to AANB copies of each annual, interim or special audit of the books of CB&T and the CB&T Subsidiaries made by its independent accountants and copies of all internal control reports submitted to CB&T by such accountants in connection with each annual, interim or special audit of the books of CB&T and the CB&T Subsidiaries made by such accountants.

6.4.2. As soon as reasonably available, but in no event later than five (5) business days after such documents are filed with the FRB, CB&T will deliver to AANB the Securities Documents filed by it with the FRB under the Securities Laws, and any call reports filed with the FDIC or the Bureau. Promptly after CB&T’s board meeting but no later than thirty (30) days after the end of each month, CB&T will deliver to AANB a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. CB&T will advise AANB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CB&T or any of the CB&T Subsidiaries.

6.4.4. With reasonable promptness, CB&T will furnish to AANB such additional financial data that CB&T possesses and as AANB may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.	Maintenance of Insurance.

CB&T shall maintain, and cause the CB&T Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business

6.6.	Disclosure Supplements.

From time to time prior to the Effective Time, CB&T will promptly supplement or amend the CB&T DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CB&T DISCLOSURE

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SCHEDULE or which is necessary to correct any information in such CB&T DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such CB&T DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.	Consents and Approvals of Third Parties.

CB&T shall use all commercially reasonable efforts, and shall cause each CB&T Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, CB&T may utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8.	All Reasonable Efforts.

Subject to the terms and conditions herein provided, CB&T agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.	Failure to Fulfill Conditions.

In the event that CB&T determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify AANB.

6.10.	No Solicitation.

From and after the date hereof until the termination of this Agreement, neither CB&T, nor any CB&T Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by CB&T or any of the CB&T Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and CB&T shall notify AANB orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to CB&T’s Knowledge, investment banker, financial advisor, attorney, accountant or other representative of CB&T may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of CB&T from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes

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an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of CB&T determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to CB&T’s stockholders from a financial point of view than the Merger; (B) the Board of Directors of CB&T determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to stockholders under applicable law (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); (C) CB&T promptly notifies AANB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with CB&T or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that CB&T and AANB entered into; and (D) the CB&T Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving CB&T or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of CB&T and the CB&T Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale or tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of CB&T or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11.	Reserves and Merger-Related Costs.

On or before the Effective Time, and to the extent consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, CB&T shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of CB&T to those of AANB (as such practices and methods are to be applied to CB&T from and after the Closing Date) and AANB’s plans with respect to the conduct of the business of CB&T following the Merger and otherwise to reflect Merger-related expenses and costs incurred by CB&T, provided, however, that CB&T shall not be required to take such action unless AANB agrees in writing that all conditions to closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by AANB of the writing referred to in the preceding clause, CB&T shall provide AANB a written statement, certified without personal liability by the chief executive officer of CB&T and dated the date of such writing, that the representation made in Section 4.16.1 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by CB&T or any CB&T Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.2 hereof.

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ARTICLE VII

COVENANTS OF AANB

7.1.	Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of CB&T, which consent will not be unreasonably withheld, conditioned or delayed, AANB will, and it will cause each AANB Subsidiary to: conduct its business only in the usual, regular and ordinary course consistent with past practices; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (iv) change or waive any provision of its Certificate of Incorporation or Charter, except as required by law; or (v) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating AANB or The Adams National Bank. Additionally, AANB will not declare an extraordinary dividend or distribution on shares of AANB Common Stock.

7.2.	Disclosure Supplements.

From time to time prior to the Effective Time, AANB will promptly supplement or amend the AANB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such AANB DISCLOSURE SCHEDULE or which is necessary to correct any information in such AANB DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such AANB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3.	Consents and Approvals of Third Parties.

AANB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4.	All Reasonable Efforts.

Subject to the terms and conditions herein provided, AANB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

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7.5.	Failure to Fulfill Conditions.

In the event that AANB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will notify CB&T.

7.6.	Employee Benefits.

7.6.1 AANB will review all other CB&T Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by CB&T are changed or terminated by AANB, in whole or in part, AANB shall provide continuing employees with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits currently provided to CB&T employees. All CB&T Employees who become participants in an AANB Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of CB&T or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given under the AANB ESOP or under the AANB retiree health plan. This Agreement shall not be construed to limit the ability of AANB to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

7.7.	Directors and Officers Indemnification and Insurance.

7.7.1. AANB shall maintain, or shall cause The Adams National Bank to maintain, in effect for three years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by CB&T (provided, that AANB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall AANB be required to expend pursuant to this Section 7.7.1 in the aggregate more than 125% of the annual cost currently expended by CB&T with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, AANB shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, CB&T agrees in order for AANB to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2. In addition to Section 7.7.1, for a period of three years after the Effective Time, AANB shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of CB&T or an CB&T Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of AANB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any

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claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CB&T or a CB&T Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Virginia law (to the extent not prohibited by federal law) and under CB&T’s Articles of Incorporation and Bylaws. AANB shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Virginia law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify AANB (but the failure so to notify AANB shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices AANB) and shall deliver to AANB the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) AANB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption AANB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if AANB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between AANB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and AANB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, AANB shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) AANB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any non-appealable proceeding to have engaged in willful misconduct in, or a knowing violation of criminal law, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party engaged in willful misconduct or a knowing violation of criminal law. Such determination shall be made in accordance with Article VII, Section 5 of the CB&T Articles of Incorporation in effect on the date hereof. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party on or prior to the third anniversary of the Effective Time, the provisions of this Section 7.7.2 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

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7.8.	Stock Listing.

AANB agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the AANB Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of AANB Common Stock to be issued in the Merger.

7.9.	Employee Proceedings.

AANB shall promptly inform CB&T upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of AANB or any AANB Subsidiary under any labor or employment law.

7.10.	Access to Properties and Records.

Subject to Section 12.1 hereof, AANB shall permit CB&T access upon reasonable notice to its properties, and shall disclose and make available to CB&T, to the extent permitted by applicable law and consistent with AANB’s legal obligations, during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter AANB reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, and any other business activities or prospects in which CB&T may have a reasonable interest.

7.11.	Capital Contribution.

AANB shall make a capital contribution to CB&T in an amount sufficient to obtain regulatory approval of the Merger.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.	Meetings of Stockholders.

8.1.1. CB&T will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in CB&T’s reasonable judgment, necessary or desirable (the “CB&T Stockholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the CB&T Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the CB&T stockholders unless the Board of Directors shall have determined that such recommendation would violate its fiduciary duties under applicable law; and (iii) cooperate and consult with AANB with respect to each of the foregoing matters.

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8.2.	Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1. For the purposes (x) of registering AANB Common Stock to be offered to holders of CB&T Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the CB&T stockholder’s meeting, AANB shall draft and prepare, and CB&T shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CB&T to the CB&T stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). AANB shall provide CB&T and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. AANB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of AANB and CB&T shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CB&T shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. AANB shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CB&T shall furnish all information concerning CB&T and the holders of CB&T Common Stock as may be reasonably requested in connection with any such action.

8.2.2. Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. AANB will advise CB&T promptly after AANB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of AANB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and AANB will provide CB&T with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as CB&T may reasonably request.

8.2.3. CB&T and AANB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CB&T shall cooperate with AANB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and AANB shall file an amended Merger Registration Statement with the SEC, and each of CB&T and AANB shall mail an amended Proxy Statement-Prospectus to CB&T’s stockholders.

8.3.	Regulatory Approvals.

Each of CB&T and AANB will cooperate with the other and use all reasonable efforts to promptly prepare and, within 60 days after the date hereof or as soon thereafter as practicable,

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file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the OCC, the FRB, FDIC and the Bureau and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. CB&T and AANB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of CB&T or AANB to any Bank Regulator or governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. CB&T shall have the right to review in advance all characterizations of the information relating to CB&T and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.

8.4.	Affiliates.

8.4.1. CB&T shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of CB&T to deliver to AANB, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the CB&T Stockholders Meeting, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of AANB Common Stock to be received by such “affiliate” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1.	Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of CB&T.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors

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of AANB, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of CB&T and AANB or otherwise materially impair the value of CB&T to AANB.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of AANB Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing. The shares of AANB Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing date, AANB and CB&T shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C. reasonably acceptable in form and substance to AANB, dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

(A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(B) No gain or loss will be recognized by AANB or CB&T by reason of the Merger;

(C) The exchange of CB&T Common Stock to the extent exchanged for AANB Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the stockholders of CB&T;

(D) The basis of the AANB Common Stock to be received (including any fractional shares deemed received for tax purposes) by a CB&T stockholder will be the same as the basis of the CB&T Common Stock surrendered pursuant to the Merger in exchange therefore, increased by any gain recognized by such CB&T stockholder as a result of the Merger; and

(E) The holding period of the shares of AANB Common Stock to be received by a stockholder of CB&T will include the period during which the stockholder held the shares of CB&T Common Stock surrendered in exchange therefor, provided the CB&T Common Stock surrendered is held as a capital asset at the Effective Time;

provided, however, that opinions (A), (C), (D) and (E) need not be rendered in the event that the Merger Consideration is paid in cash.

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9.2.	Conditions to the Obligations of AANB under this Agreement.

The obligations of AANB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of CB&T set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and CB&T shall have delivered to AANB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CB&T as of the Effective Time.

9.2.2. Agreements and Covenants. CB&T shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and AANB shall have received a certificate signed on behalf of CB&T by the Chief Executive Officer and Chief Financial Officer of CB&T to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. CB&T and the CB&T Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger.

9.2.4. Audit of CB&T Pension Plan. CB&T shall have obtained an audit of its Defined Benefit Pension Plan as of December 31, 2004. Such audit shall not reveal there to be an unfunded pension liability materially and adversely different from that set forth in CB&T DISCLOSURE SCHEDULE 4.13.

9.2.5 Dissenters’ Rights. The holders of no more than 10% of the CB&T shares have indicated their intention to seek dissenters’ rights of appraisal.

CB&T will furnish AANB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as AANB may reasonably request.

9.3.	Conditions to the Obligations of CB&T under this Agreement.

The obligations of CB&T under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of AANB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and AANB shall have delivered to CB&T a certificate to such effect signed by the Chief

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Executive Officer or Chief Operating Officer and the Chief Financial Officer of AANB as of the Effective Time.

9.3.2. Agreements and Covenants. AANB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and CB&T shall have received a certificate signed on behalf of AANB by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of AANB to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. AANB and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger.

9.3.4. Payment of Merger Consideration. AANB shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide CB&T with a certificate evidencing such delivery.

AANB will furnish CB&T with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as CB&T may reasonably request.

ARTICLE X

THE CLOSING

10.1.	Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which AANB and CB&T mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2.	Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to AANB and CB&T the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, AANB shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

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ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.	Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of CB&T:

11.1.1. At any time by the mutual written agreement of AANB and CB&T;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by AANB and CB&T; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of CB&T shall have voted at the CB&T Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such

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party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By the Board of Directors of AANB if CB&T has received a Superior Proposal and the Board of Directors of CB&T has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to AANB.

11.1.9. By the Board of Directors of CB&T if CB&T has received a Superior Proposal and the Board of Directors of CB&T has made a determination to accept such Superior Proposal; provided that CB&T shall not terminate this Agreement pursuant to this Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following AANB’s receipt of written notice advising AANB that CB&T has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether CB&T intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, CB&T shall provide a reasonable opportunity to AANB during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable CB&T to proceed with the Merger on such adjusted terms.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of AANB’s willingness, and in order to induce AANB to enter into this Agreement, and to reimburse AANB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CB&T hereby agrees to pay AANB, and AANB shall be entitled to payment of, a fee of $275,000, plus all expenses, up to $75,000, incurred by AANB in

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connection with negotiating the Agreement and undertaking the actions to complete the Merger (the “Fee”), within three business days after written demand for payment is made by AANB, following the occurrence of any of the events set forth below:

(i) CB&T terminates this Agreement pursuant to Section 11.1.9 or AANB terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into a definitive agreement by CB&T relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CB&T within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by AANB pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by CB&T or any CB&T Subsidiary; or (ii) the failure of the stockholders of CB&T to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then AANB will not have any other rights or claims against CB&T or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of AANB against CB&T and its Subsidiaries and their respective officers and directors.

11.3.	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of CB&T), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of CB&T, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to CB&T’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

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ARTICLE XII

MISCELLANEOUS

12.1.	Confidentiality.

Except as specifically set forth herein, AANB and CB&T mutually agree to be bound by the terms of the confidentiality agreements dated October 11, 2004 (the “Confidentiality Agreements”) previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.	Public Announcements.

CB&T and AANB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither CB&T nor AANB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to CB&T, to:	Kim D. Saunders President and Chief Executive Officer 320 North First Street P.O. Box 26823 Richmond, Virginia 23261-6823

With required copies to:	Adam N. Harrell, Jr., Esq. Gerald W.S. Carter, Esq. Harrell & Chambliss LLP 707 East Main Street Suite 1000 Richmond, Virginia 23219

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J. Christopher Wiltshire, Esq. McGuire Woods LLP One James Center Richmond, Virginia 23219

If to AANB, to:	Jeanne D. Hubbard Chairwoman of the Board, Chief Executive Officer and President Abigail Adams National Bancorp, Inc. 1130 Connecticut Avenue, NW Washington, DC 20036

With required copies to:	and Alan Schick, Esq. Ned Quint, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5.	Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Section 7.9 and 7.10 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6.	Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

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12.7.	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8.	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.	Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10.	Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11.	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, AANB and CB&T have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Abigail Adams National Bancorp, Inc.

Dated: February 10, 2005	By:	/s/ Jeanne D. Hubbard
		Name:	Jeanne D. Hubbard
		Title:	Chairwoman,
Chief Executive Officer and President

Consolidated Bank & Trust Company

Dated: February 10, 2005	By:	/s/ Walton M. Belle
		Name:	Walton M. Belle
		Title:	Chairman of the Board

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APPENDIX B

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

INVESTMENT AND FINANCIAL ADVISORS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426 (614) 766-1459 FAX

keller@ee.net

February 10, 2005

Board of Directors

Consolidated Bank & Trust Company

320 North First Street

Richmond, Virginia 23219

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio (defined below) to the stockholders of Consolidated Bank & Trust Company (“CB&T”) set forth in the Agreement and Plan of Merger dated as of February 10, 2005, (the “Merger Agreement”) to be entered into between CB&T and Abigail Adams National Bancorp, Inc. (“AANB”). We have not been requested to opine as to, and our opinion does not in a any manner address, CB&T’s underlying decision to proceed with or effect the Merger.

As more fully described in the Merger Agreement, CB&T will be merged with a wholly-owned subsidiary of AANB (“the Merger”). Pursuant to the Merger Agreement, by and between CB&T and AANB, at the effective time of the Merger, each outstanding share of the common stock, par value $10 per share, of CB&T, will be converted into the right to receive 0.534 of a share (the “Exchange Ratio”) of the common stock, par value $.01 per share, of AANB (“AANB Common Stock”). The complete terms of the proposed transaction are described in the Merger Agreement, and this summary is qualified in its entirety by reference thereto.

Keller & Company, Inc. (“Keller’), as part of its bank consulting and advisory business, is regularly engaged in the evaluation of financial institutions and their securities in connection with mergers and acquisitions and distributions of listed and unlisted securities. Keller is familiar with the market for common stocks of publicly-traded banks, savings institutions and bank and savings institution holding companies. In arriving at our opinion, we reviewed a draft dated February 2, 2005, of the Merger Agreement and held discussions with certain senior officers and other representatives and advisors of CB&T and AANB concerning the businesses and operations of CB&T and AANB.

We examined certain publicly available business and financial information relating to CB&T and AANB that we deemed relevant, including information relating to the strategic implications of AANB. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of CB&T common stock and AANB common stock; the historical and projected earnings and other operating data of CB&T and AANB; and the capitalization and financial condition of CB&T and AANB. We

Board of Directors

Consolidated Bank & Trust Company

February 10, 2005

considered, to the extent publicly available, the financial terms of certain other transactions, which we considered relevant in evaluating the Merger, and analyzed certain financial, stock market and other publicly available information relating to the business of other companies whose operations are considered relevant in evaluating those of CB&T and AANB. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

During the completion of our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CB&T or AANB or any of their subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We have further relied on the assurances of management of CB&T and AANB that they are not aware of any facts that would make such information inaccurate or misleading. We have also assumed that there has been no material change in CB&T’s or AANB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that CB&T and AANB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

This opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger with AANB or the ability to consummate the Merger.

The opinion of Keller is directed to the Board of Directors of CB&T in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of CB&T as to how a stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. The opinion of Keller is not to be quoted or referred to, in whole or in part, in a registration statement prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Keller’s prior written consent provided; however, that we hereby consent to the inclusion of this opinion as an annex to CB&T’s Proxy Statement and to the references to this opinion therein.

Board of Directors

Consolidated Bank & Trust Company

February 10, 2005

Based upon and subject to the foregoing, our experience, our work as described above and other factors deemed relevant, we are of the opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to CB&T.

Very truly yours,

KELLER & COMPANY, INC.

APPENDIX C

Appendix C

Dissenters’ Rights

Article 15

13.1-729. Definitions.

In this article:

“Corporation” means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, “corporation” means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, “corporation” means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters’ rights on the acquiring corporation.

“Dissenter” means a shareholder who is entitled to dissent from corporate action under § 13.1-730 and who exercises that right when and in the manner required by §§ 13.1-732 through 13.1-739.

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

“Shareholder” means the record shareholder or the beneficial shareholder.

§ 13.1-730. Right to dissent.

A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under § 13.1-719;

2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter’s rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

1. The articles of incorporation of the corporation issuing such shares provide otherwise;

2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

a. Cash;

b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

3. The transaction to be voted on is an “affiliated transaction” and is not approved by a majority of “disinterested directors” as such terms are defined in § 13.1-725.

D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

1. The proposed corporate action is abandoned or rescinded;

2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

3. His demand for payment is withdrawn with the written consent of the corporation.

E. Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under § 501 (c) or § 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

§ 13.1-731. Dissent by nominees and beneficial owners.

A. A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

1. He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

13.1-732. Notice of dissenters’ rights.

A. If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

B. If corporate action creating dissenters’ rights under § 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 13.1-734.

§ 13.1-733. Notice of intent to demand payment.

A. If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

§ 13.1-734. Dissenters’ notice.

A. If proposed corporate action creating dissenters’ rights under § 13.1-730 is authorized at a shareholders’ meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters’ notice in writing to all shareholders who satisfied the requirements of § 13.1-733.

B. The dissenters’ notice shall:

1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters’ notice; and

5. Be accompanied by a copy of this article.

§ 13.1-735. Duty to demand payment.

A. A shareholder sent a dissenters’ notice described in § 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters’ notice pursuant to subdivision 3 of subsection B of § 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 13.1-736. Share restrictions.

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

B. The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

§ 13.1-737. Payment.

A. Except as provided in § 13.1-738, within thirty days after receipt of a payment demand made pursuant to § 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation’s principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

B. The payment shall be accompanied by:

1. The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters’ rights, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

3. A statement of the dissenters’ right to demand payment under § 13.1-739; and

4. A copy of this article.

§ 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by § 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters’ notice.

B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 13.1-739.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 13.1-737), or reject the corporation’s offer under § 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under § 13.1-737 or offered under § 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

§ 13.1-740. Court action.

A. If a demand for payment under § 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under § 13.1-739.

B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 13.1-732 through 13.1-739; or

2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

D. In a proceeding commenced under subsection A of § 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

APPENDIX D

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 0-10971

ABIGAIL ADAMS NATIONAL BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1508198
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1130 Connecticut Avenue, NW, Washington, DC	20036
(Address of Principal Executive Offices)	(Zip Code)

(202) 772-3600

(Registrant’s Telephone Number including area code)

Securities Registered Pursuant to Section 12(b) of the Act:

None

Securities Registered Pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share

(Title of Class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file reports) and (2) has been subject to such requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K.  ☒

Indicate by check mark whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).    YES  ☐    NO  ☒

        As of June 30, 2004, there were issued and outstanding 3,315,777 shares of the Registrant’s Common Stock. The aggregate value of the voting stock held by non-affiliates of the Registrant, computed by reference to the average bid and asked prices of the Common Stock ($13.68) as of June 30, 2004 was $32.7 million.

DOCUMENTS INCORPORATED BY REFERENCE

1.	Sections of Annual Report to Stockholders for the year ended December 31, 2004 (Parts II and IV).

2.	Sections of the Proxy Statement for the 2005 Annual Meeting of Stockholders (Parts I and III).

STATEMENT OF PURPOSE

This amendment is being filed for the purpose of filing the signed auditor’s report which was inadvertently omitted from the original filing.

PART I

Item 1. Description of Business.

General

Abigail Adams National Bancorp, Inc. (the “Company”) is a Delaware-chartered bank holding company which conducts business through its wholly-owned bank subsidiary, The Adams National Bank (the “Bank”). The Bank serves the nation’s capital through six full-service offices located in Washington, D.C. and Maryland. The Company is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Bank is regulated by the Office of the Comptroller of the Currency. The Company’s assets consist primarily of its ownership in the shares of the Bank’s common stock and cash it receives from the Bank in the form of dividends or other capital distributions. At December 31, 2004, the Company had consolidated assets of $251,192,000, deposits of $215,367,000 and stockholders’ equity of $24,760,000. The Bank exceeds all applicable regulatory capital requirements. See “Supervision and Regulation.”

The Bank was founded in 1977 as a national bank. Its deposits are federally insured to the maximum amount permitted by law.

On February 10, 2005, the Company entered an Agreement and Plan of Merger pursuant to which it would acquire Consolidated Bank & Trust Company, a Virginia chartered commercial bank for approximately $2.5 million. Pursuant to the agreement, each Consolidated Bank & Trust Company shareholder would receive 0.534 shares of company common stock for each of their shares. The acquisition is subject to regulatory approval and the approval of Consolidated Bank & Trust Company stockholders.

The executive office of both the Company and the Bank is located at 1130 Connecticut Avenue, N.W., Washington, D.C. 20036. The telephone number is (202) 772-3600.

Market Area

The Bank draws most of its customer deposits and conducts most of its lending activities from and within the Washington, D.C. metropolitan region, including suburban Virginia and Maryland. The nation’s capital attracts a significant number of businesses of all sizes, professional corporations and national nonprofit organizations. The Bank actively solicits banking relationships with these firms and organizations, as well as their professional staff, and with the significant population of high net worth individuals who live and work in the region.

Services of the Bank

The Bank is a community-oriented financial institution offering a full range of banking services to its customers. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds to provide a broad level of commercial and retail banking services in Washington, D.C. and the surrounding communities.

The services offered by the Bank can be broadly characterized as being commercial or retail in nature. Commercial services offered by the Bank include offering a variety of commercial real estate and commercial business loans, cash management services, letters of credit and collateralized repurchase agreements. Commercial business loans are typically made on a secured basis to corporations, partnerships and individual businesses. To a lesser extent, the Bank offers consumer loans to its retail customers. The Bank’s retail banking services also include offering a variety of deposit account products including transaction accounts, money market accounts, certificates of deposit and Individual Retirement Accounts. The Bank uses funds it has on hand, as well as borrowings, in order to fund its lending and investment activities.

The Bank has automated teller machine access to the STAR, AMEX, PLUS and CIRRUS systems. The Bank offers its customers traditional on-line banking services and 24 hour telephone banking.

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Lending Activities

The Bank provides a range of commercial and retail lending services to individuals, small to medium-sized businesses, professional corporations, nonprofit organizations and other organizations. These services include, but are not limited to, commercial business loans, commercial real estate loans, renovation and mortgage loans, SBA loans, loan participations, consumer loans, revolving lines of credit and letters of credit. Consumer lending primarily consists of personal loans made on a direct, secured basis. Real estate loans are originated primarily for commercial purposes. To a lesser extent, the Bank originates construction loans. The Bank offers loans which have fixed rates, as well as loans with rates which adjust periodically. At December 31, 2004, approximately $81 million or 44.8% of the Bank’s total loan portfolio consisted of loans with adjustable rates.

The Bank provides financing to nonprofit organizations for construction and renovation of local headquarters, working capital lines of credit and equipment financing. Current nonprofit customers of the Bank include organizations which focus on issues relating to children’s rights, community housing, education and health care. At December 31, 2004, commercial and real estate loans to these customers totaled $9.4 million.

Commercial and real estate lending is performed by the Bank’s Lending Division, which is comprised of eight loan officers. The loan support staff includes the Loan Operations’ and Administration staff of eleven, who are responsible for preparing loan documents, recording and processing new loans and loan payments, ensuring compliance with regulatory requirements, and working with the Lending Division, in order to ensure the timely receipt of all initial and ongoing loan documentation and the prompt reporting of any exceptions. Credit analysis on loans is performed by the individual loan officers, using a credit analysis computer program, which provides not only the flexibility necessary to analyze loans but also the structure to ensure that all documentation requirements are appropriately met.

Policies and procedures have been established by the Bank to promote safe and sound lending. Loan officers have individual lending authorities based on the individual’s seniority and experience. Loans in excess of individual officers’ lending limits are presented to the Officers’ Loan Committee (“OLC”), which meets weekly, and is comprised of all loan officers and the President of the Bank. The President of the Bank has authority to approve unsecured loans up to $250,000 and secured loans up to $500,000. The OLC has authority to approve unsecured loans up to $500,000 and secured loans up to $1,000,000. Loans over $500,000 on an unsecured basis and over $1,000,000 on a secured basis are brought to the Directors’ Loan Committee (“DLC”), which meets approximately twice per month. The DLC is comprised of six outside directors. In addition to approving new loans, these Committees approve renewals, modifications and extensions of existing loans and review past due problem loans.

Loan Portfolio Composition. The following information concerning the composition of the Bank’s loan portfolio in dollar amounts is presented (before deductions for allowances for losses) as of the dates indicated.

	At December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Commercial business	$28,756	$31,979	$36,300	$32,707	$34,427
Real estate:
Commercial mortgage	90,477	81,001	80,674	77,279	55,214
Residential mortgage	49,737	34,184	34,736	23,765	20,320
Construction and land development	10,676	8,529	4,185	3,194	7,135
Consumer	958	659	979	1,394	1,527

Total loans	180,604	156,352	156,874	138,339	118,623
Less: net deferred loan fees	(332)	(318)	(338)	(278)	(183)

Total, net	$180,272	$156,034	$156,536	$138,061	$118,440

For further information regarding the Bank’s loan portfolio composition, See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition” in the Annual Report to Shareholders filed as Exhibit 13 to the Annual Report on Form 10-K and Note 4 to the Notes to the Consolidated Financial Statements.

3

Commercial Business Lending

The Bank provides a wide range of commercial business loans, including lines of credit for working capital purposes and term loans for the acquisition of equipment and other purposes. In most cases, the Bank has collateralized these loans and/or taken personal guarantees to help assure repayment. Collateral for these loans generally includes accounts receivable, inventory, equipment and real estate. Terms of commercial business loans generally range from one year to five years. These loans often require that borrowers maintain certain levels of deposits with the Bank as compensating balances. Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential, commercial and multi-family real estate lending. Although commercial business loans are often collateralized by real estate, equipment, inventory, accounts receivable or other business assets, the liquidation of collateral in the event of a borrower default is often not a sufficient source of repayment, because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use. The primary repayment risk for commercial loans is the failure of the business due to economic or financial factors. As of December 31, 2004, commercial loans totaled $28,756,000, the largest of which had a principal balance of $3.0 million. This loan is an unsecured line of credit to a Fortune 500 company, and at December 31, 2004 was performing in accordance with its terms.

The Bank also offers Small Business Administration (“SBA”) guaranteed loans, which provide better terms and more flexible repayment schedules than conventional financing. SBA loans are guaranteed up to a maximum of 85% of the loan’s balance. As lending requirements of small businesses grow to exceed the Bank’s lending limit, the Bank has the ability to sell participations in these larger loans to other financial institutions. The Bank believes that such participations will help to preserve lending relationships while providing a high level of customer service. At December 31, 2004, SBA-guaranteed loans totaled $7,249,000.

Real Estate Lending

At December 31, 2004, the Bank’s real estate loan portfolio consisted of commercial real estate mortgages totaling $90,477,000, and residential real estate mortgages totaling $49,737,000. Commercial real estate loans are generally for terms of five years and amortize over a 15- and 25-year period. Commercial real estate loans are generally originated in amounts up to 80% loan to value of the underlying collateral. In underwriting commercial real estate loans, the Bank considers the borrower’s overall creditworthiness and capacity to service debt, secondary sources or repayment and any additional collateral or credit enhancements. Our largest commercial real estate loan had a principal balance of $3,828,000 at December 31, 2004 and was secured by first deed of trust. At December 31, 2004 this loan was performing in accordance with its terms.

Residential real estate loans are generally for terms of five years and amortize over a 25 year period. Residential real estate loans are generally originated in amounts up to 80% loan to value of the underlying collateral. Our largest residential real estate loan had a principal balance of $3,085,000 at December 31, 2004. At December 31, 2004 this loan was performing in accordance with its terms. The underwriting for a residential real estate loan is the same as for a commercial real estate loan as stated above.

The majority of the $10,676,000 in construction and land development loans at December 31, 2004 are primarily for construction and renovation of commercial real estate properties. Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Multi-family and commercial real estate lending involves significant additional risks, as compared to one- to four-family residential lending. For example, such loans typically involve large loans to single borrowers or related borrowers. The payment experience on such loans is typically dependent on the successful operation of the project, and these risks can be significantly affected by the supply and demand conditions in the market for commercial property and multi-family residential units. To minimize these risks, the Bank limits the aggregate amount of outstanding construction loans, and generally makes such loans only in its market area and to borrowers with which it has substantial experience or who are otherwise well known to the Bank. It is the Bank’s current practice to obtain personal guarantees and current financial statements from all principals obtaining commercial real estate loans. The Bank also obtains appraisals on each property in accordance with applicable regulations.

4

Consumer Lending

The Bank’s consumer lending includes loans for motor vehicles, and small personal credit lines. Consumer loans generally involve more risk than residential real estate mortgage and commercial real estate loans. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation, and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, loan collections are dependent on the borrower’s continuing financial stability. Further, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered. In underwriting consumer loans, the Bank considers the borrower’s credit history, an analysis of the borrower’s income, expenses and ability to repay the loan and the value of the collateral. At December 31, 2004, consumer loans totaled $958,000.

Delinquencies and Classified Assets

Collection Procedures. Outstanding loans are reviewed on a weekly basis. When a loan becomes 10 days past due, loan officers attempt to contact the borrower. Generally, loans that are 30 days delinquent will receive a default notice from the Bank. With respect to consumer loans, the Bank will commence efforts to repossess the collateral after the loan becomes 30 days delinquent. Generally, after 90 days the Bank will commence legal action.

Loans Past Due and Nonperforming Assets. Loans are reviewed on a regular basis and are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Loans are placed on nonaccrual status when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on a nonaccrual status is reversed from interest income. At December 31, 2004, the Bank had nonperforming loans of $1,877,000 and a ratio of nonperforming loans to total assets of 0.7%.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management’s evaluation of the risk inherent in the loan portfolio and current economic conditions. Such evaluation also includes a review of all loans on which full collectibility may not be reasonably assured, including among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, geographic concentrations and other factors that warrant recognition in providing for an adequate loan loss allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and valuation of other real estate owned. Such agencies may require us to recognize additions to the allowance based on their judgment about information available to them at the time of their examination. At December 31, 2004, the total allowance was $2,558,000, which amounted to 1.4% of total loans and 136% of nonperforming loans. Management considers whether the allowance should be adjusted to protect against risks in the loan portfolio. Management will continue to monitor and modify the level of the allowance for loan losses in order to maintain it at a level which management considers adequate to provide for potential loan losses.

5

Allocation of Allowance for Loan Losses. The following table sets forth the allocation of allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance by category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At December 31,
	2004		2003		2002		2001		2000
	Amount	% of Loans in Each Category to total Loans	Amount	% of Loans in Each Category to total Loans	Amount	% of Loans in Each Category to total Loans	Amount	% of Loans in Each Category to total Loans	Amount	% of Loans in Each Category to total Loans
	(Dollars in thousands)
Balance at end of period applicable to:
Commercial business	$720	15.9%	$740	20.5%	$817	23.1%	$673	23.7%	$602	42.6%
Real estate-mortgages	1,826	83.6	1,372	79.1	1,361	76.2	1,155	75.3	942	55.8
Consumer	12	0.5	7	0.4	13	0.7	34	1.0	66	1.6
Unallocated	—	—	—	—	106	—	49	—	44	—

Total allowance for loan losses	$2,558	100.0%	$2,119	100.0%	$2,297	100.0%	$1,911	100.0%	$1,654	100.0%

For the year ended December 31, 2004, gross interest income which would have been recorded had the nonaccruing loans of $1,877,000 been current in accordance with their original terms amounted to $204,000. The amounts that were included in interest income on such loans were $258,000 for the year ended December 31, 2004. As of December 31, 2004, the Bank does not have any loans which are not disclosed in the table above, but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in future disclosure of such loans. For further information regarding the Bank’s allowance for loan losses and asset quality see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset Quality” in the Annual Report to Shareholders filed as Exhibit 13 to the Annual Report on Form 10-K and Note 4 to the Notes to the Consolidated Financial Statements.

Investment Activities

The Bank’s investment portfolio consists of obligations of U.S. Government sponsored agencies and corporations, mortgage-backed securities, and marketable equity securities. At December 31, 2004, investments totaled $50,835,000 of which $33,890,000 were classified as available for sale. Total investment securities classified as held to maturity were $16,945,000 at December 31, 2004. For further information regarding the Bank’s investments see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Investments” in the Annual Report to Shareholders filed as Exhibit 13 to the Annual Report on Form 10-K and Note 3 to the Notes to the Consolidated Financial Statements.

Investment Portfolio. The following tables set forth the carrying value of our investments at the dates indicated. At December 31, 2004, the market value of our investment securities and interest bearing deposits was approximately $53.1 million.

	At December 31,
	2004	2003	2002
	(In Thousands)
U.S. Government and agency obligations	$33,328	$23,390	$15,605
Mortgage-backed securities	7,860	10,282	6,991
Marketable equity securities	9,647	10,746	3,949
Interest-earning deposits	2,420	10,131	3,486

Total investments	$53,255	$54,549	$30,031

6

Deposits

The Bank offers a variety of deposit accounts with a range of interest rates and terms. The flow of deposits is influenced by a variety of factors including general economic conditions, changes in market rates, prevailing interest rates and competition. The Bank relies on competitive pricing of its deposit products and customer service to attract and retain deposits, however market interest rates and rates offered by competing financial institutions significantly affect the Bank’s ability to attract and retain deposits.

The Bank’s deposits totaled $215,367,000 at December 31, 2004. Demand deposits totaled $59,676,000 and comprised 27.7% of total deposits. Savings, NOW, and money market accounts totaled $101,074,000 and comprised 46.9% of total deposits. Certificates of deposits were 25.4% of the total deposits for a balance of $54,617,000. For further information regarding the Bank’s deposits see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Deposits” in the Annual Report to Shareholders filed as Exhibit 13 to the Annual Report on Form 10-K and Note 6 to the Notes to the Consolidated Financial Statements.

The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2004. These deposits represented 16.7% of our total deposits at December 31, 2004.

Remaining Maturity	Amount
(In Thousands)
Three months or less	$6,474
Three through six months	9,093
Six through twelve months	12,205
Over twelve months	8,198

Total	$35,970

Borrowed Funds

The Company’s short-term borrowings consist of securities sold under repurchase agreements totaling $2,667,000 at December 31, 2004. Long-term debt consists of a term advances from the FHLB at a average fixed rate of 3.18%. FHLB advances totaled $7,127,000 at December 31, 2004. For further information regarding the Bank’s borrowed funds see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Borrowed Funds” in the Annual Report to Shareholders filed as Exhibit 13 to the Annual Report on Form 10-K and Notes 9 and 10 to the Notes to the Consolidated Financial Statements.

Competition

The Bank faces strong competition among financial institutions in Washington, D.C., Northern Virginia and suburban Maryland for both deposits and loans. Principal competitors include other community commercial banks and larger financial institutions with branches in the Bank’s service area. Intense competition is expected to continue as bank mergers and acquisitions of smaller banks by larger institutions in the Washington, D.C. metropolitan region may be expected to continue for the foreseeable future.

The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market funds and other investment alternatives. The primary factors in competing for loans are interest rates, loan origination fees, the quality and range of lending services and personalized services. Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. The Bank faces competition for deposits and loans throughout its market areas not only from local institutions but also from out-of-state financial intermediaries which have opened loan production offices or which solicit deposits in its market areas. Many of the financial intermediaries operating in the Bank’s market areas offer certain services, such as trust, investment and international banking services, which the Bank does not offer. Additionally, banks with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers.

7

In order to compete with other financial services providers, the Bank principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers’ needs.

Employees

At December 31, 2004, the Company employed 68 people on a full time basis. The employees are not represented by a union and management believes that its relations with its employees are good.

SUPERVISION AND REGULATION

The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies by its open-market operations in U.S. Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

Bank holding companies and banks are extensively regulated under both federal and state law. Set forth below is a summary description of certain provisions of certain laws which relate to the regulation of the Company and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

The Company

The Company, as a registered bank holding company, is subject to regulation under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Such regulations include prior approval of Company affiliates and subsidiaries. The Company is required to file quarterly reports and annual reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct examinations of the Company and its subsidiaries.

The Federal Reserve Board may require that the Company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

Under the BHCA and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Company is required by the Federal Reserve Board to maintain certain levels of capital.

The Company is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities, or substantially all of the assets, of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of the Company and another bank holding company.

8

The Company is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, the Company, subject to the prior approval of the Federal Reserve Board, may engage in any activities, or acquire shares of companies engaged in activities, that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Additionally, bank holding companies that elect to be treated as financial holding companies may engage in insurance, securities and, under certain circumstances, merchant banking activities. The Company has not made the financial holding company election with the Federal Reserve Board.

Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board’s regulations or both. This doctrine has become known as the “source of strength” doctrine. The validity of the source of strength doctrine has been and is likely to continue to be the subject of litigation-until definitively resolved by the courts or by Congress.

The Bank

The Bank, as a national banking association, is subject to primary supervision, examination and regulation by the Office of the Comptroller of the Currency (the “OCC”). If, as a result of an examination of the Bank, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the Bank’s operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin “unsafe or unsound practices,” to require affirmative action to correct any conditions resulting from any violation of law or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate a bank’s deposit insurance, in the absence of action by the OCC and upon a finding that a bank is in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that its conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors. The Bank is not subject to any such actions by the OCC or the FDIC.

The deposits of the Bank are insured by the FDIC in the manner and to the extent provided by law. For this protection, the Bank pays a semiannual statutory assessment. Various other requirements and restrictions under the laws of the United States affect the operations of the Bank. Federal statutes and regulations relate to many aspects of the Bank’s operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers. Further, the Bank is required to maintain certain levels of capital.

Restrictions on Transfers of Funds to the Company by the Bank

The Company is a legal entity separate and distinct from the Bank. The Company’s ability to pay cash dividends is limited by Delaware corporate law. In addition, the prior approval of the OCC is required if the total of all dividends declared by the Bank in any calendar year exceeds the Bank’s net income for that year combined with its retained net profits for the preceding two years, less any transfers to surplus, that is still available for dividend.

The OCC also has authority to prohibit the Bank from engaging in activities that, in the OCC’s opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the OCC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the OCC and the

9

Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank or the Company may pay.

The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Company or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Company or other affiliates. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in the Company or to or in any other affiliate is limited to 10% of the Bank’s capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank’s capital and surplus (as defined by federal regulations). Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law.

Capital Standards

The Federal Reserve Board and the OCC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, and those which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long-term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio.

Under federal regulations, an institution is generally considered “well capitalized” if it has a total risk-based capital ratio of at least 10%, a Tier I risk-based capital ratio of at least 6%, and a Tier I capital (leverage) ratio of at least 5%. Federal law generally requires full-scope on-site annual examinations of all insured depository institutions by the appropriate federal bank regulatory agency although, the examination may occur at longer intervals for small well-capitalized or state chartered banks.

The current risk-based capital ratio analysis establishes minimum supervisory guidelines and standards. It does not evaluate all factors affecting an organization’s financial condition. Factors which are not evaluated include (i) overall interest rate exposure; (ii) quality and level of earnings; (iii) investment or loan portfolio concentrations; (iv) quality of loans and investments; (v) the effectiveness of loan and investment policies; (vi) certain risks arising from nontraditional activities and (vii) management’s overall ability to monitor and control other financial and operating risks, including the risks presented by concentrations of credit and nontraditional activities. The capital adequacy assessment of federal bank regulators will, however, continue to include analyses of the foregoing considerations and in particular, the level and severity of problem and classified assets. Market risk of a banking organization—risk of loss stemming from movements in market prices—is not evaluated under the current risk-based capital ratio analysis (and is therefore analyzed by the bank regulators through a general assessment of an organization’s capital adequacy) unless trading activities constitute 10% of $1 billion or more of the assets of such

10

organization. Such an organization (unless exempted by the banking regulators) and certain other banking organization designated by the banking regulators must, beginning on or before January 1, 1998, include in its risk-based capital ratio analysis charges for, and hold capital against, general market risk of all positions held in its trading account and of foreign exchange and commodity positions wherever located, as well as against specific risk of debt and equity positions located in its trading account. Currently, the Company does not calculate a risk-based capital charge for its market risk.

Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends.

Prompt Corrective Action and Other Enforcement Mechanisms

Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as “critically undercapitalized” unless its capital ratio actually warrants such treatment.

In addition to restrictions and sanctions imposed under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

Premiums for Deposit Insurance

Insurance of Deposit Accounts. Deposit accounts in the Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. The Bank’s deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .02% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

Community Reinvestment Act

The Bank is subject to the provisions of the Community Reinvestment Act (“CRA”) which requires banks to assess and help meet the credit needs of the community in which the bank operates. The OCC examines the Bank to determine its level of compliance with CRA. The OCC and the Federal Reserve Board are required to consider the level of CRA compliance when regulatory applications are reviewed. The Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

11

Interstate Banking and Branching

Under the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Interstate Act”), a bank holding company that is adequately capitalized and managed may obtain approval under the BHCA to acquire an existing bank located in another state generally without regard to state law prohibitions on such acquisitions. A bank holding company, however, can not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out of state banks. An out of state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement. Since June 1, 1997 (and prior to that date in some instances), banks have been able to expand across state lines where qualifying legislation adopted by certain states prior to that date prohibits such interstate expansion. Banks may also expand across state lines through the acquisition of an individual branch of a bank located in another state or through the establishment of a de novo branch in another state where the law of the state in which the branch is to be acquired or established specifically authorizes such acquisition or de novo branch establishment.

The USA PATRIOT Act

The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Financial institutions, such as the Bank, have been subject to a federal anti-money laundering obligation for years. The USA PATRIOT Act has no material impact on the Bank’s operations.

Sarbanes-Oxley Act of 2002

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, Sarbanes-Oxley places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, Sarbanes-Oxley makes certain changes to the requirements for audit partner rotation after a period of time. Sarbanes-Oxley requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. The Company’s Chief Executive Officer and Chief Financial Officer have signed certifications to this Form 10-K as required by Sarbanes-Oxley. In addition, under Sarbanes-Oxley, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Under Sarbanes-Oxley, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from trading the company’s securities during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under Sarbanes-Oxley be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public

12

companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

Sarbanes-Oxley also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not. Under Sarbanes-Oxley, a company’s registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. Sarbanes-Oxley also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. Sarbanes-Oxley also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. Sarbanes-Oxley requires the company’s registered public accounting firm that issues the audit report to attest to and report on management’s assessment of the company’s internal controls.

Although we have incurred additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, such compliance has not had a material impact on our results of operations or financial condition to date. However, the Company expects costs will increase in the future as a result of its continued efforts to implement the Sarbanes-Oxley and to comply with the SEC’s requirement that management issue an internal control report and assessment beginning with its 2006 annual report to shareholders.

Factors Affecting Future Results

In addition to historical information, this Form 10-K includes certain forward looking statements that involve risks and uncertainties such as statements of the Company’s plans, expectations and unknown outcomes. The Company’s actual results could differ materially from management expectations. Factors that could contribute to those differences include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank’s loan and investment portfolios, changes in ownership status resulting in, among other things, the loss of eligibility for participation in government and corporate programs for minority and women-owned banks, change in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices.

Item 2. Description of Properties.

The principal executive office of the Company is located in leased space at 1130 Connecticut Avenue, N.W., Washington, D.C. 20036. The Bank leases six other offices, located at 1501 K Street, N.W., Washington, D.C. 20006, 1729 Wisconsin Avenue, N.W., Washington, D.C. 20007; Union Station, 50 Massachusetts Avenue, N.E., Washington, D.C. 20002; 1604 17th Street, N.W., Washington, D.C. 20009, 8121 Georgia Avenue, Silver Spring, Maryland, 20910, 802 7th Street, N.W., Washington, D.C. 20001 and Deposit Operations, 1627 K Street, N.W., Washington, D.C. An additional ATM was opened in Union Station in 1989 and a third ATM was opened in Union Station in May 1994. Leases for these facilities expire as follows:

Location	Expiration of Lease
1501 K Street, N.W.	2012
50 Massachusetts Avenue, N.E.	2008
Union Station ATM	2009
Union Station ATM	2009
802 7th Street, N.W.	2007
1729 Wisconsin Avenue, N.W.	2008
1604 17th Street, N.W.	2016
1130 Connecticut Avenue, N.W.	2012
8121 Georgia Avenue	2016
1627 K Street, N. W.	2012

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In 2004, the Company and the Bank incurred rental expense on leased real estate of approximately $830,000. The Company considers all of the properties leased by the Bank to be suitable and adequate for their intended purposes.

Item 3. Legal Proceedings.

Although the Bank, from time to time, is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Company or the Bank is a party or to which any of their property is subject.

Item 4. Submission of Matters to a Vote of Security Holders.

None.

PART II

Item 5. Market for Common Equity and Related Stockholder Matters and issuer Purchases of Equity Securities.

The Company’s Common Stock is currently listed on the Nasdaq National Market under the symbol “AANB,” and there is an established market for such common stock.

The following table sets forth the range of the high and low sales prices of the Company’s Common Stock for the prior eight calendar quarters and is based upon information provided by the Nasdaq National Market. Historical data has been restated to reflect the 10% stock dividend declared on December 21, 2004.

	Prices of Common Stock
	High	Low	Dividends Paid
Calendar Quarter Ended

March 31, 2003	$14.36	$12.06	$0.109
June 30, 2003	16.14	13.01	0.114
September 30, 2003	16.59	13.45	0.114
December 31, 2003	17.82	15.55	0.114
March 31, 2004	17.64	15.28	0.114
June 30, 2004	16.55	12.74	0.114
September 30, 2004	15.64	12.73	0.114
December 31, 2004	20.81	15.02	0.114

As of December 31, 2004, the Company had 536 stockholders of record, and there were 3,322,820 shares issued and outstanding, net of shares held in Treasury.

The Company did not repurchase any shares of its common stock during the fourth quarter.

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Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights. (a)	Weighted-average exercise price of outstanding options, warrants and rights. (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)). (c)
Equity compensation plans approved by security holders	—	$—	170,156
Equity compensation plans not approved by security holders	12,100	$5.21	—

Total	12,100	$5.21	170,156

The Company adopted a non-statutory stock option plan on February 15, 2000 that was not submitted for approval to the stockholders. A total of 30,250 shares of common stock were authorized for issuance to key employees and non-employee directors. All options were granted at an exercise price of $5.21 per share, representing 90% of the fair market value of the Company’s common stock. The options vested over three years and expire after ten years from the date of grant. As of December 31, 2004, 20,084 options have been exercised.

The Company has a 1987 stock option plan providing for the award of non-statutory options to purchase 170,156 shares of common stock. This plan was approved by stockholders. No options have ever been awarded under this plan.

Item 6. Selected Financial Data.

See the Annual Report to Shareholders which is filed at Exhibit 13 hereto.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The Management’s Discussion and Analysis of Financial Condition and Results of Operations is incorporated by reference to the Company’s Annual Report to Shareholders, which is filed as Exhibit 13 hereto.

Item 7a. Quantitative and Qualitative Disclosures About Market Risk.

For information regarding market risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations which is incorporated by reference to the Company’s Annual Report to Shareholders at Exhibit 13 hereto.

Item 8. Financial Statements and Supplementary Data.

The Financial Statements identified in Item 15(a)(1) hereof are included with the Annual Report to Shareholders at Exhibit 13 hereto.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

(a)	Evaluation of disclosure controls and procedures.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the fiscal year (the “Evaluation Date”). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer

15

concluded that, as of the Evaluation Date, our disclosure controls and procedures were effective in timely alerting them to the material information relating to us (or our consolidated subsidiaries) required to be included in our periodic SEC filings.

(b) Changes in internal controls.

There were no significant changes made in our internal controls during the period covered by this report or, to our knowledge, in other factors that could significantly affect these controls subsequent to the date of their evaluation.

See the Certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Item 9B. Other Information.

None

PART III

Except as set forth below, The information called for by Items 10, 11, 12, 13 and 14 is incorporated herein by reference to the Registrant’s definitive Proxy Statement for the 2005 Annual Meeting of Stockholders to be filed within 120 days after the end of the fiscal year covered by the Form 10-K.

Item 10. Directors, Executive Officers, and Control Persons; Compliance with Section 16(a) of the Exchange Act.

The Company has adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics may be accessed on the Company’s website at www.adamsbank.com.

Item 11. Executive Compensation.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Item 13. Certain Relationships and Related Transactions.

Item 14. Principal Accountant Fees and Services.

Information required by Item 14 is incorporated by reference to the Company’s Proxy Statement for the 2005 Annual Meeting of Stockholders.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

(a)(1) Financial Statements

•	Report of Independent Registered Public Accounting Firm

•	Consolidated Balance Sheets, December 31, 2004 and 2003

•	Consolidated Statements of Income Years Ended December 31, 2004, 2003 and 2002

•	Consolidated Statements of Changes in Stockholders’ Equity Years Ended December 31, 2004, 2003 and 2002

•	Consolidated Statements of Cash Flows Years Ended December 31, 2004, 2003 and 2002

16

•	Notes to Consolidated Financial Statements

(a)(2) Financial Statement Schedule

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

(a)(3) Exhibits

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of the Company, as amended (1)

3.1.1	Amendment to the Certificate of Incorporation of the Company (2)

3.2	By-laws of the Company, as amended (3)

4.1.1	Rights Agreement dated as of April 12, 1994, between the Company and The First National Bank of Maryland, as Rights Agent (Right Certificate attached as Exhibit A to Rights Agreement and Summary of Rights to Purchase Common Shares attached as Exhibit B to Rights Agreement) (4)

4.1.2	First Amendment dated April 20, 1995 between the Company and The First National Bank of Maryland, as Rights Agent (5)

10.1	1996 Employee Incentive Stock Option Plan and Agreement (6)

10.2	1996 Directors Stock Option Plan and Agreement (7)

10.3	Agreement, dated April 20, 1995 between the Company and Marshall T. Reynolds (8)

10.4	Employment Agreement between the Bank and Kate Walsh Carr (9)

13	Annual Report to Shareholders

14	Code of Ethics (10)

21	Subsidiaries of the Registrant

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32	Certification of Chief Executive Officer and Principal Financial and Accounting Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(1)	Incorporated by reference to Exhibit 3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1987.
(2)	Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Form SB-2 filed July 9, 1996.
(3)	Incorporated by reference to Exhibit 3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1987.

17

(4)	Incorporated by reference to Exhibits 1-3 to the Company’s Registration Statement on Form 8-A dated April 12, 1994.
(5)	Incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-K/A dated April 21, 1995.
(6)	Incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
(7)	Incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form10-K for the fiscal year ended December 31, 1996.
(8)	Incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
(9)	Incorporated by reference to Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.
(10)	Incorporated by reference to Exhibit 10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

(b)	See the exhibits filed under Item 15(a)(3)

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SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ABIGAIL ADAMS NATIONAL BANCORP, INC.

Date: April 6, 2005	By:	/s/ Jeanne D. Hubbard
Jeanne D. Hubbard, Chairwoman of the Board, President and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following Behalf of the Registrant and in the capacities and on the dates indicated.

By:	/s/ Jeanne D. Hubbard	By:	/s/ Karen E. Troutman
	Jeanne D. Hubbard, Chairwoman of the Board		Karen E. Troutman, Principal Financial
	and Chief Executive Officer		and Accounting Officer

Date: April 6, 2005		Date: April 6, 2005

By:	/s/ Kathleen W. Carr	By:	/s/ Patricia G. Shannon
	Kathleen W. Carr, Director		Patricia G. Shannon, Director

Date: April 6, 2005		Date: April 6, 2005

By:	/s/ A. George Cook	By:	/s/ Marianne Steiner
	A. George Cook, Director		Marianne Steiner, Director

Date: April 6, 2005		Date: April 6, 2005

By:	/s/ Douglas V. Reynolds	By:	/s/ Joseph L. Williams
	Douglas V. Reynolds, Director		Joseph L. Williams, Director

Date: April 6, 2005		Date: April 6, 2005

By:	/s/ Marshall T. Reynolds	By:	/s/ Bonita A. Wilson
	Marshall T. Reynolds, Director		Bonita A. Wilson, Director

Date: April 6, 2005		Date: April 6, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of the Company, as amended (1)

3.1.1	Amendment to the Certificate of Incorporation of the Company (2)

3.2	By-laws of the Company, as amended (3)

4.1.1	Rights Agreement dated as of April 12, 1994, between the Company and The First National Bank of Maryland, as Rights Agent (Right Certificate attached as Exhibit A to Rights Agreement and Summary of Rights to Purchase Common Shares attached as Exhibit B to Rights Agreement) (4)

4.1.2	First Amendment dated April 20, 1995 between the Company and The First National Bank of Maryland, as Rights Agent (5)

10.1	1996 Employee Incentive Stock Option Plan and Agreement (6)

10.2	1996 Directors Stock Option Plan and Agreement (7)

10.3	Agreement, dated April 20, 1995 between the Company and Marshall T. Reynolds (8)

10.4	Employment Agreement between the Bank and Kate Walsh Carr (9)

13	Annual Report to Shareholders

14	Code of Ethics (10)

21	Subsidiaries of the Registrant

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32	Certification of Chief Executive Officer and Principal Financial and Accounting Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(1)	Incorporated by reference to Exhibit 3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1987.
(2)	Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Form SB-2 filed July 9, 1996.
(3)	Incorporated by reference to Exhibit 3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1987.
(4)	Incorporated by reference to Exhibits 1-3 to the Company’s Registration Statement on Form 8-A dated April 12, 1994.
(5)	Incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-K/A dated April 21, 1995.
(6)	Incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(7)	Incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
(8)	Incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
(9)	Incorporated by reference to Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.
(10)	Incorporated by reference to Exhibit 10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

(b)	See the exhibits filed under Item 15(a)(3)

EXHIBIT 13

EXHIBIT 13

2004 ANNUAL REPORT TO STOCKHOLDERS

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

	2004	2003
Averages
Assets	$232,600	$211,608
Loans	161,919	151,008
Allowance for loan losses	(2,318)	(2,366)
Deposits	194,772	173,319
Stockholders’ Equity	23,683	22,076
At Year-End
Assets	$251,192	$231,906
Loans	180,272	156,034
Allowance for loan losses	(2,558)	(2,119)
Deposits	215,367	192,756
Stockholders’ Equity	24,760	22,875
Book value per share (a)	$7.45	$6.90
For the year
Net income	$3,602	$3,161
Cash dividends	1,509	1,469
Per Common Share (a)
Basic earnings	$1.09	$0.95
Diluted earnings	$1.08	$0.95
Cash dividends	$0.45	$0.45

(a)	All book value per share and all per common share data used in the financial highlights table have been restated to reflect a 10% stock dividend declared on 12/21/04 and paid on 01/14/05.

CONTENTS

Letter to Shareholders and Friends	2

Selected Financial Data for Five-Year Period	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Summary of Operations by Quarter and Summary of Market Data	15

Independent Auditors’ Report	16

Consolidated Balance Sheets	17

Consolidated Statements of Income	18

Consolidated Statements of Changes in Stockholders’ Equity	19

Consolidated Statements of Cash Flows	20

Notes to Consolidated Financial Statements	21

Stockholder Information	38

ABIGAIL
ADAMS	1130 Connecticut Ave., NW
NATIONAL BANCORP, INC.	Washington, DC 20036

Dear Shareholders, Customers and Friends,

We are proud to report to you on the most profitable year for Abigail Adams National Bancorp, Inc. Our net income grew 13.9% to $3,602,000 and our earnings per share increased from $0.95 per share at year-end 2003 to $1.09 at year-end 2004. Total assets increased $19 million, with most of that growth reflected in the over $24 million increase in loans, and deposits increased over $22 million.

The earnings per share information discussed above has been adjusted for the 10% stock dividend declared on December 21, 2004 and paid out on January 14, 2005. This stock dividend was our way of sharing the growth and profitability of our company with our shareholders.

Part of 2003 and 2004 was devoted to the building of a solid infrastructure to support our current and planned growth and to expand our services and products in our market area. The fruits of this plan are seen in the strong performance in 2004. Adams enters 2005 poised to continue our commitment to increasing shareholder value and providing banking services to our market base. We will continue to focus on our market base of women, minorities, small businesses and not-for-profit organizations.

The most exciting news for our company, however, is our planned acquisition of Consolidated Bank & Trust in Richmond, VA. This company shares our commitment and mission and will open up new markets and opportunities for Abigail Adams National Bancorp.

We continue to thank you, our shareholders, for your loyalty and support, and pledge to continue our commitment to enhance your shareholder value.

Jeanne Delaney Hubbard	Kathleen Walsh Carr
Chairwoman, President & CEO	President & CEO
Abigail Adams National Bancorp, Inc.	The Adams National Bank

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2004	2003	2002	2001	2000
Income Statement Data
Total interest income	$13,829	$12,556	$12,831	$12,734	$12,809
Total interest expense	1,986	2,094	2,580	3,734	4,067
Net interest income	11,843	10,461	10,251	9,000	8,742
Provision for loan losses	420	591	443	260	536
Total noninterest income	1,975	2,035	1,954	1,980	1,545
Total noninterest expense	7,415	6,646	6,064	6,025	5,665
Provision for income taxes	2,381	2,098	2,282	1,802	1,626
Net income	3,602	3,161	3,415	2,893	2,460

Per Common Share Data (a)
Basic net income per share	$1.09	$0.95	$1.03	$0.88	$0.76
Diluted net income per share	$1.08	$0.95	$1.03	$0.88	$0.76
Cash dividends	$0.45	$0.45	$0.40	$0.33	$0.28

Selected Balance Sheet Data
Total assets	$251,192	$231,906	$204,950	$178,170	$160,651
Investment securities	50,835	44,418	26,545	24,413	25,151
Loans	180,272	156,034	156,536	138,061	118,440
Allowance for loan losses	2,558	2,119	2,297	1,911	1,654
Deposits	215,367	192,756	174,768	153,091	137,657
Long-term debt	7,127	10,030	724	810	888
Stockholders’ equity	24,760	22,875	21,192	18,888	16,973

Selected Ratios
Return on average assets	1.55%	1.49%	1.80%	1.78%	1.63%
Return on average stockholders’ equity	15.21%	14.32%	16.99%	16.02%	15.69%
Average equity to average assets	10.18%	10.43%	10.57%	11.08%	10.39%
Dividend payout ratio (a)	41.67%	47.37%	38.83%	37.50%	36.84%
Net (recoveries) charge-offs to average loans	(0.01%)	0.51%	0.04%	0.003%	0.02%
Nonperforming loans to total loans	1.04%	1.84%	0.29%	0.28%	0.26%
Allowance for loan losses to loans	1.42%	1.36%	1.47%	1.38%	1.40%

(a)	All per common share data and dividend payout ratios used in the selected financial data have been restated for a 10% stock dividend declared on December 21, 2004 and paid on January 14, 2005.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Abigail Adams National Bancorp, Inc. (the “Company”) is the parent of The Adams National Bank (the “Bank”), a national bank with six full-service branches located in the greater metropolitan Washington, D.C. area. The Company reports its financial results on a consolidated basis with the Bank.

When used in this Annual Report the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including among other things, changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following analysis of financial condition and results of operations should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto. For a discussion of risk factors that could affect the Company’s performance, see page 14.

Results of Operations

Overview

The Company recorded net income of $3,602,000 in 2004, as compared to $3,161,000 in 2003 and $3,415,000 in 2002. Diluted earnings per share were $1.08 for 2004, compared to $0.95 for 2003 and $1.03 for 2002. The 14.0% increase in net income compared to 2003 was attributable to a 13.2% increase in net interest income and a favorable 28.9% decrease in the provision for loan losses which offset a 3% decrease in noninterest income and an 11.6% increase in non-interest expense. The 7.4% decrease in 2003 net income compared to 2002 was due to an increase in non-interest expense and the provision for loan losses, partially offset by the 2.0% increase in net interest income and a 4.0% increase in noninterest income. Book value per share was $7.45 at December 31, 2004, an increase of $0.55 from the book value per share of $6.90 at December 31, 2003. Dividends paid per common share in 2004, 2003 and 2002 were $0.45, $0.45 and $0.40 respectively. Both the book value and dividends per common share have been adjusted for a 10% stock dividend declared in 2004.

Analysis of Net Interest Income

Net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of the Company’s earnings. Net interest income for 2004 increased 13.2% over 2003, after increasing only 2.1% in 2003 over 2002. The Company is slightly asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. The improvement in net interest income in 2004 resulted from a 9.9% growth in average earning assets, combined with the management of interest rates paid on deposits. During 2002-2003, the net interest margin experienced compression due to the decline in market interest rates resulting in a reduction in growth in the net interest margin. Average earning assets increased to $221,828,000 in 2004 as compared to the average of $201,867,000 in 2003, and $181,470,000 in 2002. The yield on the interest-earning assets edged ahead slightly to 6.23% in 2004 compared to 6.22% in 2003, but remained below the 7.07% yield of 2002. Loans, the highest yielding component of earning assets, represented 73.0% of total average earning assets for 2004, as compared to 74.8% for 2003 and 79.1% for 2002. Average loans increased 7.2% during 2004, as compared to a 5.3% increase during 2003. The average yield on loans increased 1 basis point to 7.15% in 2004 from 7.14% in 2003, but was 69 basis points below the 2002 average yield of 7.84%. The decrease in the yield on average loans from 2002 to 2003 reflects the origination and repricing of loans at lower rates. Average investment securities increased 32.4% over 2003, after increasing 38.2% from 2002. The average yield on investment securities decreased 13 basis points in 2004 to 4.42% from 4.55% in 2003, and was 101 basis points below the average yield of 5.43% in 2002. The reduction in the investment security yields for the past two years was impacted by the decline in market interest rates to the lowest levels in forty years.

Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders’ equity. The percentage of average earning assets funded by average interest-bearing liabilities decreased to 66.9% in 2004, compared to 68.9% in 2003 and 67.8% in 2002. Average interest bearing liabilities increased 6.7%, over 2003, which increased 13.1% over 2002. The growth in interest bearing liabilities in 2004 was due to the $11,354,000 increase in average deposits which was offset by a $2,024,000 decrease in average borrowings. The cost of interest-bearing funds in 2004, decreased 17 basis points to 1.34% in 2004, and decreased 59 basis points to 1.51% in 2003 from a cost of 2.10% in 2002. The decrease in the cost of interest-bearing funds was due to the repricing of existing deposits at lower interest rates than the prior years.

The net interest margin, which is net interest income as a percentage of average interest-earning assets, increased to 5.34% for 2004, an increase of 16 basis points from 5.18% for 2003. The net interest margin was 5.65% for 2002. The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 4.89% for 2004, reflecting an increase of 18 basis points from the 4.71% reported in 2003. The net interest spread was 4.97% in 2002.

The following tables present the average balances, net interest income and interest yields/rates for 2004, 2003 and 2002 and an analysis of the dollar changes in interest income and interest expense.

Distribution of Assets, Liabilities and Stockholders’ Equity Yields and Rates

For the Years Ended December 31, 2004, 2003, and 2002

(Dollars in thousands)

	2004			2003			2002
	Average Balances	Interest Income/ Expense	Average Rates	Average Balances	Interest Income Expense	Average Rates	Average Balances	Interest Income Expense	Average Rates
Assets
Loans (1)	$161,919	$11,574	7.15%	$151,008	$10,789	7.14%	$143,454	$11,243	7.84%
Investment securities	46,962	2,075	4.42%	35,466	1,613	4.55%	25,663	1,393	5.43%
Federal funds sold	5,310	74	1.39%	7,538	74.98%		7,633	115	1.51%
Interest-bearing bank balances	7,637	106	1.39%	7,855	79	1.01%	4,720	80	1.69%

Total earnings assets	221,828	13,829	6.23%	201,867	12,555	6.22%	181,470	12,831	7.07%

Allowance for loan losses	(2,318)			(2,366)			(2,071)
Cash and due from banks	8,267			7,477			7,144
Other assets	4,823			4,630			3,588

Total assets	$232,600			$211,608			$190,131

Liabilities and Stockholders’ Equity
Savings, NOW and money market accounts	$86,335	792	0.92%	$76,386	787	1.03%	$63,126	890	1.41%
Certificates of deposit	49,233	901	1.83%	47,828	1,006	2.10%	53,237	1,544	2.90%
Short-term borrowings	3,778	22	0.58%	6,509	48.74%		5,856	92	1.57%
Long-term debt	9,039	271	3.00%	8,332	253	3.04%	771	54	7.00%

Total interest-bearing liabilities	148,385	1,986	1.34%	139,055	2,094	1.51%	122,990	2,580	2.10%

Noninterest-bearing deposits	59,204			49,105			46,059
Other liabilities	1,328			1,372			985
Stockholders’ equity	23,683			22,076			20,097

Total liabilities and stockholders’ equity	$232,600			$211,608			$190,131

Net interest income		$11,843			$10,461			$10,251

Net interest spread			4.89%			4.71%			4.97%

Net interest margin			5.34%			5.18%			5.65%

1)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $838,000, $626,000, $552,000 for 2004, 2003 and 2002, respectively.

Interest Rates and Interest Differential

Analysis of Changes in fully Taxable Equivalent Net Interest Income

(In thousands)

	For the years ended December 31, 2004 versus 2003			For the years ended December 31, 2003 versus 2002
		Change per:			Change per:
	Net Increase (Decrease)	Rate	Volume	Net Increase (Decrease)	Rate	Volume
Interest income from:
Loans	$785	$5	$780	($454)	($1,046)	$592
Investment securities	462	(61)	523	220	(312)	532
Federal funds sold	0	22	(22)	(41)	(40)	(1)
Interest-bearing bank balances	27	29	(2)	(1)	(53)	52

Total interest income	$1,274	(5)	1,279	(276)	(1,451)	1,175

Interest expense on:
Savings, NOW and money market	(5)	101	(106)	(103)	(290)	187
Certificates of deposit	105	143	(38)	(538)	(382)	(156)
Short-term borrowings	26	6	20	(44)	(54)	10
Long-term debt	(17)	4	(21)	199	(330)	529

Total interest expense	109	254	(145)	(486)	(1,056)	570

Net interest income	$1,383	$249	$1,134	$210	($395)	$605

Note: The change in interest due to both rate and volume has been allocated to change due to rate.

Noninterest Income

Total noninterest income consists primarily of service charges on deposits and other fee-based services, as well as gains on the sales of investment securities and loans. Noninterest income totaled $1,975,000, a decrease of 2.9% or $60,000 from the prior year, as compared to $2,035,000 in 2003, which increased 4.1% from 2002. Service charges on deposit accounts totaled $1,478,000, a decrease of 12.4% from the prior year total of $1,687,000, which increased 3.1% from 2002. The decrease in 2004 was predominantly due to lower levels of overdraft fees. Other income, consisting of other fee-based services and the gain on the sale of loans, increased 42.9% in 2004 and decreased 12.8% in 2003, compared to 2002. The gain on sale of loans was $287,000 in 2004, $122,000 in 2003, and $127,000 in 2002. The gain on the sale of investment securities was $87,000 in 2004 and $70,000 in 2003. There was no gain on sale of investment securities in 2002.

Noninterest Expense

Total noninterest expense for the year ended December 31, 2004 totaled $7,415,000, an increase of 11.6% from the prior year, and totaled $6,646,000 for 2003, an increase of 9.6% compared to 2002. Occupancy and equipment expense increased 3.5% in 2004 to $1,356,000 and increased 11.0% in 2003 over 2002. The increase in occupancy and equipment expense in 2004 and 2003 was primarily due to the opening of a branch office in Maryland in September 2003. Salaries and benefits expense increased 13.19% in 2004 to $3,699,000 after increasing 9.6% in 2003. The continuing increase in salaries and benefits expense is primarily due to increases in staff and the related medical and employment taxes. Professional fees increased 48.1% in 2004 to a total of $394,000, following a 31.9% increase in 2003. The increase in professional fees in 2004 and 2003 is a result of an increase in legal fees related to loan collection efforts. As a result, the efficiency ratio declined slightly in 2004 to 53.7%, compared to 53.2% in 2003 and 49.7% in 2002.

Income Tax Expense

Income tax expense totaled $2,381,000 for 2004, an increase of 13.5% from the income-tax expense reported for 2003 that totaled $2,098,000. Income tax expense for 2003 was a 8.1% decrease from 2002. The increase in income tax expense was a result of the 13.9% increase in the Company’s pretax income, as compared to the decrease in pretax income of 7.7% in 2003. The effective tax rate for 2004 was 39.8%, compared to 39.9% for 2003 and 40.1% for 2002.

Financial Condition

Overview

Total assets increased to $251,192,000 at December 31, 2004 from $231,906,000 at December 31, 2003, an increase of $19,285,000 or 8.3%. The net increase in total assets was primarily attributable to an increase of $24,237,000 or 15.5% in loans that totaled $180,272,000 at December 31, 2004. The investment security portfolio increased 14.4% or $6,418,000 to a total of $50,835,000 from the prior year end total of $44,418,000. Total liabilities increased 8.32% or $17,400,000 to $226,432,000, primarily due to an increase in deposits. The return on average assets for 2004 was 1.55% compared to 1.49% for 2003.

Analysis of Loans

Loan originations showed a marked improvement in 2004 compared to 2003. Residential real estate loans increased 45.5% or $15,553,000 and commercial real estate loans increased 11.7% or $9,477,000 from the prior year, due to the increased demand in the DC Metropolitan area resulting from the strengthening economy. Construction loans increased 25.2% or $2,148,000 from 2003. Commercial loan balances decreased by 10.1% or $3,223,000 and installment loans decreased by 45.2% or $298,000. Average loans increased 7.2% in 2004, compared to 2003. The following table summarizes the loan concentrations at December 31, 2004 and 2003.

	2004	2003
Service industry	22.3%	26.0%
Real estate development/finance	57.6%	50.3%
Wholesale/retail	12.8%	16.3%
Other	7.3%	7.4%

Total	100.0%	100.0%

The following table summarizes the maturity distribution and interest sensitivity of the Company’s loan portfolio at December 31, 2004. The balances exclude any adjustment for net deferred fees and unearned income. Loans having no stated maturity, no stated schedule of repayment, overdrafts, and demand loans are included in the “Within 1 Year” category.

Analysis of Loan Maturity and Interest Sensitivity

At December 31, 2004

(In thousands)

	Within 1 Year	1 to 5 Years	After 5 Years	Total
Maturity of Loan
Commercial	$26,768	$944	$1,044	$28,756
Real estate – commercial	27,681	41,511	21,285	90,477
Real estate – residential	23,324	23,795	2,618	49,737
Real estate – construction	8,849	1,827	—	10,676
Installment	756	199	3	958

Total loans	$87,378	$68,276	$24,950	$180,604

Interest-Rate Sensitivity of Loans
Predetermined rates	$11,528	$63,153	$24,950	$99,631
Variable rates	75,850	5,123	—	80,973

Total loans	$87,378	$68,276	$24,950	$180,604

For additional information about loans, see Note 4 of the Notes to Consolidated Financial Statements.

Analysis of Investments

The investment securities classified as available-for-sale are used to maintain adequate liquidity and to provide a base for executing management’s asset/liability strategy. Investment securities available-for-sale are carried at estimated fair value and totaled $33,890,000 at December 31, 2004, an increase of $3,434,000 or 11.3% from the balance at December 31, 2003. Investment securities classified as available-for-sale consisted of U.S. government sponsored agencies, mortgage-back securities and marketable equity securities. The weighted average life of the portfolio at December 31, 2004 was 7.54 years, using call dates as expected maturities.

Investment securities classified as held-to-maturity were $16,945,000 at December 31, 2004, an increase of $2,984,000 or 21.4% from $13,961,000 at December 31, 2003. Investment securities classified as held-to-maturity consist of U.S. government sponsored agencies and mortgage-back securities. The weighted average maturity of the portfolio at December 31, 2004 is 3.07 years, using call dates as expected maturities.

The table entitled “Analysis of Investment Securities Portfolio,” sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held-to-maturity and available-for-sale at December 31, 2004. Expected maturities may differ from contractual maturities in mortgage-backed securities; therefore, these securities are not included in maturity categories in the following table

Analysis of Investment Securities Portfolio

At December 31, 2004

(Dollars in thousands)

	Held-to-Maturity			Available-for-Sale
	Amortized Cost Basis	Market Value	Average Yield	Amortized Cost Basis	Market Value	Average Yield
U.S. government sponsored agencies:
After one, but within five years	$15,465	$15,344	3.42%	15,996	$15,887	3.90%
After five, but within ten years	—	—	—	2,000	1,975	4.00%

Total federal agency securities	15,465	15,344	3.42%	17,996	17,862	3.91%
Mortgage-backed securities	1,480	1,474	3.59%	6,466	6,381	4.16%
Marketable equity securities	—	—	—	9,566	9,647	6.47%

Total investment securities	$16,945	$16,818	3.44%	$34,028	$33,890	4.69%

For additional information about investment securities, see Note 1 (c) and Note 3 of the Notes to Consolidated Financial Statements.

Interest-earning deposits in other banks

Interest-earning deposits in other banks totaled $2,420,000 at December 31, 2004, a decrease of 76.1% from the balance of $10,131,000 at December 31, 2003. The decrease was due to the funding of higher earning assets.

Deposits

Deposits are the Company’s primary source of funds, providing funding for 87.8% of average earning assets in 2004 and 85.9% in 2003. Average interest-bearing deposits were $135,568,000 in 2004, which was a 9.1% increase over prior year levels. Total deposits increased 11.73% to $215,367,000 at December 31, 2004, an increase of $22,610,000 from the balance of $192,756,000 at December 31, 2003. The increase in deposits in 2004 was due to successful advertising campaigns and our focus on building customer relationships.

The following table sets forth the dollar amounts in the various types of deposit programs.

	December 31,
	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Demand deposits	$59,676	27.7%	$56,829	29.5%	$46,890	26.8%
Savings accounts	9,194	4.3%	7,423	3.9%	5,064	2.9%
NOW accounts	26,430	12.2%	18,192	9.4%	23,190	13.3%
Money market accounts	65,450	30.4%	61,890	32.1%	46,976	26.9%

Total non-certificates	160,750	74.6%	144,334	74.9%	122,120	69.9%

Total certificates	54,617	25.4%	48,423	25.1%	52,648	30.1%

Total deposits	$215,367	100.0%	$192,757	100.0%	$174,768	100.0%

The following table indicates the certificates of deposit by time remaining until maturity as of December 31, 2004.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)
Certificates of deposit less than $100,000	$5,864	$5,487	$5,162	$2,134	$18,647
Certificates of deposit of $100,000 or more	6,474	9,093	12,205	8,198	35,970

Total Certificates of deposits	$12,338	$14,580	$17,367	$10,332	$54,617

Borrowed Funds

Short-term borrowings decreased 50.5%, as compared to the prior year and consisted of repurchase agreements totaling $2,667,000 at December 31, 2004. The decrease was primarily due to the out-of-state relocation of one of the Company’s large depositors. Average repurchase agreements for 2004 were $3,663,000, which was a decrease of 43.7%, compared to the 2003 average. For additional information on short-term borrowings, see Note 10 of the Notes to Consolidated Financial Statements.

Long-term debt consisted of a term loans from the Federal Home Loan Bank of Atlanta (“FHLB”), with a balance of $7,127,000 at December 31, 2004, a decrease of $2,903,000 from 2003, primarily due to the repayment of a $2,000,000 advance. The average long-term debt for 2004 was $9,039,000, an increase of $707,000 from the average for 2003. FHLB advances increased in the first quarter of 2003, to fund new loans and for other liquidity needs. For additional information on long-term debt, see Note 9 of the Notes to Consolidated Financial Statements.

	Years Ended December 31,
	Maximum Outstanding at Any Month End	Average Balance	Average Interest Rate	Ending Balance	Average Interest Rate at Year End
	(Dollars in thousands)
2004:
Long-term debt	$9,955	$9,039	3.00%	$7,127	3.18%
Short-term borrowings	$4,324	$3,778	0.58%	$2,667	0.57%

2003:
Long-term debt	$10,701	$8,332	3.04%	$10,030	2.96%
Short-term borrowings	$7,381	$6,509	0.74%	$5,390	0.50%

2002:
Long-term debt	$803	$771	7.00%	$724	6.95%
Short-term borrowings	$8,327	$5,856	1.57%	$7,313	0.92%

Contractual Commitments

In the normal course of business, the Company enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements. See Notes 6, 7, and 9 of the Notes to Consolidated Financial Statements. The following table summarizes the Company’s significant contractual obligations at December 31, 2004.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Time deposit maturities	$54,617	$44,285	$4,530	$5,802	—
Short-term borrowings	2,667	2,667	—	—	—
Long-term debt	7,127	914	5,862	351	—
Operating lease obligation	5,215	778	1,574	1,204	1,659
Purchase obligations	1,788	355	656	656	121

Total	$71,414	$48,999	$12,622	$8,013	$1,780

See Note 11 of the Notes to the Consolidated Financial Statements for a summary of off balance sheet commitments

Stockholders’ Equity

Stockholders’ equity at December 31, 2004 was $24,760,000, an increase of 8.2% from December 31, 2003. Cash dividends of $1,509,000 were declared on the common stock in 2004, representing a 2.72% increase over 2003. A 10% stock dividend was declared on December 21, 2004 and distributed on January 14, 2005. The annual dividend payout rate as restated for the 2004 10% stock dividend was $0.45 per common share in both 2004 and 2003 and $0.40 in 2002. The restated dividend payout ratios were 41.7%, 47.4% and 38.8% for 2004, 2003 and 2002, respectively. The ratio of average stockholders’ equity to average assets for 2004 was 10.2%, as compared to 10.4% for 2003. The return on average equity was 15.2% for 2004 and 14.3% for 2003.

Asset Quality

Loan Portfolio and Adequacy of the Allowance for Loan Losses

Management believes the allowance for loan losses accounting policy is critical to the portrayal and understanding of our financial condition and results of operations. As such, selection and application of this “critical accounting policy” involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

The Company manages the risk characteristics of its entire loan portfolio in an effort to maintain an adequate allowance for loans losses and identify problem loans so that the risks in the portfolio can be identified on a timely basis. Management performs a periodic analysis of risk factors that includes the primary sources of repayment on individual loans, liquidity and financial condition of borrowers and guarantors, and the adequacy of collateral. Loans subject to individual reviews are analyzed and segregated by risk according to the Company’s internal risk rating scale. Management also considers the character of the loan portfolio, changes in nonperforming and past-due loans, historical loss experience, concentrations of loans to specific borrowers and industries, and general and regional economic conditions, as well as other factors existing at the determination date. This review takes into account the judgment of the individual loan officers, the credit risk manager, senior management and the Board of Directors. The Company also has an independent loan review performed by an outside consultant periodically throughout the year. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.

The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management’s ongoing evaluation. The provision for loan losses decreased in 2004 to a total of $420,000, compared to $591,000 for 2003 and $443,000 for 2002. The balance of the allowance for loan losses was $2,558,000 or 1.42% of loans at December 31, 2004, $2,119,000 or 1.36% of loans at December 31, 2003, and $2,297,000 or 1.47% of loans at December 31, 2002. The allowance as a percentage of loans increased at December 31, 2004, as compared to December 31, 2003, due to net recoveries and the provision expense. Net loan recoveries were $18,540 or 0.011%

of average loans for 2004, compared to net loan charge-offs of $768,000 or 0.51% of average loans in 2003, and $57,000 in 2002. The increase in charge-off loans in 2003 was predominately due to two commercial loans that totaled $647,000. Due to the strengthening economic environment in 2004, the Company has experienced a decrease in nonperforming loans since last year. The increase in the provision is intended to address known and inherent losses that are both probable and estimable at December 31, 2004. While historical losses have been modest in prior years, the current economic conditions of the market area and the concentration of loans in the higher risk classifications (e.g. commercial and industrial, and commercial real estate mortgages) warrant maintenance of the allowance for loan losses at its current level. Management believes that the allowance for loan losses at December 31, 2004 is adequate given past experience and the underlying assessment of the Company’s loan portfolio. For additional information on the analysis of loan losses, see Note 4 of the Notes to Consolidated Financial Statements.

The following table presents the allocation of the allowance for loan losses by categories.

	December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Allowance amount allocated to:
Commercial	$720	$740	$817	$673	$602
Real Estate	1,826	1,372	1,361	1,155	942
Installment	12	7	13	34	66
Unallocated	—	—	106	49	44

Total	$2,558	$2,119	$2,297	$1,911	$1,654

The following table presents the percentage composition of the loan portfolio.

	December 31,
	2004	2003	2002	2001	2000
Composition of loan portfolio:
Commercial	15.9%	20.5%	23.1%	23.7%	42.6%
Real Estate	83.6%	79.1%	76.2%	75.3%	55.8%
Installment	0.5%	0.4%	0.7%	1.0%	1.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, past-due loans and other real estate owned. Past due loans are loans that are 90 days or more delinquent and still accruing interest. There were no past-due loans at December 31, 2004 or 2003 that were still accruing interest. Nonperforming loans at December 31, 2004 represented 0.75% of total assets and totaled $1,877,000, with balances of $1,006,000 guaranteed by the SBA. In comparison, nonperforming loans at December 31, 2003 were 1.24% of total assets and totaled $2,873,000, with balances of $1,666,000 guaranteed by the SBA. The largest nonperforming commercial loan had a principal balance of $463,000 at December 31, 2004. The significant decrease in nonperforming loans since last year reflects active collection efforts made in 2004. See Note 4 of the Notes to Consolidated Financial Statements.

The following table presents nonperforming assets by category for the last five years.

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans:
Commercial	$1,353	$2,133	$460	$385	$309
Real Estate	524	740	—	—	—
Installment – individuals	—	—	—	1	—

Total nonaccrual loans	1,877	2,873	460	386	309
Past-due loans:	—	—	—	—	—

Total nonperforming assets	$1,877	$2,873	$460	$386	$309

Nonperforming assets exclusive of SBA guarantee	$871	$1,208	$166	$157	$72
Ratio of nonperforming assets to gross loans	1.04%	1.84%	0.29%	0.28%	0.26%
Ratio of nonperforming assets to total assets	0.75%	1.24%	0.22%	0.22%	0.19%
Allowance for loan losses to nonperforming assets	136%	74%	500%	495%	536%

Loans totaling $5,735,000 and $7,290,000 at December 31, 2004 and 2003, respectively, were classified as monitored credits subject to management’s attention and are not reported in the preceding table. The classification of monitored credits is reviewed on a quarterly basis. The balances of the monitored credits guaranteed by the SBA totaled $1,910,000 and $1,552,000 as of December 31, 2004 and 2003, respectively.

The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	2004	2003	2002	2001	2000
	(Dollars in thousands)
Balance at beginning of period	$2,119	$2,297	$1,911	$1,654	$1,137
Loans charged off:
Commercial	80	829	55	9	6
Real estate – commercial	—	—	—	—	—
Real estate – residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment – individuals	22	4	16	15	70

Total charge-offs	102	833	71	24	76

Recoveries:
Commercial	120	23	9	7	10
Real estate – commercial	—	—	—	—	—
Real estate – residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment – individuals	1	41	5	14	47

Total recoveries	121	64	14	21	57

Net (recoveries) charge-offs	(19)	769	57	3	19

Provision for loan losses	420	591	443	260	536

Balance at end of period	$2,558	$2,119	$2,297	$1,911	$1,654

Ratio of net (recoveries) charge-offs to average loans	(0.01)%	0.51%	0.04%	0.003%	0.02%

Liquidity and Capital Resources

Liquidity

Liquidity is a product of the Company’s operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. As shown in the Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in 2004 and 2003, primarily from net income. Cash from our investing activities was used to fund loan growth and investment security purchases. Cash from our financing activities resulted from deposit growth in 2004 and both deposit growth and FHLB advances in 2003. Cash dividends increased by $40,000 in 2004, compared to 2003, reflecting our increased dividend. Overall, net cash and cash equivalents decreased in 2004 by $2,954,000, as compared to a $2,461,000 increase in 2003. Liquid assets decreased to 7.1% of total assets at December 31, 2004, as compared to 12.3% of total assets at the end of the previous year.

The Company has additional sources of liquidity available through unpledged investment securities with a market value totaling $20,109,000 and unsecured lines of credit available from correspondent banks, which can provide up to $16,000,000, as well as a credit facility through its membership in the FHLB.

The Company uses projections and ratios to monitor liquidity. A commonly-used measure of liquidity is the loan-to-deposit ratio. The 2004 average loan-to-deposit ratio was 83.1%, which was below the 2003 level of 87.1%. See Note 9 and Note 10 of the Notes to the Consolidated Financial Statements.

Capital Resources

Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. The Company and the Bank continue to maintain a strong capital position. The following table presents the Company’s and the Bank’s capital position relative to their various minimum statutory and regulatory capital requirements at December 31, 2004. The Company and the Bank are considered “well-capitalized” under regulatory guidelines. For additional information, see Note 13 of the Notes to the Consolidated Financial Statements.

	Company		Bank		Minimal Capital Requirements
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Leverage ratio	$24,842	10.06%	$24,576	9.96%	4.00%
Tier 1 risk-based ratio	$24,842	11.93%	$24,576	11.80%	4.00%
Total risk-based ratio	$27,400	13.15%	$27,384	13.15%	8.00%

Consolidated Bank and Trust Company Merger

On February 10, 2005, the Company entered into a definitive agreement and plan of merger with Consolidated Bank and Trust Company (CB&T), a Virginia Chartered commercial bank. CB&T was founded in 1903 and is the oldest continuously operated African-American owned bank in the U.S. and one of the first U.S. banks originally headed by a woman, Maggie Lena Walker. This legacy combined with the Company’s focus on serving minorities, small businesses and not-for-profit organizations will result in a strategic acquisition for shareholders by expanding the Company’s market area while maintaining the heritage and expanding the focus of CB&T. See Note 18 of the Notes to the Consolidated Financial Statements for additional information related to this pending transaction.

Market Risk

The Company is exposed to various market risks in the normal course of conducting business. Market risk is the potential loss arising from adverse changes in interest rates, prices, and liquidity. The Company has established the Asset/Liability Committee (ALCO) to monitor and manage those risks. ALCO meets periodically and is responsible for approving asset/liability policies, formulating and implementing strategies to improve balance sheet and income statement positioning, and monitoring interest rate sensitivity. The Company manages its interest-rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets and liabilities). These simulations provide a test for embedded interest-rate risk and takes into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. The results are compared to risk tolerance limits set by ALCO policy. The rate-shock risk simulation projects the impact of instantaneous parallel shifts in the yield curve. At December 31, 2004, an instantaneous rate increase of 100 basis points indicates a positive change of $549,000 or a 4.72% increase in net interest income and indicates a negative change of ($451,000) or (1.06%) decrease in the economic value of equity from the base case. Likewise, an instantaneous decrease in rates of 100 basis points indicates a negative change of ($341,000) or a (2.94%) decrease in the net interest income and indicates a positive change of $1,201,000 or 2.83% increase in the economic value of equity.

The table below sets forth, as of December 31, 2004, the estimated changes in the Company’s net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve.

Change in Interest Rates (basis points)	Net Interest Income			Economic Value of Equity
	Estimated Value	Amount of Change	Percent Change	Estimated Value	Amount of Change	Percent Change
	(Dollars in thousands)
+200	$12,720	$1,089	9.36%	$41,593	$(833)	(1.96)%
+100	12,180	549	4.72%	41,976	(451)	(1.06)%
Base	11,631			42,427
-100	11,290	(341)	(2.94)%	43,628	1,201	2.83%
-200	10,648	(983)	(8.45)%	44,154	1,727	4.07%

Risk Factors

The Company has established control processes and uses various methods to manage risk throughout its organization. Although various controls, policies, personnel and committees establish limits for and monitor various aspects of the Bank’s risk profile, it remains exposed to risks, many of which are beyond its control and that could adversely impact its performance.

Interest Rate Fluctuation

The Company’s earnings are affected by the fiscal and monetary policies of the federal government and its agencies. The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Their policies significantly impact the Bank’s cost of funds for deposits and borrowings and the return earned on loans and investments. Changes in the Federal Reserve Board policies are difficult to predict or anticipate. See discussion of Market Risk on page 13.

Regulations

Extensive regulation by federal banking authorities and various legislative bodies impose requirements and restrictions which can impact the Company’s operations as well as change its competitive environment. Periodic examinations conducted by regulatory authorities could result in various requirements or sanctions.

Economic Downturn

A significant majority of the Bank’s assets, deposits and fee income is generated in the Washington, D.C. metropolitan area. As a result, deterioration of local economic conditions in this area could expose the Company to losses associated with higher loan default rates and lower asset collateral values, deposit withdrawals and other factors that could adversely impact its financial condition and results of operations.

Business Disruption

Operations could be disrupted by various circumstances including damage or interruption from natural disasters, fire, terrorist attack, power loss, network failure, security breaches, computer viruses or intentional sabotage. The Company has controls and procedures in place to minimize its vulnerability and has developed a business recovery plan, however any disruption in operations could affect its ability to conduct business and adversely impact its results from operations.

Competition

Banking is a highly competitive industry. Although the Bank competes on the basis of interest rates, convenient locations, quality of customer service, customized products and community involvement, it faces strong competition from institutions that are larger and have greater financial resources. In addition, customers could bypass banks and other traditional financial institutions in favor of other financial intermediaries and thus cause a decrease in revenue.

Stock Price Volatility

The Company’s stock price can be volatile due to a variety of factors including: actual or anticipated variations in its quarterly operating results; recommendations by security analysts; acquisitions and mergers involving the Company or its competitors; news reports of trends, concerns, and other issues in the financial services industry; and changes in regulations. General market conditions, industry factors and economic trends, interest rate changes, or credit loss trends, could cause the Company’s stock price to decrease regardless of its operating results.

Dividend Payment Limitations

The Company receives substantially all of its revenue from dividends paid by its bank subsidiary, Adams National Bank. These dividends are the principal source of funds used to pay dividends on the Company’s common stock. Federal regulations limit the dividend amount that a subsidiary bank can pay to its holding company. See Note 12 of the Notes to Consolidated Financial Statements for further details of this limitation.

Credit Risk

The Company is exposed to credit risk on its loan portfolio. Even though the portfolio is closely monitored and evaluation of this risk is performed, unexpected credit losses may subsequently be identified as a result of additional analysis performed by the Company or comments received from regulatory examiners. Loss exposure could develop if collateral values were to deteriorate after the loan has been made. See Asset Quality discussion on pages 10 through 12 of this report.

Liquidity Risk

Changes in the stability of the economic environment or deterioration of the public’s confidence in the banking system could cause significant withdrawals by the Bank depositors and adversely impact the Company’s liquidity position. In addition, liquidating securities available for sale could result in the recognition of a loss. The Company closely monitors its liquidity position including its sources of funding and commitments to fund assets or deposit withdrawals and believes it has sufficient liquidity to fund its commitments. See the discussion on Liquidity on page 12 of this report.

Reputation

The Company could suffer damage to its reputation if employees act unprofessionally or illegally. To mitigate this risk, the Company has instituted an employee code of conduct and implemented various personnel policies and procedures to ensure integrity and adherence to policies and procedures within its operations.

Summary of Quarterly Financial Information

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	12/31	9/30	6/30	3/31
Summary of Operations by Quarter:
2004:
Interest income	$3,718	$3,494	$3,332	$3,285
Net interest income	3,156	2,993	2,868	2,826
Provision for loan losses	105	105	105	105
Net income	1,015	938	831	818
Per common share: (a)
Basic earning	$0.31	$0.28	$0.25	$0.25
Diluted earnings	$0.30	$0.28	$0.25	$0.25
Dividends declared	$0.114	$0.114	$0.114	$0.114
Average shares outstanding for: (a)
Basic earnings per share	3,323,004	3,321,276	3,315,777	3,315,777
Diluted earnings per share	3,330,930	3,330,237	3,328,491	3,329,121
2003:
Interest income	$3,228	$3,120	$3,073	$3,135
Net interest income	2,734	2,590	2,521	2,616
Provision for loan losses	120	90	311	70
Net income	819	809	631	902
Per common share: (a)
Basic earning	$0.25	$0.25	$0.19	$0.27
Diluted earnings	$0.25	$0.25	$0.19	$0.27
Dividends declared	$0.114	$0.114	$0.114	$.109
Average shares outstanding for: (a)
Basic earnings per share	3,315,777	3,311,872	3,308,592	3,305,846
Diluted earnings per share	3,329,043	3,327,192	3,325,718	3,323,840

Closing price per common share: (a) (b)
2004 High	$20.35	$15.63	$16.55	$17.26
2004 Low	$15.15	$13.15	$13.15	$15.72
2003 High	$17.73	$16.45	$15.95	$14.03
2003 Low	$15.64	$13.55	$13.27	$12.95

(a)	All historical per common share data and closing prices have been restated to reflect a 10% stock dividend declared on 12/21/04..
(b)	The above market data presents the high and low closing prices for the respective periods as reported by NASDAQ.

At December 31, 2004 the Company had 536 shareholders of record.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Abigail Adams National Bancorp, Inc.

Washington, D.C.

We have audited the consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholder’s equity and cash flows for each of the three years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Alexandria, Virginia

March 11, 2005

McGladrey & Pullen, LLP is a member firm of RSM International -

an affiliation of separate and independent legal entities.

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$5,108,881	$9,746,854
Federal funds sold	10,374,000	8,690,315

Total cash and cash equivalents	15,482,881	18,437,169

Interest-earning deposits in other banks	2,419,794	10,130,699
Investment securities available for sale at fair value	33,889,746	30,456,229
Investment securities held to maturity (market values of $16,817,816 and $13,901,669 for 2004 and 2003, respectively)	16,944,928	13,961,384
Loans	180,272,019	156,034,227
Less: allowance for loan losses	(2,557,987)	(2,119,448)

Loans, net	177,714,032	153,914,779

Premises and equipment, net	1,136,125	1,475,535
Other assets	3,604,781	3,530,000

Total assets	$251,192,287	$231,905,795

Liabilities and Stockholders’ Equity
Liabilities:
Deposits
Noninterest-bearing deposits	$59,675,550	$56,828,660
Interest-bearing deposits	155,691,528	135,927,747

Total deposits	215,367,078	192,756,407
Short-term borrowings	2,667,414	5,390,326
Long-term debt	7,126,751	10,030,117
Other liabilities	1,271,060	853,863

Total liabilities	226,432,303	209,030,713

Commitments and contingencies (Notes 7, 10 and 11)

Stockholders’ equity:
Common stock, $0.01 par value, authorized 5,000,000 shares; issued 3,340,904 shares in 2004 and 3,030,783 shares in 2003; outstanding 3,322,820 shares in 2004 and 3,014,343 shares in 2003	33,409	30,308
Additional paid-in capital	22,627,824	17,241,143
Retained earnings	2,279,153	5,578,431
Less: Treasury stock, 18,084 shares in 2004 and 16,440 in 2003, at cost	(98,349)	(98,349)
Accumulated other comprehensive (loss) income	(82,053)	123,549

Total stockholders’ equity	24,759,984	22,875,082

Total liabilities and stockholders’ equity	$251,192,287	$231,905,795

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest Income
Interest and fees on loans	$11,574,416	$10,789,007	$11,243,243
Interest and dividends on investment securities	2,074,854	1,613,144	1,392,919
Other interest income	180,276	153,664	194,631

Total interest income	13,829,546	12,555,815	12,830,793

Interest Expense
Interest on deposits	1,693,548	1,792,825	2,434,000
Interest on short-term borrowings	21,610	48,247	92,586
Interest on long-term debt	271,267	253,348	53,600

Total interest expense	1,986,425	2,094,420	2,580,186

Net interest income	11,843,121	10,461,395	10,250,607
Provision for loan losses	420,000	591,065	442,500

Net interest income after provision for loan losses	11,423,121	9,870,330	9,808,107

Noninterest income
Service charges on deposit accounts	1,478,335	1,687,318	1,635,861
Gain on sale of investment securities	87,381	70,052	—
Other income	408,795	277,210	317,797

Total noninterest income	1,974,511	2,034,580	1,953,658

Noninterest expense
Salaries and employee benefits	3,698,888	3,267,657	2,981,605
Occupancy and equipment expense	1,356,211	1,309,977	1,179,968
Professional fees	393,653	266,035	201,635
Data processing fees	433,492	449,384	427,993
Other operating expense	1,532,560	1,352,657	1,273,001

Total noninterest expense	7,414,804	6,645,710	6,064,202

Income before provision for income taxes	5,982,828	5,259,200	5,697,563
Provision for income taxes	2,381,117	2,098,111	2,282,216

Net Income	$3,601,711	$3,161,089	$3,415,347

Earnings per share:
Basic	$1.09	$0.95	$1.03
Diluted	$1.08	$0.95	$1.03
Average common shares outstanding:
Basic	3,318,976	3,310,553	3,302,264
Diluted	3,329,713	3,326,479	3,327,713

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2004, 2003 and 2002

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2001	$27,426	$13,047,784	$5,884,201	$(98,349)	$27,200	$18,888,262
Comprehensive income:
Net income	—	—	3,415,347	—	—	3,415,347
Unrealized gains during the period on investment securities available for sale, net of taxes of $110,075	—	—	—	—	161,156	161,156

Total comprehensive income	—	—	—	—	—	3,576,503

Dividends declared ($0.44 per share)	—	—	(1,296,935)	—	—	(1,296,935)
Issuance of shares under Stock Option Programs	41	23,970	—	—	—	24,011
10% stock dividend	2,744	4,113,556	(4,116,300)	—	—

Balance at December 31, 2002	$30,211	$17,185,310	$3,886,313	$(98,349)	$188,356	$21,191,841

Comprehensive income:
Net income	—	—	3,161,089	—	—	3,161,089
Unrealized losses during the period of ($39,031) on investment securities available for sale, net of tax benefit of ($15,835) and reclassification adjustment for gains on sales of available for sale securities of $70,052, net of taxes of $28,441	—	—	—	—	(64,807)	(64,807)

Total comprehensive income	—	—	—	—	—	3,096,282

Dividends declared ($0.50 per share)	—	—	(1,468,971)	—	—	(1,468,971)
Issuance of shares under Stock Option Programs	97	55,833	—	—	—	55,930

Balance at December 31, 2003	$30,308	$17,241,143	$5,578,431	$(98,349)	$123,549	$22,875,082

Comprehensive income:
Net income	—	—	3,601,711	—	—	3,601,711
Unrealized losses during the period of ($258,653) on investment securities available for sale, net of tax benefit of ($104,971) and reclassification adjustment for gains on sales of available for sale securities of $87,381, net of taxes of $35,462	—	—	—	—	$(205,602)	$(205,602)

Total comprehensive income	—	—	—	—	—	3,396,109

Dividends declared ($0.50 per share)	—	—	(1,508,817)	—	—	(1,508,817)
Issuance of shares under Stock Option Programs	66	36,291	—	—	—	36,357
10% stock dividend	3,035	5,350,390	(5,353,425)	—	—	—
Other	—	—	(38,747)	—	—	(38,747)

Balance at December 31, 2004	$33,409	$22,627,824	$2,279,153	$(98,349)	$(82,053)	$24,759,984

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net income	$3,601,711	$3,161,089	$3,415,347
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	420,000	591,065	442,500
Depreciation and amortization	294,696	298,187	271,409
Accretion of loan discounts and fees	(243,803)	(241,794)	(253,255)
Gain on sale of investment securities	(87,381)	(70,052)	—
Net premium amortization on investment securities	89,643	97,722	21,200
Deferred income tax benefits	(230,169)	(78,378)	(28,873)
Decrease (increase) in other assets	295,821	83,336	(734,006)
Increase (decrease) in other liabilities	417,197	(98,823)	7,781

Net cash provided by operating activities	4,557,715	3,742,352	3,142,103

Cash flows from investing activities:
Proceeds from maturities of investment securities held to maturity	4,000,000	11,000,000	7,500,000
Proceeds from maturities of investment securities available for sale	—	19,500,000	14,500,000
Proceeds from repayment of mortgage-backed securities held to maturity	956,141	1,711,001	1,353,086
Proceeds from repayment of mortgage-backed securities available for sale	1,395,478	2,308,680	—
Proceeds from the sale of investment securities available for sale	3,707,806	1,000,000	—
Purchase of investment securities held to maturity	(7,962,000)	(37,099,870)	(12,746,779)
Purchase of investment securities available for sale	(8,862,783)	(16,429,323)	(12,488,612)
Net (increase) decrease in interest-earning deposits in other banks	7,710,905	(6,644,367)	841,759
Net increase in loans	(23,975,450)	(24,377)	(18,279,197)
Purchase of premises and equipment, net	44,714	(561,779)	(813,153)

Net cash used in investing activities	(22,985,189)	(25,240,035)	(20,132,896)

Cash flows from financing activities:
Net increase in transaction and savings deposits	16,416,649	22,213,223	28,078,945
Net increase (decrease) in time deposits	6,194,022	(4,225,007)	(6,401,392)
Net (decrease) increase in short-term borrowings	(2,722,912)	(1,922,450)	2,876,158
Repayment of Federal Home Loan Bank borrowings	(2,903,366)	(694,034)	(85,544)
Proceeds from Federal Home Loan Bank borrowings	—	10,000,000	—
Proceeds from issuance of common stock, net of expenses	36,357	55,930	24,011
Payment of distributions from ESOP	(38,747)	—	—
Cash dividends paid to common stockholders	(1,508,817)	(1,468,971)	(1,296,935)

Net cash provided by financing activities	15,473,186	23,958,691	23,195,243

Net (decrease) increase in cash and cash equivalents	(2,954,288)	2,461,008	6,204,450
Cash and cash equivalents at beginning of year	$18,437,169	15,976,161	9,771,711

Cash and cash equivalents at end of year	$15,482,881	$18,437,169	$15,976,161

Supplementary disclosures:
Interest paid on deposits and borrowings	$1,930,265	$1,993,544	$2,582,360

Income taxes paid	$2,335,000	$2,240,000	$2,410,000

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies

Abigail Adams National Bancorp, Inc. (the “Company”) is a one-bank holding company that provides its customers with banking and non-banking financial services through its principal wholly-owned subsidiary, The Adams National Bank (the “Bank”). The Bank offers various loan, deposit, and other financial service products to its customers. The Bank’s customers include individuals, not-for-profit, and commercial enterprises. Its principal market areas encompass Washington, D.C. and the surrounding metropolitan area.

The Company prepares its financial statements on the accrual basis and in conformity with accounting principles generally accepted in the United States of America. The more significant accounting policies are explained below. As used herein, the term the Company includes the Bank, unless the context otherwise requires.

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Cash and Cash Equivalents

The Company has defined cash and cash equivalents as those amounts included in “Cash and due from banks” and “Federal funds sold.” Federal funds sold generally mature in one day. Cash flows from loans and deposits are reported net. The Company maintains amounts due from banks and Federal Funds sold which, at times, may exceed Federally insured limits. The Company has not experienced any losses from such concentrations.

(c)	Securities

Management determines the appropriate classification of securities at the time of purchase. Securities which the Company has the ability and the intent to hold until maturity are classified as investment securities held to maturity and are reported at amortized cost. Investment securities which are not classified as held to maturity or trading account assets are classified as available for sale and are reported at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity. Unrealized gains and losses reflect the difference between fair market value and amortized cost of the individual securities as of the reporting date. The market value of securities is generally based on quoted market prices or dealer quotes. The Company does not maintain a trading account. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts are amortized using a method which approximates the effective interest method over the term of the security.

(d)	Loans

The Company originates commercial, commercial real estate and consumer loans in the Washington D.C. metropolitan area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, adjusted for deferred loan fees and origination costs, and reduced by an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest is discontinued at the time a loan becomes 90 days delinquent, unless the credit is well-secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date, if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for the return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(e)	Allowance for Loan Losses

The allowance for loan losses, a material estimate susceptible to significant change in the near-term, is maintained at a level that management determines is adequate to absorb inherent losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to make additions to the allowance based on their judgments about information available to them at the time of their examinations.

The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loans are charged against the allowance for loan losses, when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

A loan is classified as a restructured loan when certain concessions have been made to the original contractual terms, such as reductions in interest rates or deferral of interest or principal payments, due to the borrower’s financial condition.

A loan is impaired when it is probable, based upon current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are valued based on the fair value of the related collateral, if the loans are collateral dependent. For all other impaired loans, the specific reserves approximate the present values of expected future cash flows discounted at the loan’s effective interest rate. The amount of the impairment, if any and any subsequent changes are included in the allowance for loan losses.

(f)	Loan Origination Fees and Costs

Loan origination fees net of costs directly attributable to loan originations are deferred and recognized over the estimated lives of the loans using the interest method, as an adjustment to the related loan’s yield. Deferred fees and costs are not amortized during periods in which interest income is not being recognized because of concerns about the realization of loan principal or interest.

(g)	Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor, and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

(h)	Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and include additions that materially extend the useful lives of existing premises and equipment. All other maintenance and repair expenditures are expensed as incurred. Depreciation of equipment is computed using the estimated useful lives of the respective assets on the straight-line basis. Depreciation of leasehold improvements is amortized on a straight-line basis over the estimated useful lives of the respective assets or the terms of the respective leases, whichever is shorter.

(i)	Impairment of Assets

Long-lived assets, which are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

(j)	Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

(k)	Stockholders’ Equity

All per share data presented has been retroactively adjusted for the 10% stock dividend declared on December 21, 2004 and issued on January 14, 2005.

(l)	Earnings Per Share

Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and stock performance awards. Per share amounts are based on the weighted average number of shares outstanding during each period, as adjusted for the 10% stock dividend in 2004, as follows:

	2004	2003	2002
Weighted average shares	3,318,976	3,310,553	3,302,264
Effect of dilutive stock options	10,737	15,926	25,449

Dilutive potential average common shares	3,329,713	3,326,479	3,327,713

(m)	Stock-Based Compensation Plans

At December 31, 2004, the Company has two stock-based compensation plans, which are described more fully in Note 14. Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan, and stock warrants issued, have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company continues to account for grants under its stock option plans based on the recognition and measurement principals of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense was recorded equal to the difference between the quoted market price of the underlying common stock on the date of grant and the exercise price. The following table illustrates the effect on net income and earnings per share had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards. (The method described in FASB Statement No. 123, Accounting for Stock-Based Compensation.)

	Years Ended December 31,
	2004	2003	2002
	(Dollars in thousands, except per share data)
Net income as reported	$3,602	$3,161	$3,415

Deduct total stock-based compensation expense determined under fair value-based method, net of related tax effects	—	—	(9)

Pro forma net income	$3,602	$3,161	$3,404

Basic earnings per share, as reported	$1.09	$0.95	$1.03
Basic earnings per share, pro forma	$1.09	$0.95	$1.03
Diluted earnings per share, as reported	$1.08	$0.95	$1.03
Diluted earnings per share, pro forma	$1.08	$0.95	$1.02

(n)	Comprehensive Income

Comprehensive Income is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company’s net income, change in equity components under comprehensive income reporting include net changes in unrealized gains and losses on investment securities available for sale.

(o)	Risks and Uncertainties

The Company is subject to competition from other financial institutions, and is also subject to the regulations of certain federal agencies and undergoes periodic examination by those regulatory authorities.

Most of the Company’s activities are with customers located within Washington DC and the surrounding metropolitan area. Note 3 discusses the types of securities in which the Company invests. Note 4 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ significantly from these estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and other real estate, management periodically obtains independent appraisals for significant properties owned or serving as collateral for loans.

(p)	Income Taxes

The Company records a provision for income taxes based upon the amounts of current taxes payable (or refundable) and the change in net deferred tax assets or liabilities during the year. Deferred tax assets and liabilities are recognized for the tax effects of differing carrying values of assets and liabilities for tax and financial statement reporting purposes that will reverse in future periods. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

(q)	Recent Accounting Pronouncements

In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement had no effect on the Company’s consolidated financial statements.

In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 03-3 (“SOP 03-3”), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses the accounting for differences between contractual cash flows and the cash flows expected to be collected from purchased loans or debt securities if those differences are attributable, in part, to credit quality. SOP 03-3 requires purchased loans and debt securities to be recorded initially at fair value based on the present value of the cash flows expected to be collected with no carryover of any valuation allowance previously recognized by the seller. Interest income should be recognized based on the effective yield from the cash flows expected to be collected. To the extent that the purchased loans or debt securities experience subsequent deterioration in credit quality, a valuation allowance would be established for any additional cash flows that are not expected to be received. However, if more cash flows subsequently are expected to be received than originally estimated, the effective yield would be adjusted on a prospective basis. SOP 03-3 will be effective for loans and debt securities acquired after December 31, 2004. Management does not expect the adoption of this statement to have a material impact on the Company’s consolidated financial statements.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments”, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the SEC determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. This SAB did not have any effect on the Company’s financial position or results of operations.

On September 30, 2004, FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue

03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect the Company.

In December 2004, the FASB published FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) is a replacement of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related interpretive guidance (APB 25). The effect of SFAS 123(R) will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company will be required to apply SFAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the quarter ending March 31, 2006. The SFAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123: that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply SFAS 123(R) to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123. The Company has not completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). However, the Company does not believe that the adoption of SFAS 123(R) related to existing share-based payment transactions will have a significant effect on the Company’s financial statements.

(q)	Reclassifications

Certain reclassifications have been made to amounts previously reported in 2003 to conform with the 2004 presentation.

Note 2 Restrictions on Cash Balances

Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $3,513,000 and $4,246,000 at December 31, 2004 and 2003, respectively. There were no other withdrawal, usage restrictions or legally required compensating balances at December 31, 2004 or 2003.

Note 3 Securities

The amortized cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2004, and 2003 are as follows:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2004:
Investment Securities – available for sale:
U.S. government sponsored agencies and corporations	$17,996,184	$9,716	$143,800	$17,862,100
Mortgage-backed securities	6,465,532	1,812	86,903	6,380,441
Marketable equity securities	9,566,128	204,287	123,210	9,647,205

Total	$34,027,844	$215,815	$353,913	$33,889,746

Investment Securities – held to maturity:
U.S. government sponsored agencies and corporations	$15,465,282	$4,664	$125,946	$15,344,000
Mortgage-backed securities	1,479,646	193	6,023	1,473,816

Total	$16,944,928	$4,857	$131,969	$16,817,816

December 31, 2003:
Investment Securities – available for sale:
U.S. government sponsored agencies and corporations	$12,000,000	$13,900	$123,760	$11,890,140
Mortgage-backed securities	7,897,502	17,049	94,937	7,819,614
Marketable equity securities	10,350,790	460,929	65,244	10,746,475

Total	$30,248,292	$491,878	$283,941	$30,456,229

Investment Securities – held to maturity:
U.S. government sponsored agencies and corporations	$11,499,462	$21,343	$76,860	$11,443,945
Mortgaged-backed securities	2,461,922	331	4,529	2,457,724

Total	$13,961,384	$21,674	$81,389	$13,901,669

During the year ended December 31, 2004, the Bank had gross gains on sales of securities of $89,890 and gross losses of $2,509. The Bank had $70,052 gross gains and no gross losses on sales of securities for the period ended December 31, 2003. The Bank has no gross gains or losses for the period ending December 31, 2002.

The fair value of securities with unrealized losses by length of time that the individual securities have been in a continuous loss position at December 31, 2004 and 2003, are as follows:

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004:
U.S. government sponsored agencies	$19,280,400	$206,146	$1,936,400	$63,600	$21,216,800	$269,746
Mortgage-backed securities	4,838,522	13,027	2,745,669	79,899	7,584,191	92,926
Marketable equity securities	3,003,350	83,879	1,998,000	39,331	5,001,350	123,210

Total	$27,122,272	$303,052	$6,680,069	$182,830	$33,802,341	$485,882

December 31, 2003
U.S. government sponsored agencies	$11,799,380	$200,620	$—	$—	$11,799,380	$200,620
Mortgage-backed securities	6,007,644	99,466	—	—	6,007,644	99,466
Marketable equity securities	2,983,200	65,244	—	—	2,983,200	65,244

Total	$20,790,224	$365,330	$—	$—	$20,790,224	$365,330

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, 25 investment securities have unrealized losses. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.

The unrealized losses that existed as of December 31, 2004 and 2003, are a result of market changes in interest rates since the securities’ purchase. This factor coupled with the fact the Bank has both the intent and the ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the held to maturity and available-for-sale portfolios are temporary.

Securities with carrying values of $30,302,365 and $27,271,000 at December 31, 2004 and 2003, respectively, were pledged to collateralize public deposits and repurchase agreements.

The cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2004, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities in mortgage-backed securities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties; therefore, these securities are not included in maturity categories in the following table.

	December 31, 2004
	Amortized Cost	Estimated Fair Value
Investment Securities – available for sale:
Due after one year through five years	$17,996,184	$17,862,100
Due after five years through ten years	—	—
Mortgage-backed securities	6,465,532	6,380,441
Marketable equity securities	9,566,128	9,647,205

Total	$34,027,844	$33,889,746

Investment Securities – held to maturity:
Due after one year through five years	$15,465,282	$15,344,000
Due after five years through ten years	—	—
Mortgage-backed securities	1,479,646	1,473,816

Total	$16,944,928	$16,817,816

Note 4 Loans

Loans at December 31, 2004 and 2003 were as follows:

	2004	2003
Commercial and industrial	$28,756,415	$31,979,144
Real estate:
Commercial mortgage	90,477,495	81,000,737
Residential mortgage	49,736,593	34,184,009
Construction and development	10,676,043	8,528,523
Installment to individuals	957,873	659,502

Subtotal	180,604,419	156,351,915
Less: net deferred loan fees	(332,400)	(317,688)

Total	$180,272,019	$156,034,227

Nonperforming loans consist of loans which management has identified as impaired, nonaccrual, and restructured. At December 31, 2004 and 2003, there were no impaired or restructured loans that were not in nonaccrual status. At December 31, 2004 and 2003, impaired loans totaled approximately $1,877,000 and $2,873,000, respectively. The average impaired loans were $3,011,000 and $2,425,000, during 2004 and 2003, respectively. Specific allocations of the allowance for loan losses for impaired loans at December 31, 2004 and 2003 were $13,000 and $232,000, respectively. Had the loans been current in accordance with their original terms, gross interest income for these loans would have been $204,000 and $279,000 in 2004 and 2003, respectively. Interest income recognized on impaired loans during the year ended December 31, 2004 and 2003, was $258,000 and $97,000, respectively. At December 31, 2004 and 2003, the Company had no loans greater than 90 days delinquent which were still accruing interest, and no restructured loans.

The change in the allowance for loan losses follows:

	2004	2003	2002
Balance at beginning of the year	$2,119,448	$2,296,608	$1,910,963
Provision for loan losses	420,000	591,065	442,500
Recoveries	121,393	64,417	13,876
Charge-offs	(102,854)	(832,642)	(70,731)

Balance at end of year	$2,557,987	$2,119,448	$2,296,608

The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. Such loans are at normal credit terms, including interest rates and collateral, and do not represent more than the normal risk of collection. At December 31, 2004 and 2003, none of these loans were reported as nonaccrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2004 and 2003 were $0 and $100,000, respectively.

Note 5 Bank Premises and Equipment

Bank premises and equipment at December 31, 2004 and 2003 is summarized as follows:

	2004	2003	Useful Life
Furniture and equipment	$1,768,050	$2,364,092	3-10 years
Leasehold improvements	1,225,304	1,427,784	3-20 years

Subtotal, at cost	2,993,354	3,791,876
Accumulated depreciation and amortization	(1,857,229)	(2,316,341)

Total, net	$1,136,125	$1,475,535

Amounts charged to operating expenses for depreciation and amortization expense aggregated $294,696, $298,187, and $271,409 in 2004, 2003 and 2002, respectively.

Note 6 Deposits

At December 31, 2004, the scheduled maturities on all time deposits are as follows:

Year	< $100,000	> $100,000	Total
2005	$16,512,765	$27,771,778	$44,284,543
2006	1,059,906	2,578,575	3,638,481
2007	238,835	652,422	891,257
2008	368,770	4,112,126	4,480,896
2009	466,925	855,001	1,321,926

	$18,647,201	$35,969,902	$54,617,103

Related party deposits totaled approximately $990,000 and $365,000 at December 31, 2004 and 2003, respectively. In management’s opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.

Note 7 Leasing Arrangements

The Company and banking subsidiary have entered into various noncancelable operating leases. These noncancelable operating leases are subject to renewal options under various terms. Some leases provide for periodic rate adjustments based on cost-of-living index changes. Rental expense in 2004 and 2003 was approximately $830,000 and $733,000, respectively. The following is a schedule of future minimum payments under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2004:

2005	$778,264
2006	788,906
2007	784,686
2008	695,300
2009	508,086
2010 and thereafter	1,659,264

Total	$5,214,506

Note 8 Income Taxes

Income tax expense for 2004, 2003 and 2002 consists of:

	2004	2003	2002
Current:
Federal	$2,032,343	$1,719,427	$1,825,760
District of Columbia	578,943	457,062	485,329

	2,611,286	2,176,489	2,311,089

Deferred tax benefit:
Federal	(173,596)	(61,919)	(22,810)
District of Columbia	(56,573)	(16,459)	(6,063)

	(230,169)	(78,378)	(28,873)

Total:
Federal	1,858,747	1,657,508	1,802,950
District of Columbia	522,370	440,603	479,266

	$2,381,117	$2,098,111	$2,282,216

Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34 % to pretax income, as a result of the following:

	2004		2003		2002
	Amount	%	Amount	%	Amount	%
Tax expense at statutory rate	$2,034,162	34.0%	$1,788,128	34.0%	$1,937,171	34.0%
Increase in taxes resulting from District of Columbia franchise tax, net of Federal tax effect	344,757	5.7%	290,798	5.5%	316,316	5.6%
Other	2,198	0.1%	19,185	0.4%	28,729	0.5%

Total	$2,381,117	39.8%	$2,098,111	39.9%	$2,282,216	40.1%

The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003:

	2004	2003
Deferred tax assets:
Allowance for loan losses	$942,014	$771,561
Deferred loan fees	—	14,244
Furniture and equipment	97,028	66,750
Compensated absences	12,500	10,552
Unrealized losses on securities	56,045	—
Other	106,564	64,830

Total gross deferred tax assets	$1,214,151	$927,937

Deferred tax liabilities:
Unrealized gain on investment securities	$—	$(84,389)

Total gross deferred tax liabilities	$—	(84,389)

Net deferred tax assets	$1,214,151	$843,548

Note 9 Long-term Debt

The Bank maintains a line of credit with the Federal Home Loan Bank (FHLB) for advances collateralized with a blanket floating lien on first mortgages and commercial real estate. Additional FHLB advances are available up to 20% of assets and would require the pledging of additional qualifying assets. Unused borrowing capacity is approximately $43,000,000. Long-term debt at December 31, 2004 and 2003 consisted of the following:

	Rate	2004	2003
FHLB borrowings due on September 21, 2004	1.96%	$—	$2,000,000
FHLB borrowings due on March 21, 2006	2.81%	4,000,000	4,000,000
FHLB borrowings due on March 21, 2008	2.99%	2,600,000	3,400,000
FHLB borrowings due on December 1, 2008	6.95%	526,751	630,117

Total		$7,126,751	$10,030,117

Annual principal payments as of December 31, 2004 are as follows:

2005	$913,625
2006	4,924,902
2007	937,299
2008	350,925

Total long-term debt	$7,126,751

Note 10 Short-term Borrowings

Short-term borrowings consist of securities sold under repurchase agreements and Federal funds purchased. Federal funds purchased represent funds borrowed overnight. Unused Federal fund lines of credit at December 31, 2004 were $16,000,000. There were no Federal fund lines of credit borrowings outstanding at the end of 2004 or 2003.

Securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are segregated from the Company’s other investment securities.

Short-term borrowings for 2004 and 2003 are summarized below:

	2004	2003
Year-end balance	$2,667,414	$5,390,326
Average balance	3,777,783	6,509,040
Maximum month-end outstanding	4,324,389	7,381,024
Average interest rate for the year	0.58%	0.74%
Average interest rate at year-end	0.57%	0.50%

Note 11 Commitments and Contingent Liabilities

In the normal course of business, there are various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements, such as commitments to extend credit. These commitments include revolving credit agreements, term loan commitments, and short-term borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the normal credit approval procedures and policies. Collateral is obtained based on management’s assessment of the customer’s credit. At December 31, 2004, no commitments existed to extend additional credit to customers having nonperforming loans. At December 31, 2004 and 2003, the following financial instruments were outstanding whose contracts represent credit risk:

	2004	2003
Commitment to originate loans	$21,532,050	$2,970,000
Unfunded commitments under lines of credit	55,957,042	33,149,000
Commercial and standby letters of credit	2,409,486	2,669,000
Portion of letters of credit collateralized	68%	71%

As of January 1, 2003, newly issued or modified guarantees, such as standby letters of credit, that are not derivative contracts have been recorded on the Company’s consolidated balance sheet at their fair value at inception. No liability related to guarantees was required to be recorded at December 31, 2004 and 2003.

Under the terms of an employment agreement with the current President and CEO of the Bank, the Bank is obligated to make payments totaling approximately $190,000 in the event she chooses to exercise her rights under the agreement. These funds are held in a grantor trust established in 1998.

The Company and the Bank are defendants in litigation and claims arising from the normal course of business. Based upon consultation with legal counsel, management is of the opinion that the outcome of any claims and pending or threatened litigation will not have a material adverse impact on the Company’s financial position, results of operations or liquidity.

Note 12 Restrictions on Dividend Payments and Loans by Affiliated Bank

The primary source of dividends paid by the Company to its shareholders is dividends received from the Bank. Federal regulations restrict the total dividend payments that a national banking association may make during any calendar year to the total net income of the bank for the current year plus retained net income for the preceding two years, without prior regulatory approval. At December 31, 2004, approximately $6,203,000 of retained earnings of the Bank was available for dividend declarations. Restrictions are also imposed upon the ability of the Bank to make loans to the Company, purchase stock in the Company or use the Company’s securities as collateral for indebtedness of the Bank. At December 31, 2004, the Company and the Bank were in compliance with regulatory requirements.

Note 13 Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which it is subject. The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier-1 leverage ratios as set for the in the table. There are no conditions or events since then that management believes have changed the Bank’s category.

The following table presents the capital position of the Company and the Bank relative to their various minimum statutory and regulatory capital requirements at December 31, 2004 and 2003.

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2004:
Total capital to risk weighted assets:
Consolidated	$27,400	13.15%	$16,665	8.00%	N/A	N/A
Bank	27,384	13.15%	16,656	8.00%	20,820	10.00%
Tier 1 capital to risk weighted assets:
Consolidated	24,842	11.93%	8,333	4.00%	N/A	N/A
Bank	24,576	11.80%	8,328	4.00%	12,492	6.00%
Leverage Ratio:
Consolidated	24,842	10.06%	9,874	4.00%	N/A	N/A
Bank	24,576	9.96%	9,874	4.00%	12,342	5.00%

December 31, 2003
Total capital to risk weighted assets:
Consolidated	$24,871	13.71%	$14,510	8.00%	N/A	N/A
Bank	24,744	13.66%	14,489	8.00%	18,112	10.00%
Tier 1 capital to risk weighted assets
Consolidated	22,752	12.54%	7,255	4.00%	N/A	N/A
Bank	22,374	12.35%	7,245	4.00%	10,867	6.00%
Leverage ratio:
Consolidated	22,752	10.33%	8,809	4.00%	N/A	N/A
Bank	22,374	10.16%	8,807	4.00%	11,009	5.00%

N/A = not applicable

Note 14 Benefit Plans

The Company has various stock option plans for directors and certain key employees. At December 31, 2004, there were 182,256 shares of common stock reserved for future issuance under the stock option plans of which there were 12,100 shares under option outstanding. The terms of the options are determined by the Board of Directors. Options generally vest over three years, and no options may be exercised beyond ten years from the grant date. The option price for the non-qualified options range from 85% to 90% of the fair market value at the date of the grant.

The Company accounts for its stock option plans under APB Opinion No. 25. The amount equal to the difference between the quoted market price of the stock on the date of grant and the amount the grantee is required to pay is recorded as compensation expense. Compensation expense for the non-qualified stock option plans for 2004, 2003 and 2002 was $0, $0, and $6,000, respectively.

At December 31, 2004, the options outstanding have a weighted average contractual life of 5.1 years. The fair value of each option grant is estimated on the date of the grant using a Black-Scholes based option pricing model. There were no options granted in 2004, 2003 or 2002. The following is a summary of activity of the Company’s stock option plans for 2004 and 2003:

	2004		2003
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	19,328	$5.14	29,960	$5.18
Granted	—	—	—	—
Exercised	(7,228)	$5.03	(10,632)	$5.26
Forfeited/expired	—	—	—	—

Outstanding at end of year	12,100	$5.21	19,328	$5.14

Exercisable at end of year	12,100	$5.21	19,328	$5.14
Weighted average fair value of options granted	—	—	—	—

The Company offers an employee stock ownership plan (“ESOP”) with 401(k) provisions. Participants may make pre-tax and after-tax contributions to the 401(k) up to the maximum allowable under federal regulations. The Bank matches the pre-tax employee participant’s contributions at a rate of 100% of the first 3% of the employee’s qualifying salary and 50% up to the next 2% of salary. The Company’s 401(k) expense was $86,000, $55,000 and $54,000 for the years ended December 31, 2004, 2003 and 2002, respectively, which is included in “salaries and benefits” in the accompanying consolidated statements of income. The ESOP is a nonleveraged employee stock ownership plan. The Board of Directors may elect to pay a discretionary contribution on an annual basis, which vests at the end of the third year. The ESOP expense was approximately $78,000, $0 and $75,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Shares held by the ESOP are treated as outstanding in computing earnings per share.

Note 15 Other Operating Expense

The following is a summary of the significant components of “other operating expense.”

	2004	2003	2002
Courier service and bank security	$179,192	$169,778	$144,716
Directors’ and committee fees	191,100	163,050	147,700
Stationary & office supplies	128,710	126,941	110,929
Taxes, other	116,722	111,456	98,086
Insurance	105,652	93,000	89,265
Other	811,184	688,432	682,305

Total other operating expense	$1,532,560	$1,352,657	$1,273,001

Note 16 Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following table presents the estimated fair values of the Company’s financial instruments at December 31, 2004 and 2003 and is followed by a general description of the methods and assumptions used to estimate such fair values.

	December 31, 2004		December 31, 2003
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$5,109	$5,109	$9,747	$9,747
Federal funds sold and interest-earning deposits in other banks	12,794	12,794	18,821	18,821
Investment securities available for sale	33,890	33,890	30,456	30,456
Investment securities held to maturity	16,945	16,818	13,961	13,902
Loans, net	177,714	177,220	153,915	154,085
Financial Liabilities:
Deposits	215,367	215,515	192,756	193,012
Short-term borrowings	2,667	2,667	5,390	5,390
Long-term debt	7,127	7,088	10,030	10,243

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

Cash and due from banks. The carrying amounts reported in the balance sheet approximate fair value due to the short-term nature of these assets.

Federal funds sold and interest-bearing deposits in other banks. The carrying amounts of short-term investments on the balance sheet approximate fair value.

Investments securities available for sale and investment securities held to maturity. The estimated fair values of securities by type are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans. Estimated fair values for variable rate loans, which reprice frequently and have no significant credit risk, are based on carrying value. Estimated fair value for all other loans are estimated using discounted cash flow analyses, based on interest rates currently offered on loans with similar terms to borrowers of similar credit quality.

Deposits. The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, NOW accounts, savings and money market deposit accounts, is the amount payable on demand as of year-end. Fair values for time deposits are estimated using discounted cash flow analyses, based on the current interest rates offered for deposits of similar maturities.

Short-term borrowings. The carrying values of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate fair values.

Long-term debt. The fair value of the long-term debt is estimated by using discounted cash flow analyses, based on the current rates offered for similar borrowing arrangements.

Unrecognized financial instruments. Loan commitments on which the committed interest rate is less than the current market rate were insignificant at December 31, 2004 and 2003. The estimated fair value of fee income on letters of credit at December 31, 2004 and 2003 was insignificant.

Note 17 Parent Company Only Financial Statements

The following are the condensed financial statements of the parent company:

Condensed Balance Sheets

	December 31
	2004	2003
Assets:
Cash in bank	$150,462	$94,309
Investment in subsidiary bank	24,493,955	22,497,882
Other assets	154,921	298,534

Total assets	$24,799,338	$22,890,725

Liabilities and Stockholders’ Equity
Other liabilities	$39,354	$15,643
Stockholders’ equity	24,759,984	22,875,082

Total liabilities and stockholders’ equity	$24,799,338	$22,890,725

Condensed Statements of Income

	Year Ended December 31
	2004	2003	2002
Income
Interest earned on cash in bank	$550	$534	$578
Interest on loans	—	—	1,578
Other income	681	20	—
Dividends from subsidiary bank	1,675,000	1,605,000	1,400,000

Total income	1,676,231	1,605,554	1,402,156

Expenses
Professional fees	69,851	36,084	42,560
Other	394,154	348,502	302,472

Total expenses	464,005	384,586	345,032

Income before taxes and equity in undistributed net income of subsidiary	$1,212,226	1,220,968	1,057,124
Income tax benefit	(187,810)	(157,892)	(139,151)

Income before equity in undistributed earnings of subsidiary	1,400,036	1,378,860	1,196,275
Equity in undistributed net income of subsidiary	2,201,675	1,782,229	2,219,072

Net Income	$3,601,711	$3,161,089	$3,415,347

Condensed Statement of Cash Flows

	Year Ended December 31
	2004	2003	2002
Operating Activities:

Net income	$3,601,711	$3,161,089	$3,415,347
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(2,201,675)	(1,782,229)	(2,219,072)
Other, net	128,577	3,845	(95,495)

Net cash provided by operating activities	$1,528,613	1,382,705	1,100,780

Investing Activities:
Net decrease in lines of credit	—	—	85,000

Net cash provided by investing activities	—	—	85,000

Financing Activities:
Proceeds from issuance of common stock, net	36,357	55,930	24,011
Cash dividends paid to stockholders	(1,508,817)	(1,468,971)	(1,296,935)

Net cash used in financing activities	(1,472,460)	(1,413,041)	(1,272,924)

Net increase (decrease) in cash and cash equivalents	56,153	(30,336)	(87,144)
Cash and cash equivalents at beginning of year	94,309	124,645	211,789

Cash and cash equivalents at end of year	$150,462	$94,309	$124,645

Note 18 Subsequent Event

On February 10, 2005, Abigail Adams National Bancorp, Inc. entered into an Agreement and Plan of Merger to acquire Consolidated Bank and Trust Company (CB&T), a Virginia chartered commercial bank. CB&T is $70 million in assets and provides commercial banking services through two branches in Richmond and one in Hampton, Virginia.

Under the terms of the merger agreement, which has been approved by the Boards of Directors of both companies, a to be formed, wholly owned subsidiary of AANB will merge with CB&T, with CB&T as the resulting corporation. CB&T shareholders will receive 0.534 shares of AANB stock for each CB&T share, subject to adjustment under certain circumstances as described in the agreement. The aggregate merger consideration is approximately 139,100 shares of AANB’s common stock.

The acquisition is subject to regulatory approval and the approval of CB&T’s shareholders. The transaction is expected to be finalized sometime in the second quarter of 2005.

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS:

Abigail Adams National Bancorp, Inc.

1130 Connecticut Avenue, NW

Suite 200

Washington, D.C. 20036

(202) 772-3600

FINANCIAL INFORMATION:

Copies of printed financial information including the Annual Report as filed with the Securities and Exchange Commission on Form 10-K are available without charge, upon written request to Karen E. Troutman, Senior Vice President and Chief Financial Officer, at the address listed above.

ANNUAL MEETING:

The annual meeting of shareholders of Abigail Adams National Bancorp will be held at 3:00 p.m. on Tuesday, May 17, 2005 at the Corporate Headquarters at the address listed above.

SHAREHOLDER ASSISTANCE:

Questions concerning your shareholder account, including change of address forms, records or information about lost certificates or dividend checks, should be directed to our transfer agent at the address listed below or access your shareholder information online at www.amstock.com.

American Stock Transfer & Trust Company

59 Maiden Lane

New York, N.Y. 10038

(800-937-5449)

INTERNET:

Information on bank products and services, as well as, our Code of Ethics, Nominating Committee charter, and the Annual Report on Form-10K are available on our Web site at www.adamsbank.com.

STOCK LISTING:

Abigail Adams National Bancorp, Inc. Common Stock is listed on the NASDAQ National Market under the symbol AANB.

INDEPENDENT AUDITORS:

McGladrey & Pullen, LLP

700 N. Fairfax Street, Suite 400

Alexandria, VA 22314

SPECIAL COUNSEL:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue. NW, Suite 400

Washington, D.C. 20015

DIRECTORS OF THE ABIGAIL ADAMS NATIONAL BANCORP

and THE ADAMS NATIONAL BANK

Jeanne D. Hubbard Chairwoman, President and CEO Abigail Adams National Bancorp	Michele V. Hagans Principal Fort Lincoln Realty	Todd Shell Vice President Guyan International and Caspian Holdings

Kathleen Walsh Carr President & CEO The Adams National Bank	Lynne M. Miller CEO Environmental Strategies Corporation	Marianne Steiner Principal Larkspur Marketing

Michelle D. Bernard President Odyssey International	Douglas Reynolds Attorney Cabell County Public Defenders Office	Joseph L. Williams Chairman & CEO Basic Supply Company, Inc.

David A. Bradley Moss, McGee, Bradley, Kelly & Foley .	Marshall T. Reynolds Chairman & CEO Champion Industries, Inc.	Bonnie A. Wilson Principal Bonnie Wilson & Company

A George Cook, III Principal George Cook & Company	Patricia G. Shannon President & CEO Boys & Girls Clubs of Greater Washington

EXECUTIVE OFFICERS

Jeanne D. Hubbard Chairwoman, President and Chief Executive Officer of Abigail Adams National Bancorp, Inc.	Kathleen Walsh Carr President & Chief Executive Officer of The Adams National Bank	Karen E. Troutman Chief Financial Officer and Senior Vice President of Abigail Adams National Bancorp and The Adams National Bank

OFFICE LOCATIONS

Administrative Office 1130 Connecticut Ave., NW Washington, D.C. 20036-3945 (202) 772-3600 (202) 628-8380 fax	Dupont Circle East 1604 17th Street, NW Washington, D.C. 20009-2441 (202) 772-3600 (202) 387-4110 fax	Georgetown 1729 Wisconsin Avenue, NW Washington, D.C. 20007-2379 (202) 772-3600 (202) 338-1889 fax

K Street Office 1501 K Street, NW Washington, D.C. 20006-1782 (202) 772-3600 (202) 628-8380 fax	MCI Center/Chinatown 802 7th Street, NW Washington, D.C. 20001-3718 (202) 772-3600 (202) 842-0076 fax	Silver Spring 8121 Georgia Ave. Silver Spring, MD 20910-4933 (301) 565-0776 (301) 565-8380 fax

Union Station 50 Massachusetts Avenue, NE Washington, D.C. 20002-4214 (202) 772-3600 (202) 371-6590 fax	Deposit Operations 1627 K Street, NW Washington, D.C. 20006-1782 (202) 772-3600 (202) 293-4017 fax

EXHIBIT 21

EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent Company	Subsidiary Company	State of Incorporation
Abigail Adams National Bancorp, Inc.	The Adams National Bank	Federal

EXHIBIT 31.1

Exhibit 31.1

Certification of Chief Executive Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Jeanne D. Hubbard, Chairwoman of the Board, President and Chief Executive Officer, certify that:

1.	I have reviewed this Annual Report on Form 10-K/A of Abigail Adams National Bancorp, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

April 6, 2005	/s/ Jeanne D. Hubbard
Date	Jeanne D. Hubbard, Chairwoman of the Board,
President and Chief Executive Officer

EXHIBIT 31.2

Exhibit 31.2

Certification of Chief Financial Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Karen E. Troutman, Principal Financial and Accounting Officer, certify that:

1.	I have reviewed this Annual Report on Form 10-K/A of Abigail Adams National Bancorp, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

April 6, 2005	/s/ Karen E. Troutman
Date	Karen E. Troutman
Principal Financial and Accounting Officer

EXHIBIT 32

Exhibit 32

Certification pursuant to

18 U.S.C. Section 1350,

as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

Jeanne D. Hubbard, President and Chief Executive Officer and Karen E. Troutman, Principal Financial and Accounting Officer of Abigail Adams National Bancorp, Inc. (the “Company”) each certify in her capacity as an officer of the Company that she has reviewed the annual report of the Company on Form 10-K/A for the year ended December 31, 2004 and that to the best of her knowledge:

(1)	the report fully complies with the requirements of Sections 13(a) of the Securities Exchange Act of 1934; and

(2)	the information contained in the report fairly presents, in all material respects, the financial condition and results of operations.

The purpose of this statement is solely to comply with Title 18, Chapter 63, Section 1350 of the United States Code, as amended by Section 906 of the Sarbanes-Oxley Act of 2002.

April 6, 2005	/s/ Jeanne D. Hubbard
Date	Jeanne D. Hubbard, Chairwoman of the Board,
President and Chief Executive Officer

April 6, 2005	/s/ Karen E. Troutman
Date	Karen E. Troutman
Principal Financial And Accounting Officer

APPENDIX E

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

FORM 10-KSB

☒	Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2004

☐	Transition Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                      to

Consolidated Bank and Trust Company

(Name of Small Business Issuer in its Charter)

Virginia	54-0179940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

320 North First Street P.O. Box 26823 Richmond, Virginia	23261
(Address of Principal Executive Office)	(Zip Code)

804-771-5200

(Issuer’s Telephone Number, Including Area Code)

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒     No ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the Bank’s knowledge in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.

Yes ☒     No ☐

The Bank’s revenues for its most recent fiscal year, December 31, 2004, were

$4,370,042. The aggregate market value of the common stock held by non-affiliates as of March 25, 2005, was $2,485,960.

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: 260,488 shares of common stock, par value $10 per share, outstanding as of March 25, 2005.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this report from the following documents:

•	Annual Report to Shareholders for the Year Ended December 31, 2004 (Part II) (the “Annual Report”).

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PART I

ITEM 1.	DESCRIPTION OF BUSINESS

General

Consolidated Bank and Trust Company (the “Bank” or “Consolidated”) is a commercial bank chartered under the laws of the Commonwealth of Virginia and is a member of the Federal Reserve System. The Bank was chartered in 1903 with its corporate office located in Richmond, Virginia. The Bank’s corporate office remains in Richmond and it currently has two (2) additional branch locations — one (1) in the Richmond metropolitan area and one (1) in Hampton, Virginia.

The business of the Bank primarily includes the receiving of deposits on a demand or time basis from and providing credit in the form of loans to individuals, partnerships, limited liability companies, corporations and other forms of organization and providing other services commonly performed by commercial banks.

At December 31, 2004, approximately $12.3 million of loans were outstanding from churches in the bank’s lending area. Generally these loans are secured by real estate. There is no material portion of the Bank’s business that is seasonal.

There were twenty-nine (29) full-time persons and five (5) part-time persons employed at January 31, 2005 all working in the Bank’s main office, and two (2) branch offices. The Bank is not a party to any collective bargaining agreement and the Bank believes that its employee relations are satisfactory.

Special Considerations

The Bank’s financial condition is measured in terms of its asset and liability composition, asset quality, capital resources and liquidity. Success in the acquisition of additional capital and other factors mentioned throughout the Bank’s annual report raise doubt about the Bank’s ability to continue as a going concern. Factors affecting the Bank’s financial condition are discussed below, as well as, by reference on page 2 of the Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 14 of the audited financial statements in the annual report.

Since 1999 and through 2004, the Bank incurred recurring operating losses due to increased provisions for loan losses, declining net interest margins and continued high general and administrative expenses substantially above industry averages.

On September 5, 2000, the Bank entered into a Written Agreement with the Federal Reserve Bank of Richmond (“the “Federal Reserve”) and the Bureau of Financial Institutions of the Virginia State Corporation Commission (the “State”) which imposes certain requirements on the Bank as well as requires regulatory approval before payment of any dividend. See Note 14 of the Annual Report

3

incorporated herein by reference. This agreement was updated with an amendment on July 25, 2003.

On February 10, 2005, the Bank announced the execution of a definitive agreement and plan of merger with Abigail Adams National Bancorp. Consolidated Bank shareholders will receive .534 shares of Abigail Adams Bancorp common stock for each share of Consolidated Bank common stock, subject to the terms of the definitive agreement.. Abigail Adams will also provide sufficient capital to restore Consolidated to a “well-capitalized” position and meet the requirements of the Written Agreement.

The financial statements included in the Bank’s annual report have been prepared assuming the Bank will continue as a going concern. The Bank incurred losses of $334,314 during the year 2004 as compared to $1,365,057 during the year 2003.

Competition

In the City of Richmond and the surrounding metropolitan area, there are four (4) large banks with a majority of the deposit base and several small banks with the remainder of the deposit base. Even though the Bank is a relatively small bank with approximately $70.5 million in total assets and approximately $67.2 million in total deposits, due to the Bank’s standing in the community and its minority-bank status, its major competition comes from the large banks. In Richmond, the Bank’s market share of core deposits remained relatively stable throughout 2004. The Bank’s market share of commercial loans also remained stable during 2004.

In Hampton and the surrounding metropolitan area, there are four (4) large and five (5) small banks. In that area, however, the Bank’s major competitors are credit unions rather than other commercial banks.

Deposits

The Bank offers a full range of deposit accounts which include interest checking accounts for nonprofit and individual customers, non-interest bearing checking accounts for commercial and individual customers, money market accounts which pay variable interest rates, statement and passbook savings, individual retirement accounts and fixed-rate, fixed-term certificates of deposit. As of December 31, 2004, interest bearing accounts represented 75.8% of the Bank’s total deposits.

Loans

The Bank makes and services both secured and unsecured loans to individuals, firms and corporations and the Bank’s lending operations include various types of credit for its customers. The Bank offers credit cards to its retail customers. At December 31, 2004, installment and commercial loans represented 3.4% and 74.2%, respectively, of the Bank’s gross loan portfolio. The Bank makes a variety of residential, industrial and commercial loans secured by real estate. The Bank

4

also makes interim and permanent loans that are secured by first and second liens on single-family and multi-family residential real estate. At December 31, 2004, 22.4% of the Bank’s gross loans receivable consisted of loans secured by real estate.

Liquidity Management

Liquidity needs are met primarily through cash reserves, the sale of Federal funds, loan repayments and maturing securities. Assets and liabilities are carefully controlled in an effort to balance liquidity, safety and income.

Correspondent Banks

At December 31, 2004, the Bank had a correspondent relationship with two (2) commercial banks in Richmond, Virginia which also services the Bank’s needs in the Hampton Roads area. As a member of the Federal Reserve System, the Federal Reserve Bank of Richmond provides certain services to the Bank such as processing checks and collection items, handling money transfers and exchanges, providing coin and currency and providing security and safekeeping of funds and investment securities. The Bank maintains certain balances with its correspondent in a non-interest bearing account as compensation for services provided.

The Bank does not have any material patents, trademarks, licenses, franchises or concessions.

During the past two (2) years the Bank has not spent any material amount on research activities relating to the development of services or the improvement of existing services nor has there been any employee engaged full time in research activities.

There has not been any material effect on the Bank nor has there been any expenditure of capital funds required to comply with federal, state or local provisions regulating the discharge of materials into the environment.

The Bank has not been engaged in any foreign operations in foreign countries nor have revenues been derived from foreign operations.

Supervision and Regulation

The Bank is extensively regulated under both federal and state law. Supervision, regulation and examination of banks by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. The various laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted

5

and location of offices. Any change in applicable law or regulation may have a material effect on the business and prospects of Consolidated.

General. The Bank is a Virginia state bank and a member of the Federal Reserve System, and its depositors are insured by the FDIC (defined below). The Federal Reserve and the Virginia State Corporation Commission and its Bureau of Financial Institutions regulate and monitor the Bank’s operations. The Bank is required to file with the Federal Reserve quarterly financial reports on the financial condition and performance of the organization. The Federal Reserve and the State conduct periodic onsite and offsite examinations of the Bank. The Bank must comply with a wide variety of reporting requirements and banking regulations. The laws and regulations governing the Bank generally have been promulgated to protect depositors and the deposit insurance funds and not to protect various shareholders. Additionally, the Bank must bear the cost of compliance with the reporting and regulations; these costs can be significant and have an effect on its financial performance.

The Federal Reserve, State and FDIC have the authority and responsibility to ensure that financial institutions are managed in a safe and sound manner. They have the authority to prevent the continuation of unsound and unsafe activities. Additionally, they must generally approve significant business activities undertaken by financial institutions. Typical examples of transactions requiring approval include branch locations, mergers, capital transactions and major organizational structure changes. Obtaining regulatory approval for these types of activities can be time consuming, expensive and ultimately may not be successful.

Insurance of Accounts, Assessments and Regulation by the FDIC. The Bank’s deposit accounts are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) up to the maximum legal limits of the FDIC and it is subject to regulation, supervision and regular examination by the Virginia Bureau of Financial Institutions and the Federal Reserve. The regulations of these various agencies govern most aspects of the Bank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location and number of branch offices. The laws and regulations governing the Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting shareholders.

The Federal Deposit Insurance Act (the “FDIA”) establishes a risk-based deposit insurance assessment system. Under applicable regulations, deposit premium assessments are determined based upon a matrix formed utilizing capital categories – “well capitalized,” “adequately capitalized” and “undercapitalized”—defined in the same manner as those categories are defined for purposes of Section 38 of the FDIA. Each of these groups is then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from 0.00% of insured deposits for well capitalized institutions having the lowest level of supervisory concern, to 0.27% of insured deposits for undercapitalized institutions having the highest level of

6

supervisory concern. In general, while the Bank Insurance Fund of the FDIC maintains a reserve ratio of 1.25% or greater, no deposit insurance premiums are required. When the Bank Insurance Fund of the FDIC reserve ratio falls below that level, all insured banks would be required to pay premiums. Payment of deposit premiums, either under current law or as the deposit insurance system may be reformed, will have an adverse impact on earnings.

Bank Capital Adequacy Guidelines. The Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises. Under the risk-based capital requirements, the Bank is generally required to maintain a minimum ratio of total capital to risk-weighted assets (including specific off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital (4%) must be composed of “Tier 1 Capital”, which is defined as common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles. The remainder may consist of “Tier 2 Capital”, which is defined as specific subordinated debt, some hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash and certain U.S. government and agency securities, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past due or nonperforming and which have been made in accordance with prudent underwriting standards, are assigned a 50% level in the risk-weighing system, as are certain privately issued mortgage backed securities representing indirect ownership of such loans.

In addition to the risk-based capital requirements, the Federal Reserve has established a minimum 4.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to a level of 4.0% to 6.0% or more. The highest rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which a bank shall achieve its minimum Leverage Capital Ratio requirement. A bank that fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject that bank to a cease and desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the FDIA and is subject to potential

7

termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, provided it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease and desist order.

Under these regulations, a state-chartered commercial bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater, a Tier 1 leverage ratio of 5% or greater, and is not subject to any written capital order or directive;

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater, and a Tier 1 leverage ratio of 4% or greater (3% in certain circumstances) and does not meet the definition of “well capitalized;”

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% or a Tier 1 leverage ratio of less than 4% (3% in certain circumstances).

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3%, or a Tier 1 leverage ratio of less than 3%; or

•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

The risk-based capital standards of the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization’s capital adequacy.

See Note 12 of the Annual Report incorporated herein by reference.

Prompt Corrective Action. Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which: (a) restrict payment of capital distributions and management fees; (b) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (c) require submission of a capital restoration plan; (d) restrict the growth of the institution’s assets; and (e) require prior approval of certain expansion proposals. The appropriate federal banking agency for an

8

undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: (a) requiring the institution to raise additional capital; (b) restricting transactions with affiliates; (c) requiring divestiture of the institution or the sale of the institution to a willing purchaser; and (d) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Written Agreement. On September 5, 2000, the Bank entered into a written agreement with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Virginia State Corporation Commission which imposes certain requirements on the Bank as well as requires regulatory approval before payment of any dividend. See Note 14 of the Annual Report incorporated herein by reference. This agreement was updated with an amendment on July 25, 2003.

Payment of Cash Dividends. The Bank is subject to laws and regulations that limit the amount of dividends that it can pay. The amount of dividends that may be paid depends upon its earnings and capital position and is limited by federal and state law, regulations and policies. As a bank that is a member of the Federal Reserve System, the Bank must obtain prior written approval for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years. In addition, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, the Bank is not permitted to add the balance of its allowance for loan losses account to its undivided profits then on hand, however, it may net the sum of its bad debts as so defined against the balance of its allowance for loan losses account and deduct from undivided profits only bad debts so defined in excess of that account. In addition, the Federal Reserve is authorized to determine under certain circumstances relating to the financial condition of a bank that the payment of dividends would be an unsafe and unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe and unsound banking practice. The Federal Reserve has indicated that banking organizations generally pay dividends only out of current operating earnings.

In addition, under Virginia law, no dividend may be declared or paid out of the Virginia charter bank’s paid-in capital. The Bank may be prohibited under Virginia law from the payment of dividends if the Virginia Bureau of Financial Institutions determines that a limitation of dividends is in the public interest and is necessary to ensure the Bank’s financial soundness, and may also permit the payment of dividends not otherwise allowed by Virginia law.

9

The Bank is restricted from paying dividends under the terms of the Written Agreement.

Monetary Policy. Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of the Bank’s earnings. Thus, the Bank’s earnings and growth will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market dealings in United States government securities. These dealings include the purchase and sale of securities to expand or contract the general liquidity in the financial system. Additionally, the Board of Governors of the Federal Reserve establishes a target Federal Fund Rate and the Discount Rate. The actions taken by the Federal Reserve System will dictate the general condition of interest rates in the market place.

The Bank’s earnings are a function of differentials between interest rates. Depending on the organization’s Asset / Liability strategy, actions taken by the Federal Reserve may have a positive or negative effect on the profitability of the organization. The Bank cannot predict the actions of the Federal Reserve nor can it guarantee that its Asset / Liability strategy is consistent with action taken by the Federal Reserve.

Community Reinvestment Act. The Community Reinvestment Act of 1977 requires that federal banking regulators evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. To the best knowledge of the Bank, it is meeting its obligations under this act.

Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Loans to Insiders. The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act, any loan to a director, an executive officer or to a principal shareholder of a bank, or to entities

10

controlled by any of the foregoing, may not exceed, together with all outstanding loans to such persons or entities controlled by such person, the bank’s loan to one borrower limit. Loans in the aggregate to insiders of the related interest as a class may not exceed two times the bank’s unimpaired capital and unimpaired surplus until the bank’s total assets equal or exceed $100 million, at which time the aggregate is limited to the bank’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and principal shareholders of a bank or bank holding company, and to entities controlled by such persons, unless such loans are approved in advance by a majority of the Board of Directors of the bank with any “interested” director not participating in the voting. The Bank’s loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, must be the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers and principal shareholders be made in terms and underwriting standards substantially the same as offered in comparable transactions to other persons.

Other Regulation. The Bank is subject to a variety of other regulations. State and federal laws restrict interest rates on loans, potentially affecting the Bank’s income. The Truth in Lending Act and the Home Mortgage Disclosure Act impose information requirements on the Bank in making loans. The Equal Credit Opportunity Act prohibits discrimination in lending on the basis of race, creed, or other prohibited factors. The Fair Credit Reporting Act governs the use and release of information to credit reporting agencies. The Truth in Savings Act requires disclosure of yields and costs of deposits and deposit accounts. Other acts govern confidentiality of consumer financial records, automatic deposits and withdrawals, check settlement, endorsement and presentment, and reporting of cash transactions as required by the Internal Revenue Service.

USA Patriot Act of 2001. In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen the ability of U.S. law enforcement agencies and the intelligence communities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Future Regulatory Uncertainty. Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, the Bank cannot forecast how federal regulation of financial institutions may change in the future and impact its operations. Although Congress in recent years has sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, the Bank fully expects that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.

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ITEM 2.	DESCRIPTION OF PROPERTY

The following chart describes all of the Bank’s properties. Management believes that the Bank’s physical facilities are suitable for its needs and are in adequate condition.

Branch	Address	Location	Leased/ Owned
Main	320 North First Street	Richmond	Owned
Brookhill	5214 Chamberlayne Avenue	Henrico County	Leased*
Downtown Hampton	101 North Armistead Avenue	Hampton	Owned
Newport News	2015 25th Street	Newport News	Owned
Operations Center	2201 West Broad Street	Richmond	Leased*

The Bank leases one of its branch offices. The branch office is recorded under a capital lease for a term of 20 years, expiring in 2009, and requires monthly rental payments plus the payment for property taxes and normal maintenance charges.

The Bank leases its Operations Center under a noncancelable operating lease expiring in 2007, with renewal options. This Center was closed in January 2004 and the Bank is attempting to sublease the property.

ITEM 3.	LEGAL PROCEEDINGS

There are no legal proceedings pending against the Bank other than ordinary routine litigation incidental to its business, including certain claims arising in the ordinary course of business which are adequately covered by insurance. No legal proceeding pending against the Bank is expected to have a material adverse effect upon the Bank.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders of the Bank during the fourth quarter of the fiscal year covered by this report.

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PART II

ITEM 5.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Trading in the common stock of Consolidated is limited. The volume of shares traded in 2004 was 10,200 shares and 28,755 shares in 2003. The stock is unlisted. The price at which shares are traded cannot be accurately ascertained since the Bank is dependent upon the purchaser disclosing the price paid. Information provided to the Bank on sales shows that shares traded in the following ranges:

	2004				2003
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
High	$15.00	N/A	N/A	N/A	N/A	N/A	$15.00	$25.00
Low	$15.00	N/A	N/A	N/A	N/A	N/A	$15.00	$25.00

Holders

At December 31, 2004 there were 1,246 holders of Common Stock.

Dividends

Banking laws and regulations limit the amount of dividends that may be paid. Additionally, the Federal Reserve Board, as the Bank’s primary regulator, has the general authority to limit the dividends paid by insured banks. Under the written agreement entered in by the Bank with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Virginia State Corporation Commission, the Federal Reserve Bank of Richmond requires, among other things, regulatory approval prior to the payment of dividends (see “Supervision and Regulation” and Note 14 to the Annual Report incorporated herein by reference). No cash dividends were declared and paid for the two (2) most recent fiscal years.

ITEM 6.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

The information contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, on pages 2 through 13 of the Annual Report, is incorporated herein by reference.

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ITEM 7.	FINANCIAL STATEMENTS

The information contained under the following headings in the Annual Report is incorporated herein by reference.

“Statements of Financial Condition” on page 15

“Statements of Operations” on page 16

“Statements of Changes in Stockholders’ Equity” on page 17

“Statements of Cash Flows” on page 18

“Notes to Financial Statements” on pages 19 through 35

“Report of Independent Registered Public Accounting Firm” on page 36.

ITEM 8.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Within the twenty-four (24) month period prior to the date of the Bank’s most recent financial statements for the fiscal year ended December 31, 2004 the Bank changed accountants and had no disagreements with its former and current accountants on any matter of accounting principles or practices for financial statement disclosure.

ITEM 8A	CONTROLS AND PROCEDURES

An evaluation as of the end of the period covered by this report was carried out under the supervision and with the participation of the Bank’s management including its Chief Executive Officer and Principal Financial Officer, of the effectiveness of the design and operation of the Bank’s disclosure controls and procedures in accordance with Rule 13a-14 of the Securities Exchange Act of 1934 (the “Exchange Act”). Based on that evaluation, the Chief Executive Officer and Principal Financial Officer concluded that, as of the end of the period covered by this report, our disclosure controls and procedures were adequate to ensure that information required to be disclosed by the Bank in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the specified time periods and the approved extension specified in the Commission’s rules and forms.

There were no changes in the Bank's internal control over financial reporting identified in connection with the evaluation that occurred during the last fiscal quarter that materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

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PART III

ITEM 9.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

ELECTION OF DIRECTORS

Six (6) directors constituting the entire Board are to be elected at the Annual Meeting to hold office until the next Annual Meeting and/or until their respective successors have been elected and shall qualify. Nominees for the Board are the six (6) individuals listed on the next page, six (6) of whom currently serve as directors. It is the intention of the persons named in the enclosed proxy to vote the shares covered by each proxy for the election of all the nominees named in the table below. The Board does not anticipate that any nominee will be unavailable for election, however, in the event of such occurrence, the proxies will be voted for such substitute, if any, as the Board may designate. There is no cumulative voting for the Board. The Board has voted to reduce the size of the Board to six (6) directors until the Board deems it appropriate to reinstate the size of the Board to nine (9) directors.

The following table sets forth information with respect to nominees. All directors are re-elected annually.

Director Name	Age	Principal Occupation	Since

Walton M. Belle	75	Retired Physician	1993

Lucille M. Brown	75	Retired Superintendent – Richmond Public Schools	1993

Sid H. Credle	55	Dean – School of Business – Hampton University	2003

Doretha P. Fowlkes	59	President – Fowlkes and Company, Inc. Realtors	1990

Benjamin J. Lambert, III	68	Optometrist	1987

Clarence L. Townes, Jr.	77	President – Jefferson Townhouse Corporation	1970

Walton M. Belle is a retired physician. He joined the Board in 1993. He was appointed Chairman in January 2003.

Lucille M. Brown is a retired educator. She joined the Board in 1993 and chairs the Organization, Governance and Compensation Committee. Prior to June, 1995 she was the Superintendent of Richmond Public Schools.

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Sid H. Credle is the Dean of the School of Business at Hampton University, Hampton, Virginia. He joined the Board in April 2003.

Doretha P. Fowlkes is the President of Fowlkes and Company, Inc. Realtors, Richmond, Virginia. She joined the Board in 1990, chairs the Audit Committee and serves as the Audit Committee Financial Expert.

Benjamin J. Lambert, III is an optometrist in private practice in Richmond, Virginia and a Virginia State Senator. He joined the Board in 1987 and chairs the Trust Committee.

Clarence L. Townes, Jr. is the President of Jefferson Townhouse Corporation, Richmond, Virginia. He joined the Board in 1970 and chairs the Executive Committee.

EXECUTIVE OFFICERS

The executive officers of the Bank are as follows:

Name	Age	Position

Kim D. Saunders	44	President Chief Executive Officer

Alan A. Howard	55	Senior Vice President Chief Financial Officer

Thomas L. Hotchkiss	50	Interim Chief Credit Officer

Sharon A. Grooms	42	Vice President and Corporate Secretary

Kim D. Saunders joined the Bank in December 2003. Prior to that time, she was Executive Vice President and Chief Lending Officer of City First Bank of DC in Washington, DC. She has over twenty (20) years of banking experience.

Alan A. Howard joined the Bank in March 2004 as a Consultant and as a full time employee in November 2004. Mr. Howard has over twenty (20) years experience in the financial institutions industry.

Thomas L. Hotchkiss joined the Bank in September 2003. Mr. Hotchkiss has over twenty (20) years experience in the financial institutions industry.

Sharon A. Grooms joined the Bank in May 1985. She has served in various positions with the Bank.

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CODE OF ETHICS POLICY

The Bank has adopted a code of ethics applicable to all persons employed by the Bank including its senior financial management. That policy was last reviewed and reaffirmed by the Board on May 27, 2003. Copies of the Code of Ethics Policy may be acquired by writing to the Bank, Attention: Corporate Secretary, at Post Office Box 27823, Richmond, Virginia 23261-6823.

ITEM 10.	EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation of officers of the Bank whose total salary for the years ending as of December 31, 2004, 2003 and 2002 exceeded $100,000, for services in all capacities to the Bank during such fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position*	Fiscal Year Ended	Salary		All Other Compensation
Kim D. Saunders President and Chief Executive Officer	2004 2003 2002	$ $	175,000 4,038 -0-		$5,000 -0- -0-

Leon L. Scott President and Chief Executive Officer	2003 2002	$ $	164,436 175,000	$ $	8,921 4,320

*	Ms. Saunders was hired effective December 8, 2003. Mr. Scott resigned effective October 22, 2003.

The Bank has a 401(k) plan which is a tax-qualified defined contribution plan intended to satisfy the requirements of the Internal Revenue Code of 1986.

The Bank has a flex plan which is a pre-tax plan that permits employees to purchase health benefits, long term disability and life insurance.

Compensation of Executive

The Bank and Kim D. Saunders are party to an employment agreement dated November 21, 2003. The agreement provides for her to serve as President and CEO

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for a term of one year with annual renewal terms as provided for in the agreement. Compensation includes a salary of $175,000 plus a cash bonus and/or stock options as provided for in the agreement. The agreement includes a severance package and other benefits described in more detail in the agreement attached as Exhibit 10.

Compensation of Directors

The Banks’ outside directors receive a monthly fee of $350.00 and a meeting attendance fee of $100.00 for the Executive, the Audit, the Trust and the Organization, Governance and Compensation Committee meetings. The directors discontinued their monthly and meeting director fees effective July, 2004. Any director who is an employee of the Bank does not receive additional compensation for serving as a director.

ITEM 11.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of the Common Stock of the Bank as of December 31, 2004 by (i) each person known by the Bank to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock of the Bank, (ii) each director of the Bank, (iii) the Chief Executive Officer and each other executive officer of the Bank as of December 31, 2004 whose salary for the year ended December 31, 2004 exceeded $100,000, and (iv) all executive officers and directors of the Bank as a group. Each person has sole investment and voting power with respect to the shares indicated.

Name*	Amount of Beneficial Ownership	Percentage of Shares
Walton M. Belle	2,299	0.88%
Lucille M. Brown	1,355	0.52%
Sid H. Credle	259	0.10%
Doretha P. Fowlkes	735	0.28%
Benjamin J. Lambert, III	1,214	0.47%
Clarence L. Townes, Jr.	3,315	1.27%
All executive officers and directors as a group (9 persons)	9,127	3.50%
Total shares outstanding	260,488

*	The address of each of the directors or executive officers is c/o Consolidated Bank and Trust Company, Post Office Box 26823, Richmond, Virginia 23261-6823.

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Equity Compensation Plan

There is presently no share of common stock reserved for equity issuance under outstanding options, warrants or rights.

ITEM 12.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans and Other Transactions With Related Parties*

Officers and directors, including their families and companies of which they are principal owners, were loan customers of, and had other transactions with the Bank in the ordinary course of business. In management’s opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with non-related parties.

Aggregate loan transactions with related parties were as follows:

December 31,	2004	2003
Beginning balance	$614,258	$334,858
New loans	465,544	452,722
Repayments	(923,350)	(173,322)

Ending balance	$156,452	$614,258

Maximum balance during year	$614,258	$706,711

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ITEM 13.	EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

The following exhibits are required to be filed with this report by Item 601 of Regulation S-B:

Exhibit Number
10	Employment Agreement with Kim D. Saunders

13	Annual Report to Shareholders, 2004

31.1	Rule 13a-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a) Certification of Acting Principal Financial Officer

32	Statement of Chief Executive Officer and Acting Principal Financial Officer Pursuant to 18 U.S.C. ss.1350

(b) Reports on Form 8-K

There were not reports on Form 8-K issued during 2004.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stegman & Company (“Stegman”) has been selected as independent registered public accounting firm for the Bank for the current fiscal year. Stegman does not have and has not had at any time any direct or indirect financial interest in the Bank and does not have and has not had at any time any connection with the Bank in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither the Bank nor any officer or director of the Bank has or had any interest in Stegman and/or its affiliates.

The aggregate fees billed by the auditors for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2004, and for the review of the financial statements included in the Corporation’s Quarterly Reports on Form 10-QSB, and services that are normally provided in connection with statutory and regulatory filings and engagements, for that fiscal year was $40,978.

The aggregate fees billed for all other services rendered to the Corporation for the fiscal year ended December 31, 2004 was $1,000. During 2004, other services generally included tax preparation.

The Board of the Bank and its Audit Committee have approved Stegman as its independent auditors. Prior thereto, they have questioned partners of that firm about its methods of operation and have received assurances that any litigation or other matters involving it do not affect its ability to perform as the Bank’s independent

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auditors. The Bank does expect Stegman to be present at its Annual Meeting and have an opportunity to make a statement as well as respond to appropriate questions from shareholders. All services that the auditors provide are pre-approved by the Board of the Bank and its Audit Committee.

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SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

CONSOLIDATED BANK AND TRUST COMPANY

By:	/s/ Kim D. Saunders	Date: March 29, 2005
Kim D. Saunders
President and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ Kim D. Saunders	March 29, 2005
Kim D. Saunders
President and Chief Executive Officer

By:	/s/ Alan A. Howard	March 29, 2005
Alan A. Howard
Senior Vice President and Chief Financial Officer

By:	/s/ Walton M. Belle	March 29, 2005
Walton M. Belle, Chairman

By:	/s/ Doretha P. Fowlkes	March 29, 2005
Doretha P. Fowlkes, Director

By:	/s/ Lucille M. Brown	March 29, 2005
Lucille M. Brown, Director

By:	/s/ Sid H. Credle	March 29, 2005
Sid H. Credle, Director

By:	/s/ Benjamin J. Lambert, III	March 29, 2005
Benjamin J. Lambert, III, Director

By:	/s/ Clarence L. Townes, Jr.	March 29, 2005
Clarence L. Townes, Jr., Director

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EXHIBIT INDEX

Exhibit Number	Title
13	Annual Report to Shareholders, 2004

31.1	Rule 13a-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a) Certification of Principal Financial Officer

32	Statement of Chief Executive Officer and Principal Financial Officer Pursuant to 18 U.S.C. ss.1350

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EXHIBIT 13

TO OUR STOCKHOLDERS:

We are pleased to report the 2004 financial results for Consolidated Bank and Trust Company (“Consolidated” or “CB&T”), which simultaneously represents my first full fiscal year as the President and CEO. This past year was both very challenging and extremely rewarding. During this period, we made significant progress in reducing our operating losses, as well as in strengthening our lending and general business practices. The 2004 financial results show tremendous improvement over 2003. Although we experienced yet another unprofitable year, our losses declined significantly and were in line with our projections. Net losses were ($334,314) in 2004 versus ($1,365,058) in 2003, a 75.5% reduction and more than a $1 million improvement. We are very encouraged with this trend.

This past year, we also expended a great deal of time, resources, and effort in addressing Consolidated’s capital and regulatory concerns. As a result, we were successful in securing an excellent potential future partner for CB&T. On February 10, 2005, Consolidated announced the execution of a definitive agreement and plan of merger with Abigail Adams National Bancorp (“Abigail Adams”). Consolidated Bank shareholders will receive .534 shares of Abigail Adams (AANB-listed on NASDAQ) common stock for each share of Consolidated Bank common stock, subject to the terms of the definitive agreement. Moreover, Abigail Adams will also provide sufficient capital to restore Consolidated to a “well-capitalized” position and meet the requirements of CB&T’s Written Agreements with its regulators.

Abigail Adams is a well capitalized financial institution. Our proposed merger will allow CB&T to expand our product offerings to new and existing customers in our markets. Abigail Adams’ original charter was to provide banking resources to women and minority owned businesses. Our mission, purpose, and visions are complementary. Our combined enterprise will create a franchise that stretches from Washington, DC through Hampton, VA. We remain committed to the shared vision of providing financial services to a wide-ranging customer base, particularly those led by women and minorities, including small to medium-sized businesses, non-profits and other organizations as well as to individuals. We look forward to providing you with additional information on the proposed merger transaction.

We also sincerely thank our dedicated customers, employees, and stockholders for their steadfast support and loyalty to Consolidated Bank and Trust Company over the years and especially during 2004. I personally thank each and every one of you for your warm welcome, encouragement, and support of my leadership. We look forward to introducing new products and services to the patrons of Consolidated Bank. As always, we welcome your comments and suggestions at anytime, as we continue our dedication in serving our community.

Kim D. Saunders,
President and CEO

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The objective of this discussion is to provide the reader with an understanding of the financial condition of Consolidated Bank and Trust Company, (“the Bank”), as of December 31, 2004 and the results of its operations for the year then ended. This discussion should be read in conjunction with other information contained in this Annual Report and information in the Bank’s Form 10-KSB. The form 10-KSB will be filed with the Board of Governors of the Federal Reserve System, and will be available to stockholders upon written request to the Bank.

FINANCIAL CONDITION

Going Concern

The Bank’s financial condition is measured in terms of its asset and liability composition, asset quality, capital resources, and liquidity. Success in the acquisition of additional capital and other factors mentioned throughout this report will determine the Bank’s ability to continue as a going concern. Factors affecting the Bank’s financial condition are discussed below:

Since 1999 and through 2004, the Bank incurred recurring operating losses due to increased provisions for loan losses, declining net interest margins and continued high general and administrative expenses substantially above industry averages.

The financial statements have been prepared assuming the Bank will continue as a going concern. The Bank incurred losses of $334,314 during the year 2004 as compared to $1,365,058 during the year 2003.

The Bank is operating under a capital restoration directive issued June 12, 2002 from the Federal Reserve Bank of Richmond. During the year ended December 31, 2004, a new investor has invested approximately $150,000 in new capital. In 2004, the Bank closed the Operations Center, its Newport News Office and consolidated its operations into the Main Office in Richmond The staff size was reduced from 55 to 32 full-time equivalent employees during 2004, through downsizing and attrition. The sale of one closed branch office occurred in the third quarter of 2003 and a second branch office was sold in February 2004.

The Bank’s independent auditors have included a paragraph emphasizing “going concern” in their report on our 2004 and 2003 financial statements. These financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classifications of liabilities that may result should the Bank be unable to continue as a going concern.

Subsequent Event

On February 10, 2005, the Bank announced the execution of a definitive agreement and plan of merger with Abigail Adams National Bancorp. Consolidated Bank shareholders will receive .534 shares of Abigail Adams Bancorp common stock for each share of Consolidated Bank common stock, subject to the terms of the definitive agreement. Abigail Adams will also provide sufficient capital to restore Consolidated to a “well-capitalized” position and meet the requirements of the Written Agreement.

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Critical Accounting Estimates and Policies

The Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently result in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

A detailed explanation of the accounting policies can be found in Note 1 to the audited financial statements. In addition, Note 14 discusses the fact that the financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classifications of liabilities that may result should the Bank be unable to continue as a going concern.

ASSETS

December 31,	2004	2003
Total assets	$70,068,962	$87,243,951
Average assets	78,084,629	96,705,455

Total assets decreased to $70,068,962 at December 31, 2004 from $87,243,951 in 2003 reflecting a decrease of $17,174,989 or 19.7%. The change resulted from a decrease in loans and deposits, as discussed below. Average total assets decreased $18,620,826, or 19.3%, in 2004.

LOANS

December 31,	2004	2003
Total gross loans	$42,104,535	$41,366,542
Average gross loans	40,802,216	42,463,690
Allowance for loan losses	1,348,155	1,278,669
Charge-offs, net of recoveries	(69,486)	157,626

Loan balances showed an increase during 2004 and at year-end the gross loan portfolio had increased to $42,104,535 or an increase of 1.8% over 2003.

In the fourth quarter of 2002 the Bank completed a sale of its credit card portfolio of approximately $1.0 million. The purchaser withheld approximately $127,000 of the proceeds to protect against future losses during the subsequent two years. In addition, the Bank guaranteed approximately $206,000 of the credit card portfolio that was sold resulting in a collateralized borrowing for that amount. This guarantee has been adjusted to approximately $40,546 as of December 31, 2004 as a direct result of principal pay downs of the guaranteed portfolio.

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Allowance for Loan Losses

The Bank records provisions for loan losses in amounts necessary to maintain the allowance for loan losses at the level deemed appropriate. An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based upon evaluations of the collectibility of loans and prior loan loss experience. The allowance is based on careful, continuous review and evaluation of the loan portfolio and ongoing, quarterly assessments of the probable losses inherent in the loan portfolio, and, to a lesser extent, unused commitments to provide financing. The Bank employs a systematic methodology for assessing the appropriateness of the allowance, which includes determination of specific allowances and a formula allowance. Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss may be incurred in an amount different from the amount determined by application of the formula allowance. The formula allowance is calculated by applying loss factors to corresponding categories of outstanding loans and leases, excluding loans for which specific allocations have been made. Allowances are established for credits that do not have specific allowances according to the application of these credit loss factors to groups of loans based upon (a) their credit risk grading, for loans categorized as substandard or doubtful either by the Bank in its ongoing reviews or by bank examiners in their periodic examinations, or (b) by type of loans, for other credits without specific allocations credits. These factors are set by management to reflect its assessment of the relative level of risk inherent in each grade or category of loans, based primarily on the credit risk factors employed by bank examiners at their most recent periodic examination of the Bank. Bank examinations usually occur each year. In these examinations, the bank examiners review the loan portfolio, establish credit risk ratings for loans, identify charge offs, and perform their own calculation of the allowance for loan losses.

The use of these credit risk factors based primarily upon periodic examinations is intended to provide a self-correcting mechanism to reduce differences between estimated and actual observed losses. Management adjusts the credit risk factors from time to time, however, based upon current conditions, which may include the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions that may affect the borrowers’ ability to pay. Management also may establish an unallocated allowance based upon its evaluation of various conditions that are not directly measured in the formula and specific allowances. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, as noted above, bank examiners, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. During 2004, there were no changes in the Bank’s methodology for assessing the appropriateness of the allowance. Management determined that the appropriate allowance for loan losses at December 31, 2004 was approximately $1,348,000 (3.2% of total loans), an increase of approximately $69,000 from the allowance of approximately $1,279,000 (3.1% of total loans) at December 31, 2003. In 2004, recoveries exceeded charge-offs by$ 69,000. Annual net charge offs were 0.37% of average loans in 2003. Total non-performing loans at December 31, 2004 were $1,528,000, up $902,000 (144%) from year-end 2003.

At December 31, 2004 and 2003, one-to-four family residential and home equity loans, which generally are assigned the lowest credit risk factors, comprised 22.4% and 24.8% respectively of the portfolio, while commercial business loans, which generally are assigned higher risk factors, comprise 74.2% of the portfolio, compared to 65.6% at December 31, 2003. The provision for loan losses required for 2004 was $-0-, down $170,295, from 2003.

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A summary of activity in the allowance is shown below:

(Dollars in thousands)	2004	2003
Balance at beginning of period	$1,279	$1,266
Loans charged off:
Residential real estate mortgage loans	—	7
Commercial	57	466
Consumer	210	169

Total charge offs	267	642

Recoveries:
Residential real estate mortgage loans	19	—
Commercial	246	371
Consumer	71	114

Total recoveries	336	485

Net loans charged off	(69)	157
Provision for loan losses	—	170

Balance at end of period	$1,348	$1,279

Net charge offs to average loans outstanding during the period	-0.17%	0.37%
Allowance for loan losses to loans	3.20%	3.09
Allowance for loan losses to nonperforming loans	88.28%	204.31%

The following table presents a two year history of the allocation of the allowance for loan losses, reflecting the methodology described above, along with the percentage or total loans in each category. The increase in the allowance for 2004 was the result of recoveries exceeding charge-offs in 2004

	2004			2003
(Dollars in thousands)	Amount	% of Loans in Category to Total Loans		Amount	% of Loans in Category to Total Loans
Unimpaired Loans
Real Estate loans	$7	22.44	% %	$8	24.84%
Commercial business loans	381	74.17%		333	65.59
Consumer loans	18	3.39%		37	9.57
Credit Cards/Revolving Credit	17			18

Total Unimpaired Loan Loss Allocation	423			396

Specific reserves for impaired loans	121			413
Unallocated reserves	804			470

Total Reserve for Loan Losses	$1,348	100.00	% %	$1,279	100.00%

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Nonperforming Assets

Management reviews and identifies all loans and investments that require designation as nonperforming assets. Nonperforming assets are: loans accounted for on a nonaccrual basis, loans past due by 90 days or more but still accruing, troubled debt restructurings; and other real estate (assets acquired in settlement of loans). The following tables set forth certain information with respect to nonperforming assets at December 31:

(Dollars in thousands)
December 31,	2004	2003
Nonaccrual loans	$1,527	$609
Loans 90 days or more past due	1	17
Restructured loans	—	—

Total Nonperforming Loans (1)	1,528	626

Other real estate owned, net	122	144
Total Nonperforming Assets	1,650	770
Nonperforming loans to total loans	3.63%	1.51%
Nonperforming assets to total assets	2.34%	0.88%

(1)	Performing loans considered potential problem loans, as defined and identified by management, amounted to $563,000 at December 31, 2004. Although these are loans where known information about the borrowers’ possible credit problems causes management to have doubts as to the borrowers’ ability to comply with the present loan repayment terms, most are well collateralized and are not believed to present significant risk of loss. Loans classified for regulatory purposes not included in nonperforming loans consist only of “other loans especially mentioned” and do not, in management’s opinion, represent or result from trends or uncertainties reasonably expected to materially impact future operating results, liquidity or capital resources or represent material credits where known information about the borrowers’ possible credit problems causes management to have doubts as to the borrowers’ ability to comply with the loan repayment terms.

SECURITIES

December 31,	2004	2003
Held-to-maturity securities	$—	$—
Available-for-sale securities	18,105,024	31,608,573

Total securities	$18,105,024	$31,608,573

The securities portfolio is comprised entirely of investment quality securities. At December 31, 2004 the portfolio showed a 42.7% decrease from December 31, 2003. This decrease resulted from using funds from maturing, called, and sold securities to fund loan growth and deposit outflows.

The composition of the portfolio remained unchanged during the year with available-for-sale securities totaling 100.0% of the total portfolio at year end 2004 and 2003. The Bank continues to maintain a high level of liquidity as requested by the regulators and in the face of the uncertainty created by anticipated adverse publicity relating to the Bank’s operating losses and capital restoration efforts.

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DEPOSITS

December 31,	2004		2003
	Balance	% of Total Deposits	Balance	% of Total Deposits
Demand deposits	$16,045,749	24.1%	$18,556,442	22.5%
NOW and money market deposits	17,245,126	26.0%	20,038,054	24.3%
Savings deposits	14,788,489	22.3%	16,817,328	20.4%
Time certificates, $100,000 or more	1,425,895	2.1%	6,748,873	8.2%
Other time deposits	16,973,386	25.5%	20,234,651	24.6%

Total deposits	$66,478,645	100.0%	$82,395,348	100.0%

Non-interest bearing deposits	16,045,749	24.1%	18,623,744	22.6%
Interest-bearing deposits	50,432,896	75.9%	63,771,604	77.4%

Total deposits	$66,478,645	100.0%	$82,395,348	100.0%

Total deposits decreased $15,916,703 or 19.3% in 2004. Of this decrease in deposits in 2004, non-interest bearing deposits decreased approximately $2.6 million while interest-bearing deposits accounted for a decrease of approximately $13.4 million. During 2004, deposits were strategically requested to be temporarily withdrawn from the Bank to improve the Bank’s regulatory capital position

CAPITAL

December 31,	2004	2003
Total equity	$1,905,383	$2,231,848
Cash dividends declared	—	—

Stockholders’ equity at December 31, 2004 was $1,905,383, a decrease of $326,465 from $2,231,848 at December 31, 2003. The change in capital is a result of the operating loss for 2004, along with the change in unrealized loss on available-for-sale securities and the minimum pension liability, offset by the capital investment by a new investor. At December 31, 2004 and 2003, the regulatory capital to average assets ratio was 4.81% and 4.08%, respectively.

The Federal Reserve mandates minimum capital requirements for banks. Under this system, all balance sheet assets are assigned a certain risk category with a prescribed weight. Off balance sheet items, such as loan commitments and letters of credit, are also assigned a risk rating. The sum of the balance sheet and off balance sheet amounts multiplied by their respective risk weight factors must then meet a required minimum test. Tier 1 Capital is defined as stockholders’ equity minus certain intangible assets. Total Capital consists of Tier 1 Capital plus the allowance for loan losses. At December 31, 2004 the Bank met all minimum requirements. See Note 12 of the Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of the ability to provide funds for customers’ demands for loans and deposit withdrawals without impairing profitability. To meet these needs, the Bank primarily maintains vault cash reserves, balances at correspondent banks and federal funds sold in addition to funds provided from loan repayments and maturing securities. During 2004, the Bank was a continuous seller of federal funds averaging $7.8 million daily. Secondarily, the Bank manages its liquidity requirements through its investment portfolio.

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Federal funds sold and debt securities with maturities of 12 months or less were $7.7 million at December 31, 2004, and $16.1 million at December 31, 2003. Unfunded loan commitments at December 31, 2004 and 2003 were $4.2 million and $7.2 million. It is expected that only $3.0 million will be funded during the coming year. The funding of the loans will reduce liquidity, but will not have a damaging effect on the overall liquidity of the Bank.

On July 29, 2002 the Bank filed the detailed Capital Restoration Plan (“The Plan”). Included in The Plan were financial projections for the next eighteen months together with a listing of nine potential investors who had been contacted to infuse additional capital. The Plan calls for $3,750,000 in new capital to be raised. This plan was approved by the Board of Governors of the Federal Reserve System on September 19, 2002. As of January 31, 2005, new capital investments in the amount of $529,000 were subscribed and purchased.

As part of this Plan, the Bank set forth certain short-term strategic targets to improve the Bank’s capital position and return the Bank to profitability. In addition to the infusion of new capital, management has taken measures to reduce operating costs and enhance profits. The Bank closed four unprofitable branches, its operations center, the mortgage department, and its credit card department. These closings and consolidations of some functions have resulted in substantial staff, occupancy and other related administrative expense reductions, allowing the bank to continue to reduce its operating losses.

The definitive agreement signed by the Bank in February with Abigail Adams National Bancorp (AANB) provides for AANB to provide sufficient capital to the Bank to meet the requirements of the Plan and return the Bank to a “well-capitalized” position.

CONTRACTUAL OBLIGATIONS

Payments due by period for the Bank’s contractual obligations (other than deposits liabilities with no stated maturity) at December 31, 2004 are presented below:

	Within One Year	After One But Within Three Years	After Three But Within Five Years	After Five Years	Total
Time Deposits	$13,903,404	$3,606,260	$889,617	$—	$18,399,281
Operating Lease obligations	79,000	118,500	—	—	197,500
Capital Lease obligations	113,119	226,238	160,171	—	499,528
Purchase obligations	—	—	—	—	—

Total contractual obligations	$14,095,523	$3,950,998	$1,049,788	$—	$19,096,309

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements of the Bank have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Bank are primarily monetary in nature and changes in interest rates have a greater impact on the Bank’s performance than do the effects of inflation.

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INTEREST RATE SENSITIVITY AND LIQUIDITY

The Bank attempts to enhance its performance by the control of the amount of interest rate risk assumed through its lending activities. Managing this risk involves regular monitoring of the Bank’s interest sensitive assets relative to its interest sensitive liabilities over various time intervals. The following table demonstrates the relationship between interest sensitive assets and interest sensitive liabilities at December 31, 2004.

(Dollars in thousands)	3 Months or Less	Over 3 Months Through 12 Months	Over 1 Year Through 3 Years	Over 3 Years Through 5 Years	Over 5 Years
Earnings Assets
Securities	$1,002	$3,489	$12,613	$1,001	$—
Loans (net)	11,953	2,130	8,929	11,341	6,226
Federal funds sold	3,232	—	—	—	—

Total Earning Assets	$16,187	$5,619	$21,542	$12,342	$6,226

Interest-Bearing Liabilities
NOW accounts	$11,666	$—	$—	$—	$—
Money market accounts	5,579	—	—	—	—
Savings	14,789	—	—	—	—
Time certificates	4,666	9,238	3,606	889	—
Capital Lease obligations	26	56	174	148	—

Total Interest-Bearing Liabilities	$36,726	$9,294	$3,780	$1,037	$—

INTEREST SENSITIVITY GAP

Asset Sensitive (Liability Sensitive)	$(20,539)	$(3,675)	$17,762	$11,305	$6,226
Cumulative Gap	$(20,539)	$(24,214)	$(6,452)	$4,853	$11,079

9

RESULTS OF OPERATIONS

For the Year Ended December 31, 2004

Net loss decreased $1,030,744 or 75.5% to a loss of $334,314 for the year ended December 31, 2004 from $1,365,058 for 2003. While net interest income declined $172,658 or 5.5% it was offset by a decrease in the loan loss provision of $170,295 and a decrease in noninterest expense of $1,161,668 or 22.0%.

Net interest income, the Bank’s primary source of income, was significantly lower as a result of lower levels of interest earning assets. The weighted average yield on all interest earning assets increased to 5.0% in 2004 compared to 4.7% in 2003. Partially offsetting this reduction in earning assets was a reduction in the weighted average rate paid on interest bearing liabilities, which decreased to 1.1% in 2004 from 1.5% in 2003. As a result of these factors, net interest income declined $172,658 to $2,991,074 in 2004 from $3,163,732 in 2003.

No provision for loan losses was recorded in 2004, as recoveries exceeded loan charge-offs and the total classified loans were reduced throughout 2004. For the year ended December 31, 2004, the provision for loan losses decreased to $ 0 from $170,295.

Noninterest income decreased $248,673 or 23.9% to $792,593 in 2004 from $1,041,266 in 2003. This decrease came as a result of a reduction in deposit levels in 2004 and the reduction in the sale of fixed assets from $154, 022 in 2003 compared to $79,660 in 2004.

Noninterest expenses decreased to $4,117,981 in 2004 from $5,279,649 in 2003, a decrease of $1,161,668 or 22.0%. All categories of noninterest expenses decreased as a result of restructuring which occurred in 2004. This restructuring included downsizing of staff and closures of a branch and other facilities.

10

NET INTEREST MARGIN

Net interest income is the difference between interest income and interest expenses and represents the Bank’s gross profit margin. The net interest margin represents net interest income divided by average earning assets. It reflects the average effective rate earned by the Bank on its earning assets. Net interest income and the net interest margin are influenced by fluctuations in market rates and changes in both volume and mix of average earning assets and the liabilities that fund those assets.

11

The tables below show the net interest margin information for the years ended December 31, 2004 and 2003.

December 31, 2004	Average Balance	Interest Income/ Expense	Average Yield/ Cost
ASSETS
Loans	$40,802,216	$2,932,759	7.19%
Securities	23,549,026	581,277	2.47%
Federal funds sold	7,774,303	92,617	1.19%

Total earning assets	72,125,545	3,606,653	5.00%

LIABILITIES
Deposits
NOW	12,943,041	41,568	0.32%
Savings	16,030,964	78,901	0.49%
Money market	5,025,811	23,997	0.48%
Certificates	21,353,297	397,684	1.86%
Capital leases and other obligations	447,883	73,429	16.39%

Total interest-bearing liabilities	55,800,996	615,579	1.10%

Net Interest Income		$2,991,074

Net Interest Spread			3.90%

Net Interest Margin			4.15%

December 31, 2003	Average Balance	Interest Income/ Expense	Average Yield/ Cost
ASSETS
Loans	$42,463,690	$3,156,394	7.43%
Securities	36,529,624	981,912	2.69%
Federal funds sold	11,027,581	109,504	0.99%

Total earning assets	90,020,895	4,247,810	4.72%

LIABILITIES
Deposits
NOW	16,285,884	62,763	0.39%
Savings	18,380,125	202,893	1.10%
Money market	6,557,476	50,218	0.77%
Certificates	30,121,509	683,764	2.27%
Capital leases and other obligations	560,918	84,440	15.05%

Total interest-bearing liabilities	71,905,912	1,084,078	1.51%

Net Interest Income		$3,163,732

Net Interest Spread			3.21%

Net Interest Margin			3.51%

12

EFFECT OF VOLUME AND RATE CHANGES ON NET INTEREST INCOME

	2004 Versus 2003
December 31, 2004	Increase or (Decrease)	Due to Change In Average

		Volume	Rate
Interest income from earning assets:
Loans	$(223,635)	$(119,423)	$(104,212)
Securities	(400,635)	(320,409)	(80,226)
Federal funds sold	(16,887)	(38,757)	21,870

Total interest income	(641,157)	(478,589)	(162,568)

Interest expense on funding of earning assets:
Deposits
NOW	(21,195)	(10,736)	(10,459)
Savings	(123,991)	(11,562)	(112,430)
Money market	(26,221)	(7,313)	(18,907)
Certificates	(286,081)	(163,299)	(122,782)
Capital leases and other borrowed money	(11,011)	(9,563)	(1,448)

Total interest expense	(468,499)	(202,473)	(266,026)

Net Interest Income	$(172,658)	$(276,115)	$103,458

13

SUMMARY OF OPERATIONS

December 31,	2004	2003	2002	2001	2000
(In thousands except per share data)
Total operating income	$4,400	$5,289	$7,406	$9,030	$9,523
Total operating expenses	4,734	6,534	9,689	10,641	9,315

(Loss) Income before income tax expense	(334)	(1,245)	(2,283)	(1,611)	208
Applicable income tax expense (benefit)	—	120	427	(675)	52

Net (loss) income	$(334)	$(1,365)	$(2,710)	$(936)	$156

COMMON STOCK INFORMATION:
Net basic and diluted (loss) income per share	$(1.28)	$(5.40)	$(11.15)	$(3.85)	$0.64
Cash dividends paid per share	—	—	—	—	—
Average shares outstanding (000)	260	253	243	243	243

Forward looking statements: When used in this report, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Bank’s market areas, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank’s market areas and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Bank wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Bank wishes to advise readers that the factors listed above could affect the Bank’s financial performance and could cause the Bank’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

14

STATEMENTS OF FINANCIAL CONDITION

December 31,	2004	2003
ASSETS

Cash and cash equivalents
Cash and due from banks	$5,139,677	$3,835,841
Federal funds sold	3,232,000	8,306,000

Total cash and cash equivalents	8,371,677	12,141,841

Available-for-sale securities	18,105,024	31,608,573
Federal Reserve Bank Stock -at cost	114,150	138,800
Loans, net	40,756,380	40,087,873
Premises and equipment	1,856,571	2,067,704
Assets held for sale	—	80,816
Other real estate owned, net	121,824	144,165
Accrued interest receivable	304,199	368,018
Other assets	439,137	606,161

Total assets	$70,068,962	$87,243,951

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities

Deposits
Noninterest bearing	$16,045,749	$18,623,744
Interest bearing	50,432,896	63,771,604

Total deposits	66,478,645	82,395,348

Obligation under capital lease	403,786	467,019
Accrued interest payable	101,072	123,755
Minimum pension liability	984,277	1,548,110
Other liabilities	195,799	477,871

Total liabilities	68,163,579	85,012,103

Commitments, Contingencies and Credit Risk

Stockholders’ Equity
Preferred stock, par $10 per share, 500,000 shares authorized, none issued	—	—
Common stock, par value $10 per share, 2,000,000 shares authorized, 260,488 shares issued and outstanding in 2004 and 251,983 in 2003	2,604,880	2,519,830
Additional paid-in capital	3,258,442	3,219,342
Accumulated deficit	(2,363,427)	(2,029,113)
Accumulated other comprehensive loss	(1,594,512)	(1,478,211)

Total stockholders’ equity	1,905,383	2,231,848

Total liabilities and stockholders’ equity	$70,068,962	$87,243,951

See Notes to Financial Statements

15

STATEMENTS OF OPERATIONS

Years Ended December 31,	2004	2003
Interest Income
Loans	$2,932,759	$3,156,394
Securities	581,277	981,912
Federal funds sold	92,617	109,504

Total interest income	3,606,653	4,247,810

Interest Expense
Deposits	542,150	999,638
Capital lease	73,429	84,440
Other		—

Total interest expense	615,579	1,084,078

Net interest income	2,991,074	3,163,732
Provision for Loan Losses	—	170,295

Net interest income after provision for loan losses	2,991,074	2,993,437

Noninterest Income
Service charges and fees on deposits	561,778	684,330
Securities gains (losses), net	2,937	—
Gain of sale of fixed assets	79,660	154,022
Rental income	40,540	24,953
Trust services income	5,451	85,012
Other noninterest income	102,227	92,949

Total noninterest income	792,593	1,041,266

Noninterest Expenses
Salaries and employee benefits	1,775,203	2,658,397
Occupancy expenses	418,561	403,622
Equipment expense	188,267	278,509
Professional fees	492,778	435,653
Computer service fees	393,780	408,184
FDIC and state assessments	219,496	262,213
Protective service fees	120,324	120,479
Postage and freight expense	88,126	74,832
Telephone and communications expense	91,997	71,714
Travel and transportation expense	17,618	64,829
Other noninterest expenses	311,831	501,217

Total noninterest expenses	4,117,981	5,279,649

Income ( loss) before income tax expense (benefit)	(334,314)	(1,244,946)
Income Tax Expense (benefit)	—	120,112

Net Income (Loss)	$(334,314)	$(1,365,058)

Net basic and diluted income (loss) per share	$(1.28)	$(5.40)
Weighted average number of basic and diluted shares outstanding	260,175	252,666

16

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2004 and 2003
	Common Stock		Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balance January 1, 2003 as previously reported	$242,962	$2,429,620	$2,930,358	$(664,056)	$233,158	$4,929,080
Correction of an error in recording minimum pension liability	—	—	—	—	(1,414,113)	(1,414,113)

Balance January 1, 2003 as restated	242,962	2,429,620	2,930,358	(664,056)	(1,180,955)	3,514,967

Common shares issued	16,164	161,640	217,554	—	—	379,194
Common shares donated	(7,143)	(71,430)	71,430	—	—	—

Comprehensive income: as restated
Net (loss)				(1,365,057)		(1,365,057)
Net change in minimum pension liability					(163,997)	(163,997)
Net change in unrealized gains on available-for-sale securities				—	(133,259)	(133,259)

Comprehensive (loss)						(1,662,313)

Balance December 31, 2003 as restated	251,983	$2,519,830	$3,219,342	$(2,029,113)	$(1,478,211)	2,231,848
Common shares issued	10,200	102,000	53,000	—	—	155,000
Common shares redeemed	(1,695)	(16,950)	(13,900)	—	—	(30,850)

Comprehensive income:
Net (loss)				(334,314)		(334,314)
Net change in minimum pension liability					127,371	127,371
Net change in unrealized gains on available-for-sale securities				—	(243,672)	(243,672)

Comprehensive (loss)						(450,615)

Balance December 31, 2004	260,488	$2,604,880	$3,258,442	$(2,363,427)	$(1,594,512)	$1,905,383

17

STATEMENTS OF CASH FLOWS

Years Ended December 31,	2004	2003
Cash flows from operating activities
Net loss	$(334,314)	$(1,365,057)
Adjustments to reconcile net loss to net cash (used) provided by operating activities
Securities gains	(2,937)	—
Gain on assets held for sale	(79,660)	(154,022)
Deferred taxes	—	120,112
Net securities amortization and accretion	36,159	63,850
Provisions for loan losses	—	170,295
Provision for OREO	25,000	—
Depreciation and amortization	203,056	309,999
Amortization of premium on deposit purchases	—	—
Accrued interest - net	41,136	41,177
Other assets and liabilities - net	(529,519)	(276,343)

Net cash used in operating activities	(641,079)	(1,089,988)

Cash flows from investing activities
Proceeds from maturities and calls of securities available for sale	21,237,682	45,840,000
Purchase of securities available for sale	(8,011,027)	(42,427,272)
Net (increase) decrease in loans	(668,507)	4,772,229
Purchases of premises and equipment	—	(159,140)
Proceeds from assets held for sale	168,553	410,058
Proceeds from sales of other real estate owned	—	—

Net cash provided by investing activities	12,726,701	8,435,875

Cash flows from financing activities
Common stock issued	124,150	379,194
Proceeds from sale of loans	—	—
Net (decrease) in deposits	(15,916,703)	(9,469,292)
Repayment of capital lease	(63,233)	(31,822)
Other	—	—

Net cash used in financing activities	(15,855,786)	(9,121,920)

(Decrease) in cash and cash equivalents	(3,770,164)	(1,776,033)

Cash and cash equivalents
Beginning	12,141,841	13,917,874

Ending	$8,371,677	$12,141,841

See Notes to Financial Statements

18

NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: The business of the Bank is conducted in the Richmond and Hampton, Virginia areas and primarily includes the receiving of deposits on demand or time basis, providing credit in the form of loans to individuals, partnerships, corporations, and other forms of organization and providing other services commonly performed by commercial banks.

Basis of financial statement presentation and accounting estimates: The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America. In preparing the accompanying financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. Management uses available information to currently recognize losses on loans, but future additions to the allowance may be necessary based on changed economic conditions.

Cash and cash equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. The Bank maintains amounts due from banks, which, at times, may exceed federally insured limits; however, the Bank has not experienced any losses in such accounts.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based upon a percentage of certain deposits. The total required reserve balances as of December 31, 2004 and 2003 were approximately $594,000 and $760,000 respectively.

Securities: The Bank determines the appropriate classification of its investments in debt securities as each individual security is acquired; the appropriateness of such classification is reassessed continually. The classifications and related accounting policies utilized by the Bank are as follows:

Held-to-maturity securities: Securities classified as held-to-maturity are those debt securities that the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premiums, and accretion of discounts, computed by the interest method over their contractual lives.

Available-for-sale securities: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at estimated fair value. Unrealized gains or losses are reported as increases or decreases in stockholders’ equity. Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported as interest on securities. Realized gains or loses, determined on the basis of the cost of specific securities, are included in earnings.

Federal Reserve Stock: The Bank, as a member of the Federal Reserve system, is required to maintain an investment in capital stock of the Federal Reserve Bank in varying amounts based on the Bank’s capital and surplus position. Since no readily mark exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.

19

Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in the factors considered such as the economic condition of the borrower or economic conditions relating to certain industry concentrations.

Interest on loans is recognized over the term of the loans and is calculated using the simple-interest method on principal amounts outstanding. Accrual of interest is generally discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and collectibility is no longer in doubt.

Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield on the related loan.

For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors that the borrower’s financial condition is such that payment of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected.

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation principally using an accelerated method over the estimated useful lives of the assets. The estimated lives of the assets are: 10 to 50 years for building and improvements, 3 to 7 years for furniture and equipment, and the lesser of the term of lease or estimated life on leasehold improvements.

It is the Bank’s policy to include amortization expense on assets acquired under capital leases with depreciation expense on owned assets.

Assets held for sale: Assets held for sale are stated at the lesser of the carrying amount or fair market value net of estimated costs to sell. During 2002, the Bank closed two branch sites with a carrying amount of approximately $395,000 at December 31, 2002. One branch site was sold in October 2003 with a gain of approximately $154,000. The second branch site was sold in March 2004 with a gain of approximately $78,000.

Other real estate owned: Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is initially recorded at fair value upon foreclosure establishing a new cost basis. After foreclosure, valuations are performed and OREO is adjusted to the lower of cost or fair market value of the properties less costs to sell. Any write-down at the time of transfer to OREO is charged to the allowance for loan losses. Revenue and expenses from operations related to OREO and changes in the valuation allowance are included in loss on foreclosed real estate. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair market value. OREO at December 31, 2004 and 2003 had outstanding balances in the amount of $121,824 and $144,165 respectively. A valuation allowance of $25,000 was established at December 31, 2004, while no valuation allowance was maintained at December 31, 2003.

20

Income taxes: Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carry forwards and deferred liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair value of financial instruments: The Bank discloses fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent market and, in many cases could not be realized in immediate settlement of the instrument.

The Bank in estimating the fair value of its financial instruments used the following methods and assumptions:

Cash and cash equivalents, and accrued interest receivable and payable: The carrying amounts reported in the statement of financial condition approximate their fair values due to the short-term nature of these instruments.

Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market values obtained from independent pricing services. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of remaining loans has been estimated by discounting the projected future cash flows using the rate at which similar loans would be made to borrowers with similar credit rates and for similar maturities and repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loan. Certain prepayment assumptions have also been made.

Off-balance sheet instruments: Fair values for the Bank’s off-balance sheet instruments (commitments and letters of credit) are based on fees currently being charged to enter into similar agreements, adjusted for changes in interest rates and credit risk that has occurred subsequent to origination. Because the Bank believes that the credit risk associated with available but undisbursed commitments would essentially offset fees that could be recognized under similar arrangements, and because the commitments are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance sheet commitments.

Deposit liabilities: The fair value of demand deposits, including checking accounts and statement savings accounts, equal their carrying amounts, which represents the amount payable on demand due to the short-term nature of these instruments. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates offered for deposits of similar remaining maturities.

Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowing approximate their fair values due to the short-term nature of these instruments.

21

Trust assets: Assets of the trust department, other than trust cash on deposit at the Bank, are not included in the financial statements because they are not assets of the Bank.

Income per share: Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. The Bank has no potential common stock such as options, warrants or convertible securities.

Reclassification: There are no reclassifications in the 2003 or 2004 financial statements.

Recent Accounting Pronouncements

In December 2003, the FASB issued SFAS no. 132 (revised 2003) Employers’ Disclosures about Pensions and Postretirement Benefits. This Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans. As of December 31, 2004, the Bank has disclosed the required elements related to its defined benefit pension plan in Note 10 to these financial statements.

Note 2. Held-to-Maturity Securities

The Bank had no Held-to-Maturity securities in 2004 or 2003.

22

Note 3. Available-for-Sale Securities

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities	$1,003,402	$—	$(12,810)	$990,592
U.S. Government agencies	17,245,395	17,568	(148,531)	17,114,432

Total	$18,248,797	$17,568	$(161,341)	$18,105,024

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities	$6,793,611	$37,558	$—	$6,831,169
U.S. Government agencies	24,715,063	92,560	30,219	24,777,404

Total	$31,508,674	$130,118	$30,219	$31,608,573

Contractual Maturities:
December 31, 2004		Amortized Cost		Estimated Fair Value
Due in one year or less		$4,701,959		$4,690,200
Due after one year through five years		13,546,838		13,414,824

Total		$18,248,797		$18,105,024

Gross unrealized losses and estimated fair value by length of time that the individual available-for-sale securities have been in continuous unrealized loss position at December 31, 2004 are as follows:

Continuous unrealized losses existing for:

Available-for-sale	Fair Value	Less than 12 Months	More than 12 Months	Total Unrealized Losses
U.S. Treasury securities	$990,592	$12,810	$—	$12,810
U.S. Government agencies	17,114,432	148,531	—	148,531

	$18,105,024	$161,341	$—	$161,341

23

The unrealized losses that exist are the result of market changes in interest rates since the original purchase. These factors coupled with the fact the Bank has both the intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in available-for-sale portfolio are temporary.

Pledged securities: Available-for-sale securities with carrying values of approximately $7.9 million at December 31, 2004 were pledged to secure public deposits and for other purposes as required or permitted by law.

Changes in net unrealized gains and losses shown as a separate component of equity:

December 31,	2004	2003
Unrealized gains (losses) included in stockholders’ equity, beginning	$99,899	$233,158
Change in net unrealized gains (losses), net of income tax expense of $-0- in 2004 and 2003	(243,672)	(133,259)
Less: Reclassification adjustment for realized gains (losses) included in net income, net of income tax expense (benefit) of $-0- in 2004 and 2003	—	—

Unrealized gains (losses) included in stockholders’ equity, ending	$(143,773)	$99,899

Gross realized gains and losses on calls of and sales of available-for-sale securities were $2,937 and $0 in 2004 and 2003, respectively.

Note 4. Loans

Composition of Loans:

December 31,	2004	2003
Commercial	$31,230,255	$28,817,819
Mortgage	9,448,245	10,343,440
Consumer	1,426,035	2,205,283

	42,104,535	41,366,542
Less allowance for loan losses	1,348,155	1,278,669

Loans, net	$40,756,380	$40,087,873

Allowance for loan losses:

December 31,	2004	2003
Beginning balance	$1,278,669	$1,266,000
Provision charged to operations	—	170,295
Loans charged off	(266,565)	(642,322)
Recoveries	336,051	484,696

Ending balance	$1,348,155	$1,278,669

Nonaccrual loans: Nonaccrual loans totaled $1,526,994 and $609,347 at December 31, 2004 and 2003, respectively. If income on these loans had been accrued, interest income would have increased by approximately $30,513 and $27,295 during 2004 and 2003 respectively. Interest income on nonaccrual

24

loans, which is recorded only when received, was immaterial in 2004 and 2003. Of the $1,526,994 of nonaccrual loans at December 31, 2004, approximately $1,374,000 were matured and in various stages of the renewal process.

Specific loan loss allowances on impaired loans are recorded if it is doubtful that all principal and interest due according to the loan terms will be collected. There are loans outstanding of approximately $479,000 and $2,351,000 at December 31, 2004 and 2003 respectively, which were considered to be impaired and for which specific reserves of approximately $121,000 and $413,000 had been allocated. Interest income recorded from these loans was immaterial in 2004 and 2003. The average amount of impaired loans outstanding was $1.2 million and $2.9 million during 2004 and 2003, respectively. During 2004 and 2003, loans totaling approximately $266,565 and $642,322, respectively, were deemed impaired and charged off.

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Note 5. Premises and Equipment

December 31,	2004	2003
Land	$409,950	$409,950
Building and Improvements	1,916,879	1,952,017
Leasehold improvements	324,829	328,710
Furniture and equipment	1,867,746	2,301,425
Capital lease	465,000	465,000

Gross premises and equipment	4,984,404	5,457,102
Less accumulated depreciation	3,127,833	3,389,398

Net premises and equipment	$1,856,571	$2,067,704

Depreciation expense was $203,285 and $309,999 for the years ended December 31, 2004 and 2003, respectively.

Note 6. Deposits

December 31,	2004	2003
Demand deposits	$16,045,749	$18,556,442
NOW and money market accounts	17,245,126	20,038,054
Savings deposits	14,788,489	16,817,328
Time certificates, $100,000 or more	1,425,895	6,748,873
Other time deposits	16,973,386	20,234,651

Total	$66,478,645	$82,395,348

At December 31, 2004 and 2003, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)	2004	2003
Within one year	$13,904	$20,940
After one but within three years	3,606	6,044
After three but within five years	889	—
After five years	—	—

Total	$18,399	$26,984

Note 7. Commitments, Contingencies, and Credit Risk

Concentrations: At December 31, 2004, approximately $12.3 million of loans were outstanding from churches in the Bank’s lending area. Generally, these loans are secured by real estate.

Contingencies: In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of Management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Financial instruments with off-balance sheet risk: The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to

26

varying degrees, elements of credit risk in excess of amounts recognized on the statements of financial condition.

The Bank’s exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. These commitments were as follows:

December 31,	2004	2003
Commitments to extend credit	$3,948,000	$6,890,000
Standby letters of credit	70,000	319,000
Credit card and overdraft protection commitments	288,000	301,000

Total	$4,306,000	$7,510,000

Commitments to extend credit: Commitments to extend credit are agreements to lend at variable rates to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income producing commercial properties.

Standby letters of credit: Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances, which the Bank deems necessary. Virtually all of these commitments are collateralized.

Credit card and credit card related commitments: Credit card and credit card related commitments are commitments on credit cards and overdraft protection accounts and are unsecured. During 2002, the Bank entered into an agreement to dispose of its credit card portfolio of approximately $1.0 million. The Bank received $900,000 in proceeds for that portion of the disposition that was recorded as a sale. There was no gain or loss recognized. A portion of the disposition did not qualify as a sale but as a collateralized borrowing. Borrowings at December 31, 2004 and 2003 were approximately $41,000 and $52,000 respectively.

Lines of credit: The Bank is currently renegotiating with correspondent banks new borrowing arrangements for overnight federal funds on a secured basis.

Lease commitments: The Bank leases one of its branch offices. The branch office is recorded under a capital lease for a term of 20 years, expiring in 2009, and requires monthly rentals plus the payment of property taxes and normal maintenance charges.

The Bank leases its operation center under a noncancelable operating lease expiring in 2007, with renewal options. This center was closed in January 2004.

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Total rental expense on premises and equipment was $81,110 and $91,976 for 2004 and 2003, respectively. Minimum annual payments under the capital lease and noncancelable operating leases in effect at December 31, 2004, are shown in the following tabulation:

	Capital	Operating
2005	$113,119	$79,000
2006	113,119	79,000
2007	113,119	39,500
2008	113,119
Later years	47,052	—

Total minimum lease payments	499,528	197,500
Amounts representing interest	98,334	—

Total	$401,194	$197,500

Note 8. Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Bank’s financial instruments.

December 31, (In thousands)	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$8,372	$8,372	$12,142	$12,142
Investment securities:
Held-to-maturity	—	—	—	—
Available-for-sale	18,105	18,520	31,609	31,609
Net Loans receivable	40,756	39,981	40,088	39,809
Accrued interest receivable	304	304	399	399
Financial liabilities:
Deposits	66,479	62,232	82,395	82,469
Accrued interest payable	101	101	124	124
Other borrowings	444	439	52	52

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Note 9. Income Taxes

Year Ended December 31,	2004	2003
Federal computed tax (benefit) at statutory rate	$(113,666)	$(423,282)
Tax exempt income on obligations of states and political subdivisions	—	(2,957)
Tax credits	—	—
Valuation allowance	113,666	546,351
Other	—	—

Total	$—	$120,112

The cumulative tax effects of the primary temporary differences are shown in the following table:

December 31,	2004	2003
Deferred tax assets:
Deferred loan fees and costs	$—	$38,789
Alternative Minimum Tax Credit	195,684	195,684
Allowance for loan losses	303,403	279,943
Net operating loss carry forward	1,970,969	1,710,529
Unrealized loss on available for sale securities	54,576	—
Other	100,111	99,040

Total deferred tax assets	2,624,743	2,323,985
Valuation allowance	(2,304,512)	(2,031,950)

Deferred tax assets	320,231	292,035

Deferred tax liabilities:
Excess accumulated tax depreciation	69,767	81,327
Deferred loan fees and costs	6,401	—
Unrealized gain on available for sale securities	—	33,965
Pension expense	244,063	176,743

Total deferred tax liabilities	320,231	292,035

Net deferred tax assets	$—	$—

The Bank has recorded a valuation allowance which eliminates the entire net deferred tax asset. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are calculated to be available to reduce taxable income.

At December 31, 2004, the Bank had a net operating loss carryforward of approximately $5,800,000 which begins to expire in 2021. In addition, the Bank had tax credits available to offset future taxes payable of approximately $43,000 at December 31, 2004 of which approximately $26,000 and $17,000 will expire in 2021 and 2022, respectively.

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Note 10. Benefit Plans

Defined benefit pension plan: The Bank maintains a noncontributory defined benefit pension plan. Pension benefits vest after five years of service and are based on years of service and average final salary. During 1997, the Bank froze the accrual of future service benefits, however, benefits will continue to accrue for future compensation adjustments. In 2003, the compensation levels were frozen at current rates for benefit calculation purposes. The defined benefit plan maintains a September 30, year end for purposes of computing benefit obligations. The following table presents the plan’s funded status and amounts recognized in the Bank’s balance sheets.

December 31,	2004	2003
Change in benefit obligation:
Benefit obligation, beginning	$4,560,254	$4,812,753
Interest cost	274,097	313,695
Actuarial (gain) loss	95,937	323,679
Benefits paid	(341,959)	(322,541)
Curtailment	—	(567,332)

Benefit obligation, ending	4,588,329	4,560,254

Change in plan asset:
Fair value of plan assets, beginning	3,206,013	2,936,626
Actual return on plan assets	389,998	198,855
Employer contribution	350,000	393,073
Benefits paid	(341,959)	(322,541)

Fair value of plan assets, ending	3,604,052	3,206,013

Funded status	(984,277)	(1,354,241)
Unrecognized net actuarial loss	1,450,739	1,578,110
Unrecognized prior service cost	—	—

Net amount	$466,462	$223,869

Amount recognized in the Statement of Financial Condition consists of:

Years Ended December 31,	2004	2003
Prepaid benefit cost	$466,462	$223,869
Accrued benefit cost	(1,450,739)	(1,578,110)
Intangible asset	—	—
Accumulated other comprehensive loss	1,450,739	1,578,110

Net amount recognized	$466,462	$223,869

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

December 31,	2004	2003
Projected benefit obligation	$4,588,329	$4,560,254
Accumulated benefit obligation	4,588,329	4,560,254
Fair value of plan assets	3,604,052	3,206,013

The accumulated benefit obligation for this plan was $4,588,329 and $4,560,254 as of December 31, 2004 and 2003, respectively.

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Components of net periodic benefit cost:

Years Ended December 31,	2004	2003
Interest cost	$274,097	$313,695
Expected return on plan assets	(253,004)	(239,196)
Recognized net actuarial loss	86,314	118,195
Amortization of net transition asset	—	(10,641)

Net periodic benefit cost	$107,407	$182,053

Additional information

Years Ended December 31,	2004	2003
(Decrease) increase in minimum penions liability included in Other Comprehensive Loss	$(127,371)	$163,997

Weighted average assumptions used to determine benefit obligations:

Years Ended December 31,	2004	2003
Discount Rate	6.00%	6.25%
Rate of increase in compensation levels	0.00%	0.00%

Weighted average assumptions used to determine net periodic benefit cost:

Years Ended December 31,	2004	2003
Discount Rate	6.25%	6.75%
Expected long term rate of return on plan assets	8.00%	8.00%
Rate of increase in compensation levels	0.00%	3.50%

Basis used to determine overall expected long-term rate of return on assets:

The Plan has selected the following long term assumptions for the average rate of earnings expected to be earned on the funds invested or to be invested to provide for the plan benefits. Consideration has been given to both historical returns and returns expected to be available for reinvestment.

Plan Assets

The plan’s weighted average asset allocations at December 31, by asset category are as follows:

The investment policy and strategy for the plan assets, including weighted average target asset allocations are:

Equity Securities	At least 66% of plan assets
Debt Securities	At least 25% of plan assets
Real Estate	None
Other Assets	Not more than 5% of plan assets

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Plan Cash Flows

Contributions

The Bank expects to contribute approximately $350,000 to its pension plan for the September 1, 2004 to August 31, 2005 plan year.

Estimated Future Benefit Payments

The following benefits payments are expected to be paid:

Fiscal Years	Pension Benefits
9/1/2004 to 8/31/2005	$279,270
9/1/2005 to 8/31/2006	271,316
9/1/2006 to 8/31/2007	263,177
9/1/2007 to 8/31/2008	260,407
9/1/2008 to 8/31/2009	254,251
9/1/2009 to 8/31/2014	1,204,459

401(k) savings plan: The Bank sponsors a 401(k) plan, which covers substantially all employees. Under the plan, employees may elect to defer a portion of their salary, up to the maximum allowed by law, and the Bank will match the contribution up to 5% of the employee’s salary. The Bank may make voluntary contributions to the plan at any time. The Bank made contributions of $21,075 to the plan in 2004 and $39,297 in 2003.

Employee stock ownership plan: The Bank had an employee stock ownership plan (“ESOP”). The purpose of the ESOP was to enable any employee who has attained age 21 and completed one (1) year of service to acquire stock ownership in the Bank. Contributions to the ESOP are based on a formula specified by the ESOP. No contribution was made in 2004 or 2003 to the ESOP. The Plan was terminated in December, 2004. The Plan held 0 and 1,695 shares of the Bank’s stock at December 31, 2004 and 2003, respectively.

Note 11. Loans and Other Transactions With Related Parties

Officers and directors, including their families and companies of which they are principal owners, were loan customers of, and had other transactions with the Bank in the ordinary course of business. In management’s opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

Aggregate loan transactions with related parties were as follows:

December 31,	2004	2003
Beginning balance	$614,258	$334,858
New loans	465,544	452,722
Repayments	(923,350)	(173,322)

Ending balance	$156,452	$614,258

Maximum balance during year	$614,258	$706,711

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Note 12. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Bank meets all minimum capital adequacy requirements to which it is subject.

The most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratio as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions category.

The Bank’s actual capital amounts and ratios are also presented in the table below.

	Actual		For Capital Adequacy purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital (to Risk Weighted Assets)	$4,070,000	9.04%	$3,601,680	8.00%	$4,502,100	10.00%
Tier I Capital (to Risk Weighted Assets)	$3,499,000	7.77%	$1,800,840	4.00%	$2,701,260	6.00%
Tier I Capital (to Average Assets)	$3,499,000	4.81%	$2,907,800	4.00%	$3,634,750	5.00%

As of December 31, 2003
Total Capital (to Risk Weighted Assets)	$4,317,000	9.02%	$3,830,000	8.00%	$4,784,000	10.00%
Tier I Capital (to Risk Weighted Assets)	$3,710,000	7.75%	$1,915,000	4.00%	$2,872,000	6.00%
Tier I Capital (to Average Assets)	$3,710,000	4.08%	$3,639,000	4.00%	$4,548,000	5.00%

Banking laws and regulators also limit the amount of dividends that may be paid. At December 31, 2004, under the terms of a written agreement with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Commonwealth of Virginia, the Bank cannot pay dividends without the prior approval of the regulators (See Note 14).

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Note 14. Regulatory Agreement and Other Business Considerations

On September 5, 2000, the Bank entered into a written agreement with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Commonwealth of Virginia (collectively referred to as the “regulators”). A summary of significant requirements of the agreement, along with the Bank’s status as to compliance follows:

Develop a strengthened management structure, including the employment of a permanent and full time chief executive officer, a review of officer functions and performance, and regulatory approval of any changes in directors and executive officers—the Bank has partially complied with this requirement by employing a full time chief executive officer and the Board of Directors has formalized a director succession plan as well as a formal management performance plan and evaluation process.

Periodically submit status reports to the regulators on all classified loans, charge-off all loans classified as loss, and maintain an adequate and documented allowance for loan losses. The Bank has submitted status reports and charged-off all loans classified as loss. The Bank has improved its loan classification and allowance computation procedures and closely monitors its loan loss reserve calculations.

Submit written plans to the regulators for: maintaining board oversight and succession, maintaining capital, amended loan policies and procedures, amended asset/liability management policies, wire transfer policy, and strategic plans. The Bank has developed the greater majority of the written plans required. The regulators have periodically required revisions and additions to the plan. The Bank is proceeding with the ongoing review and revisions.

Dividends will not be paid without regulatory approval – the Bank is in compliance.

Develop oversight measures and compliance programs to ensure corrective actions are taken with respect to noted violations, all policies and plans required will be adopted within ten days of regulatory approval, and within thirty days of each quarter, the Bank should submit a written progress report of its progress on each provision of the agreement – the regulators monitor compliance with these requirements on an ongoing basis.

As a result of the findings in a joint examination as of May 7, 2002 performed by the regulators, the management and Board of Directors of the Bank were determined not to be in compliance with all provisions of the regulatory agreement of September 5, 2000. The management and Board of Directors continue to work toward total compliance.

On June 12, 2002, the Federal Reserve Bank of Richmond issued a Capital Restoration directive to the Board of Directors of the Bank. The Bank was instructed in this directive to submit a capital restoration plan to the Federal Reserve Bank of Richmond no later than July 29, 2002. As part of the Capital Restoration directive, certain restrictions were placed on the Bank. These restrictions are as follows:

•	No payments of dividends.

•	No average assets growth above March 31, 2002 levels

•	No expansion through acquisitions

•	No branching or new lines of business

•	No payment of bonuses or raises to senior officers

•	No payment of interest rates higher than other financial institutions in central Virginia

On July 29, 2002 the Bank filed the detailed Capital Restoration Plan (“The Plan”). Included in the plan were financial projections for the next eighteen months together with a listing of nine potential investors who had been contacted to infuse additional capital. The plan calls for $3,750,000 in new capital to be raised. This plan was approved by the Board of Governors of the Federal Reserve System on September 19, 2002.

34

As part of this Plan the Bank set forth certain short-term strategic targets to improve the Bank’s capital position and return the Bank to profitability. In addition to the infusion of new capital, Management would take measures to reduce operating costs and enhance profits. The Bank closed three unprofitable branches, the mortgage department, and its credit card department. These closings and consolidations of some functions have resulted in substantial staff and occupancy and other related administrative expense reductions.

On October 24, 2003, the Board of Directors of the Bank approved a revised plan of Capital Restoration and Prompt Corrective Actions. Renewal of the Bank’s Directors & Officers Liability Policy, Financial Institutions Bond and Kidnap & Ransom Policy are dependent on successful implementation of the revised Plan. The revised Plan called for $1,500,000 in new capital by December 1, 2003 and an additional $1,500,000 in new capital by December 30, 2003. Details of the capital campaign are outlined in the revised Plan.

An amendment to the regulatory agreement, entered into on September 5, 2000, was issued on July 25, 2003. This amendment outlines the following provisions:

•	Employment of additional, qualified, full-time senior credit administration staff, and a qualified internal auditor

•	Increase the number of outside directors with banking experience

•	Restrictions on indemnification and severance payments

•	Submission of an acceptable, updated, written plan to maintain sufficient capital

•	Submission of an acceptable plan to control and monitor concentrations of credit

•	Correction of all documentation and credit information deficiencies and loan policy exceptions

•	Submission of written reports regarding the status of all criticized loans

•	Submission of an acceptable program to improve the Bank’s internal controls to ensure compliance with all applicable provisions of the Currency and Foreign Transactions Reporting Act and the regulations issued there under by the U.S. Department of the Treasury to include submission of an acceptable written customer due diligence program

•	Submission of acceptable programs, policies, and procedures for the Bank’s Trust Department

•	Board approval of all policies, procedures, plans and programs annually

The financial statements have been prepared assuming the Bank will continue as a going concern. The Bank incurred net losses of $334,314 in 2004 and $1,365,058 in 2003.

These financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Bank be unable to continue as a going concern.

Note 15. Subsequent Event

On February 10, 2005, the Bank announced the execution of a definitive agreement and plan of merger with Abigail Adams National Bancorp. Consolidated Bank shareholders will receive .534 shares of Abigail Adams Bancorp common stock for each share of Consolidated Bank common stock, subject to the terms of the definitive agreement. Abigail Adams will also provide sufficient capital to restore Consolidated to a “well-capitalized” position and meet the requirements of the Written Agreement

Note 16. Prior Period Adjustment

During 2004, the Bank determined that it should have recognized a minimum pension liability in its previously issued financial statements. As a result, the Bank has restated its previously issued financial statements for the year ended December 31, 2003 and has recorded a prior period adjustment to its accumulated comprehensive income as of December 31, 2003. The Bank previously reported a comprehensive loss of $1,498,316 for the year ended December 31, 2003. The restatement resulted in a comprehensive loss of $1,662,313 for the year ended December 31, 2003. The prior period adjustment had no affect on net income, earnings per share, or regulatory capital for the prior period.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Consolidated Bank and Trust Company

Richmond, Virginia

We have audited the accompanying statements of financial condition of Consolidated Bank and Trust Company the (“Bank”) as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Consolidated Bank and Trust Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Bank will continue as a going concern. As discussed in Note 14 to the financial statements, the Bank’s significant operating losses, lack of additional capital and other regulatory restrictions raise substantial doubt about its ability to continue as a going concern. The ability of the Bank to continue as a going concern is dependent on many factors, one of which is regulatory action, along with a return to profitability and obtaining additional capital. Management’s plans regarding those matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 16 to the financial statements, the Bank has restated its previously issued financial statements to reflect a minimum pension liability.

Baltimore, Maryland

January 30, 2005 except for Note 15 which is dated February 10, 2005

Suite 200, 405 East Joppa Road Baltimore, Maryland 21286 • 410-823-8000 • 1-800-686-3883 • Fax: 410-296-4815

• www.stegman.com •

EXHIBIT 31.1

EXHIBIT 31.1

CERTIFICATION

I, Kim D. Saunders, President and Chief Executive Officer of Consolidated Bank and Trust Company, certify that:

1.	I have reviewed this annual report on Form 10-KSB of Consolidated Bank and Trust Company.

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report.

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this annual report.

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared.

(b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation.

(c)	Disclosed in this annual report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal year that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting.

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information.

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 22, 2005

/s/ Kim D. Saunders
Kim D. Saunders President and Chief Executive Officer

EXHIBIT 31.2

EXHIBIT 31.2

CERTIFICATION

I, Alan A. Howard, Senior Vice President and Chief Financial Officer of Consolidated Bank and Trust Company, certify that:

1.	I have reviewed this annual report on Form 10-KSB of Consolidated Bank and Trust Company;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report.

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this annual report.

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared.

(b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation.

(c)	Disclosed in this annual report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal year that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting.

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information.

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 22, 2005

/s/ Alan A. Howard
Alan A. Howard, Senior Vice President and Chief Financial Officer

EXHIBIT 32

Exhibit 32

STATEMENT OF CHIEF EXECUTIVE OFFICER AND

PRINCIPAL FINANCIAL OFFICER PURSUANT TO 18 U.S.C. ss. 1350

In connection with the Annual Report on Form 10-KSB for the period ended December 31, 2004 (the Form 10-KSB) of Consolidated Bank & Trust Company (the “Bank”), we, Kim D. Saunders, President and Chief Executive Officer of the Bank, and Alan A. Howard, Senior Vice President and Chief Financial Officer of the Bank, hereby certify pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to our knowledge:

(a)	the Form 10-KSB fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

(b)	the information contained in the Form 10-KSB fairly presents, in all material respects, the financial condition and results of operations of the Bank as of and for the periods presented in the Form l0-KSB.

/s/ Kim D. Saunders	Date: March 22, 2005
Kim D. Saunders
President and Chief Executive Officer

/s/ Alan A. Howard	Date: March 22, 2005
Alan A. Howard
Senior Vice President and Chief Financial Officer